Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

THIS RESTRUCTURING SUPPORT AGREEMENT (including all exhibits and schedules attached hereto, and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 19, 2021, is entered into by and among Hospitality Investors Trust, Inc. (“HIT” and together with its subsidiaries, the “Company”), Hospitality Investors Trust Operating Partnership, L.P. (“HITOP,” and together with HIT, the “Debtors”) and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (“Brookfield Investor”). Each of the foregoing shall be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.          As of the date hereof, Brookfield Investor holds all of the issued and outstanding shares of preferred stock of HIT (“HIT Preferred Stock”) and Class C Preferred Units of HITOP (“HITOP Preferred Units”) (together, the “Existing Preferred Interests”).

B.           The Debtors are parties to certain loan agreements as follows (collectively, the “Loan Agreements”):

(a)	The Pool I Loan Agreements, entered into by and between certain subsidiaries of the Debtors as borrowers and with the Debtors as guarantors, each dated as of May 1, 2019, as amended and assigned (the “Pool I Loan Agreements”)

(i)	a loan agreement between certain of the Debtors’ subsidiaries, as borrower, and Wells Fargo Bank, National Association, as trustee for the benefit of the certificate holders of HPLY Trust 2019-HIT, Commercial Mortgage Pass-Through Certificates, Series 2019-HIT and the RR Interest Owners, and with the Debtors as guarantors (the “92-Pack Mortgage Loan Agreement”);

(ii)	a mezzanine A loan agreement between certain of the Debtors’ subsidiaries, as borrower, and Nonghyup Bank, as trustee of Meritz Private Real Estate Fund 20 (the “Mezzanine A Lender”), and with the Debtors as guarantors (the “92-Pack Mezzanine A Loan Agreement”); and,

(iii)	a mezzanine B loan agreement between certain of the Debtors’ subsidiaries, as borrower, and CC6 Investments Ltd. and NC Garnet Fund, L.P. (the “Mezzanine B Lender”) (the “92-Pack Mezzanine B Loan Agreement”)

(b)	The Pool II Loan Agreement, entered into by and between certain subsidiaries of the Debtors as borrowers, and Wilmington Trust, National Association, as trustee for the benefit of the holders of COMM 2015-LC23 Mortgage Trust Commercial Mortgage Pass-Through Certificates, in such capacity, and on behalf of any related serviced companion loan noteholders, as lender, and HIT as guarantor, dated as of October 6, 2015, as amended (the “Pool II Loan Agreement”).

(c)	The Term Loan agreement, entered into by and between certain subsidiaries of the Debtors, as borrowers, Citibank, as administrative agent and collateral agent, the lenders party thereto from time to time, and the Debtors as guarantors, dated as of April 27, 2017, as amended (the “Term Loan Agreement”).

(d)	The Hilton Garden Inn-Blacksburg Joint Venture Loan agreement, entered into by and between certain joint venture partner subsidiaries of the Debtors, as borrowers, Wilmington Trust, National Association, as Trustee, for the benefit of the holders of COMM 2015-CCRE24 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, and HIT as guarantor, dated as of May 20, 2015, as amended (the “HGI-Blacksburg Loan”).

(e)	The Westin Virginia Beach Joint Venture Loan Agreement, entered into by and between TCA Block 7 Hotel, L.L.C., a less than majority-owned subsidiary of the Debtors, as borrower, U.S. Bank National Association, as Trustee, for the benefit of the holders of COMM 2014-CCRE17 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, and HIT and certain other parties as guarantors, dated as of April 8, 2014, as amended (the “Westin Va Beach Loan”).

C.           Certain of the Debtors’ subsidiaries are parties to agreements with Crestline Hotels and Resorts, LLC (the “Crestline Management Agreements”) that govern the management of certain properties owned by the Debtors and their subsidiaries.

D.           Certain of the Debtors’ subsidiaries are parties to agreements (the “Franchise Agreements”) with franchisors (the “Franchisors”) pursuant to which such subsidiaries license certain intellectual property from franchisors and the right to operate the hotels under certain proprietary marks and systems.

E.           Certain of the Debtors’ subsidiaries are parties to certain ground leases with lessors (the “Ground Lessors”) for hotels where HIT’s indirect ownership represents a leasehold interest (the “Ground Leases”).

F.           HIT has engaged in extensive arms’ length discussions with Brookfield Investor and the various parties to the Loan Agreements, the Crestline Management Agreements, the Franchise Agreements, and the Ground Leases concerning a potential restructuring and recapitalization of the Company’s capital structure on the terms set forth in this Agreement and as specified in the respective third party restructuring documents (the “Third Party Restructuring Documents” and the transactions contemplated thereunder, the “Third Party Restructuring Transactions”) and the Debtors have obtained the requisite approvals described in Section 3(b) hereunder, including execution and delivery of each of the Third Party Restructuring Documents, and such approvals and the Third Party Restructuring Documents remain in full force and effect (the “Requisite Third Party Restructurings”).

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G.            The compensation committee of the board of directors of HIT has approved the payment of retention bonuses to HIT Management and other employees of HIT in the aggregate amount of $2,475,531, which were paid prior to date hereof in the ordinary course and not on account of any antecedent debt.

H.            The Parties intend that the Restructuring Transactions be implemented pursuant to, or in connection with, the Plan, attached hereto as Exhibit A, to be filed in voluntary cases of reorganization to be commenced by the Debtors (the “Chapter 11 Cases,” and the date of such filing being the “Petition Date”) under chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

I.             The Parties desire to express to one another their mutual support and commitment in respect of the matters discussed herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Definitions and Interpretation.

1.1           Definitions. The following terms, that are not otherwise defined in this Agreement, shall have the following definitions:

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Combined Hearing” means the hearing to be held by the Bankruptcy Court to consider approval of the Disclosure Statement and confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court (i) approving the Disclosure Statement and (ii) confirming the Plan, in form and substance reasonably acceptable to Brookfield Investor.

“CVR Agreement” means a contingent value rights agreement, in the form attached hereto as Exhibit A to the Plan, by and among HIT, Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., as agent with respect to the Contingent Value Rights (as defined in the CVR Agreement) to be issued to holders of HIT’s common stock upon the effectiveness of the Plan pursuant to the Plan and subject to the terms and conditions contained in the CVR Agreement.

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“DIP Credit Agreement” means that certain super-priority senior secured debtor-in-possession term loan agreement, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, in the amount of $65 million, to be entered into by and among the Debtors, Trimont Real Estate Advisors, LLC, a Georgia limited liability company, in its capacity as administrative agent and collateral agent (the “DIP Agent”), the DIP Lender and the other lenders party thereto from time to time, substantially in the form attached as Exhibit B hereto.

“DIP Financing Motion” means a motion pursuant to sections 363 and 364 of the Bankruptcy Code to approve the DIP Financing Documents and the Debtors’ entry into the DIP Financing Documents (on an interim and final basis), in form and substance reasonably acceptable to Brookfield Investor.

“DIP Financing Documents” means definitive documentation related to the DIP Loan, including the DIP Financing Motion, DIP Orders, DIP Credit Agreement, and all related loan documents, consistent with the terms and conditions of this Agreement.

“DIP Lender” means the Initial DIP Lender and any party that becomes a “Lender” (as defined in the DIP Credit Agreement), in each case, for so long as such party holds loans or commitments under the DIP Credit Agreement.

“DIP Loan” means any loan advanced under the DIP Credit Agreement.

“DIP Orders” means orders approving the DIP Financing Motion, including the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, as may be amended or supplemented from time to time in a manner not inconsistent with this Agreement, in form and substance reasonably acceptable to Brookfield Investor.

“Entity” has the meaning ascribed to it in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor.

“Excluded Hotel Sales” means the sale of (i) the Hampton Inn Albany-Wolf Road (Airport), as contemplated by that certain Purchase and Sale Agreement with Joint Closing Instructions dated December 16, 2019, as amended, modified or supplemented between HIT Portfolio I Owner, LLC, a subsidiary of the Debtors, and Capitol Hospitality LLC, and (ii) the Courtyard By Marriott Athens Downtown, as contemplated by that certain Agreement for Sale and Purchase effective February 12, 2021, between HIT Portfolio I Owner, LLC, a subsidiary of the Debtors, and Lincoln Ventures LLC.

“Exit Facility” shall have the meaning ascribed to it in the Plan.

“Exit Financing Documents” means definitive documentation related to the Exit Facility (including a financing agreement and related loan documents).

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“Final DIP Order” means an order by the Bankruptcy Court approving the DIP Financing Motion on a final basis.

“Initial DIP Lender” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

“Interim DIP Order” means an order by the Bankruptcy Court approving the DIP Financing Motion on an interim basis, substantially in the form attached as Exhibit C hereto, as may be modified by the Bankruptcy Court.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“LPA” means that certain Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., dated as of March 31, 2017, as amended.

“Plan” means the joint plan of reorganization to be filed on the Petition Date by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions in accordance with the terms of this Agreement, attached as Exhibit A hereto.

“Plan Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan, and the Plan is substantially consummated according to its terms.

“Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims or interest against any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims or interests against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims or interests against the Debtors, and (ii) is in fact regularly in the business of making a market in claims or interests against issuers or borrowers (including debt securities or other debt).

“Restructuring Documents” means the Chapter 11 Restructuring Documents and the Third Party Restructuring Documents, each in form and substance reasonably acceptable to Brookfield Investor except as otherwise noted herein.

“Restructuring Transactions” means the Third Party Restructuring Transactions and the other restructuring transactions contemplated by the Restructuring Documents.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and in form and substance reasonably acceptable to Brookfield Investor.

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“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

1.2          Interpretation. For purposes of this Agreement:

(a)	in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)	capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)	unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with this Agreement; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d)	unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)	the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)	captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)	the use of “include” or “including” is without limitation, whether stated or not; and

(h)	unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

2.            Effectiveness of this Agreement. This Agreement is effective and binding upon each of the Parties upon the date that each of the Parties have executed and delivered counterpart signature pages of this Agreement to the other Parties (the “Agreement Effective Date”).

3.            Debtors’ Obligations. For so long as this Agreement remains in effect, each Debtor hereby agrees that it shall:

(a)	support and take any and all actions commercially reasonable, necessary, appropriate, or reasonably requested by Brookfield Investor, in furtherance of consummation of the Restructuring Transactions, including, but not limited to:

(i)	using commercially reasonable efforts to commence and prosecute the Chapter 11 Cases to a final decree, in accordance with the Milestones (as defined below);

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(ii)	using commercially reasonable efforts to prepare and file with the Bankruptcy Court the Chapter 11 Restructuring Documents, which shall be in form reasonably acceptable to Brookfield Investor, within the timeframe therein and according to the Milestones;

(iii)	using commercially reasonable efforts to prepare the Solicitation Materials in compliance with the Bankruptcy Code and other applicable Law in form and substance reasonably acceptable to Brookfield Investor and use it to solicit vote(s) on the Plan in accordance with the Milestones;

(iv)	taking all steps reasonably necessary for the Plan to be confirmed, for the Plan Effective Date to occur, and for the Plan to be substantially consummated, as that phrase is defined in section 1101(2) of the Bankruptcy Code, in accordance with the Milestones;

(v)	providing Brookfield Investor and its counsel as promptly as practicable in advance of, and in no event less than two (2) days in advance of (1) any filing, drafts of all material motions, pleadings and documents in the Chapter 11 Cases, or (2) any proposed amendment, modification or waiver of any Restructuring Document;

(vi)	using commercially reasonable efforts to obtain entry of the DIP Orders in accordance with the Milestones, and perform all obligations of the Debtors under the DIP Orders if and when entered by the Bankruptcy Court;

(vii)	providing written notice to Brookfield Investor in accordance with Section 23 hereof of (1) the occurrence, or failure to occur, of any event, change, effect, occurrence, development, circumstance or change of fact of which any of the Debtors have knowledge, which occurrence or failure to occur could reasonably be expected to cause, or has caused, (x) any representation or warranty of any of the Debtors contained in this Agreement or any Restructuring Document to be untrue or inaccurate in any material respect, (y) any covenant of any of the Debtors contained in this Agreement or any Restructuring Document not to be satisfied in any material respect, or (z) a material adverse impact on the ability of the Debtors to consummate the Plan or any Restructuring Transactions; (2) receipt of any written notice from any third party whose consent or agreement the Debtors reasonably believe is required in connection with the Plan or any Restructuring Document (x) indicating that such consent or agreement will not be provided by such party, (y) requesting consideration in exchange for such consent that the Debtors believe is not acceptable, or (z) conditioning such consent on terms that are inconsistent with the terms hereof or any Restructuring Document or that the Debtors believe is not acceptable; (3) receipt by any Debtor of any material written notice from any governmental body in connection with this Agreement, the Plan or any of the Restructuring Documents; or (4) receipt by any Debtor of notice of any newly commenced material governmental, regulatory or third party litigations, investigations or hearings, in each case within five (5) Business Days of obtaining knowledge of any of the foregoing;

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(viii)	using commercially reasonable efforts to conduct the Debtors’ businesses in the ordinary course as currently conducted (excluding the Excluded Hotel Sales), taking into account the Restructuring Transactions, and (excluding the Excluded Hotel Sales) to keep intact the material assets, operations and relationships of the Debtors’ businesses, maintain existing property, commercial general liability, and workers’ compensation insurance policies, and to promptly inform Brookfield Investor about all occurrences that could reasonably be expected to have a material adverse effect on the assets, operations, conditions (financial or otherwise), liquidity, or relationships (including, but not limited to, with creditors and suppliers) of the Debtors’ businesses, in each case taken as a whole;

(ix)	absent the prior written consent (received after provision of notice in writing to Brookfield Investor in accordance with Section 23 hereof) of Brookfield Investor in its discretion, refraining from:

(1)	except as provided in the Plan and subject to the occurrence of the Plan Effective Date, issuing any new Equity Interests or any securities or instruments convertible or exchangeable or exercisable into Equity Interests;

(2)	except as provided for or permitted by the Restructuring Documents, granting liens or suffering any liens to exist on any Debtor’s assets, in each case to secure debt or derivatives or other financing arrangements; and

(3)	engaging in any asset sales outside the ordinary course of business (excluding the Excluded Hotel Sales), in violation of the covenants of the Loan Agreements or any DIP Financing Document or that could reasonably be expected to result in the Debtors’ inability to obtain the Exit Facility;

(x)	using commercially reasonable efforts to provide Brookfield Investor (and its professionals and consultants) with access to such books, records, documents, information, management and non-management personnel and other diligence relating to the Debtors and their respective assets and liabilities (including contingent liabilities) as Brookfield Investor may reasonably request and that are necessary or appropriate for effectuating the Restructuring Transactions (the “Information”); provided that the Debtors shall have no obligation to provide any Information that may be subject to the attorney-client privilege, the attorney work-product doctrine or any similar privilege or protection;

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(b)	obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions, including, but not limited to the Third Party Restructuring Documents (each in form and substance reasonably acceptable to Brookfield Investor);

(c)	Negative Covenants. Subject to Section 11 hereof, the Debtors jointly and severally agree that, for so long as this Agreement remains in effect, the Debtors shall not, directly or indirectly, do any of the following:

(i)	seek, solicit, encourage, propose, assist, engage in negotiations in connection with or regarding, or participate in the formulation or preparation of any restructuring, sale of substantial assets outside the ordinary course of business of a Debtor, merger, workout, offer of dissolution, winding up, consensual or nonconsensual foreclosure, liquidation, or plan of reorganization, in each case involving substantial assets outside the ordinary course of business of a Debtor and other than the Plan (any such transaction, an “Alternative Transaction”);

(ii)	object to, delay, impede, or take any other action that is materially inconsistent with, or is intended or is likely to interfere with acceptance or implementation of the Plan or the Restructuring Transactions;

(iii)	(1) publicly announce that it intends to take or has taken any action, in each case, that is inconsistent in any material respect with this Agreement or the Restructuring Documents (including, but not limited to, their intention to withdraw the Plan, moving to voluntarily dismiss the Chapter 11 Cases other than as contemplated by the Plan or this Agreement, or moving to convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code), (2) suspend or revoke the Restructuring Transactions (including, but not limited to, withdrawing the Plan), or (3) execute, file or agree to file any motion, pleading or other Restructuring Document (including any modifications or amendments thereof) that is inconsistent in any material respect with this Agreement;

(iv)	move for, or consent to, the appointment of an examiner with expanded powers or a chapter 11 trustee in any of the Chapter 11 Cases;

(v)	waive, amend or modify the Plan or any Restructuring Documents, in each case in a manner inconsistent with this Agreement, without the written consent of Brookfield Investor;

(vi)	commence, or consent to, an avoidance action or other legal proceeding (or consenting to any other person seeking standing to commence any such avoidance action or other legal proceeding) against Brookfield Investor; provided this covenant shall not apply to any legal proceeding commenced against Brookfield Investor alleging Brookfield Investor breached this Agreement or any of the other Chapter 11 Restructuring Documents;

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(vii)	except with respect to the Loan Agreements as part of the Third Party Restructuring Transactions, enter into any commitment or agreement with respect to debtor-in-possession financing, use of cash collateral, adequate protection, exit financing and/or any other financing arrangements other than the facilities contemplated by the DIP Financing Documents and Exit Financing Documents; or

(viii)	except as provided in Section 5 of this Agreement or in the Plan, approve any management incentive plans or executive employment arrangements without the consent of Brookfield Investor.

(d)	pay in full (i) within ten (10) Business Days’ of the Agreement Effective Date, all pre-petition costs and expenses incurred by Brookfield Investor and the DIP Agent in connection with the Debtors’ potential restructuring and related matters, including reasonable fees and out-of-pocket expenses of Brookfield Investor’s professionals consisting of, among others, Cleary Gottlieb Steen & Hamilton LLP and Young Conaway Stargatt & Taylor, LLP, as counsel to Brookfield Investor (the “Brookfield Advisors”), and (ii) following the Petition Date, and to the extent not previously paid pursuant to subsection (i) above or otherwise, all reasonable post-petition fees and out-of-pocket expenses of the Brookfield Advisors; and

(e)	otherwise work cooperatively with Brookfield Investor and its counsel to prepare, file and prosecute the Chapter 11 Cases to a final decree.

4.            Brookfield Investor’s Obligations. For so long as this Agreement remains in effect, Brookfield Investor shall:

(a)	use commercially reasonable efforts to support and take any and all commercially reasonable, necessary or appropriate actions in furtherance of consummation of the Restructuring Transactions;

(b)	commit to fund, or cause to fund, the DIP Loan and Exit Facility;

(c)	use commercially reasonable efforts to take such steps as are necessary to implement the Restructuring Transactions;

(d)	execute any document and give any notice, order, instruction or direction that is commercially reasonable, necessary or desirable to support, facilitate, implement or consummate or otherwise give effect to the Restructuring Transactions;

(e)	use commercially reasonable efforts to support approval of the Disclosure Statement and confirmation of the Plan (and not object to approval of the Disclosure Statement or confirmation of the Plan, or support the efforts of any other person to oppose or object to, approval of the Disclosure Statement or confirmation of the Plan);

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(f)	subject to the receipt of the Solicitation Materials, including the Disclosure Statement (which shall satisfy the requirements of section 1125 of the Bankruptcy Code):

(i)	timely vote all of its Existing Preferred Interests in any of the Debtors in voting classes now or hereafter beneficially owned by Brookfield Investor or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, as applicable, to accept the Plan as soon as practicable following receipt of the Solicitation Materials, by delivering its duly executed and completed ballot(s) accepting the Plan, which ballot(s) shall be in favor of and not indicate that Brookfield Investor opts out of any releases and exculpation provided under the Plan; and

(ii)	not change or withdraw (or seek or cause to be changed or withdrawn) such vote(s);

(g)	refrain from (i) taking any action not required by Law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan or the DIP Orders, or that is otherwise inconsistent with the express terms of this Agreement, the Plan or the DIP Orders (if and when entered by the Bankruptcy Court), and (ii) directly or indirectly, proposing, supporting, soliciting, encouraging, or participating in the formulation of any plan of reorganization or liquidation in the Chapter 11 Cases other than the Plan; and

(h)	except as otherwise expressly provided herein, forbear from exercising any remedies under the Existing Preferred Interests, and not commence any legal or other action or proceeding against any Debtor or any subsidiary of the Debtors, its property or interests in property on account of Existing Preferred Interests; provided, however, the forbearance described herein shall not apply to any actions of Brookfield Investor or a member of the board of directors of HIT that are consistent with this Agreement or any rights to vote with respect to the commencement of the Chapter 11 Cases; provided, further, that the forbearance described in this Section 4(h): (i) shall automatically terminate, without the need for any further notice, if this Agreement is terminated in accordance with its terms; (ii) shall not constitute a waiver with respect to any defaults or events of default, or a waiver of any rights, remedies, Claims or defenses of Brookfield Investor, including exercising Brookfield Investor’s rights to receive or pursue payment of any accrued dividends under the Existing Preferred Interests, all of which are fully preserved; and (iii) shall not bar Brookfield Investor from appearing in the Chapter 11 Cases or taking any action to enforce its rights under this Agreement.

5.            Management Employment Agreements. On May 18, 2021, following approval of the compensation committee of the board of directors of HIT, HIT entered into amendments to its employment agreements with Paul C. Hughes and Bruce A. Riggins that provide for amended terms that will become effective on the Plan Effective Date and a general release and waiver agreement with Jonathan P. Mehlman that provides for, among other things, termination of Mr. Mehlman’s employment agreement with and employment by HIT ten (10) days following the Plan Effective Date, each of which is acknowledged and consented to by Brookfield Investor, and each of which is required to be assumed by the Debtors pursuant to the Plan.

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6.            Definitive Documentation. The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Chapter 11 Restructuring Documents”) shall consist of the following, each of which will be in form and substance reasonably acceptable to Brookfield Investor (unless indicated otherwise herein):

(a)	this Agreement;

(b)	the Solicitation Materials;

(c)	the DIP Financing Documents;

(d)	the Plan (and all exhibits thereto);

(e)	the Confirmation Order;

(f)	the Exit Financing Documents;

(g)	the CVR Agreement; and

(h)	such other documents or agreements as may be reasonably necessary to implement the Plan.

Notwithstanding the foregoing, the DIP Financing Documents and the Exit Financing Documents shall be acceptable to Brookfield Investor in its sole discretion.

7.            Milestones. For so long as this Agreement remains in effect, the following shall serve as milestones for the Chapter 11 Cases (collectively, the “Milestones”):

(a)	the Petition Date shall occur no later than May 19, 2021;

(b)	the Plan and Disclosure Statement shall be filed on the Petition Date;

(c)	the Bankruptcy Court shall have entered the Confirmation Order no later than thirty-five (35) calendar days after the Petition Date, subject to extension based on the Bankruptcy Court’s calendar in completing the Combined Hearing;

(d)	the DIP Orders shall be entered by the Bankruptcy Court, subject to Bankruptcy Court availability, (i) on an interim basis, no later than five (5) Business Days after the Petition Date, and (ii) on a final basis (if necessary), no later than thirty (30) calendar days after the Petition Date; and

(e)	the Plan Effective Date shall occur no later than ten (10) calendar days after the Confirmation Order entered by the Bankruptcy Court becomes a final order.

The Parties acknowledge and agree that time is of the essence with respect to the Milestones.

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8.            Representations and Warranties by the Debtors. The Debtors hereby represent and warrant as follows:

(a)	the Debtors have all requisite power and authority to enter into this Agreement and carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(b)	the execution, delivery and performance of this Agreement and their obligations hereunder have been duly authorized by all necessary corporate or limited partnership action on their part;

(c)	the execution, delivery and performance of this Agreement by the Debtors does not and shall not: (i) violate any provision of Law, rule or regulation applicable to them; or (ii) violate their respective certificates of incorporation, bylaws, or other organizational documents;

(d)	except as expressly set forth herein or in the Third Party Restructuring Documents, the execution, delivery and performance of this Agreement by the Debtors does not and shall not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which they are a party;

(e)	the Debtors shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); and

(f)	each of the representations in the Recitals set forth above, solely with respect to the Debtors, is true and accurate as of the date hereof.

9.            Representations and Warranties by Brookfield Investor. Brookfield Investor hereby represents and warrants as follows:

(a)	it has all requisite power and authority to enter into this Agreement and carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(b)	the execution, delivery and performance of this Agreement and its obligations hereunder have been duly authorized by all necessary corporate action on its part;

(c)	the execution, delivery and performance of this Agreement by it does not and shall not: (i) violate any provision of Law, rule or regulation applicable to it; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

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(d)	Brookfield Investor has made no prior sale, participation, assignment or other Transfer of any Existing Preferred Interests, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interest in any Existing Preferred Interests held by Brookfield Investor as of the date hereof that are inconsistent with, or in violation of, the representations and warranties of Brookfield Investor herein, in violation of its obligations under this Agreement or that would adversely affect in any way Brookfield Investor’s performance of its obligations under this Agreement at the time such obligations are required to be performed; and

(e)	each of the representations in the Recitals set forth above, solely with respect to Brookfield Investor, is true and accurate in all material respects as of the date hereof.

10.          Transfer of Existing Preferred Interests or DIP Loans.

(a)	Brookfield Investor hereby agrees, for so long as this Agreement remains in effect, not to Transfer any Existing Preferred Interests or DIP Loans, or convey, grant, issue or sell any option or right to acquire any Existing Preferred Interests, DIP Loans or voting rights related thereto or any other interest in any Existing Preferred Interests or DIP Loans except that Brookfield Investor may Transfer such Existing Preferred Interests or DIP Loans to a person or entity (i) that is an affiliate of Brookfield Investor, or (ii) that executes and delivers a transfer and joinder agreement to the Debtors within two (2) Business Days of the relevant transfer (a person or entity that meets (i) or (ii), a “Transferee”); provided that Brookfield Investor shall obtain the written consent of the Debtors for such Transfer if such Transfer would result in a default or event of default under the Loan Agreements; provided, further, that (1) the Debtors shall use commercially reasonable efforts to obtain any necessary waivers of such defaults or events of default and (2) such consent shall not be required if Debtors are in breach or default of this Agreement or any of the DIP Financing Documents. In execution of a transfer and joinder agreement in the form of Exhibit D attached hereto (the “Transfer and Joinder Agreement”), each Transferee shall indicate the amount of Existing Preferred Interests and/or DIP Loans Transferred, and with such execution such Transferee shall be bound by the terms and conditions of this Agreement to the same extent the Brookfield Investor is bound and shall be subject to the terms of this Agreement in respect of any Existing Preferred Interests or DIP Loans so Transferred.

(b)	Upon compliance with the requirements of this Section 10, the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of the rights and obligations in respect of such Transferred Existing Preferred Interest or DIP Loans.

(c)	Notwithstanding anything in this Agreement to the contrary, Brookfield Investor may Transfer any of its interest in the Existing Preferred Interest or DIP Loans to any entity that is acting solely in its capacity as a Qualified Marketmaker without the requirement that such entity be an affiliate of Brookfield Investor; provided that (i) such Qualified Marketmaker subsequently Transfers such Existing Preferred Interests or DIP Loans within five (5) Business Days of its acquisition to a Transferee; and (ii) the Transferee within five (5) Business Days of its receipt of such Transfer executes a Transfer and Joinder Agreement.

14

(d)	This Agreement shall in no way be construed to preclude Brookfield Investor from acquiring additional claims against or interests in the Debtors.

(e)	Any Transfer of any Existing Preferred Interest or DIP Loans that does not comply with the terms and procedures set forth herein shall be deemed void ab initio without the need for further action.

11.          Termination.

11.1        Termination Event. This Agreement may be terminated upon the occurrence of any of the following events (each, a “Termination Event”):

(a)	By the Debtors or Brookfield Investor, upon written notice to the other Parties, if any of the following events occurs and is continuing:

(i)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring Transactions, and such ruling, judgment or order has not been stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(ii)	the earlier of (1) June 30, 2021, (2) the entry of a final order by Bankruptcy Court denying confirmation of the Plan, and (3) the Plan Effective Date; or

(iii)	the determination of HIT’s board of directors, in good faith and based upon the advice of outside counsel, that proceeding in accordance with the terms of this Agreement would be inconsistent with the Debtors’ fiduciary obligations under applicable Law; provided that the Debtors may not make such a determination unless it is determined, in good faith and based upon the advice of outside counsel, that all amounts owed to Brookfield Investor in respect of the Existing Preferred Interest and all amounts owed to the DIP Lender in respect of the DIP Credit Agreement, including all fees, expenses and other charges (other than the Make Whole Premium (as defined in section 5.1(c)(i)(C) of the LPA)) shall be paid in full, in cash, on or before June 30, 2021; provided, further, (i) that upon making such a determination, the Debtors shall give Brookfield Investor written notice of such determination, and (ii) any termination by the Debtors pursuant to this Section 11.1(a)(iii) shall be effective at 5:00 p.m. (Eastern Time) on the third day after receipt by Brookfield Investor of the notice described in the foregoing clause, unless withdrawn by the Debtors.

15

(b)	By Brookfield Investor in its discretion upon written notice to the Debtors, if any of the following events occurs and is continuing:

(i)	the Debtors breach either (1) Section 3 or 21 hereof, or (2) Section 8 hereof, if such breach of Section 8 affects in any material respect the Debtors’ ability to perform their obligations under this Agreement; and, in either case, the Debtors fail or refuse to cure such breach described in the foregoing clause (1) or (2) within five (5) Business Days after written notice of such breach has been provided by Brookfield Investor;

(ii)	any of the Third Party Restructuring Documents are terminated, invalidated, vacated, amended, modified, waived or are otherwise not binding or effective by their terms, in a manner that (1) requires unanimous consent of the lenders party to the applicable Third Party Restructuring Documents, assuming for purposes of this provision that the Third Party Restructuring Documents are in full force and effect, (2) adversely impacts the economic interests of Brookfield Investor, (3) materially impairs the value of the Debtors once reorganized or the value of any of their respective assets, or (4) otherwise adversely affects the rights of Brookfield Investor under the Plan or this Agreement, in each case without Brookfield Investor’s express written consent;

(iii)	the Debtors withdraw the Plan or publicly announce its intention not to support the Restructuring Transactions;

(iv)	any governmental authority, including any regulatory authority or court of competent jurisdiction, issues any ruling or order that (1) would reasonably be expected to prevent the consummation of the Restructuring Transactions and (2) remains in effect for ten (10) Business Days after Brookfield Investor transmits a written notice in accordance with Section 23 hereof detailing any such issuance;

(v)	the Debtors accept, seek approval of, or otherwise pursue an Alternative Transaction;

(vi)	the Bankruptcy Court enters an order terminating (or not extending) the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, converting the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, directing the appointment of a chapter 11 trustee or an examiner in each case with expanded powers, or dismissing the Chapter 11 Cases;

(vii)	the Debtors fail to satisfy any Milestones; provided that the Debtors may extend a Milestone with Brookfield Investor’s express written consent;

(viii)	any of the DIP Orders are reversed, stayed, dismissed, vacated, reconsidered, or modified or amended without Brookfield Investor’s express written consent;

16

(ix)	any event of default under the DIP Financing Documents or the occurrence of the Maturity Date (as defined in the DIP Financing Documents) without the Plan having been substantially consummated;

(x)	the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to Brookfield Investor;

(xi)	the Bankruptcy Court enters an order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring Transactions and on any Debtor’s ability to operate its business in the ordinary course;

(xii)	without the prior consent of Brookfield Investor, any Debtor or its subsidiaries (1) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, other than the Chapter 11 Cases, except as contemplated by this Agreement; (2) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (1); (3) files an answer admitting the material allegations of a petition filed against it in any such proceeding; (4) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Debtor or for a substantial part of such Debtor’s assets; (5) makes a general assignment or arrangement for the benefit of creditors; or (6) takes any corporate action for the purpose of authorizing any of the foregoing; provided, however, that this subsection (xii) shall not apply with respect to actions relating directly or indirectly to the leasehold interest in the Georgia Tech Hotel & Conference Center, located at 800 Spring St NW, Atlanta, GA 30308; or

(c)	By the Debtors, if Brookfield Investor breaches this Agreement in any material respect and fails or refuses to cure such breach within five (5) Business Days after written notice of such breach has been provided by the Debtors.

11.2        Effect of Termination. Upon a Termination Event hereunder, this Agreement shall terminate, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and any of the Restructuring Documents, and there shall be no liability or obligation on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (a) liability for its breach or non-performance of its obligations under this Agreement before the date of such termination, (b) any liabilities or obligations under the DIP Financing Documents, or any order of the Bankruptcy Court, and (c) obligations under this Agreement which expressly survive any such termination pursuant to Section 26 hereunder. Upon the occurrence of a Termination Event, any and all ballots tendered by Brookfield Investor in respect of the Plan before a Termination Event shall be deemed, for all purposes, to be void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise.

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12.          Releases.

(a)	Release of Debtors. Subject to and conditioned upon the occurrence of the Plan Effective Date, Brookfield Investor, and its current, former and future affiliates, member firms, associated entities, shareholders, principals, members, limited partners, general partners, equity investors, managed entities, attorneys, financial advisors, employees, officers, directors, managers, agents and other authorized representatives, predecessors, successors and assigns, hereby fully and forever waives, releases, acquits and discharges the Debtors, and each of their respective current, former and future affiliates, member firms, associated entities, shareholders, principals, members, limited partners, general partners, equity investors, managed entities, and their respective attorneys, financial advisors, investment advisors, employees, officers, directors, managers, agents and other authorized representatives, predecessors, successors and assigns, from any and all claims, suits, judgments, demands, debts, rights, damages, obligations, liabilities, losses, costs, expenses, fees, causes of action, and liabilities whatsoever (including claims for any and all losses, damages, unjust enrichment, attorney’s fees, disgorgement of fees, litigation costs, injunctive or declaratory relief, contribution, indemnification, or any other type of legal or equitable relief), in each case whether liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, foreseen or unforeseen, existing as of the date hereof or arising hereafter, in law, equity or otherwise, including any claim or right obtained by assignment, brought by way of demand, complaint, cross-claim, counterclaim, third-party claim or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence in connection with, arising from or under or related to the Restructuring Transactions (the claims subject to the foregoing, collectively, the “Debtor Released Claims”). For the avoidance of doubt, if this Agreement is terminated for any reason under Section 11 herein, this Section 12 shall be void and shall not relieve the Debtors or any other person or entity of any Debtor Released Claims.

(b)	Release of Brookfield Investor. Subject to and conditioned upon the occurrence of the Plan Effective Date, the Debtors, and each of their respective current, former and future affiliates, member firms, associated entities, shareholders, principals, members, limited partners, general partners, equity investors, managed entities, attorneys, financial advisors, employees, officers, directors, managers, agents and other authorized representatives, predecessors, successors and assigns, hereby fully and forever waive, release, acquit and discharge Brookfield Investor, and each of its current, former and future affiliates, member firms, associated entities, shareholders, principals, members, limited partners, general partners, equity investors, managed entities, and their respective attorneys, financial advisors, investment advisors, employees, officers, directors, managers, agents and other authorized representatives, predecessors, successors and assigns, from any and all claims, suits, judgments, demands, debts, rights, damages, obligations, liabilities, losses, costs, expenses, fees, causes of action, and liabilities whatsoever (including claims for any and all losses, damages, unjust enrichment, attorney’s fees, disgorgement of fees, litigation costs, injunctive or declaratory relief, contribution, indemnification, or any other type of legal or equitable relief), in each case whether liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, foreseen or unforeseen, existing as of the date hereof or arising hereafter, in law, equity or otherwise, including any claim or right obtained by assignment, brought by way of demand, complaint, cross-claim, counterclaim, third-party claim or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence in connection with, arising from or under or related to the Restructuring Transactions (the claims subject to the foregoing, collectively, the “Brookfield Released Claims”).

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13.           Acknowledgment. The Parties acknowledge and agree that neither the negotiation nor the execution and delivery of this Agreement is, nor shall it be deemed to be, an offer with respect to any securities or a solicitation of votes for the acceptance of the Plan or any plan of reorganization within the meaning of section 1125 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.           Class C Units. The Parties acknowledge and agree that the execution and delivery of this Agreement by the Brookfield Investor shall, to the extent such approval is required pursuant to Section 16.3 of the LPA, be deemed to be the approval by the affirmative vote of the holders of at least a majority of the Class C Units of this Agreement and all transactions contemplated hereby (including, without limitation, any and all Restructuring Transactions).

15.           Consideration. It is hereby acknowledged by the Parties that no consideration shall be due or paid to the Parties for their agreement to vote in favor of the Plan in accordance with the terms and conditions of this Agreement, other than the Debtors’ obligations under this Agreement, which consideration the Parties hereby accept as good and valuable and acknowledge and agree is sufficient under applicable Law.

16.           Reservation of Rights; Settlement Discussions. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement; provided that the Parties shall be permitted to file a copy of this Agreement in connection with the Chapter 11 Cases and/or in connection with any filings required pursuant to any Law.

17.           Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. No claim may be made by any Party or its successors or assigns against any other Party or the successors, assigns, affiliates, directors, officers, employees, counsel, representatives, agents or attorneys-in-fact of any of them for any special, indirect, consequential, exemplary, punitive damages or damages for lost profits in respect of any claim arising out of or related to the transactions contemplated by this Agreement or any Restructuring Document.

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18.           No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

19.           Successors and Assigns; Severability; Several Obligations. This Agreement shall be binding upon, and inure to the benefit of, the Parties. Except as provided in Section 10 hereof, no rights or obligations of any Party under this Agreement may be assigned or Transferred to any other person or Entity without the express written consent of all of the other Parties. If any provision of this Agreement, or the application of any such provision to any person or Entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

20.           Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York (the “Chosen Courts”). By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit or proceeding; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. The foregoing notwithstanding, nothing in this Section 20 shall affect any choice of law or venue provisions of any of Loan Agreements, the DIP Financing Documents, the Exit Facility, or any Exit Facility Documents.

20

21.          Amendments and Waivers.

(a)	The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the express prior written consent of all of the Parties.

(b)	Except as provided herein, the Restructuring Documents may be modified, amended or waived by the Debtors only with the express prior written consent of Brookfield Investor. For the avoidance of doubt, Brookfield Investor shall be permitted to withhold its consent to any modification or amendment of the Chapter 11 Restructuring Documents that (i) materially impairs the value of the Debtors once reorganized or the value of any of their respective assets, or (ii) otherwise adversely affects the rights of Brookfield Investor under the Plan or this Agreement.

22.          Good Faith Cooperation; Further Assurances. The Parties agree to execute and deliver from time to time such other documents and take such other actions as may be reasonably necessary, without payment of further consideration, in order to effectuate the Restructuring Transactions provided for herein. The Parties shall cooperate with each other and with their respective counsel in good faith in connection with any steps required to be taken as part of their respective obligations under this Agreement.

23.          Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by electronic mail or by reputable overnight courier service (charges prepaid) to the following addresses:

(a)	if to the Debtors:

Hospitality Investors Trust, Inc.
Park Avenue Tower, Suite 801
65 East 55th Street
New York, NY 10022
Attn: HIT Chapter 11 Notices
Email: casenotices@hitreit.com

with a copy (which shall not constitute notice) to:

-and-

Proskauer Rose LLP

70 West Madison

Suite 3800

Chicago, IL 60602

Telephone: (312) 962-3550

Attn: Jeff J. Marwil (jmarwil@proskauer.com), Paul V. Possinger

(ppossinger@proskauer.com), and Jordan Sazant

(jsazant@proskauer.com)

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-and-

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Telephone: (212) 969-30000

Attn: Joshua A. Esses (jesses@proskauer.com)

-and-

Potter Anderson & Corroon LLP

1313 North Market Street

Wilmington, DE 19801

Telephone: (302) 984-6000

Attn: Jeremy W. Ryan (jryan@potteranderson.com)

(b)	if to Brookfield Investor:

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
250 Vesey Street, 11th Floor
New York, NY 10004
Attn: BPG Transactions Legal
Email: realestatenotices@brookfield.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Sean A. O’Neal

Email: soneal@cgsh.com

-and-

Young Conaway Stargatt & Taylor, LLP

Rodney Square, 1000 King Street

Wilmington, DE 19801

Attn: Pauline K. Morgan

Email: pmorgan@ycst.com

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or to such other address or to the attention of such other person as the receiving Party has specified by prior written notice to the sending Party.

Any notice given by electronic mail or overnight courier shall be effective when received during regular business hours. The Parties (a) recognize and agree that any notice provided under this Agreement shall not be subject to or limited by section 362(a) of the Bankruptcy Code and (b) hereby waive any right to assert or claim otherwise, to the maximum extent permitted by law.

24.           Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements, oral or written, among the Parties with respect thereto.

25.           Interpretation. This Agreement is the product of negotiations of the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

26.           Survival. Notwithstanding (a) any Transfer in accordance with Section 10 of this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 12, 16–20, 21(a), 26, 29, and 30 shall survive such termination and continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

27.           Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provision of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

28.           Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

29.           Independent Due Diligence. Each Party hereto hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

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30.           Counterparts. This Agreement may be executed in one or more counterparts and by way of electronic signature, each such counterpart shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail in portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Agreement. Any holder of claims that executes the Transfer and Joinder Agreement shall become a Transferee and shall thereafter be deemed to be Party under this Agreement.

[Remainder of page intentionally blank; signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Hospitality investors trust, inc.

By:	/s/ Jonathan P. Mehlman

Name:	Jonathan P. Mehlman
Title:	President and Chief Executive Officer

Hospitality Investors Trust Operating Partnership, L.P.

By:	/s/ Jonathan P. Mehlman

Name:	Jonathan P. Mehlman
Title:	President and Chief Executive Officer

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC

By:	/s/ Murray Goldfarb

Name:	Murray Goldfarb
Title:	Managing Partner

25

EXHIBITS

Exhibit A	Plan of Reorganization
Exhibit B	DIP Credit Agreement
Exhibit C	Interim DIP Order
Exhibit D	Transfer and Joinder Agreement

Exhibit A

Plan of Reorganization

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: HOSPITALITY INVESTORS TRUST, INC., et al.,[1] Debtors.	Chapter 11 Case No. 21-_____ (___) (Joint Administration Requested)

JOINT PREPACKAGED
CHAPTER 11 PLAN FOR HOSPITALITY INVESTORS TRUST, INC., AND
HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

PROSKAUER ROSE LLP

Jeff J. Marwil (pro hac vice pending)

Paul V. Possinger (pro hac vice pending)

Jordan E. Sazant (No. 6515)

70 West Madison, Suite 3800

Chicago, IL 60602

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

PROSKAUER ROSE LLP

Joshua A. Esses (pro hac vice pending)

Eleven Times Square

New York, NY 10036

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

POTTER ANDERSON & CORROON LLP

Jeremy W. Ryan (No. 4057)

R. Stephen McNeill (No. 5210)
1313 North Market Street
Wilmington, DE 19801
Telephone: (302) 984-6000
Facsimile: (302) 658-1192

Proposed Attorneys for Debtors and Debtors in Possession

Proposed Attorneys for Debtors and Debtors in Possession	Dated: May 17, 2021 Wilmington, Delaware

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Hospitality Investors Trust, Inc. (3668); and Hospitality Investors Trust Operating Partnership, L.P. (0136).  The Debtors’ executive offices are located at Park Avenue Tower, 65 East 55th Street, Suite 801, New York, NY 10022.

i

6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”	22
6.4.	Confirmation of All Cases	22

ARTICLE VII. MEANS FOR IMPLEMENTATION		22

7.1.	Non-Substantive Consolidation	22
7.2.	Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Assumption of the Indemnification Agreements	22
7.3.	Compromise of Controversies	23
7.4.	Sources of Cash for Plan Distribution	24
7.5.	Restructuring Expenses	24
7.6.	Corporate Action	24
7.7.	Exit Facility	25
7.8.	Authorization and Issuance of New HIT Common Equity Interests	25
7.9.	Exemption from Registration	26
7.10.	Cancellation of Existing Securities and Agreements	26
7.11.	Officers and Board of Directors	27
7.12.	Restructuring Transactions	27
7.13.	Employee Matters	29
7.14.	Release of Avoidance Actions	29
7.15.	Closing of Chapter 11 Cases	29
7.16.	Notice of Effective Date	30
7.17.	Corporate and Other Action	30
7.18.	Approval of Plan Documents	30

ARTICLE VIII. CVR DISTRIBUTIONS AND RELATED MATTERS		30

8.1.	CVR Payments	30
8.2.	Maturity Date of CVRs	31
8.3.	Securities Law Considerations	31
8.4.	Certain Covenants	31
8.5.	Reporting	32
8.6.	Inconsistency Between Plan and CVR Agreement	32

ARTICLE IX. DISTRIBUTIONS		32

9.1.	Plan Distributions Generally	32
9.2.	Distribution Record Date	32

-ii-

9.3.	Date of Plan Distributions	32
9.4.	Disbursing Agent	33
9.5.	Rights and Powers of Disbursing Agent	33
9.6.	Expenses of Disbursing Agent	33
9.7.	Delivery of Plan Distributions	33
9.8.	Proofs of Claim; Disputed Claims Process	34
9.9.	Postpetition Interest	34
9.10.	Unclaimed Property	34
9.11.	Time Bar to Cash Payments	35
9.12.	Manner of Payment under Plan	35
9.13.	Satisfaction of Claims	35
9.14.	Setoffs	35
9.15.	Withholding and Reporting Requirements	36

ARTICLE X. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		36

10.1.	General Treatment; Assumption and Rejection of Executory Contracts or Unexpired Leases	36
10.2.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	37
10.3.	Rejection of Executory Contracts or Unexpired Leases	38
10.4.	Survival of the Debtors’ Indemnification Obligations and Guarantees	39
10.5.	Severance Contracts and Programs	39
10.6.	Insurance Policies	40
10.7.	Intellectual Property Licenses and Agreements	40
10.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
10.9.	Reservation of Rights	40

ARTICLE XI. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		41

11.1.	Conditions Precedent to Effective Date	41
11.2.	Waiver of Conditions Precedent	42
11.3.	Effect of Failure of a Condition	42

ARTICLE XII. EFFECT OF CONFIRMATION OF PLAN		42

12.1.	Vesting of Assets	42
12.2.	Binding Effect	43
12.3.	Deemed Consent to Change of Control of Debtors	43

-iii-

12.4.	Discharge of Claims and Termination of Interests	43
12.5.	Term of Injunctions or Stays	43
12.6.	Injunction	44
12.7.	Releases	45
12.8.	Ipso Facto and Similar Provisions Ineffective	49
12.9.	No Successor Liability	49

ARTICLE XIII. RETENTION OF JURISDICTION		50

13.1.	Retention of Jurisdiction	50
13.2.	Courts of Competent Jurisdiction	52

ARTICLE XIV. MISCELLANEOUS PROVISIONS		52

14.1.	Payment of Statutory Fees	52
14.2.	Substantial Consummation of the Plan	52
14.3.	Expedited Determination of Taxes	52
14.4.	Exemption from Certain Transfer Taxes	53
14.5.	Amendments	53
14.6.	Effectuating Documents and Further Transactions	54
14.7.	Revocation or Withdrawal of Plan	54
14.8.	Severability of Plan Provisions	54
14.9.	Governing Law	55
14.10.	Time	55
14.11.	Dates of Actions to Implement the Plan	55
14.12.	Immediate Binding Effect	55
14.13.	Deemed Acts	55
14.14.	Successor and Assigns	56
14.15.	Entire Agreement	56
14.16.	Exhibits to Plan	56
14.17.	Reservation of Rights	56
14.18.	Plan Supplement	56
14.19.	Waiver or Estoppel	56
14.20.	Notices	57

ARTICLE XV. CONCLUSION AND RECOMMENDATION		58

-iv-

INTRODUCTION2

Hospitality Investors Trust, Inc., a Maryland corporation, and Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership, hereby propose the following chapter 11 plan under section 1121(c) of the Bankruptcy Code for the resolution of the outstanding claims against, and equity interests in, the Debtors.

After extensive deliberation, the Debtors determined in their business judgment to commence pre-packaged chapter 11 proceedings pursuant to a restructuring support agreement with the Plan Sponsor that allows the Debtors to rationalize their capital structure and provide a sustainable path forward for the Debtors’ business.

The Plan reflects the agreement reached among the Debtors and the Plan Sponsor, as set forth in the Restructuring Support Agreement (attached to the Disclosure Statement), to reorganize via a consensual transaction that will provide for the Debtors’ emergence from these chapter 11 proceedings under new ownership by the Plan Sponsor. The Debtors believe that the financial restructuring and the other transactions reflected in the Plan will strengthen the Reorganized Debtors’ balance sheet and put them in position to maximize value for all stakeholders.

The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (distributed contemporaneously herewith) for a discussion of the Debtors’ history, businesses, properties, projections, the events leading up to solicitation of the Plan, and for a summary and analysis of the Plan and the treatment provided for herein. The Debtors urge all holders of Existing Preferred Equity Interests entitled to vote on the Plan to review the Disclosure Statement and the Plan in full before voting to accept or reject the Plan. There also are other agreements and documents that will be filed with the Bankruptcy Court after commencement of the Chapter 11 Cases that are referenced in the Plan and the Plan Supplement as exhibits. All such exhibits will be incorporated into and are a part of the Plan as if set forth in full herein. Subject to certain restrictions set forth in the Plan, and the requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Sections 14.5 and 14.7 of the Plan, the Debtors reserve the right to amend, supplement, amend and restate, modify, revoke, or withdraw the Plan prior to the Effective Date.

The Chapter 11 Cases will be consolidated for procedural purposes only and the Debtors will request that they be jointly administered pursuant to an order of the Bankruptcy Court. The Plan constitutes a separate plan of reorganization for each of the Debtors and, notwithstanding anything herein, the Plan may be confirmed and consummated as to each Debtor separate from, and independent of, confirmation and consummation of the Plan as to any other Debtor. If the Plan cannot be confirmed as to one or both of the Debtors, then the Debtors, with the consent of the Plan Sponsor, (a) may revoke the Plan as to all of the Debtors or (b) may revoke the Plan as to one of the Debtors (and any such Debtor’s Chapter 11 Case may be converted, continued, or dismissed) and confirm the Plan as to the remaining Debtor to the extent required without the need for re-solicitation as to any holder of a Claim against or Interest in the Debtors for which the Plan is not so revoked. The Debtors also reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.

2 All capitalized terms used but not defined herein have the meanings set forth in Article I.

ARTICLE I.
DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1            “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code (other than a DIP Claim, Professional Fee Claim, or a claim for fees arising under 28 U.S.C. § 1930) incurred during the period from the Petition Date to the Effective Date, including: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; and (b) any payment to be made under this Plan to cure a default under an assumed, or assumed and assigned, Executory Contract or Unexpired Lease.

1.2            “Allowed” means, with respect to a Claim or Interest under this Plan, a Claim or Interest that is an Allowed Claim, Allowed Interest, Allowed _______ Claim, or Allowed _______ Interest.

1.3            “Allowed Claim”, “Allowed Interest”, “Allowed _______ Claim” (with respect to a specific type of Claim), or “Allowed _______ Interest” (with respect to a specific type of Interest) means, with respect to a Claim or Interest under this Plan: (a) any Claim or Interest (or a portion thereof) as to which no action to dispute, disallow, deny, equitably subordinate, or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by this Plan or applicable law, or, if an action to dispute, disallow, deny, equitably subordinate, or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim or Interest has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or Interest or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment, or counterclaim of any kind, and (y) that is not otherwise Disputed. For the avoidance of doubt, except as specified under Section 10.3 herein with respect to rejection damage Claims, no holders of Claims or Interests are required to file a Proof of Claim or proof of Interest (or move the Bankruptcy Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan.

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1.4            “Amended Constituent Documents” means, on or after the Effective Date, collectively, the amended and restated by-laws, Limited Partnership Agreement, or similar governing documents and the amended and restated certificates of incorporation, certificate of limited partnership, or other formation documents of the Debtors, each in form and substance reasonably acceptable to the Debtors and the Plan Sponsor. Forms of the Amended Constituent Documents shall be filed as part of the Plan Supplement.

1.5            “Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

1.6            “Ballot” means the form distributed prior to the Petition Date to holders of Impaired Interests entitled to vote on the Plan to indicate their acceptance or rejection of the Plan and approved by the Bankruptcy Court pursuant to the Confirmation Order.

1.7            “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.8            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

1.9            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

1.10          “Brookfield Investor” means, collectively, Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC and its successors and permitted assigns.

1.11          “Business Day” means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.12          “Cash” means the legal currency of the United States and equivalents thereof.

1.13          “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (i) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (ii) the right to object to or otherwise contest Claims or Interests; (iii) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (iv) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

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1.14          “Chapter 11 Cases” means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

1.15          “Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code against the Debtors or property of the Debtors, including any Claim arising after the Petition Date.

1.16          “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. § 156(c).

1.17          “Class” means each category of Claims or Interests established under Article IV of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.18          “Collateral” means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.19          “Combined Hearing” means a hearing to be held by the Bankruptcy Court to consider approval of the Disclosure Statement and confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.20          “Company” means the Debtors and their non-Debtor affiliates.

1.21          “Confirmation Date” means the date on which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

1.22          “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.23          “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.24          “CVR” or “CVRs” means the contingent value rights of holders of Existing HIT Common Equity Interests, to receive contingent Cash payments pursuant to this Plan and the CVR Agreement.

1.25          “CVR Agent” means Computershare Inc., and its subsidiary Computershare Trust Company, N.A., as agent with respect to the CVRs, and its successors and assigns (if any).

1.26          “CVR Agreement” means that certain Contingent Value Rights Agreement, to be entered into by and between HIT and the CVR Agent as of the Effective Date, substantially in the form attached hereto as Exhibit A, the terms of which are fully incorporated herein, and shall be in form and substance reasonably acceptable to the Debtors and the Brookfield Investor.

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1.27          “CVR Asset Pool” shall have the meaning ascribed thereto in the CVR Agreement.

1.28          “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability (including employment practices liability and fiduciary liability) maintained by the Debtors prior to the Effective Date, including as such policies may extend to employees, including any such policies that are “run-off” or “tail” policies.

1.29          “Debtors” means, individually or collectively, as the context requires, HIT and HITOP.

1.30          “DIP Agent” means Trimont Real Estate Advisors, LLC, solely in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, and its successors and assigns.

1.31          “DIP Claims” means all Claims against any Debtor on account of, arising under or relating to the DIP Obligations.

1.32          “DIP Facility” means the senior secured, super-priority debtor-in-possession loan facility made available to the Debtors pursuant to the DIP Credit Agreement and the Interim DIP Order and/or Final DIP Order.

1.33          “DIP Facility Undrawn Amount” means an amount equal to (a) $65 million minus (b) the total principal amount of commitments funded by the DIP Lenders to the Debtors under the DIP Credit Agreement prior to the Effective Date.

1.34         “DIP Credit Agreement” means that certain debtor-in-possession credit agreement, substantially in the form of Exhibit A to the proposed Interim DIP Order and Exhibit A to the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Secured Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expenses Claims; (II) Modifying the Automatic Stay; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief, by and among the Debtors, the DIP Lender, and the DIP Agent, (as it may be amended, modified, or supplemented from time to time on the terms and conditions set forth therein), in the aggregate amount of $65 million, and in form and substance acceptable to the Debtors and to the DIP Lender, in its sole discretion.

1.35          “DIP Financing Invested Capital Amount” shall have the meaning ascribed thereto in the CVR Agreement.

1.36          “DIP Lender” means the Initial DIP Lender and any party that becomes a “Lender” (as defined in the DIP Credit Agreement), in each case, for so long as such party holds loans or commitments under the DIP Credit Agreement.

1.37          “DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, each in form and substance acceptable to the Debtors and to the DIP Lender, in its sole discretion.

1.38          “DIP Obligations” means the “Obligations” as such term is defined in the DIP Credit Agreement.

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1.39          “Disallowed” means any Claim, or any portion thereof, that has been disallowed by Final Order, pursuant to a provision in this Plan or the Confirmation Order, or pursuant to a settlement between the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtor, as applicable.

1.40          “Disbursing Agent” means, as applicable, Reorganized HIT or the entity designated by Reorganized HIT to distribute the Plan Consideration.

1.41          “Disclosure Statement” means the disclosure statement that relates to this Plan, including all exhibits and schedules annexed thereto or referred to therein (in each case, as it or they may be amended, modified, or supplemented from time to time), in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.42          “Disputed” means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) (i) has not been scheduled by the Debtors in their Schedules, if filed with the Bankruptcy Court, or has been scheduled in a lesser amount or different priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no Proof of Claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by the Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by Final Order.

1.43          “Effective Date” means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which the Plan shall take effect, which date shall be the first Business Day on which all of the conditions set forth in Section 11.1 of this Plan have been satisfied or waived in accordance with the terms hereof and no stay of the Confirmation Order is in effect.

1.44          “Employee Arrangements” means any employee compensation plans, benefit plans, employment agreements, offer letters, or award letters to which any Debtor is a party.

1.45          “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

1.46          “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

1.47          “Estate” means each estate created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.48          “Exchange Act” means the Exchange Act of 1934, as amended.

1.49          “Exculpated Parties” means collectively and solely in their capacity as such, (a) the Debtors, (b) the Plan Sponsor (c) the DIP Lender, (d) the DIP Agent, and (e) for each of the foregoing Entities in (a) through (d), each such Entity’s (and each such Entity’s current and former affiliates’ and subsidiaries’) predecessors, successors and assigns, current and former equity holders (regardless of whether such interests are held directly or indirectly), directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, principals, stockholders, shareholders, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and all other retained Professional Persons (in each case solely to the extent serving in such capacity as of the Petition Date).

 6

1.50          “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

1.51          “Existing HIT Common Equity Interests” means all existing Interests (other than Intercompany Interests and Existing Preferred Equity Interests) in HIT that are outstanding immediately prior to the Effective Date.

1.52          “Existing HIT Preferred Interests” means the sole issued and outstanding redeemable preferred share in HIT, held by the Plan Sponsor.

1.53          “Existing HITOP Preferred Interests” means the Class C preferred units of limited partnership interests in HITOP issued in accordance with the Limited Partnership Agreement and pursuant to that certain Securities Purchase, Voting, and Standstill Agreement dated January 12, 2017, by and between the Debtors and the Plan Sponsor.

1.54          “Existing Preferred Equity Interests” means the Existing HIT Preferred Interests and the Existing HITOP Preferred Interests, collectively.

1.55          “Exit Facility” means the secured exit loan facility provided under the Exit Facility Agreement as of the Effective Date, which shall be (i) used for general corporate purposes, including, without limitation, the payment of deferred franchise fees and loan modification fees and (ii) in form and substance acceptable to the Debtors and to the Plan Sponsor, in its sole discretion.

1.56          “Exit Facility Agent” means the administrative agent, solely in its capacity as such, under the Exit Facility Agreement and any of its successors or assigns.

1.57          “Exit Facility Agreement” means, on and after the Effective Date, that certain credit and guaranty agreement, to be dated on or about the Effective Date, by and among the Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Lender, including any and all documents and instruments executed in connection therewith (in each case, as it may be amended, modified or supplemented from time to time on the terms and conditions set forth therein). The Exit Facility Agreement shall (A) (i) provide for a maximum drawn principal amount of (a) $25 million plus (b) the DIP Facility Undrawn Amount, (ii) bear interest at 15.00 percent per annum payable in cash or in kind, (iii) mature on the date that is three years from the Effective Date and (B) be (x) in form and substance acceptable to the Debtors and to the Exit Facility Lender, in its sole discretion, (y) in form and substance consistent with the DIP Credit Agreement, except as otherwise provided in this Section 1.57, and (z) filed as part of the Plan Supplement.

1.58          “Exit Facility Lender” means an affiliate of the Plan Sponsor in its capacity as the lender under the Exit Facility Agreement, and its respective successors and permitted assigns.

 7

1.59          “Fee Escrow Account” means an account, either interest-bearing or non-interest bearing, in an amount equal to the total estimated amount (subject to the DIP Budget (as defined in the Interim DIP Order and Final DIP Order)) of unpaid Professional Fee Claims and funded by the Debtors on the Effective Date.

1.60          “Final DIP Order” means the Final Order of the Bankruptcy Court authorizing and approving, inter alia, the Debtors’ entry into the DIP Credit Agreement, in form and substance acceptable to the Debtors and to the Plan Sponsor, its sole discretion.

1.61          “Final Order” means an order, ruling or judgment of the Bankruptcy Court or in the applicable court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that no order or judgment shall fail to be a Final Order solely because of the susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code.

1.62          “General Unsecured Claim” means any Claim other than: (a) a Secured Claim; (b) a DIP Claim; (c) an Unsecured Priority Claims; (d) an Administrative Expense Claim; (e) a Professional Fee Claim; (f) a claim for fees arising under 28 U.S.C. § 1930; and (g) an Intercompany Claim.

1.63          “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.64          “HIT” means Hospitality Investors Trust, Inc., a Maryland corporation.

1.65          “HITOP” means Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership.

1.66          “Initial DIP Lender” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

1.67          “Impaired” means, when used in reference to a Class, any Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.68          “Incentive Equity Awards” means awards of, or in respect of, Existing HIT Common Equity Interests under the Incentive Equity Plan.

1.69          “Incentive Equity Plan” means the Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc., as in effect from time to time.

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1.70          “Indemnification Agreements” means those certain prepetition agreements of the Debtors to indemnify and hold harmless the managers, directors, officers, or employees of the Debtors who served in such capacity, which agreements are to be assumed according to the provisions of this Plan, including, without limitation, that certain: (i) Indemnification Agreement, dated as of December 31, 2014, by and between HIT (f/k/a American Realty Capital Hospitality Trust, Inc.), and the Indemnitee (as defined therein) parties thereto; (ii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Lowell G. Baron; (iii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Edward A. Glickman; (iv) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Edward T. Hoganson; (v) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Paul C. Hughes; (vi) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Stephen P. Joyce; (vii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Jonathan P. Mehlman; (viii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Stanley R. Perla; (ix) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Abby M. Wenzel; (x) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Bruce G. Wiles; and (xi) Indemnification Agreement, dated as of May 8, 2019, by and between HIT and Bruce A. Riggins.

1.71          “Independent Director” is defined to be an “independent director” as defined under Listing Rule 303A.02 of the New York Stock Exchange Listed Company Manual or any successor provision.

1.72          “Intercompany Claims” means the Claims against a Debtor held by another Debtor.

1.73          “Intercompany Interests” means Interests held by a Debtor.

1.74          “Interest” means the interest (whether legal, equitable, contractual, or otherwise) of any holders of any class of Equity Securities of the Debtors, represented by shares of common or preferred stock, limited partnership interests or other instruments evidencing an ownership interest in the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest, including, for the avoidance of doubt, the (a) Existing HIT Common Equity Interests, (b) Incentive Equity Awards, (c) Existing Preferred Equity Interests, and (d) any Claim that is determined to be subordinated to the status of an Equity Security by Final Order of the Bankruptcy Court, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

1.75          “Interim DIP Order” means the interim order(s) of the Bankruptcy Court authorizing and approving, inter alia, the Debtors’ entry into the DIP Credit Agreement on an interim basis, in form and substance acceptable to the Debtors and to the Plan Sponsor, in its sole discretion.

1.76          “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.77          “Limited Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of HITOP, dated as of March 31, 2017 (as amended from time to time).

1.78          “Monetization Event” shall have the meaning ascribed thereto in the CVR Agreement.

 9

1.79          “New Board” means the board of directors of Reorganized HIT, which shall initially be comprised of at least four (4) members chosen by the Plan Sponsor, at least one of which shall be an Independent Director.

1.80          “New HIT Common Equity Interests” means the new common equity interests to be issued by Reorganized HIT under this Plan.

1.81          “New HITOP Interests” means the new equity interests, including units, to be issued by Reorganized HITOP under this Plan.

1.82          “Non-Debtor Subsidiary” means any direct or indirect majority owned subsidiary of the Debtors that is not a Debtor in the Chapter 11 Cases.

1.83          “Person” means any individual, corporation, partnership, association, indenture trustee, limited liability company, cooperative, organization, joint stock company, joint venture, estate, fund, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or any other entity or organization of whatever nature.

1.84          “Petition Date” means May 19, 2021.

1.85          “Plan” means this chapter 11 plan proposed by the Debtors, including the Plan Supplement, all applicable exhibits, supplements, appendices, and schedules hereto and to the Plan Supplement, either in its present form or as the same may be altered, amended, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof, and which shall be in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.86          “Plan Consideration” means, with respect to any Class of Claims or Interests entitled to distributions under this Plan, one or more of Cash, CVRs, New HIT Common Equity Interests, or New HITOP Interests, as applicable.

1.87          “Plan Distribution” means the distribution of the Plan Consideration under the Plan.

1.88          “Plan Documents” means the applicable documents, other than this Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of this Plan, including the documents to be included in the Plan Supplement and any and all exhibits to this Plan and the Disclosure Statement, each of which shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

1.89          “Plan Sponsor” means the Brookfield Investor.

1.90          “Plan Supplement” means the supplemental appendix to this Plan (as may be amended, modified and/or supplemented) which the Debtors shall file by seven (7) calendar days prior to the deadline for filing objections to this Plan (provided that the Debtors may amend, supplement, or otherwise modify the Plan Supplement prior to the Combined Hearing and/or in accordance with the Plan), which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of the following: (a) Amended Constituent Documents; (b) the Exit Facility Agreement; (c) the Schedule of Rejected Contracts and Leases; (d) the list of proposed directors, officers, and/or managers of the other Reorganized Debtors, as applicable, including the New Board; (e) the compensation arrangement for any insider of the Debtors who will be an officer of the Reorganized Debtors; and (f) any additional documents filed with the Bankruptcy Court before the Effective Date as additional Plan Documents and/or amendments to the Plan Supplement; provided, that unless consent rights are otherwise expressly set forth in this Plan, each of the documents in the Plan Supplement (whether or not set forth above), including any alteration, restatement, modification, or replacement thereto, shall be in form and substance reasonably acceptable to the Debtors and Plan Sponsor or as otherwise required by the RSA.

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1.91          “Priority Non-Tax Claim” means any Claim, other than an Administrative Expense Claim, a Professional Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.92          “Priority Tax Claim” means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.93          “Pro Rata Share” means, with respect to Allowed Claims or Interests, the proportion that an Allowed Claim or Interest bears to the sum of all Allowed Claims or Interests within such Class.

1.94          “Professional Fee Claims” means an Administrative Expense Claim of a Professional Person against the Debtors for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred during the period from the Petition Date up to, and including, the Effective Date.

1.95          “Professional Persons” means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327 or 328 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to an order of the Bankruptcy Court or otherwise.

1.96          “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

1.97          “Released Parties” means (a) the Debtors, (b) the Non-Debtor Subsidiaries, (c) the Reorganized Debtors, (d) the Plan Sponsor, (e) the DIP Lender, (f) the DIP Agent, and (g) for each of the foregoing Entities in (a) through (f), each such Entity’s (and each such Entity’s current and former affiliates’ and subsidiaries’) predecessors, successors and assigns, current and former equity holders (regardless of whether such interests are held directly or indirectly), directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, principals, stockholders, shareholders, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, however, that a holder of an Existing HIT Common Equity Interest, in such capacity, shall not be a Released Party.

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1.98          “Releasing Parties” means collectively and solely in their capacity as such, (a) each Released Party, and (b) as to each of the foregoing Entities, each such Entity’s (and each such Entity’s current and former affiliates’ and subsidiaries’) predecessors, successors and assigns, current and former equity holders (regardless of whether such interests are held directly or indirectly), directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, principals, stockholders, shareholders, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals; provided that the current or former directors, officers, managers, and employees of the Debtors shall not grant releases against the Debtors or Reorganized Debtors with respect to the Indemnification Agreements and Employee Arrangements; provided further, however, that a holder of an Existing HIT Common Equity Interest, in such capacity, shall not be a Releasing Party.

1.99          “Reorganized ______” means, as the context requires, HIT, HITOP, and the Debtors, on and after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.

1.100      “Restructuring Expenses” shall refer to the expenses as described in Section 3(d) of the Restructuring Support Agreement.

1.101      “Restructuring Support Agreement” or “RSA” means that certain Restructuring Support Agreement, to be entered into by and among the Debtors and the Plan Sponsor (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms), which provides for, among other things, the implementation and execution of the Restructuring Transactions (as defined in Section 7.12 of this Plan).

1.102      “Schedule of Rejected Contracts and Leases” means, if filed, a schedule of the contracts and leases to be rejected by the Debtors pursuant to section 365 of the Bankruptcy Code and Article X hereof. The Schedule of Rejected Contracts and Leases shall be filed as part of the Plan Supplement and may be amended from time to time until the Effective Date, and shall be reasonably acceptable to the Debtors and the Plan Sponsor.

1.103      “Schedules” means, if filed with the Bankruptcy Court, the Debtors’ schedules of assets and liabilities and statements of financial affairs, as amended or supplemented from time to time.

1.104      “Secured Claim” means a Claim (a) that is secured by a valid, perfected, and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.105      “Securities Act” means the Securities Act of 1933, as amended.

1.106      “Securities Laws” means, collectively, the Exchange Act and Securities Act.

1.107      “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.108      “Unimpaired” means any Claim or Interest in any Class that is not Impaired.

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1.109      “Unsecured Priority Claims” means, collectively, the Priority Non-Tax Claims and the Priority Tax Claims.

1.110      “U.S. Trustee” means the United States Trustee for Region 3.

1.111      “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

1.112      “Voting Class” means Class 5.

B.	Interpretation; Application of Definitions and Rules of Construction.

1.	General.

Unless otherwise specified, all section, exhibit, article, or schedule references in this Plan are references to the respective section, exhibit, article, or schedule of or to this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular article, section, subsection, or clause contained therein. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions. Any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. In the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender. “$” or “dollars” means Dollars in lawful currency of the United States of America.

2.	Rule of “Contra Proferentum” Not Applicable.

This Plan is the product of extensive negotiations between and among, inter alia, the Debtors the Plan Sponsor and certain other creditors and constituencies. Each of the foregoing was represented by independent counsel of their choice who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, unless explicitly stated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any exhibit, schedule, contract, instrument, release, or other document generated in connection therewith as concerns such parties identified above.

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C.	RSA; Consent Rights Required.

Notwithstanding anything herein to the contrary, so long as the RSA has not been terminated in accordance with its terms, any and all consents and approval rights of the respective parties as set forth in the RSA with respect to (i) the form and substance of this Plan, (ii) the documents to be filed as part of the Plan Supplement, (iii) the other Plan Documents, (iv) any other orders or documents referenced herein or otherwise to be executed in connection with the transactions contemplated hereunder, and/or (v) any other Definitive Documents (as defined in the RSA), including, in each case, any amendments, restatements, supplements, or other modifications thereto, and any consents, waivers, or other deviations under or from any such documents, shall be expressly incorporated herein by this reference and fully enforceable as if stated in full herein; provided, however (as stated above) the terms of the Confirmation Order and then the Plan control if there is any inconsistency or ambiguity.

D.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests and any other party in interest may review the Plan Documents by accessing the Claims and Noticing Agent’s website at http://dm.epiq11.com/HospitalityInvestorsTrust or emailing HITREITinfo@epiqglobal.com.

ARTICLE II.

CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1.	Settlement of Certain Inter-Creditor Issues.

Pursuant to section 1129 of the Bankruptcy Code, and in consideration for the distributions and other benefits provided under the Plan, the treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor claims and disputes.

2.2.	Intercompany Claims and Intercompany Interests.

(a)	Intercompany Claims.

Notwithstanding anything to the contrary herein, on the Effective Date, any and all Intercompany Claims shall be reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left Unimpaired. To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

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(b)	Intercompany Interests.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Interests shall be reinstated.

ARTICLE III.

DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS,
PROFESSIONAL FEE CLAIMS, AND U.S. TRUSTEE FEES

All Claims and Interests, except DIP Claims, Administrative Expense Claims, Professional Fee Claims, and U.S. Trustee Fees, are placed in the Classes set forth in Article IV below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims (including DIP Claims), Professional Fee Claims, and U.S. Trustee Fees have not been classified, and the holders thereof are not entitled to vote on this Plan. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

3.1.	DIP Claims.

The DIP Claims shall be Allowed in the full amount due and owing under the DIP Credit Agreement and the other DIP Loan Documents. Pursuant to the Restructuring Support Agreement, the DIP Lender has agreed to convert its DIP Claims into its Pro Rata Share, together with the holders of Existing Preferred Equity Interests, of 100% of the New HIT Common Equity Interests.

Upon the distribution of Plan Consideration to the holder of the DIP Claims, all Liens and security interests granted to the DIP Agent to secure the DIP Claims shall be deemed cancelled and shall be of no further force and effect, and the Allowed DIP Claims shall be deemed to be fully satisfied, settled, released, and discharged.

3.2.	Administrative Expense Claims.

Except with respect to Allowed Administrative Expense Claims that are Professional Fee Claims, to the extent that a holder of an Allowed Administrative Expense Claim (including a claim arising under section 503(b)(9) of the Bankruptcy Code that has not been paid pursuant to a motion filed in accordance with the Bankruptcy Code), together with the Debtors and the Plan Sponsor, agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the later of (a) the Effective Date or (b) the date such Allowed Administrative Expense Claim becomes due and payable in accordance with its terms (or as soon thereafter as is practicable); provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, including administrative claims arising from or with respect to the sale of goods or services on or after the Petition Date and the Debtors’ Executory Contracts and Unexpired Leases, shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

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3.3.	Professional Fee Claims.

Except to the extent that the applicable holder of an Allowed Professional Fee Claim agrees to a less favorable treatment, together with the Debtors and the Plan Sponsor, each holder of a Professional Fee Claim shall be paid in full in Cash pursuant to this Section 3.3.

(a)	Fee Applications

All Entities seeking an award by the Bankruptcy Court of Professional Fee Claims shall file and serve on counsel for the Reorganized Debtors, the U.S. Trustee, counsel for the DIP Lender, and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Professional Fee Claims must be filed and served on counsel for the Reorganized Debtors, counsel for the DIP Lender, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Professional Fee Claim).

(b)	Post-Effective Date Fees

Upon the Effective Date, any requirement that Professional Persons comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay all Professional Persons without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

(c)	Fee Escrow Account

On or after the Effective Date, the Debtors shall establish and fund the Fee Escrow Account. The Debtors shall fund the Fee Escrow Account with Cash equal to the Debtors’ good faith estimate of the Allowed Professional Fee Claims (subject to the DIP Budget (as defined in the Interim DIP Order and Final DIP Order)). Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Debtors, but shall revert to the Debtors only after all Allowed Professional Fee Claims have been paid in full. Fees owing to the applicable holder of an Allowed Professional Fee Claim shall be paid in Cash to such holder from funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under a Final Order authorizing compensation of Professional Persons; provided, that the Debtors’ obligations with respect to Allowed Professional Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Allowed Professional Fee Claims, each holder of an Allowed Professional Fee Claim shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with this Section 3.3 of this Plan. The Fee Escrow Account shall be free and clear of all Liens, Claims, and encumbrances other than the residual interests of the Reorganized Debtors as set forth herein.

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3.4.	U.S. Trustee Fees.

The Debtors shall pay all outstanding U.S. Trustee Fees on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the Chapter 11 Cases, the Chapter 11 Cases are converted or dismissed, or the Bankruptcy Court orders otherwise.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1.	Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) Impaired or Unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) presumed to accept or reject this Plan.

	Class	Designation	Impairment	Entitled to Vote
	Class 1	Secured Claims	No	No (Presumed to accept)
	Class 2	Unsecured Priority Claims	No	No (Presumed to accept)
	Class 3	General Unsecured Claims	No	No (Presumed to accept)
	Class 4	Intercompany Claims	No	No (Presumed to accept)
Class 5	Class 5A	Existing HIT Preferred Interests	Yes	Yes
	Class 5B	Existing HITOP Preferred Interests	Yes	Yes
	Class 6	Existing HIT Common Equity Interests	Yes	No (Presumed to reject)
	Class 7	Intercompany Interests	No	No (Presumed to accept)

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If a controversy arises regarding whether any Claim or Interest is properly classified under the Plan, the Bankruptcy Court shall, upon proper motion and notice, determine such controversy at the Combined Hearing. If the Bankruptcy Court finds that the classification of any Claim or Interest is improper, then such Claim or Interest shall be reclassified and the Ballot previously cast by the holder of such Claim or Interest shall be counted in, and the Claim or Interest shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim or Interest should have been classified, without the necessity of resoliciting any votes on the Plan.

4.2.	Unimpaired Classes of Claims and Interests.

The following Classes of Claims are Unimpaired and, therefore, presumed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code:

(a)	Class 1: Class 1 consists of all Secured Claims.

(b)	Class 2: Class 2 consists of all Unsecured Priority Claims.

(c)	Class 3: Class 3 consists of all General Unsecured Claims.

(d)	Class 4: Class 4 consists of all Intercompany Claims.

(e)	Class 7: Class 7 consists of all Intercompany Interests.

4.3.	Impaired Classes of Claims and Interests.

The following Class of Interests is Impaired and entitled to vote on this Plan:

(a)          Class 5: Class 5 consists of all Existing Preferred Equity Interests in Class 5A (Existing HIT Preferred Interests), and Class 5B (Existing HITOP Preferred Interests).

The following Class of Interests is Impaired and deemed to have rejected this Plan and, therefore, is not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

(b)	Class 6: Class 6 consists of all Existing HIT Common Equity Interests.

4.4.	Separate Classification of Secured Claims.

Although all Secured Claims have been placed in one Class for purposes of nomenclature, each Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

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ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1.	Secured Claims (Class 1).

(a)          Treatment: On the Effective Date or as soon as reasonably practicable thereafter in the ordinary course of business, except to the extent that a holder of a Secured Claim already has been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive, at the sole option of the Debtors with the consent of the Plan Sponsor, either (i) payment in full, in Cash, of the unpaid portion of its Allowed Secured Claim, (ii) delivery of the Collateral securing such Allowed Secured Claim, or (iii) other treatment such that the Secured Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(b)          Voting: Class 1 is Unimpaired, and the holders of Allowed Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.2.	Unsecured Priority Claims (Class 2).

(a)          Treatment: On the Effective Date or as soon as reasonably practicable thereafter in the ordinary course of business, except to the extent that a holder of an Allowed Unsecured Priority Claim already has been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Priority Claim, each holder of an Allowed Unsecured Priority Claim shall receive payment in full in Cash or as otherwise provided in the Bankruptcy Code. Any ad valorem taxes and other taxes/fees will be extended to maximum statutory periods under, inter alia, 11 U.S.C. § 1129(a)(9)(C). Holders of such Claims will be rendered Unimpaired and as such will be deemed to have accepted the Plan and will not be entitled to vote.

(b)          Voting: Class 2 is Unimpaired, and the holders of Allowed Unsecured Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Unsecured Priority Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.3.	General Unsecured Claims (Class 3).

(a)          Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed General Unsecured Claim, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall (i) have its Allowed General Unsecured Claim reinstated, and paid in full, on the later to occur of the Effective Date or when such Allowed General Unsecured Claim becomes due in the ordinary course of the Debtors’ or Reorganized Debtors’ business operations or (ii) have its Allowed General Unsecured Claim otherwise rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

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(b)          Voting: Class 3 is Unimpaired, and the holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.4.	Intercompany Claims (Class 4).

(a)          Treatment: On the Effective Date, Allowed Intercompany Claims shall be reinstated.

(b)          Voting: Class 4 is Unimpaired, and the holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.5.	Existing Preferred Equity Interests (Class 5).

(a)	Existing HIT Preferred Interests (Class 5A).

(i)	Treatment: On the Effective Date, all outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HIT Preferred Interests will be extinguished in exchange for each holder’s Pro Rata Share, together with the holders of DIP Claims (exclusive, for the avoidance of doubt, of Claims in respect of the DIP Facility Undrawn Amount) and Class 5B Interests, of 100% of the New HIT Common Equity Interests issued on the Effective Date.

(ii)	Voting: Class 5A is Impaired, and the holders of Allowed Existing HIT Preferred Interests will be entitled to vote to accept or reject the Plan.

(b)	Existing HITOP Preferred Interests (Class 5B).

(i)	Treatment: On the Effective Date, (x) 98% of the outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HITOP Preferred Interests will be transferred to HIT in exchange for each holder’s Pro Rata Share, together with the holders of DIP Claims (exclusive, for the avoidance of doubt, of Claims in respect of the DIP Facility Undrawn Amount) and Class 5A Interests, of 100% of the New HIT Common Equity Interests issued on the Effective Date and (y) 2% of the outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HITOP Preferred Interests will be canceled in exchange for each holder’s Pro Rata Share of 2% of New HITOP Interests.

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(ii)	Voting: Class 5B is Impaired, and the holders of Allowed Existing HITOP Preferred Interests will be entitled to vote to accept or reject the Plan.

5.6.	Existing HIT Common Equity Interests (Class 6).

(a)          Treatment: On the Effective Date, the Allowed Existing HIT Common Equity Interests shall be cancelled, extinguished and discharged in exchange for each holder receiving one CVR in respect of each share of the Allowed Existing HIT Common Equity Interests outstanding immediately prior to the Effective Date and such holders shall be automatically deemed to have accepted the terms of the CVR Agreement and to be a party thereto, in each case in accordance with the terms of the CVR Agreement.

Notwithstanding the foregoing, the Plan Sponsor has agreed that, on the Effective Date, any Existing HIT Common Equity Interests held by the Plan Sponsor shall be deemed to be fully vested, and shall not entitle the Plan Sponsor to any distributions of CVRs.

(b)          Voting: Class 6 is Impaired. Each holder of the Allowed Existing HIT Common Equity Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

5.7.	Intercompany Interests (Class 7).

(a)          Treatment: On the Effective Date, the Allowed Intercompany Interests will be retained by the existing holders.

(b)          Voting: Class 7 is Unimpaired, and the holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, there are no non-insider claimants in Class 7 to solicit. Therefore, holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF
THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1.	Class Acceptance Requirement.

A Class of Claims that is Impaired under the Plan shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan. A Class of Interests that is Impaired under the Plan shall have accepted the Plan if it is accepted by holders of at least two-thirds in amount of such Interests that have voted on the Plan.

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6.2.	Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.

6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because Class 6 is deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified or amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Class. Subject to Sections 14.5 and 14.7 of this Plan, the Debtors reserve the right (i) to suspend, revoke or withdraw this Plan, (ii) to alter, amend, or modify this Plan, or, (iii) to alter, amend, modify, revoke, or withdraw any Plan Document, to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, in each case of clauses (i)–(iii) only upon the prior written consent of the Plan Sponsor in accordance with the RSA.

6.4.	Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, with the prior written consent of the Plan Sponsor, may at any time waive this Section 6.4.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1.	Non-Substantive Consolidation.

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims and Interests against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim or separate Interest, as applicable, against each Debtor’s Estate; provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim.

7.2.                Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Assumption of the Indemnification Agreements.

(a)          Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Restructuring Transactions (defined below)), on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, limited partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, limited partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective charter and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such charter or bylaws (or other analogous formation documents) is amended by the Plan, the Amended Constituent Documents, or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and will be effective without any further action or approval (other than any requisite filings required under applicable state or federal law).

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(b)          Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Debtors’ Estates, wherever located, including, without limitation, all claims, rights, Causes of Action, tax attributes (including, without limitation, net operating losses) and rights in respect thereof, and any property, wherever located, and whether acquired by the Debtors under or in connection with this Plan or otherwise, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property, wherever located, and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that each incurs on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(c)          On the Effective Date, the Reorganized Debtors shall assume the Indemnifications Agreements. The Indemnification Agreements shall (a) remain in full force and effect on and after the Effective Date and (b) not be modified, reduced, or discharged without the consent of the beneficiaries thereof.

7.3.	Compromise of Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and as consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good-faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their creditors, and other parties in interest, and fair and equitable. Each provision of the Plan constitutes a part of this settlement that is non-severable from the remaining terms of the Plan.

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7.4.	Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations, Cash balances, including Cash provided under the DIP Facility, and the Exit Facility.

7.5.	Restructuring Expenses.

To the extent not otherwise paid, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay outstanding and invoiced Restructuring Expenses as follows: (a) on the Effective Date, Restructuring Expenses incurred during the period prior to the Effective Date to the extent invoiced to the Debtors at least one (1) day in advance of the Effective Date and (b) after the Effective Date, any unpaid Restructuring Expenses within ten (10) Business Days of receiving an invoice; provided, that such Restructuring Expenses shall be paid in accordance with the terms of any applicable engagement letters or other contractual arrangements without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval, except as otherwise provided in Section 3.3 hereof with respect to Professional Fee Claims.

7.6.	Corporate Action.

(a)          On the Effective Date, and subject to Section 7.13 hereof, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects. Among other things, on the Effective Date, the following transactions shall be deemed to have occurred at 11:59 P.M. Eastern Time and shall occur in the sequence described herein: (i) Reorganized HIT shall issue to the holders of DIP Claims the New HIT Common Equity Interests described in Section 3.1 of the Plan, (ii) Reorganized HIT shall issue to the holders of Existing Preferred Equity Interests the New HIT Common Equity Interests described in Section 5.5 of the Plan, which collectively with the New HIT Common Equity Interests exchanged for the DIP Claims, shall constitute 100% of the New HIT Common Equity Interests issued on the Effective Date; (iii) Reorganized HIT shall retain its existing Interests in HITOP; (iv) the Existing HITOP Preferred Interest received by HIT pursuant to Section 5.5(b)(i)(x) of the Plan shall be contributed to HITOP in exchange for 98% of New HITOP Interests issued on the Effective Date; (v) the Existing HITOP Preferred Interests described in Section 5.5(b)(i)(y) of the Plan shall be exchanged for 2% of New HITOP Interests issued on the Effective Date; (vi) Reorganized HIT shall enter into the CVR Agreement, entitling each holder of Existing HIT Common Equity Interests to one CVR for each share of Allowed Existing HIT Common Equity Interests held by such holder pursuant to Section 5.6 of the Plan, and the CVRs shall be deemed to be issued in accordance with the terms of the CVR Agreement; and (vii) the Reorganized Debtors shall enter into the Exit Facility provided by the Exit Facility Lender pursuant to the terms of the Exit Facility Agreement.

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(b)          Upon the Effective Date, all matters provided for in the Plan involving the corporate or limited partnership structure of the Reorganized Debtors, and any corporate or limited partnership action required by or of the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders (upon whom the same shall be binding), directors, general partners, managers, or officers of the Debtors or Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers, general partners, or managers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, deliver, and perform or cause to be performed, the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. These authorizations and approvals shall be effective notwithstanding and without regard to any requirements under non-bankruptcy law.

7.7.	Exit Facility.

(a)          On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, which shall be in form and substance acceptable to the Debtors and the Exit Facility Lender.

(b)          The Confirmation Order shall constitute approval of the Exit Facility (including the transactions contemplated thereby and all payments contemplated thereunder, all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid or to be paid by the Reorganized Debtors in connection therewith), and authorization for the Reorganized Debtors to enter into and perform under the Exit Facility Agreement and such other related documents, and make such payment and any other payment in connection therewith as may be required or appropriate.

(c)          The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Exit Facility without the need for any further corporate or limited partnership action and without further action by the holders of Claims or Interests.

7.8.	Authorization and Issuance of New HIT Common Equity Interests.

(a)          All existing Interests in HIT shall be cancelled as of the Effective Date and, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue or cause to be issued and shall issue the New HIT Common Equity Interests to the Plan Sponsor in accordance with the terms of the Plan and in the amounts determined by the Plan Sponsor, each without the need for any further corporate action. All of the New HIT Common Equity Interests, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(b)          Upon the Effective Date, unless otherwise consented to by the Plan Sponsor, (i) the New HIT Common Equity Interests shall not be registered under the Securities Laws, and shall not be listed for public trading on any securities exchange, and (ii) none of the Reorganized Debtors shall be a reporting company under the Exchange Act. Except as provided in the Plan or the Confirmation Order, the New HIT Common Equity Interests to be distributed under the Plan shall be issued in the names of such holders or their nominees.

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7.9.	Exemption from Registration.

(a)          The offer, issuance, and distribution of the New HIT Common Equity Interests and New HITOP Interests shall be exempt, pursuant to section 1145 of the Bankruptcy Code, if applicable, or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or such other exemption as may be available, without further act or action by any Entity, from registration under (i) the Securities Laws, as amended, and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

(b)          The New HIT Common Equity Interests and New HITOP Interests shall be issued without registration under the Securities Laws, as amended, or any similar federal, state, or local law in reliance on available exemptions or section 1145 of the Bankruptcy Code and, if applicable, shall be freely tradable by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; and (iii) any applicable regulatory approval.

(c)          Notwithstanding anything to the contrary in the Plan, no entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New HIT Common Equity Interests, the New HITOP Interests, and the shares thereof issued are exempt from registration, settlement, and depository services.

7.10.	Cancellation of Existing Securities and Agreements.

(a)          Except for the purpose of evidencing a right to a Plan Distribution under the Plan and except as otherwise set forth in the Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Existing Preferred Equity Interest, the Existing HIT Common Equity Interests, or any other Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

(b)          Notwithstanding such cancellation and discharge, and subject to Section 7.13 hereof, the Existing Preferred Equity Interests and the Existing HIT Common Equity Interests, including any agreements related thereto, shall continue in effect solely to the extent necessary to (i) allow the holders of Allowed Existing Preferred Equity Interests and Existing HIT Common Equity Interests to receive Plan Distributions under the Plan, and (ii) allow the Debtors or the Reorganized Debtors, as applicable, to make post-Effective Date Plan Distributions or take such other action pursuant to the Plan on account of the Allowed Existing Preferred Equity Interests and Allowed Existing HIT Common Equity Interests and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Interests in accordance with the Plan, provided that nothing in this section shall affect the discharge of Claims and Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors.

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(c)          Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this section shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

7.11.	Officers and Board of Directors.

(a)          To the extent then known and determined, the identities of the members of the New Board, as applicable, and to the extent applicable, the officers of each Reorganized Debtor, shall be disclosed at or prior to the Combined Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)          Commencing on the Effective Date, each of the directors, managers, and officers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents, including any Amended Constituent Documents, of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.12.	Restructuring Transactions.

(a)          On or as soon as practicable after the Effective Date, the Reorganized Debtors shall, subject to the consent of the Plan Sponsor, take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (collectively, the “Restructuring Transactions”), including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or charters, formation, reincorporation, merger, consolidation, conversion, or dissolution, (iv) the effective sale of the hotels from the Company to the Plan Sponsor, by virtue of the issuance of the New HIT Common Equity Interests to the Plan Sponsor as provided for pursuant to the Plan, (v) the issuance of the New HIT Common Equity Interests and the New HITOP Interests, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including (A) making filings or recordings that may be required by applicable law, subject, in each case, to the organizational documents of the Reorganized Debtors, and (B) such other transactions that may be required or necessary to effectuate any of the Restructuring Transactions in the most tax-efficient manner, including mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions or liquidations; and (vii) the execution, delivery, and filing, if applicable, of the Exit Facility. The Restructuring Transactions may include a taxable transfer of all or a portion of the Debtors’ assets or Entities to one or more newly-formed Entities (or an affiliate or subsidiary of such Entity or Entities) formed and controlled by certain holders of Claims against or Interests in the Debtors and, in such case, the New HIT Common Equity Interests and New HITOP Interests to holders of DIP Claims and Existing Preferred Equity Interests pursuant to the Plan may comprise stock (and/or other interests) of such Entity or Entities.

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(b)           Each officer, member of the board of directors, manager, or general partner of the Debtors is (and each officer, member of the board, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs issued pursuant to the Plan, the CVR Agreement and any Restructuring Transaction in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any further approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders, directors, managers, or general partners of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)           On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation, bylaws, and Limited Partnership Agreement (and other formation and constituent documents relating to limited partnerships) shall be amended as may be required to be consistent with the provisions of the Plan, the New HIT Common Equity Interests, the New HITOP Interests, and the documents related to the Exit Facility, as applicable, and the Bankruptcy Code. Among other things, such amendments of the Limited Partnership Agreement shall include the elimination of any rights of the holder of the special general partnership interest in HITOP issued in accordance with the Limited Partnership Agreement. The organizational documents, including the Amended Constituent Documents, for the Reorganized Debtors shall, among other things: (i) authorize the issuance of the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs; and (ii) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.

(d)           All matters provided for herein involving the corporate or limited partnership structure of the Debtors or the Reorganized Debtors, to the extent applicable, or any corporate, limited partnership, or related action required by the Debtors or the Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, managers, general partners, or officers of the Debtors or the Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, general partners, or officers, as applicable, of the Debtors or the Reorganized Debtors.

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7.13.	Employee Matters.

Subject to Article X of this Plan, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all Employee Arrangements; provided, however, that the Debtors’ Employee Arrangements with their senior management executives shall be assumed as amended by the provisions contained in the Restructuring Support Agreement.

As of the Effective Date: (x) the Incentive Equity Plan is terminated; (y) all Incentive Equity Awards outstanding as of immediately prior to the Effective Date are (i) in the case of Incentive Equity Awards that are restricted shares of Existing HIT Common Equity Interests, fully vested, and (ii) in the case of Incentive Equity Awards that are restricted stock units, terminated and paid in the form of shares of Existing HIT Common Equity Interests (with each restricted stock unit to be paid in the form of one Existing HIT Common Equity Interest, and with restricted stock units subject to performance-based conditions to be paid assuming maximum performance); and (z) all Existing HIT Common Equity Interests vested or paid under subclause (y) are treated in accordance with Section 5.5(b) hereof. The termination of the Incentive Equity Plan and all Incentive Equity Awards outstanding thereunder and the payment of the Incentive Equity Awards are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and Treas. Reg. Section 1.409A-3(j)(4)(ix)(A) thereunder.

7.14.	Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors, shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to claims asserted against the Debtors.

7.15.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, as of the Effective Date, the Reorganized Debtors may submit an order to the Bankruptcy Court under certification of counsel closing the Chapter 11 Case of Debtor HITOP and changing the caption of the Chapter 11 Cases accordingly; provided, further, that all motions, contested matters, adversary proceedings, and other matters may be heard and adjudicated in the Debtors’ Chapter 11 Case that remains open regardless of whether the applicable matter is against HIT or HITOP. Nothing in the Plan shall authorize the closing of any case effective as of a date that precedes the date any such order is entered. Any request for retroactive relief shall be made on motion served on the U.S. Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

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7.16.	Notice of Effective Date.

On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

7.17.	Corporate and Other Action.

(a)          On the Effective Date, the Amended Constituent Documents and any other applicable amended and restated corporate or other organizational documents of the Debtors shall be deemed authorized in all respects.

(b)          Any action under the Plan to be taken by or required of the Debtors, including, without limitation, the adoption or amendment of their charter and bylaws or certificate of limited partnership and Limited Partnership Agreement, the issuance of securities and instruments, the Exit Facility, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by the Debtors’ equity holders, holders of partnership interests, general partner, board of directors, or similar body, as applicable.

(c)          The Debtors shall be authorized to execute, deliver, file, and record such documents (including, without limitation, the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, limited partnership, board of directors, member, general partner, or stockholder approval or action. In addition, the selection of the Persons who will serve as the initial managers, officers, and directors of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors or equity holders of the applicable Reorganized Debtors.

7.18.	Approval of Plan Documents.

The solicitation of votes with respect to the Plan shall be deemed a solicitation for the approval of the Plan and all transactions contemplated hereunder (and subject to the terms and conditions set forth herein). Entry of the Confirmation Order shall constitute approval of the Plan Documents and such transactions. On the Effective Date, the Debtors shall be authorized to enter into, file, execute, and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board, stockholder, manager, general partner, or similar action.

ARTICLE VIII.

CVR DISTRIBUTIONS AND RELATED MATTERS

8.1.	CVR Payments.

Holders of CVRs will be entitled to receive distributions subject to the terms and conditions of the CVR Agreement upon certain Monetization Events or upon the Maturity Date (defined below). A full description of such terms and conditions, including the “waterfall” applicable to all distributions, can be found in the CVR Agreement, attached hereto as Exhibit A.

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If and when a payment obligation to the holders of CVRs is triggered pursuant to the CVR Agreement, the Reorganized Debtors shall make payments to the holders of CVRs reasonably promptly following the applicable triggering event for such payment, in accordance with the terms and conditions of the CVR Agreement.

Among other limitations on the circumstances under which a payment would be made to holders of the CVRs, no payment will be made to holders of CVRs if the Adjusted EBITDA (as defined in the CVR Agreement) of the applicable assets in the CVR Asset Pool does not exceed certain specified hurdles.

The maximum amount of payments made to holders of CVRs will not be permitted to exceed $6.00 per CVR.

8.2.	Maturity Date of CVRs.

Subject to the conditions and limitations set forth in the CVR Agreement, the holders of CVRs may have the right to receive payments in respect of the CVRs on the fifth anniversary of the Effective Date (the “Maturity Date”), which may be extended to the seventh anniversary of the Effective Date by the board directors of the Reorganized Company, in its sole discretion. The right to receive payments in respect of CVRs may expire sooner if certain payments have already been made in respect of the CVRs, as set forth in the CVR Agreement.

8.3.	Securities Law Considerations.

The CVRs are not securities and are non-transferable except for certain limited permitted transfers as set forth in the CVR Agreement. The CVRs are not subject to registration under the Securities Laws or any other applicable law.

8.4.	Certain Covenants.

The Reorganized Debtors shall not, and shall not cause or permit their direct or indirect subsidiaries to, amend their constituent documents or enter into or undergo any consolidation, merger, or similar transaction, reorganization, transfer of assets, dissolution, issue or sale of securities, or take any other voluntary action, in each case, for the primary purpose of causing the requirements for payment of the CVRs to not be satisfied.

Without the consent of the Independent Director(s), the Reorganized Debtors shall not, and shall cause their direct or indirect subsidiaries to not, take any action or enter into any agreement that is disproportionately adverse to the economic interests of the holders of the CVRs when compared to the holders of New HIT Common Equity Interest.

The Reorganized Debtors shall not, and shall not cause or permit their direct or indirect subsidiaries to, enter into or engage in certain transactions with an affiliate or a related party.

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8.5.	Reporting.

The Reorganized Debtors shall make information available periodically with respect to the CVR Asset Pool on a confidential website only accessible to holders of CVRs and the Plan Sponsor in accordance with the terms of the CVR Agreement.

8.6.	Inconsistency Between Plan and CVR Agreement.

The provisions of this Article VIII are subject to, and qualified in all respects, by the specific terms and conditions set forth in the CVR Agreement. In the event of an inconsistency between this Plan and the CVR Agreement, the terms and conditions of the CVR Agreement shall govern.

ARTICLE IX.

DISTRIBUTIONS

9.1.	Plan Distributions Generally.

One or more Disbursing Agents shall make all Plan Distributions under the Plan to the appropriate holders of Claims and Interests in accordance with the terms of the Plan. For the avoidance of doubt, the Reorganized Debtors may, but are not required to, serve as the Disbursing Agent under the Plan.

9.2.	Distribution Record Date.

As of the close of business on the Effective Date, the various lists of holders of Interests in each Class, as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of Interests occurring on or after the Effective Date. In addition, with respect to payment of any cure amounts owed pursuant to Bankruptcy Code section 365(b) or disputes over any cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a cure amount.

9.3.	Date of Plan Distributions.

Except as otherwise provided in the Plan, any Plan Distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic Plan Distribution dates to the extent they determine them to be appropriate.

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9.4.	Disbursing Agent.

All Plan Distributions shall be made by the Disbursing Agent, on behalf of the applicable Debtor (unless otherwise provided herein), on or after the Effective Date or as otherwise provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable and documented fees and expenses incurred by such Disbursing Agent directly related to Plan Distributions hereunder shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in the Plan. For the avoidance of doubt, the Disbursing Agent shall not have any responsibilities with respect to the CVRs.

9.5.	Rights and Powers of Disbursing Agent.

(a)          From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b)          The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all Plan Distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

9.6.	Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

9.7.	Delivery of Plan Distributions.

All Plan Distributions to any holder of an Allowed Claim as and when required by the Plan shall be made by the Disbursing Agent. In the event that any Plan Distribution to any holder is returned as undeliverable, no further Plan Distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently due, missed Plan Distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable Plan Distributions and, if located, assist such holders in complying with this Section 9.7.

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9.8.	Proofs of Claim; Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of Classes 1, 2, 3, 4, and 7 under the Plan, except as provided in Section 10.3 with respect to rejection damage Claims, holders of Claims or Interests need not file Proofs of Claim, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.

Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below, and such creditor that Files a Proof of Claim with the Bankruptcy Court retains any right it may have to pursue remedies in a forum other than the Bankruptcy Court in accordance with applicable. Notwithstanding anything in this Section 9.8, (a) all Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract or Unexpired Lease, (b) disputes regarding the amount of any cure pursuant to section 365 of the Bankruptcy Code, and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court in the ordinary course of business.

9.9.	Postpetition Interest.

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, or as otherwise agreed by the Reorganized Debtors, interest shall not accrue or be paid on any Claims on or after the Petition Date.

9.10.	Unclaimed Property.

Undeliverable Plan Distributions or unclaimed Plan Distributions shall remain in the possession of the Reorganized Debtors until such time as a Plan Distribution becomes deliverable or the holder accepts Plan Distribution, or such Plan Distribution reverts back to the Reorganized Debtors, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such Plan Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of the attempted Plan Distribution. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

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9.11.	Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

9.12.	Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

9.13.	Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any Plan Distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

9.14.	Setoffs.

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

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9.15.	Withholding and Reporting Requirements.

(a)          Withholding Rights. In connection with the Plan, any party issuing any instrument or making any Plan Distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Plan Distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay the withholding tax (or reimburse the distributing party for any advanced payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each Entity that receives a Plan Distribution pursuant to the Plan shall have responsibility for any taxes imposed by any Governmental Unit, including, without limitation, income, withholding, and other taxes, on account of such Plan Distribution. Any party issuing any instrument or making any Plan Distribution pursuant to the Plan has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)          Forms. Any party entitled to receive any property as an issuance or Plan Distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Person designated by the Reorganized Debtors (which Person shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1.	General Treatment; Assumption and Rejection of Executory Contracts or Unexpired Leases.

(a)          As of and subject to the occurrence of the Effective Date and the payment of any applicable cure amounts owed pursuant to Bankruptcy Code section 365(b), all Executory Contracts and Unexpired Leases to which any of the Debtors are parties, and which have not expired or terminated by their own terms on or prior to the Effective Date, including—subject to Section 7.13—Employee Arrangements, shall be deemed assumed by the Debtors, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected previously by the Debtors; (2) was previously expired or terminated pursuant to its own terms, (3) is the subject of a motion to reject filed on or before the Effective Date, or (4) is identified on the Schedule of Rejected Contracts and Leases.

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(b)          Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the assumptions or assumptions and assignments provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Bankruptcy Court that the Reorganized Debtors have provided adequate assurance of future performance under each assumed Executory Contract and Unexpired Lease. Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law; provided that the assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to affiliates.

(c)          Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control,” “ipso facto,” bankruptcy default or similar provisions), then such provision shall be unenforceable or deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate or modify such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

10.2.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Reorganized Debtors shall satisfy any monetary defaults under any Executory Contract or Unexpired Lease to be assumed hereunder, to the extent required by section 365(b)(1) of the Bankruptcy Code, upon assumption thereof in the ordinary course of business. If a counterparty to any Executory Contract or Unexpired Lease believes any amounts are due as a result of such Debtor’s monetary default thereunder, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or Reorganized Debtors may have with respect to such Cure Claim. Any Cure Claim shall be deemed fully satisfied, released and discharged upon payment by the Reorganized Debtors of the applicable Cure Claim; provided, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to assert or file such request for payment of such Cure Claim. The Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may settle any Cure Claims without any further notice to or action, order or approval of the Bankruptcy Court.

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Any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), must be filed with the Bankruptcy Court on or before the deadline set by the Bankruptcy Court for objecting to Confirmation of the Plan, or such other deadline as may have been established by order of the Bankruptcy Court. To the extent any such objection is not determined by the Bankruptcy Court at the Combined Hearing, such objection may be heard and determined at a subsequent hearing. Any counterparty to an Executory Contract or Unexpired Lease that does not timely object to the proposed assumption of any Executory Contract or Unexpired Lease by the deadline established by the Bankruptcy Court will be deemed to have consented to such assumption.

In the event of a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors (with the consent of the Plan Sponsor), or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease prior to the Effective Date based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Claims pursuant to the Plan, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Reorganized Debtors assume such Executory Contract or Unexpired Lease.

10.3.	Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided in the Plan or the Plan Supplement, each Executory Contract and Unexpired Lease, if any, set forth on the Schedule of Rejected Contracts and Leases (which, if any, shall be included in the Plan Supplement) shall be deemed rejected, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts and Leases at any time through and including the Effective Date.

Proofs of claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estate or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released and discharged, notwithstanding anything in a Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases to which any Debtor is a party shall be classified as general unsecured claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

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10.4.	Survival of the Debtors’ Indemnification Obligations and Guarantees.

(a)          Any obligations of the Debtors pursuant to their corporate charters, bylaws, Limited Partnership Agreement, or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Plan. Any Claim based on such obligations shall not be a Disputed Claim, Disallowed Claim, or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code. None of the Reorganized Debtors shall amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

(b)          In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under the D&O Liability Insurance Policies in effect or purchased as of the Petition Date, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

(c)          On the Effective Date, all guarantees, indemnities, or other credit support provided by a Debtor in support of the primary obligations of another Debtor or any Non-Debtor Subsidiary shall be Unimpaired by the Plan and reinstated to their position immediately prior to the Petition Date.

10.5.	Severance Contracts and Programs.

Except as otherwise expressly provided in the Plan, a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, all severance benefit plans and policies for former employees (including any severance contracts between one or more of the Debtors and a former employee that were in effect as of or after the Petition Date), to the extent contemplated by the DIP Budget (as defined in the Interim DIP Order and Final DIP Order), are treated as Executory Contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

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10.6.	Insurance Policies.

All insurance policies (including all directors’ and officers’ insurance policies and tail or run-off coverage liability insurance) pursuant to which any Debtor has any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

10.7.	Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

10.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease, without regard to whether such agreement, instrument, or other document is listed in any notice of assumed contracts.

10.9.	Reservation of Rights.

(a)          Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(b)          Except as otherwise provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(c)          Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

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(d)          If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or the Reorganized Debtors, as applicable, shall have 60 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by filing a notice indicating such altered treatment.

ARTICLE XI.

CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

11.1.	Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a)          the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Plan Sponsor, having become a Final Order and remaining in full force and effect;

(b)          all actions, agreements and documents, including the Plan Documents and the Plan Supplement, in form and substance consistent with, and in form and substance as required by the approvals and consents set forth in, the RSA, being filed with the Bankruptcy Court, executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c)          a chapter 11 trustee, a responsible officer, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) not having been appointed in any of the Chapter 11 Cases;

(d)          the Amended Constituent Documents, in form and substance attached as Exhibits to the Plan Supplement, shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation or formation and shall have become effective in accordance with such jurisdictions’ corporation or limited partnership laws;

(e)          the issuance of the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs, and the consummation of the Exit Facility;

(f)           the RSA remaining in full force and effect and not having been terminated;

(g)          the payment of Restructuring Expenses incurred during the period prior to the Effective Date to the extent invoiced to the Debtors, except as otherwise provided in Section 3.3 hereof with respect to Professional Fee Claims;

(h)          all actions, documents, certificates, and agreements necessary to implement this Plan having been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws obtaining;

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(i)           all governmental and third-party approvals and consents, including Bankruptcy Court approval, as necessary in connection with the transactions provided for in this Plan, these approvals not being subject to unfulfilled conditions, being in full force and effect, and all applicable waiting periods having expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and,

(j)           the payment and satisfaction in full of all statutory fees and obligations then due and payable to the office of the U.S. Trustee.

11.2.	Waiver of Conditions Precedent.

(a)          Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 11.1 of the Plan may be waived in writing by the Debtors with the prior written consent of the Plan Sponsor without leave of or order of the Bankruptcy Court.

(b)          The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

11.3.	Effect of Failure of a Condition.

If the conditions listed in Section 11.1 of the Plan are not satisfied or waived in accordance with Section 11.2 of the Plan on or before the first Business Day that is more than 90 days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims against or any Interests in the Debtors or claims by the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors or the Plan Sponsor, or any other Entity.

ARTICLE XII.

EFFECT OF CONFIRMATION OF PLAN

12.1.	Vesting of Assets.

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan (including the Restructuring Transactions), on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets and property of the Estates shall vest in the Reorganized Debtors, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Facility. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses; the use, acquisition, sale, lease and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

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12.2.	Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, or (d) voted to reject the Plan.

12.3.	Deemed Consent to Change of Control of Debtors.

As of the Effective Date, any counterparty to a contract with the Debtors or the Non-Debtor Subsidiaries shall be deemed to have consented to the change of control of the Debtors occurring pursuant to this Plan, and is forever barred and enjoined from declaring a breach, default, or otherwise proceeding against the Debtors or Non-Debtor Subsidiaries with respect to any such counterparty contract provisions otherwise triggered by a change of control of the Debtors; provided that such counterparty received actual notice of this Plan and the Disclosure Statement.

12.4.	Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the Plan Distributions to be made under the Plan, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of their assets or property, whether or not such holder has filed a Proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

12.5.	Term of Injunctions or Stays.

Unless otherwise provided herein, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

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12.6.	Injunction.

(a)          Except as otherwise specifically provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons or Entities, and all other parties in interest, along with their present or former employees, agents, officers, directors, principals, representatives, and affiliates are, with respect to any Claims or Interests being released, exculpated, or discharged pursuant to this Plan, permanently enjoined after the Confirmation Date from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting the Debtors, their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons or any property, wherever located, of any such transferee or successor; (ii) enforcing, levying, attaching (including any pre-judgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, or their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property, wherever located, of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law (including, without limitation, commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan) to the fullest extent permitted by applicable law; or (v) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or their Estates, or against the property or interests in property of the Debtors or their Estates. Such injunction shall extend to any successors or assignees of the Debtors and their properties and interest in properties; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

(b)          By accepting Plan Distributions, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section 12.6.

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12.7.	Releases.

(a)	Releases by Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, the Released Parties shall be deemed released and discharged by the Debtors and their Estates from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing, or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise that the Debtors, their Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity or that any holder of a Claim or Interest or other Entity would have been legally entitled to assert derivatively for or on behalf of the Debtors, or their Estates, based on, relating to or in any manner arising from, in whole or in part, the Debtors, their Estates, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, excluding any assumed Executory Contract or Unexpired Lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the Exit Facility Agreement, the DIP Credit Agreement and other DIP Loan Documents, the Chapter 11 Cases, or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, and such Released Party does not abandon such Claim or Cause of Action upon request, then the release set forth in the Plan shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such Claim or Cause of Action; provided, further that the immediately preceding proviso shall not apply to (i) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority, or secured status of any prepetition or ordinary course administrative Claim against the Debtors or (ii) any release or indemnification provided for in any settlement or granted under any other court order; provided that, in the case of (i) and (ii), the Debtors shall retain all defenses related to any such action. Notwithstanding anything contained herein to the contrary, the foregoing release shall not release any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in the Plan is:  (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all holders of Interests and Claims; (iii) fair, equitable and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to the Debtors asserting any claim, Cause of Action or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

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(b)	Releases by Releasing Parties.

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including the obligations of the Debtors under the Plan, the Plan Consideration and other contracts, instruments, releases, agreements, or documents executed and delivered in connection with this Plan, each Releasing Party shall be deemed to have consented to the Plan and the restructuring embodied herein for all purposes, and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all Claims, Interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on, relating to or in any manner arising from, in whole or in part, the Debtors, the Estates, the liquidation, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Releasing Party, excluding any assumed Executory Contract or Unexpired Lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the DIP Credit Agreement and other DIP Loan Documents, the Exit Facility Agreement, the Existing Preferred Equity Interests, the Existing HIT Common Equity Interests, the New HIT Common Equity Interests, the New HITOP Interests, the Amended Constituent Documents, or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided that any holder of a Claim or Interest that objects to the releases contained in the Plan shall not receive the benefit of the releases set forth in the Plan (even if for any reason otherwise entitled). Notwithstanding anything contained herein to the contrary, the foregoing release shall not release any obligation of any party (i) under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) under any Executory Contract or Unexpired Lease assumed under the Plan, or (iii) any contract or lease between a Non-Debtor Subsidiary and a Releasing Party.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in the Plan is:  (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all holders of Interests and Claims; (iii) fair, equitable, and reasonable; and (iv) given and made after due notice and opportunity for hearing.

(c)	Exculpation.

On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, to the maximum extent permissible under applicable law, none of the Exculpated Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the Debtors’ restructuring, including the negotiation, implementation and execution of the Plan, this Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the Chapter 11 Cases, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan, or the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions, and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court. For purposes of the foregoing, it is expressly understood that any act or omission effected with the approval of the Bankruptcy Court conclusively will be deemed not to constitute gross negligence or willful misconduct unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation, and in all respects, the applicable Persons shall be entitled to rely on the advice of counsel with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and administration thereof. The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(d)	Retention of Causes of Action/Reservation of Rights.

Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors or the Estates may have, or that the Debtors may choose to assert on behalf of their Estates, under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or claim for setoff that seeks affirmative relief against the Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Estates to the Debtors.

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Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan. The Debtors shall have, retain, reserve and be entitled to commence, assert and pursue all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

(e)	Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors and their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Notwithstanding anything herein to the contrary, as of the Effective Date, pursuant to section 1125(e) and (g) of the Bankruptcy Code, the Plan Sponsor, DIP Lender, and DIP Agent and each of their respective affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors and attorneys shall be deemed to have solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, and to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, in the offer, issuance, sale, or purchase of a security offered or sold under the Plan of a Reorganized Debtor, and shall not be liable to any Person on account of such solicitation or participation.

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(f)	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

(g)	Recoupment.

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

(h)	Subordination Rights.

Any Plan Distributions to holders of Claims or Interests shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

12.8.	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent such policy, contract, or other obligation is conditioned on, creates an obligation of any Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation; or (d) the Restructuring Transactions.

12.9.	No Successor Liability.

The Plan Sponsor (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

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ARTICLE XIII.

RETENTION OF JURISDICTION

13.1.	Retention of Jurisdiction

(a)          Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the fullest extent permissible under law, over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(i)	To hear and determine all matters relating to the assumption or rejection of Executory Contracts or Unexpired Leases, including whether a contract or lease is or was executory or expired;

(ii)	To hear and determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(iii)	To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(iv)	To ensure that Plan Distributions are accomplished as provided herein;

(v)	To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(vi)	To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(vii)	To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court (including, without limitation, with respect to releases, exculpations and indemnifications);

(viii)	To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

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(ix)	To hear and determine all matters relating to the allowance, disallowance, liquidation, classification, priority, or estimation of any Claim;

(x)	To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(xi)	To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the Disclosure Statement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing (including without limitation the Plan Supplement and the Plan Documents); provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement shall be governed in accordance with the provisions of such documents;

(xii)	To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(xiii)	To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(xiv)	To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xv)	To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(xvi)	To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Confirmation Hearing, the deadline by which to file Administrative Expense Claims, or the deadline for responding or objecting to a cure amount owed pursuant to Bankruptcy Code section 365(b), for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

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(xvii)	To recover all assets of the Debtors and property of the Estates, wherever located;

(xviii)	To hear and determine any rights, claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory; and

(xix)	To enter a final decree closing the Chapter 11 Cases.

(b)          If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of Section 13.1 of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

13.2.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1.	Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

14.2.	Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.3.	Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods of the Debtors through the Effective Date.

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14.4.	Exemption from Certain Transfer Taxes.

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including, without limitation, the Confirmation Order, including (a) the Restructuring Transactions, (b) the issuance of the Plan Consideration, (c) the issuance, transfer or exchange of any securities or instruments, (d) the creation, filing or recording of any Lien, mortgage, deed of trust, or other security interest, (e) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed, bill of sale, or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (f) the grant of Collateral under the Exit Facility, and (g) the issuance, renewal, modification, or securing of indebtedness shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing, or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Upon entry of the Confirmation Order, the appropriate state or local government officials or agents shall forgo the collection of any such tax or governmental assessment, and consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

14.5.	Amendments.

(a)          Plan Modifications. (i) The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and upon the written consent of the Plan Sponsor, to amend, modify, or supplement the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Code may otherwise direct.

(b)          Other Amendments. After the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Interests hereunder, and upon the written consent of the Plan Sponsor, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests and which shall be consistent with, and subject to the approvals and consents as set forth in, the RSA.

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14.6.	Effectuating Documents and Further Transactions.

(a)         Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable owners, board of directors, and general partners, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

(b)         On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Interests and Claims receiving Plan Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

14.7.	Revocation or Withdrawal of Plan.

The Debtors reserve the right, subject to the prior written consent of the Plan Sponsor, to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting of an amount of any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor or the Plan Sponsor, or any other Entity.

14.8.	Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, in each case at the election and the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation; provided, however, that any such holding, alteration, or interpretation shall not affect the approvals and consents as set forth in the RSA. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) nonseverable and mutually dependent.

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14.9.	Governing Law.

Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent an exhibit or schedule hereto, or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; provided that corporate, limited partnership, or entity governance matters relating to a Debtor or a Reorganized Debtor shall be governed by the laws of the state of incorporation or organization of the Debtors or the Reorganized Debtors.

14.10.	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.11.	Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.12.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

14.13.	Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

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14.14.	Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

14.15.	Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

14.16.	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full therein.

14.17.	Reservation of Rights.

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

14.18.	Plan Supplement.

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Claims and Noticing Agent’s website at http://dm.epiq11.com/HospitalityInvestorsTrust or the Bankruptcy Court’s website at https://www.pacer.gov/.

14.19.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

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14.20.	Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by electronic mail or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by electronic mail transmission, when received and telephonically confirmed, addressed as follows:

1.	The Debtors at:

Hospitality Investors Trust, Inc.

Park Avenue Tower,

65 East 55th Street, Suite 801

New York, NY 10022

Attn: HIT Chapter 11 Notices

Email: casenotices@hitreit.com

2.	Office of the U.S. Trustee at:

Office of the United States Trustee for the District of Delaware
844 King Street, Suite 2207, Lockbox 35
Wilmington, DE 19801
Attn: Joseph J. McMahon, Jr. (joseph.mcmahon@usdoj.gov)

3.	Counsel to the Debtors at:

Proskauer Rose LLP

70 West Madison

Suite 3800

Chicago, IL 60602

Attn: Jeff J. Marwil (jmarwil@proskauer.com), Paul V. Possinger (ppossinger@proskauer.com), and Jordan E. Sazant (jsazant@proskauer.com)

- and -

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Joshua A. Esses (jesses@proskauer.com)

- and -

Potter Anderson & Corroon LLP

1313 North Market Street

Wilmington, DE 19801

Telephone: (302) 984-6000

Attn: Jeremy W. Ryan (jryan@potteranderson.com)

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4.	The Plan Sponsor at:

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
250 Vesey Street, 11th Floor

New York, NY 10004

Attn: BPG Transactions Legal

(realestatenotices@brookfield.com)

5.	Counsel to the Plan Sponsor at:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Sean A. O’Neal (soneal@cgsh.com)

- and -

Young Conaway Stargatt & Taylor, LLP
Rodney Square, 1000 King Street
Wilmington, DE 19801
Attn: Pauline K. Morgan
Email: pmorgan@ycst.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities stating that in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

ARTICLE XV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Interests in the Voting Class to vote in favor thereof.

Dated: May 17, 2021

Respectfully submitted,
Hospitality Investors Trust, Inc. and
Hospitality Investors Trust Operating Partnership, L.P.

By:	/s/ Bruce A. Riggins
Name: Bruce A. Riggins
Title: Chief Financial Officer, Hospitality Investors Trust, Inc.

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Exhibit A

Contingent Value Rights Agreement

Exhibit Version

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] [•], 2021 (this “Agreement”), is entered into by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Computershare, Inc. (“Computershare”), a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as agent with respect to the Contingent Value Rights (the “CVR Agent”).

WITNESSETH:

WHEREAS, on May 19, 2021, the Company and its operating partnership, Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership (the “OP”), entered into a Restructuring Support Agreement (as may be subsequently amended or modified from time to time, the “RSA”) with the Supporting Stockholder;

WHEREAS, on May 19, 2021 (the “Petition Date”), the Company and the OP commenced voluntary cases under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Cases”), and concurrently filed a joint prepackaged plan of reorganization (as may be amended or modified from time to time in accordance with the RSA, the “Plan”);

WHEREAS, the Company has obtained a debtor-in-possession loan facility (as may be subsequently amended or modified from time to time, the “DIP Facility”) and a post-confirmation loan facility (as may be subsequently amended or modified from time to time, the “Exit Facility”) from the Supporting Stockholder;

WHEREAS, pursuant to the Plan, the Company shall grant Contingent Value Rights to holders of the Shares on the Effective Date;

WHEREAS, this Agreement constitutes the CVR Agreement referred to in the RSA and the Plan;

WHEREAS, the Contingent Value Right is a contract right, providing the Holders with the right to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement for each Contingent Value Right at a later date and subject to the terms and conditions set forth herein;

WHEREAS, the Company desires to appoint the CVR Agent as its agent with respect to the Contingent Value Rights pursuant to the terms of this Agreement, and the CVR Agent desires to accept such appointment; and

WHEREAS, the CVR Agent has agreed to provide specified services covered by this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Plan, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

Article 1
DEFINITIONS

Section 1.1.            Definitions.

(a)            For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

(ii)         the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)        unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv)        references to any Person shall include such Person’s successors and permitted assigns; and

(v)         whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”.

(b)           The following terms shall have the meanings ascribed to them as follows:

“2019 Hotel EBITDA” means, with respect to the Hotel Properties in the CVR Asset Pool or the Excluded Properties, the Adjusted EBITDA for the year ended December 31, 2019 for such Hotel Properties in the CVR Asset Pool or Excluded Properties, as applicable, calculated without giving effect to clause (c) of the first sentence of the definition of Adjusted EBITDA.

“Additional Adjustment Amount” means (i) any amount distributed by the CVR Holding Company to its shareholders, members, or partners, or (ii) any principal amount loaned by the CVR Holding Company or any of its direct or indirect Subsidiaries pursuant to any Upstream Intercompany Loan other than (a) any distribution, payment or loan out of net proceeds from a Monetization Event, but only to the extent such amount has not previously been taken into account in the determination of a Total Distributable Amount under Section 2.4(g), and (b) any Permitted Distribution.

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“Adjusted EBITDA”, with respect to one or more Hotel Properties and any Measurement Period, is calculated as net loss (income) and comprehensive loss (income) (calculated in accordance with GAAP) of the applicable Hotel Property or Hotel Properties during the applicable Measurement Period, excluding (a) the effect of expenses not related to operating the applicable Hotel Property or Hotel Properties, (b) non-cash charges that are not indicative of the operating performance of the applicable Hotel Property or Hotel Properties, and (c) any effects on net loss (income) and comprehensive loss (income) due to (1) a Casualty or Condemnation Event, strike or other labor dispute, fire, war, insurrection, act of God, governmental intervention, terrorism or pandemic or (2) any other event that is reasonably beyond the control of the Company other than to the extent the principal cause of such event is the Company’s or any of its Subsidiaries’ gross negligence or willful misconduct. Exclusions made for these purposes shall include (to the extent attributable to a particular Hotel Property or Hotel Properties, if applicable): (i) depreciation and amortization; (ii) impairment of goodwill and long-lived assets; (iii) interest expense; (iv) transaction related costs; (v) other loss (income); (vi) gain (loss) on sale of assets, net; (vii) equity in loss (earnings) of unconsolidated entities; (viii) general and administrative expense; and (ix) income tax (benefit) expense.

“Adjusted EBITDA Threshold” means, with respect to any Hotel Property, the amount of Adjusted EBITDA for such Hotel Property set forth on Schedule I hereto. Any reference to the Adjusted EBITDA Threshold for the CVR Asset Pool refers to the aggregate Adjusted EBITDA Threshold of all of the Hotel Properties then in the CVR Asset Pool.

“Adjusted Total CVR Pool Amount” has the meaning set forth in Section 2.4(g)(i).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“All or Substantially All of the Assets” means at least eighty percent (80%) of the number of the Hotel Properties comprising the CVR Asset Pool as of the Effective Date.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Calculation Certificate” has the meaning set forth in Section 2.5(a).

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership, equity or profit interests or units in, including any limited or general partnership interest and any limited liability company interest) such Person.

“Cases” has the meaning set forth in the Recitals.

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“Casualty or Condemnation Event” means the damage or destruction, in whole or in part, by fire or other casualty, of a Hotel Property or a temporary or permanent taking of a Hotel Property by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Hotel Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Hotel Property or any part thereof.

“Change-of-Control Monetization Event” means (a) the sale or other disposition (in one transaction or a series of related transactions) of outstanding Voting Securities of (i) the Company or (ii) any direct or indirect Subsidiary(ies) of the Company that, individually or together, directly or indirectly hold(s) 100% of the Company’s interest in the Hotel Properties comprising the CVR Asset Pool, representing in the aggregate more than 50.0% of the total voting power of the Voting Securities of the Company or such Subsidiary(ies) (after giving effect to such sale or other disposition) to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, other than a transfer of Voting Securities of the Company or such Subsidiary(ies) to any Affiliates of the holders of the Voting Securities being transferred as part of a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined in good faith by the Supporting Stockholder) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof); provided that in the event of a transfer of Voting Securities in direct or indirect Subsidiary(ies) of the Company, this Agreement shall be assigned to the transferee in accordance with Section 4.5, or (b) a reorganization, merger, share exchange, consolidation or other business combination of the Company, or any direct or indirect Subsidiary(ies) of the Company that, individually or together, directly or indirectly hold(s) 100% of the Company’s interests in the Hotel Properties comprising the CVR Asset Pool, with or into any other Person in which transaction the Shareholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through the Company or any other Person), an aggregate of less than 50.0% of the total voting power of the Voting Securities of the Company or such Subsidiary(ies) or, if the Company or such Subsidiary(ies) is(are) not the acquiring, resulting or surviving Person(s) in such transaction, such acquiring, resulting or surviving Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble; provided that any reference to any action to be taken by the Company or not to be taken by the Company, or with respect to the assets or liabilities of the Company, shall be deemed to include the Company’s direct and indirect Subsidiaries, as applicable.

“Compelled” has the meaning set forth in Section 4.3(b)(i).

“Confidential Information” has the meaning set forth in Section 4.3(b)(i).

“Confirmation Order” has the meaning set forth in the Plan.

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“Contingent Value Rights” means the rights of Holders to receive contingent cash payments pursuant to the Plan and this Agreement.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

“CVR Agent” means the CVR Agent named in the Preamble, until a successor CVR Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Agent” shall mean such successor CVR Agent.

“CVR Agent Fees” has the meaning set forth in Section 3.2(f).

“CVR Asset Pool” means the Hotel Properties that were owned by the Company and its Subsidiaries as of immediately prior to the Effective Date that are not Excluded Assets, and other assets directly related to operation of such Hotel Properties that are not Excluded Assets and any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), rights and obligations and agreement related to the operations of such Hotel Properties and excluding any general and administrative expenses incurred by the CVR Holding Company and its Subsidiaries or any other Person, which expenses shall not be the responsibility of the CVR Holding Company and its Subsidiaries.

“CVR Distribution Expenses” means, with respect to any distribution to Holders in respect of a Distribution Triggering Monetization Event, the Final Payment Date Distribution or a Holdback Payment Distribution, as applicable, the reasonable, documented, out-of-pocket costs and expenses of the Company and any of its Subsidiaries in connection with the performance of its and/or their respective obligations under this Agreement or otherwise in connection with any such distribution to be made to the Holders in respect of such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, including, if applicable to the particular Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution: (a) all reasonable, documented, out-of-pocket costs and expenses billed by the Independent Valuer and/or the Independent Investment Banker; (b) the costs and expenses (whether or not reasonable) billed by the Independent Accountant and allocated to the Company pursuant to Section 2.6(a); and (c) the CVR Agent Fees billed by the CVR Agent in connection with such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable; provided, that CVR Distribution Expenses shall not include any costs or expenses to the extent expressly taken into account or given effect to in the calculations of Net Proceeds from Hotel Sale or Net Proceeds from CVR Asset Pool.

“CVR Holding Company” means the OP or any other Subsidiary of the Company that directly or indirectly owns the Hotel Properties in the CVR Asset Pool.

“CVR Payment Date” has the meaning set forth in Section 2.5(c).

“CVR Register” has the meaning set forth in Section 2.3(b).

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“DIP Facility” has the meaning set forth in the Recitals.

“DIP Financing Invested Capital Amount” means $[•], representing the amount of outstanding principal and accrued interest and other outstanding obligations through and including the Effective Date under the DIP Facility that is converted to Shares on the Effective Date pursuant to the Plan multiplied by the Excluded Asset Adjustment Factor, which amount shall be subject to reduction from time to time by in accordance with Section 2.4(g).

“Distribution Triggering Monetization Event” means a Monetization Event of the type set forth in clause (i) or (ii) of the definition thereof.

“Effective Date” means the effective date of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility” has the meaning set forth in the Recitals.

“Excluded Assets” means the Hotel Properties on Schedule II hereto and other assets directly related to operation of such Hotel Properties and any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), rights and obligations and agreement related to the operations of such Hotel Properties, which shall have been transferred from the CVR Holding Company if requisite consents have been obtained, or, if requisite consents have not been obtained, shall be held by the CVR Holding Company pursuant to arrangements under which it shall be treated, for all purposes applicable under this Agreement and notwithstanding anything to the contrary in this Agreement, as if the Excluded Assets were not part of the CVR Asset Pool.

“Excluded Asset Adjustment Factor” means 0.9866, representing (a) one, minus (b) the quotient (expressed as a decimal fraction) of (i) the aggregate 2019 Hotel EBITDA of the Excluded Assets, divided by (ii) the sum of (A) the aggregate 2019 Hotel EBITDA of the Excluded Assets and (B) the aggregate 2019 Hotel EBITDA of the Hotel Properties in the CVR Asset Pool.

“Extended Maturity Date” means [•], 2028, the seventh anniversary of the Effective Date.

“Final Payment Date” means the earlier of (i) the Maturity Date and (ii) the date that is the six-month anniversary of the first occurrence of a Distribution Triggering Monetization Event (or, if not a Business Day, the next Business Day).

“Final Payment Date Distribution” means the final distribution to Holders in respect of amounts distributable as of the Final Payment Date.

“GAAP” means United States generally accepted accounting principles as in effect from time to time and set forth in the Financial Accounting Standards Board Accounting Standards Codification applied on a basis in all material respects consistent with that of the Company for the 2020 fiscal year (except as required by changes in such generally accepted accounting principles).

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“Governmental Entity” means United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Holdback” has the meaning set forth in Section 2.4(d)(iii).

“Holdback Amount” has the meaning set forth in Section 2.4(d)(iii).

“Holdback Payment Distribution” has the meaning set forth in Section 2.4(d)(vi).

“Holdback Payment Distribution Payment Date” has the meaning set forth in Section 2.5(e).

“Holdback Value” has the meaning set forth in Section 2.4(d)(vii).

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Hotel Property” shall mean each property on which a hotel is operated and in which the Company or any direct or indirect Subsidiary holds an ownership interest, together with the buildings and other improvements thereon and all assets related to the operation of the hotel on the Hotel Property.

“Indemnitees” has the meaning set forth in Section 3.2(e).

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated by the Company.

“Independent Director” means any director of the Company who is an “independent director” as defined under Listing Rule 303A.02 of the New York Stock Exchange Listed Company Manual or any successor provision.

“Independent Investment Banker” means an independent and nationally recognized financial services company selected by the Company from a list of at list three (3) candidates provided by the Independent Director(s), each of which has at least ten years of experience advising Persons owning hotel properties similar to those owned by the Company.

“Independent Valuer” means an independent and nationally recognized MAI appraiser selected by the Company from a list of at least three (3) candidates provided by the Independent Director(s), each of which has at least ten years of experience valuing hotel properties similar to those owned by the Company.

“Initial Contingent Value Rights” has the meaning set forth in Section 2.1(c).

“Initial Maturity Date” means [•], 2026, the fifth anniversary of the Effective Date.

“Losses” has the meaning set forth in Section 3.2(e).

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“Majority of Holders” means, at any time, the registered Holder(s) of more than 50% of the total number of Contingent Value Rights registered at such time, as set forth on the CVR Register.

“Make Available” means, with respect to any document, notice or information required to be provided to Holders under this Agreement, at the Company’s option, either (1) to mail or cause the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, or (2) to post on the Company’s public website.

“Maturity Date” means either (i) the Initial Maturity Date, or (ii) if the Company exercises its extension right pursuant to Section 2.7, the Extended Maturity Date.

“Measurement Period” means, as applicable, the trailing 12-month period ending on the last day of the calendar quarter preceding the calendar quarter in which the event that has required the Company to calculate the Adjusted EBITDA for any Hotel Property occurs.

“Monetization Event” means (i) the consummation of a Change-of-Control Monetization Event, (ii) the consummation of any transaction that does not constitute a Change-of-Control Monetization Event pursuant to which, directly or indirectly, on a cumulative basis following consummation of such transaction, All or Substantially All of the Assets included in the CVR Asset Pool have been sold or otherwise disposed of subsequent to the Effective Date, other than any disposition of all of the Hotel Properties comprising the CVR Asset Pool then owned directly or indirectly by the Company to an Affiliate of the Company or the Supporting Stockholder as part of a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined by the Supporting Stockholder in good faith) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof); provided that in the event of any such disposition to an Affiliate of the Company or the Supporting Stockholder that is not the Company or a Subsidiary of the Company, this Agreement shall be assigned to the transferee in accordance with Section 4.5, or (iii) a sale or other disposition of assets remaining in the CVR Asset Pool that occurs subsequent to a Distribution Triggering Monetization Event but prior to the Final Payment Date.

“Net Proceeds from CVR Asset Pool” has the meaning set forth in Section 2.4(c).

“Net Proceeds from Hotel Sale” means the amount of any cash or non-cash consideration actually received by the Company in any direct or indirect sale of all of the Company’s interest in any Hotel Property (with the valuation of any non-cash consideration determined by the Independent Investment Banker) less (i) the mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) not assumed by the buyer or to which the buyer does not acquire the assets subject to (with such amounts determined in good faith by the Board of Directors), and (ii) reasonable, documented, out-of-pocket costs and expenses of the Company and any of its Subsidiaries in connection with such sale.

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“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Objection Period” has the meaning set forth in Section 2.5(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the CVR Agent.

“Permitted Distributions” means any amount distributed by the CVR Holding Company (a) to the Company to fund costs and expenses of the Company or any of its Subsidiaries, including (i) general and administrative expenses, (ii) to the extent not covered by clause (i), expenses associated with directors, officers, employees, consultants and any other agents of the Company (including any severance or termination payments), (iii) taxes, (iv) payments pursuant to contractual obligations, (v) payments of cash dividends to shareholders of the Company that are not Affiliates of the Supporting Stockholder who shall have been issued preferred stock intended to enable the Company to satisfy the closely held requirements applicable to real estate investment trusts under Section 856(a)(6) of the Code, (vii) payments related to the expenses of or settlement of litigations or disputes, (viii) payments of principal, interest, fees and other expenses associated with indebtedness to the extent that the principal amount of such indebtedness has been (A) contributed to the CVR Holding Company or any of its Subsidiaries or (B) used to fund costs and expenses of the Company or any of its Subsidiaries that the CVR Company would be permitted to distribute funds to the Company to fund under this clause (a), (ix) capital expenditures (including property improvement plan expenditures), (x) expenses relating to furniture, fixtures and other equipment, (xi) management fees and other charges, fees and expenses to be paid to the property managers or sub-managers, (xii) costs and fees of independent professionals (including legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services for the Company or any of its Subsidiaries, (xiii) costs of attendance by employees at training and manpower development programs, (xiv) association dues, (xv) computer processing charges, (xvi) operational equipment and other lease payments, (xvii) insurance premiums, ground rents, maintenance charges and other charges and impositions and (xviii) franchise fees and expenses; provided that costs and expenses, individually and in the aggregate, covered by this clause (a) shall be consistent in scope and kind with the Company’s corporate-level costs and expenses in 2019 and 2020, shall not include costs or expenses primarily relating to assets other than the assets in the CVR Asset Pool and shall be allocated between the CVR Holding Company and assets that are not included in the CVR Asset Pool (including if such assets are Excluded Assets or were acquired by the Company subsequent to the Effective Date) based on the ratio of their respective Adjusted EBITDA for the trailing 12-month period ending on the last day of the calendar quarter preceding the calendar quarter in which the Permitted Distribution was made, and (b) to any Person (including, for the avoidance of doubt, the Company or any of its shareholders, including the Supporting Stockholder) in respect of the Net Proceeds from Hotel Sale of any Hotel Property prior to a Monetization Event that is not a Qualifying CVR Asset Pool Sale.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction in connection with divorce, bankruptcy or liquidation; or (iv) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

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“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” has the meaning set forth in the Recitals.

“Plan Documents” means the RSA, the Plan, this Agreement, the DIP Facility, the Exit Facility, and the organizational documents of the Company and the CVR Holding Company adopted as of the Effective Date.

“Post-Effective Date Contributions” means, without duplication, any cash contributions or loans made to the CVR Holding Company or any of its Subsidiaries on or after the Effective Date however structured, including cash amounts contributed, paid or loaned to the CVR Holding Company or any of its Subsidiaries on or after the Effective Date pursuant to the Exit Facility; provided, that, except for any cash contributions or loans made to the CVR Holding Company or any of its Subsidiaries pursuant to the Exit Facility: (a) any such loans shall be on terms and conditions that are arm’s length in accordance with Section 4.1 (provided, that any such loan shall be deemed to be on arm’s length terms for purposes of Section 4.1 if such loan is on terms substantially similar to the terms of the Exit Facility) and (b) any such cash contributions and loans shall only be used for (i) funding the costs and expenses of the CVR Holding Company and its Subsidiaries, including any of the costs and expenses set forth in clauses (i)-(xviii) in clause (a) of the definition of “Permitted Distributions” and (ii) reserves and/or liquidity requirements or needs of the CVR Holding Company and its Subsidiaries, as determined by the Company in its sole discretion.

“Pre-Petition LPA” means the Amended and Restated Agreement of Limited Partnership of the OP, dated as of March 31, 2017 and as amended from time to time through the date of the RSA.

“Pro Rata Payment Amount” means an amount equal to (i) a fraction, the numerator of which equals the total number of Contingent Value Rights held by such Holder on such date, and the denominator of which equals [•]1, multiplied by (ii) the Total Distributable Amount payable pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable.

1 Note to Draft: Such number shall be inserted in the executed CVR Agreement as of the Effective Date and shall be equal to: (i) the number of CVRs to be issued in respect of shares of outstanding common stock (which will include the number of CVRs to be issued in respect of RSUs that are cancelled on the Effective Date), plus (ii) the number of CVRs that would otherwise have been issued in respect of shares of common stock (including restricted shares) held by the Brookfield Investor, which will effectively be cancelled as of the Effective Date pursuant to the Plan, but which number shall be included solely for purposes of this calculation.

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“Qualifying CVR Asset Pool Sale” means any direct or indirect sale of all of the Company’s interest in any Hotel Property prior to the consummation of a transaction or series of transactions constituting a Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event occurs prior to the Final Payment Date, the Final Payment Date, if, at the time of the consummation of such sale, the Adjusted EBITDA for such Hotel Property for the Measurement Period exceeds the Adjusted EBITDA Threshold for such Hotel Property.

“Related Party” has the meaning ascribed to the term “related person” in Item 404(a) of Regulation S-K under the Exchange Act.

“RSA” has the meaning set forth in the Recitals.

“Section 2.4(g)(iii) 94% Amount” has the meaning set forth in Section 2.4(g)(iii).

“Section 2.4(g)(iv) 94% Amount” has the meaning set forth in Section 2.4(g)(iv).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Shareholder” means, in connection with a Change-of-Control Monetization Event, any holder of Shares or equity interests of any applicable Subsidiary of the Company receiving consideration in such Change-of-Control Monetization Event.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

“Supporting Stockholder” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Supporting Stockholder CVR Asset Pool Invested Amount” means $395,310,206.34, representing (i) the sum of (A) $379,746,396.50 (the purchase price paid by the Supporting Stockholder to the OP to acquire Class C Units (as defined in the Pre-Petition LPA)) plus (B) $16,289,594.88, which represents the Liquidation Preference (as defined in the Pre-Petition LPA) of the Class C Units issued in respect of the portions of the 12/31/20 PIK Distribution Amount (as defined in the Pre-Petition LPA) and the 3/31/21 PIK Distribution Amount (as defined in the Pre-Petition LPA) that correspond to the cash distributions that would have been payable on December 31, 2020 and March 31, 2021 if the Pre-Petition LPA had not been amended on December 24, 2020 and March 30, 2021 (but, for the avoidance of doubt, not any other Class C Units issued as PIK Distributions (as defined in the Pre-Petition LPA)), plus (C) $4,643,317.70, representing the accrued and unpaid Class C Cash Distribution Amount (as defined in the Pre-Petition LPA) from and after March 31, 2021 through and including the Petition Date, multiplied by (ii) the Excluded Asset Adjustment Factor, which shall be subject to reduction from time to time in accordance with Section 2.4(g).

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“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Entity.

“Total CVR Pool Amount” has the meaning set forth in Section 2.4(a).

“Total Distributable Amount” has the meaning set forth in Section 2.4(a).

“Transfer” means any sale, assignment, transfer, disposition, mortgage, pledge, participation, donation, gift, bequest, grant, hypothecation, encumbrance or any other similar transaction in any manner, direct or indirect, in whole or in part.

“Upstream Intercompany Loan” means a loan made by, or any other indebtedness for money borrowed from, the CVR Holding Company or its direct or indirect Subsidiaries to the Company or its direct or indirect Subsidiaries (other than to the CVR Holding Company or any of its direct and indirect Subsidiaries).

“Value” means, with respect to any asset or liability of the CVR Asset Pool or any other asset or liability required to be valued for purposes of calculating the Total CVR Pool Amount or the Total Distributable Amount (provided that the value of a Hotel Property or the CVR Asset Pool shall not include the outstanding principal amount of any Upstream Intercompany Loans), its fair market value. In the case of Hotel Properties, the fair market value shall be determined by the Independent Valuer in accordance with Section 2.4(e) and shall equal the purchase price of the Hotel Property if such Hotel Property were sold for cash for a purchase price equal to its fair market value in an arm’s-length transaction under then current conditions for the sale of comparable properties allowing a commercially reasonable marketing period to find a purchaser that is willing to pay a cash price with the benefit of customary due diligence investigations, reduced by the transaction costs which would be payable by the Company in connection with the transaction, assuming (subject to the immediately following sentence) (i) the mortgage loans secured by the Hotel Property were discharged, (ii) the transfer taxes, customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs and (iii) all other liabilities of the Company which relate to the Hotel Property being sold were discharged by the Company. The fair market value, as determined by the Independent Valuer, shall be reduced by any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) relating to such Hotel Property not assumed or taken subject to, by the buyer, to the extent not otherwise expressly taken into account as a reduction in fair market value in the appraisal. Without duplication, the fair market value of all other assets and liabilities contained in the CVR Asset Pool that are not Hotel Properties shall be determined based on the most recent quarterly balance sheet for the CVR Holding Company furnished by the Company pursuant to Section 4.3(a). The fair market value of any non-cash consideration actually received in respect of any Holdback Amount shall be determined by the Independent Investment Banker. The fair market value of any Holdback Amount that remains contingent as of the Final Payment Date but is not yet payable pursuant to the terms of the applicable definitive agreement(s) shall be the Holdback Value of such Holdback Amount; provided that the Holdback Value of such Holdback Amount shall be included in the calculation of the aggregate Value of the CVR Asset Pool as of the Final Payment Date only if the Company elects to so include such Holdback Value in such calculation pursuant to Section 2.4(d)(vi)(A) and such Holdback Value shall the be determined in accordance with Section 2.4(d)(vii).

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“Voting Securities” means, with respect to any Person, the Capital Stock of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election or appointment of directors (or Persons performing similar functions (including a “manager” (as defined under the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq.)) of such Person.

Article 2
CONTINGENT VALUE RIGHTS

Section 2.1.            Issuance of Contingent Value Rights; Appointment of CVR Agent.

(a)            Pursuant to the Plan, the Contingent Value Rights represent the contractual rights of Holders to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement. The initial persons entitled to be Holders shall be the holders of Shares as of immediately prior to the Effective Date (including, without limitation, holders of restricted stock units that as of immediately prior to the Effective Date will be terminated and paid in Shares in accordance with the Plan). Each Holder shall be entitled to one Contingent Value Right for each Share owned as of immediately prior to the Effective Date pursuant to the Plan. Pursuant to the Plan and Confirmation Order, each Holder is automatically deemed to have accepted the terms of this Agreement and is automatically deemed to be a party hereto as if, and with the same effect as if, such Holder had delivered a duly executed counterpart signature page to this Agreement without any further action by any party. For the avoidance of doubt, the Holders are deemed to hereby acknowledge that the Contingent Value Rights are not “securities” within the meaning of the Securities Act, Exchange Act or any other applicable federal, state or foreign securities laws.

(b)            The Company hereby appoints the CVR Agent to act as agent for the Company with respect to the Contingent Value Rights in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the CVR Agent hereby accepts such appointment.

(c)            The maximum aggregate number of Contingent Value Rights that may be outstanding under this CVR Agreement is limited to [•] (the “Initial Contingent Value Rights”), which is the number of Contingent Value Rights that were issued pursuant to the Plan and in accordance with Section 2.1(a) above and which Contingent Value Rights were outstanding as of the Effective Date. The number of outstanding Contingent Value Rights at any given time may be less than the number of Initial Contingent Value Rights, if reduced in accordance with Section 2.9 upon the abandonment of a Contingent Value Right. From and after the Effective Date, the Company shall not be permitted to issue any additional Contingent Value Rights under this CVR Agreement.

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Section 2.2.           Non-transferability. The Contingent Value Rights are non-transferable and shall not be Transferred, other than a Permitted Transfer to a Permitted Transferee. No Holder may Transfer any economic interest in a Contingent Value Right to any other Person. Any final determination regarding whether a proposed transferee is a Permitted Transferee shall be made by the Company, in its discretion, pursuant to Section 2.3(c) below. Any purported Transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

Section 2.3.            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b)            The CVR Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder and the number of Contingent Value Rights held by such Holder. The CVR Register will be updated as necessary by the CVR Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers or abandonment pursuant to Section 2.9 ), upon receipt of such information by the CVR Agent. The Company or the Company’s Affiliates or representatives may receive and inspect a copy of the CVR Register, from time to time, upon request made to the CVR Agent.

(c)            Subject to the restrictions set forth in Section 2.2, every request made to Transfer a Contingent Value Right to a Permitted Transferee must be made in writing to the Company and the CVR Agent and set forth in reasonable detail the circumstances related to the proposed Transfer, and must be accompanied by a written instrument or instruments of transfer and any other requested information or documentation in a form reasonably satisfactory to the Company and the CVR Agent, duly and validly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, with such signature to be guaranteed by a guarantor institution that is a participant in a signature guarantee medallion program approved by the Securities Transfer Association. A request for a Transfer of a Contingent Value Right shall be accompanied by documentation establishing the Transfer is to a Permitted Transferee and any other information as may be reasonably requested by the Company or the CVR Agent (including opinions of counsel, if requested by the Company or the CVR Agent). Upon receipt of such a written Transfer request, the Company shall, subject to its reasonable determination that the Transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, instruct the CVR Agent in writing to register the Transfer of the Contingent Value Rights in the CVR Register. All duly Transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any Transfer not duly registered in the CVR Register will be void ab initio (unless the Transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Agent to be established by clear and convincing evidence). Any Transfer of the Contingent Value Rights shall be without charge to the Holder; provided that the Company and the CVR Agent may require (i) payment of a sum sufficient to cover any Tax or charge that is imposed in connection with such Transfer, or (ii) that the transferor establish to the reasonable satisfaction of the CVR Agent that such Taxes have been paid. The CVR Agent shall have no obligation to pay any such Taxes or charges and the CVR Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such Taxes or charges unless and until the CVR Agent is satisfied that all such Taxes or charges have been paid. Additionally, the fees and costs related to any legal opinion requested under this Section 2.3(c) shall be the responsibility of the Holder. Any attempted Transfer of a Contingent Value Right, in whole or in part, that is not permitted by this Section 2.3(c), including any attempted Transfer that is made to any party other than a Permitted Transferee or otherwise not effected in accordance with the terms set forth herein, will be void and of no effect.

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(d)           A Holder may make a written request to the CVR Agent to change such Holder’s address of record in the CVR Register. The written request must be duly and validly executed by the Holder. Upon receipt of such written notice, the CVR Agent shall promptly record the change of address in the CVR Register.

Section 2.4.            Determination of Total Distributable Amount.

(a)           The amount distributable to Holders pursuant to Section 2.4(g) in respect of a Distribution Triggering Monetization Event (if any), the Final Payment Date Distribution (if any) or a Holdback Payment Distribution (if any) is the “Total Distributable Amount” with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution. The Total Distributable Amount shall be calculated by applying the distribution allocations to the Holders described in Section 2.4(g) to the aggregate Net Proceeds from CVR Asset Pool, the aggregate Value of the CVR Asset Pool and any Holdback Amount, to the extent applicable in accordance with Section 2.4(b) (such amount being hereinafter referred to as the “Total CVR Pool Amount”).

(b)           Subject to Section 2.4(d) below, the “Total CVR Pool Amount” shall equal:

(i)          in connection with a Distribution Triggering Monetization Event (if any), (A) the Net Proceeds from CVR Asset Pool (determined in accordance with Section 2.4(c)) for such Distribution Triggering Monetization Event less (B) the CVR Distribution Expenses incurred in connection with such Distribution Triggering Monetization Event less (C) the then-outstanding aggregate amount of Post-Effective Date Contributions (if any);

(ii)         in connection with the Final Payment Date Distribution (if any), the sum of (A) (1) if a Distribution Triggering Monetization Event has occurred prior to the Final Payment Date, (x) the Net Proceeds from CVR Asset Pool from any Monetization Event for which a payment has not yet been made pursuant to Section 2.5(c) and (y) any portion of a Holdback Amount in respect of which the Company has actually received cash prior to the Final Payment Date, or (2) if a Distribution Triggering Monetization Event has not occurred prior to the Final Payment Date, (x) the Net Proceeds from Hotel Sale for any Qualifying CVR Asset Pool Sale completed prior to the Final Payment Date (reduced by any portion of such Net Proceeds from Hotel Sale that was distributed out of CVR Holding Company in cash and is therefore an Additional Adjustment Amount) and (y) any portion of a Holdback Amount in respect of which the Company has actually received cash prior to the Final Payment Date, in each case to the extent not previously paid or applied pursuant to Section 2.4(g), plus (B) the Value of the CVR Asset Pool not sold or transferred prior to the Final Payment Date, less (C) the CVR Distribution Expenses incurred in connection with the Final Payment Date Distribution and less (D) the then-outstanding aggregate amount of Post-Effective Date Contributions (if any); and

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(iii)        in connection with a Holdback Payment Distribution (if any), (A) any Holdback Amount in respect of which the Company has actually received cash plus (B) the Value of any Holdback Amount in respect of which the Company has actually received non-cash consideration, in each case, to the extent not previously taken into account in the calculation of a Total CVR Pool Amount less (C) the CVR Distribution Expenses incurred in connection with the Holdback Payment Date Distribution.

For the avoidance of doubt, no proceeds from the sale of any Hotel Property prior to a Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event has occurred prior to the Final Payment Date, the Final Payment Date that is not a Qualifying CVR Asset Pool Sale shall be included in the calculation of the Total CVR Pool Amount.

(c)            Subject to Section 2.4(d) below, “Net Proceeds from CVR Asset Pool” shall be determined and calculated in accordance with this Section 2.4(c) to be equal to:

(i)          (A) in the case of a Monetization Event that is structured as a sale of All or Substantially All of the Assets of the CVR Asset Pool as described in clause (ii) of the definition of Monetization Event or the sale of a Hotel Property as described in clause (iii) of the definition of Monetization Event, the amount of any cash or non-cash consideration payable to the Company (with the Value of any non-cash consideration determined by the Independent Investment Banker) less (1) the mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) not assumed by the buyer or to which the buyer does not acquire the assets subject to, and (2) reasonable, documented, out-of-pocket costs and expenses of the Company in connection with such Monetization Event, or (B) in the case of a Change-of-Control Monetization Event, (1) the amount of the consideration paid to the Shareholders (with the Value of any non-cash consideration determined by the Independent Investment Banker) less (2) the reasonable, documented, out-of-pocket costs and expenses of the Shareholders in connection with such Monetization Event, plus

(ii)         in the case of the first occurrence of a Distribution Triggering Monetization Event, the Net Proceeds from Hotel Sale for any Hotel Property that was sold prior to such Distribution Triggering Monetization Event pursuant to a Qualifying CVR Asset Pool Sale.

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(d)            Notwithstanding anything to the contrary contained in Section 2.4(b) or Section 2.4(c):

(i)          the Holders shall not be entitled to receive any payment pursuant to this Agreement if the aggregate Adjusted EBITDA of the Hotel Properties in the CVR Asset Pool at the time of any Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event has occurred prior thereto, the Final Payment Date, as applicable, does not exceed the aggregate Adjusted EBITDA Threshold for such Hotel Properties;

(ii)         in the case of a Change-of-Control Monetization Event structured such that cash or non-cash consideration is payable to the Shareholders and less than all of the Capital Stock in the Company or its applicable Subsidiary(ies) is sold pursuant to such Change-of-Control Monetization Event, for the purposes of determining the Net Proceeds from CVR Asset Pool determined pursuant to Section 2.4(c)(i), the balance of the Capital Stock not sold in such Change-of-Control Monetization Event shall be deemed to have been sold to the same purchaser(s), in the same transaction and for the same amount and type of consideration per share as the shares of Capital Stock actually sold pursuant to such Change-of-Control Monetization Event, such that all of the Capital Stock in the Company or its applicable Subsidiary(ies) shall be deemed to have been sold pursuant to such Change-of Control Monetization Event and any amount payable on the CVR Payment Date with respect to such Change-of-Control Monetization Event shall be the only payment Holders will, if such a Change-of-Control Monetization Event occurs, be entitled to receive under this Agreement other than any additional amount that may become payable to the Holders (A) as part of the Final Payment Date Distribution with respect to any portion of a Holdback Amount actually received prior to the Final Payment Date and, at the election of the Company pursuant to Section 2.4(d)(vi), the Holdback Value with respect to any portion of a Holdback Amount not actually received in cash prior to the Final Distribution Date or (B) as part of a Holdback Payment Distribution;

(iii)        for the purposes of determining the applicable amount determined pursuant to Section 2.4(c)(i) or the Net Proceeds from Hotel Sale for any Hotel Property, consideration shall not include any amount of such consideration payable (any such amount, a “Holdback Amount”) pursuant to the applicable transaction that is subject to escrow or similar arrangements pursuant to the terms of the definitive documentation governing such transaction as in effect upon the occurrence thereof (any such arrangement, a “Holdback”), including (A) any such consideration that may be paid pursuant to earn-outs, holdbacks, milestones or other contingent arrangements (whether or not related to future earnings or operations), (B) any such consideration placed in escrow or otherwise held back to support indemnification obligations, specified liabilities (including taxes), purchase price adjustments, known or contingent claims (including making provision for such claims as required by applicable law in connection with a dissolution), or other obligations, and (C) any such consideration that is set aside in a separate account for use by the Company or an agent or representative of the Holders in connection with such transaction whose duties include, among other things, managing, addressing, monitoring or otherwise dealing with post-closing matters relating to such transaction to manage, address, monitor or otherwise deal with post-closing matters relating to such transaction; provided that any such Holdback Amount (or a portion thereof) shall be deemed to be included in Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale when released from such escrow or other arrangement and paid to the Company or the Shareholders, as applicable, and any additional amount that would have been payable to the Holders on any CVR Payment Date pursuant to Section 2.5(c) with respect to the Holdback Amount (or a portion thereof) so released and paid prior to the Final Payment Date shall instead be payable to the Holders as part of the Final Payment Date Distribution pursuant to Section 2.5(d);

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(iv)        in no event shall Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale include (A) any consideration received by the Company or the holders of Capital Stock that is not directly attributable to the acquisition of Capital Stock or any assets of the Company, including payments made by the counterparty to a Monetization Event or other applicable transaction in respect of agreements not to compete, employment or consulting arrangements, transition services or other similar arrangements, (B) any portion of the consideration in a Monetization Event or other applicable transaction that is not paid to the Company or the holders of Capital Stock, as applicable, including any portion of the consideration that is used to pay indebtedness (including principal, interest, break fees, management fees and any other fees and expenses), fees and expenses, change of control payments (including transfer and consent fees and severance or other termination payments), bonuses, brokers’ commissions or similar fees, or other liabilities of the Company (other than liabilities that have been expressly excluded from the calculation of Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale in accordance with the terms of this Agreement) or (C) any debt (including capital leases), operating leases, accounts payable or other liabilities of the Company assumed, acquired, refinanced or replaced by a counterparty to a Monetization Event or other applicable transaction;

(v)         if the assets subject to a Monetization Event include assets that are not included in the CVR Asset Pool for any reason (including if such assets are Excluded Assets or were acquired by the Company subsequent to the Effective Date), the applicable amount determined pursuant to Section 2.4(c)(i) shall be determined by an Independent Investment Banker, which amount shall represent a proportionate adjustment based on the ratio of the Value of the assets subject to the Monetization Event that are included in the CVR Asset Pool as compared to the Value of the assets subject to the Monetization Event that are not included in the CVR Asset Pool, as adjusted to the extent necessary to reflect a similarly proportionate share, to the extent applicable, of associated indebtedness and other liabilities and costs and expenses;

(vi)        if any portion of a Holdback Amount remains contingent as of the Final Payment Date, then, at the Company’s election (acting in its sole discretion), either (A) the Holdback Value of such portion of such Holdback Amount shall be included in the Company’s calculation of the Value of the CVR Asset Pool not sold or transferred prior to the Final Payment Date calculated in accordance with Section 2.4(b)(ii) in respect of the Final Payment Date Distribution or (B) Holders shall have the right to be paid a distribution (any such distribution described in this clause (B), a “Holdback Payment Distribution”) if and when the Company actually receives consideration in respect of such portion of such Holdback Amount.

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(vii)       the Value of any portion of a Holdback Amount that remains contingent as of the Final Payment Date and the Company elects to take into account in the calculation of the Final Payment Date Distribution pursuant to Section 2.4(d)(vi)(A) (the “Holdback Value”) shall be determined in accordance with the value at which it is reflected on the Company’s balance sheet for the quarter ended immediately preceding the Final Payment Date in accordance with GAAP or, if such Holdback Amount is not reflected on the Company’s balance sheet for the quarter ended immediately preceding the Final Payment Date in accordance with GAAP, the Value of such Holdback Amount shall be an amount equal to the value at which such Holdback Amount would have been reflected on the Company’s balance sheet as of such quarter-end if it had been required to be so reflected in accordance with GAAP as such value is determined in good faith by the Board of Directors;

(viii)      for the avoidance of doubt, following the payment by the Company of a Final Payment Date Distribution that takes into account the Holdback Value of any portion of a Holdback Amount pursuant to Section 2.4(d)(vi)(A), no further amount in respect of such portion of such Holdback Amount shall be payable or distributable pursuant to this Agreement and there shall be no Holdback Payment Distribution with respect to such portion of such Holdback Amount; and

(ix)         in no event shall the Net Proceeds from CVR Asset Pool, Net Proceeds from Hotel Sale or Value include any amount attributable to the outstanding principal amount of any Upstream Intercompany Loans.

(e)            If, prior to the sixtieth (60th) day prior to the Final Payment Date, (i) there has not been a Distribution Triggering Monetization Event or (ii) (A) there has been a Distribution Triggering Monetization Event, (B) there has not been a Change-of-Control Monetization Event and (C) not all of the assets of the CVR Asset Pool have been sold, then the Board of Directors shall, on or prior to such day, appoint an Independent Valuer to determine the Value of the CVR Asset Pool as of the Final Payment Date. The Company shall provide the Independent Valuer with any applicable financial statements and other supporting documentation relating to the applicable Hotel Properties that the Independent Valuer shall reasonably request. The Independent Valuer shall be instructed to make the determination of the Value of the Hotel Properties and submit a report meeting the requirements for an MAI appraisal not later than the twenty-sixth (26th) Business Day prior to the Final Payment Date. The Company shall pay all fees and disbursements due to the Independent Valuer, which fees and disbursements shall constitute CVR Distribution Expenses under this Agreement and shall be deducted from the Net Proceeds from CVR Asset Pool in the calculation of the Total CVR Pool Amount described above in Section 2.4(b). Any decision rendered by the Independent Valuer with respect to the Value of any Hotel Property shall be final, conclusive and binding upon the Company and each Holder (absent manifest error) for purposes of this Agreement.

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(f)

(i)          If either there has been a Distribution Triggering Monetization Event in which any consideration has been excluded from the calculation of the Net Proceeds from the CVR Asset Pool for such Distribution Triggering Monetization Event as a result of a Holdback, then the Net Proceeds from CVR Asset Pool shall be re-calculated as of the Final Payment Date to include any portion of the Holdback that has been actually received by the Company or the Shareholders prior to the Final Payment Date, as applicable. For the avoidance of doubt, following the CVR Payment Date in respect of a Change-of-Control Monetization Event, there shall be no additional amount payable to Holders under this Agreement other than, if applicable, the payment of any amount in respect of any proceeds from a Holdback actually received by the Company or the Shareholders following such CVR Payment Date and prior to the Final Payment Date and the Holdback Value.

(ii)         In connection with any Holdback Payment Distribution in which all or a portion of the Holdback Amount actually received is in non-cash consideration, then the Board of Directors shall appoint an Independent Investment Banker to determine the Value of such non-cash consideration promptly following its actual receipt thereof. The Company shall provide the Independent Investment Banker with any applicable supporting documentation relating to the applicable non-cash consideration that the Independent Investment Banker shall reasonably request. The Independent Investment Banker shall be instructed to make the determination of the Holdback Value with respect to such non-cash consideration not later than the tenth (10th) Business Day following such appointment. The Company shall pay all fees and disbursements due to the Independent Investment Banker, which fees and disbursements shall constitute CVR Distribution Expenses under this Agreement and shall be deducted from the Net Proceeds from CVR Asset Pool in the calculation of the Total CVR Pool Amount described above in Section 2.4(b) with respect to such Holdback Payment Distribution. Any decision rendered by the Independent Investment Banker with respect to the Value of such non-cash consideration shall be final, conclusive and binding upon the Company and each Holder (absent manifest error) for purposes of this Agreement.

(g)            Subject in all respects to Section 2.4(h), the Total Distributable Amount that shall be distributable to the Holders in connection with a Distribution Triggering Monetization Event, the Final Payment Date Distribution or any Holdback Payment Distribution shall be calculated as follows (with each Holder entitled to receive its Pro Rata Payment Amount of the amounts set forth in this Section 2.4(g) that are distributable to the Holders):

(i)          first, the Total CVR Pool Amount with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, plus the Additional Adjustment Amount as of the calculation date (the sum of such amounts, the “Adjusted Total CVR Pool Amount”) shall be applied to reduce the DIP Financing Invested Capital Amount (as previously reduced from prior applications in accordance with this Section 2.4(g)(i) and Section 2.4(i)) until the DIP Financing Invested Capital Amount has been reduced to zero;

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(ii)         second, if the amount equal to (A) the Adjusted Total CVR Pool Amount with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, less (B) the amount applied to reduce the DIP Financing Invested Capital Amount pursuant to Section 2.4(g)(i) in connection with such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, is greater than zero, the remainder of such Adjusted Total CVR Pool Amount shall be applied to reduce the Supporting Stockholder CVR Asset Pool Invested Amount (as previously reduced from prior applications in accordance with this Section 2.4(g)(ii) and Section 2.4(i)) until the Supporting Stockholder CVR Asset Pool Invested Amount has been reduced to zero;

(iii)        third, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) is greater than zero, 6.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders until 94.0% of such remainder as of the calculation date (the “Section 2.4(g)(iii) 94% Amount”) plus the aggregate amount of any Section 2.4(g)(iii) 94% Amounts calculated from prior applications of this Section 2.4(g)(iii) equals a return of 15.0% per annum accrued starting on the day following the Effective Date and thereafter on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year, compounding quarterly, on the DIP Financing Invested Capital Amount balance from time to time;

(iv)        fourth, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B) (x) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) and (y) the amounts distributable to the Holders under Section 2.4(g)(iii) is greater than zero, 6.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders until 94.0% of such remainder as of the calculation date (the “Section 2.4(g)(iv) 94% Amount”) plus the aggregate amount of any Section 2.4(g)(iv) 94% Amounts calculated from prior applications of this Section 2.4(g)(iv) equals a return of 12.5% per annum accrued starting on the day following the Petition Date and thereafter on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year, compounding quarterly, on the Supporting Stockholder CVR Asset Pool Invested Amount balance from time to time; and

(v)         fifth, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B)(x) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) and (y) the amounts distributable to the Holders under Sections 2.4(g)(iii) and 2.4(g)(iv) is greater than zero, 25.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders.

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(h)           Notwithstanding anything to the contrary contained in this Agreement, the total amount distributable to a Holder under this Agreement may not exceed $6.00 per Contingent Value Right held by such Holder.

(i)            For the avoidance of doubt, (i) any distribution, payment or loan that is an Additional Adjustment Amount shall be deemed to have reduced, as applicable, the balance of the DIP Financing Invested Capital Amount or the Supporting Stockholder CVR Asset Pool Invested Amount, as applicable, on the funding date of such distribution, payment or loan, (ii) any reduction in the DIP Financing Invested Capital Amount or the Supporting Stockholder CVR Asset Pool Invested Amount in connection with a Monetization Event shall be deemed to have occurred on the date of the Monetization Event and (iii) no amount shall be distributable with respect to the sale of a Hotel Property as described in clause (iii) of the definition of Monetization Event prior to the Final Payment Date Distribution, but the Net Proceeds from CVR Asset Pool from any such Monetization Event shall be taken into account in determining the Total Distributable Amount in respect of the Final Payment Date Distribution in accordance with Section 2.4(b)(ii)(A)(1).

(j)            For illustrative purposes only, an example of a calculation of the Total Distributable Amount in accordance with Section 2.4(g) is set forth on Schedule III attached hereto together with a spreadsheet supporting such calculation.

(k)           For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement; (i) no Holder shall be entitled to any distribution in excess of its Pro Rata Payment Amount; (ii) the amount by which (A) the amount that would otherwise be distributable to the Holders pursuant to Section 2.4(g) exceeds (B) the aggregate of all of the Pro Rata Payment Amounts with respect to the applicable Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution shall, in each case, be for the Company’s account, with such excess amount to be used in the Company’s sole discretion and without limitation or further obligation to any Holder or otherwise under this Agreement (including any obligation to take such excess into account in the calculation of any Total Distributable Amount with respect to a future Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution); and (iii) the amount required to be deposited with the CVR Agent pursuant to Section 2.5 with respect to the Total Distributable Amount shall be the aggregate of the Pro Rata Payment Amounts that are actually distributable to the Holders.

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Section 2.5.            Payment Procedures.

(a)            If a Distribution Triggering Monetization Event occurs, then no later than the later of (i) the date upon which the financial information with respect to the CVR Asset Pool for the calendar quarter immediately preceding the calendar quarter in which such Distribution Triggering Monetization Event occurs is required to be provided to the CVR Agent pursuant to Section 4.3(a) and (ii) the date that is thirty (30) days following such Distribution Triggering Monetization Event, the Company shall deliver to the CVR Agent and the CVR Agent shall, pursuant to the confidential, password-protected website that shall be established and administered by the CVR Agent pursuant to Section 4.3(b) make available a certificate with the calculation of Adjusted EBITDA for the Measurement Period for all Hotel Properties in the CVR Asset Pool individually and in the aggregate, and individually for any Hotel Property that was sold prior to such Distribution Triggering Monetization Event in a sale that qualified or did not qualify as a Qualifying CVR Asset Pool Sale, the corresponding Adjusted EBITDA Threshold for each such Hotel Property, and the Company’s calculation of the Net Proceeds from CVR Asset Pool, the Total CVR Pool Amount (if different from the Net Proceeds from CVR Asset Pool) and the Total Distributable Amount with respect to such Distribution Triggering Monetization Event (the “Calculation Certificate”), which such Calculation Certificate and the information contained therein shall be deemed to be Confidential Information pursuant to this Agreement and subject to the terms and provisions of Section 4.3(b) hereof. The Company shall Make Available notice of the fact that such Calculation Certificate has been made available on such confidential website. If such Distribution Triggering Monetization Event is the consummation of the direct or indirect sale of All or Substantially All of the Assets and not all of the assets included in the CVR Asset Pool have been sold or the consideration payable in such Distribution Triggering Monetization Event could result in all or any portion of a Holdback Amount becoming payable in accordance with Section 2.4(d)(iii), the Calculation Certificate shall also so indicate and state that the Holders may be entitled to receive an additional cash payment with respect to the remaining assets in the CVR Asset Pool that were not sold in such Distribution Triggering Monetization Event or the Holdback Amount. If an Independent Valuer is appointed pursuant to Section 2.4(e), then on or prior to the twenty-fifth (25th) Business Day prior to the Final Payment Date, the Company will deliver a Calculation Certificate (which Calculation Certificate shall also include the Value calculated in accordance with Section 2.4(b)(ii)(B) and information regarding any elections made by the Company pursuant to Section 2.4(d)(vi)) to the CVR Agent and make available such Calculation Certificate in accordance with the first sentence of this Section 2.5(a).

(b)           Subject to Section 2.5(d), during the twenty (20) Business Day period after the Calculation Certificate is made available to Holders in accordance with Section 2.5(a) (the “Objection Period”), the Majority of Holders may send a notice duly and validly executed by such Holders (the “Notice of Objection”) to the CVR Agent and the Company detailing their objection to any calculation of a Total Distributable Amount hereunder as set forth in the Calculation Certificate by providing a reasonable, good faith basis for their objection; provided however such objection may not relate to any item determined by the Independent Valuer or Independent Investment Banker. Following the receipt of a Notice of Objection, the Company shall permit, and shall cause its Subsidiaries to permit, the Independent Accountant to have access to the records of the Company or its Subsidiaries as may be reasonably necessary to investigate the basis for the Notice of Objection. Any dispute arising from a Notice of Objection will be resolved by the Independent Accountant in accordance with the procedure set forth in Section 2.6, which decision will be final, conclusive and binding on the parties hereto and every Holder (absent manifest error). If a Notice of Objection has not been delivered to the Company within the Objection Period, then the Company’s calculations in the Calculation Certificate will be final, conclusive and binding on the parties hereto and every Holder for all purposes of this Agreement.

(c)           If, following the delivery of a Calculation Certificate and the Objection Period or, if applicable, completion of the procedure set forth in Section 2.6(a) with respect to a Distribution Triggering Monetization Event or the Final Payment Date Distribution (with respect to which an Independent Valuer has been appointed pursuant to Section 2.4(e)) for which a Notice of Objection has been duly and validly executed by the Majority of Holders and timely delivered to the CVR Agent, there is a Total Distributable Amount distributable to the Holders with respect to such Distribution Triggering Monetization Event or Final Payment Date Distribution, the Company will deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Distribution Triggering Monetization Event or Final Payment Date. On the date (a “CVR Payment Date”) that is not more than five (5) Business Days after receipt of such Total Distributable Amount (and which shall, if with respect to a distribution with respect to the Final Payment Date, be the Final Payment Date), the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

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(d)           If a Final Payment Date Distribution is payable to the Holders on the Final Payment Date pursuant to Section 2.4(g) and no Independent Valuer has been appointed pursuant to Section 2.4(e), the Company will, on the fifth (5th) Business Day prior to the Final Payment Date, deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount to be distributed on the Final Payment Date. Holders shall have no right to object to the calculation of this amount pursuant to Section 2.5(b) or otherwise. On the Final Payment Date, the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company, with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

(e)           If a Holdback Payment Distribution is payable to the Holders at any time pursuant to Section 2.4(d)(vi)(B) and all of the consideration received in respect of the applicable Holdback Amount was cash, the Company will, within ten (10) Business Days after receipt of the cash consideration in respect of the applicable Holdback Amount, deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Holdback Payment Distribution. If a Holdback Payment Distribution is payable to the Holders at any time pursuant to Section 2.4(d)(vi)(B) and some or all of the consideration received in respect of the applicable Holdback Amount was non-cash consideration, the Company will, within ten (10) Business Days after the final determination by the Independent Investment Banker of the Value of such non-cash consideration portion of the Holdback Amount in accordance with Section 2.4(f)(ii), deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Holdback Payment Distribution. In the case of either of the preceding two sentences of this Section 2.5(e), on the date (a “Holdback Payment Distribution Payment Date”) that is not more than five (5) Business Days after receipt of such Total Distributable Amount, the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount in respect of such Holdback Payment Distribution by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

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(f)            The Company and the CVR Agent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the Total Distributable Amount or any other amount payable to the Holders pursuant to this Agreement, such amount as the Company or the CVR Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. The Holders will deliver to the Company and/or the CVR Agent, as applicable, at the time or times reasonably requested by the Company and/or the CVR Agent, as applicable, such properly completed and executed documentation reasonably requested by the Company and/or the CVR Agent, as applicable, as will permit the Company and/or the CVR Agent to determine the appropriate amount of withholding. To the extent that amounts are so withheld are paid over to or deposited with the relevant Governmental Entity, withheld amounts will be treated for all purposes of this Agreement as having been paid to a Holder in respect of which such deduction and withholding was made.

(g)           The CVR Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any Total Distributable Amount or any other amount under this Agreement.

(h)           The Company’s and CVR Agent’s obligation to pay any Total Distributable Amount shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any judgment, injunction or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of any Total Distributable Amount and the payments being otherwise lawful.

(i)            If the Company requests in writing to the CVR Agent, any funds comprising the cash deposited with the CVR Agent under Section 2.5(c), Section 2.5(d) or Section 2.5(e) that remain undistributed to the Holders twelve (12) months after a CVR Payment Date, the Final Payment Date or a Holdback Payment Distribution Payment Date, as applicable, shall be delivered to the Company by the CVR Agent and any Holders who have not theretofore received payment in respect of such Contingent Value Rights shall thereafter look only to the Company for payment of such amounts, subject to any applicable escheatment laws in effect from time to time. Upon delivery of such funds to the Company, the escheatment obligations of the CVR Agent with respect to such funds shall terminate. Notwithstanding any other provisions of this Agreement, any portion of the funds provided by or on behalf of the Company to the CVR Agent that remains unclaimed one hundred and eighty (180) days after termination of this Agreement in accordance with Section 7.7 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Company, free and clear of any claims or interest of any person previously entitled thereto, subject to any applicable escheatment laws in effect from time to time.

(j)            All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company, and such funds shall be free of any claims by the Company other than reversionary rights and as set forth in Section 2.5(i), and separate from any potential bankruptcy estate of the Company. Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, except as a result of Computershare’s willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party. Notwithstanding anything to the contrary herein, Company shall be responsible for providing Computershare with sufficient funds to satisfy its payment obligations to the Holders.

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Section 2.6.            Review of the Independent Accountant.

(a)            Any dispute arising from the delivery of a Notice of Objection pursuant to Section 2.5(b) will be settled by the Independent Accountant, who will act as an expert, and not as an arbitrator. The Company will engage the Independent Accountant and will reasonably cooperate with the Independent Accountant, including providing the Independent Accountant reasonable access during normal business hours and on reasonable advance notice to relevant personnel, properties, and books and records of the Company. The Independent Accountant will limit its review and determination to the items set forth in the Notice of Objection and to no other matters, and will deliver a written report containing its calculations of each such disputed item. The final determination of the Independent Accountant will be made in strict accordance with the terms of this Agreement. The Independent Accountant will render its written report resolving such items in dispute as soon as possible after completion of written submissions to the Independent Accountant. The Independent Accountant will determine the items in dispute solely based on the Notice of Objection and the written submissions made by the Company and not by independent review and the Independent Accountant will not be permitted to question any judgment or assumption made by the Company in determining the Total Distributable Amount in any case where a judgment or assumption is required in the calculation of the Total Distributable Amount. The costs and expenses billed by the Independent Accountant in connection with the performance of its duties described herein shall be allocated, on the one hand, to the Company (and shall not reduce the Total CVR Pool Amount) and, on the other hand, to the Holders (and shall be treated as CVR Distribution Expenses, and shall reduce the Total CVR Pool Amount), in each case, on a pro rata basis based upon the degree to which the Independent Accountant has accepted the respective positions of the Company, on the one hand, and the Holders (as set forth in the Notice of Objection), on the other hand, and such allocation shall be determined by the Independent Accountant and set forth in its final report. The Company and each Holder will be responsible for its own attorney fees, expenses and costs. The decision of the Independent Accountant will be final, conclusive and binding (absent manifest error) on the parties hereto and each of the Holders.

(b)            The sole and exclusive remedy or recourse for any Holder under this Agreement relating to the Calculation Certificate delivered by the Company and the determination as to whether a distribution is required to be made under this Agreement shall be to, subject to Section 2.5(d), submit a Notice of Objection and trigger the review by the Independent Accountant pursuant to this Section 2.6.

Section 2.7.           Maturity Date Extension. If the Board of Directors, in its sole discretion, determines that the Company shall exercise its right to extend the Maturity Date pursuant to this Section 2.7, the Company shall exercise such right by delivering a written notice to the CVR Agent no later than ten (10) days prior to the Initial Maturity Date stating that the Board of Directors has determined to extend the Maturity Date to the Extended Maturity Date. The Company shall Make Available such notice to the Holders; provided that any failure so to notify the Holders shall not affect the validity of such extension (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under this Section 2.7).

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Section 2.8.            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company; No Fiduciary Duties.

(a)            The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable regarding any Contingent Value Rights to any Holder.

(b)            The Contingent Value Rights shall not represent any equity, stock or other ownership interest in the Company, any Subsidiary or any Affiliate of the Company or any other Person.

(c)            Neither the Company, nor any of its Subsidiaries (including the CVR Holding Company), nor any of their respective officers or directors owe fiduciary duties of any kind to the Holders.

Section 2.9.            Ability to Abandon the Contingent Value Right. The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by delivering to the CVR Agent a notice of abandonment relinquishing such Contingent Value Right to the Company without consideration therefor, in which case such Contingent Value Right shall be deemed canceled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly and notify the Company in writing.

Article 3
THE CVR AGENT

Section 3.1.            Certain Duties and Responsibilities. The CVR Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, fraud, , bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall any Person be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. The aggregate liability of the CVR Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the CVR Agent as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the CVR Agent is being sought. No provision of this Agreement shall require the CVR Agent to expend or risk its own funds, take any action that it reasonably believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Company’s obligations under this Section 3.1 and Section 3.2 shall survive the resignation or removal of any CVR Agent, the expiration of the CVRs and the termination of this Agreement.

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Section 3.2.            Certain Rights of CVR Agent. The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the CVR Agent. In addition:

(a)            the CVR Agent may rely on and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken by it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            the CVR Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the CVR Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(c)            the permissive rights of the CVR Agent to do things enumerated in this Agreement shall not be construed as a duty;

(d)            the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(e)            the Company agrees to indemnify, defend, protect, save and keep harmless the CVR Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or out-of-pocket expense of any kind or nature whatsoever (including the reasonable and documented, out-of-pocket fees and expenses of legal counsel and the reasonable and documented, out-of-pocket costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by the willful misconduct, fraud, bad faith or gross negligence of any Indemnitee (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(f)            in addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the CVR Agent in connection with the CVR Agent’s performance of its obligations hereunder, as set forth on a mutually agreed upon fee schedule executed by the Company and the CVR Agent on or prior to the date hereof (the “CVR Agent Fees”), and (ii) to reimburse the CVR Agent within ten (10) days after written demand for all reasonable and documented, out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and charges;

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(g)           in the event the CVR Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the CVR Agent hereunder, the CVR Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the CVR Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the CVR Agent;

(h)           nothing herein shall preclude the CVR Agent from acting in any other capacity for the Company or for any other Person;

(i)            the CVR Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the CVR Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, civil disorder or epidemic or pandemic); provided, that the CVR Agent shall (i) use its commercially reasonable efforts to end or mitigate the effects of any such occurrence and (ii) resume the performance of its obligations as soon as reasonably practicable after the end of such occurrence;

(j)            whenever the CVR Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including the identity of a Holder), the CVR Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the CVR Agent. The CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate. The CVR Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The CVR Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(k)           the CVR Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Plan Documents (other than this Agreement) or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

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(l)             the Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the CVR Agent for the carrying out or performing by the CVR Agent of the provisions of this Agreement.

Section 3.3.            Resignation and Removal; Appointment of Successor.

(a)            The CVR Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation shall take effect on such specified date.

(b)            The Company shall have the right to remove the CVR Agent at any time for any reason or no reason upon at least thirty (30) days’ notice, specifying a date when such removal shall take effect.

(c)            If the CVR Agent shall resign, be removed, or become incapable of acting, the Company shall promptly (and in any event within thirty (30) days after giving notice of the CVR Agent’s removal or after it has been notified of the CVR Agent’s resignation) appoint a qualified successor CVR Agent. The predecessor CVR Agent shall deliver any funds held in connection with this Agreement to any such successor CVR Agent at or prior to the effectiveness of the predecessor CVR Agent’s resignation or removal. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), Section 3.3(e) and Section 3.4, become the successor CVR Agent.

(d)            The Company, or at the Company’s request the successor CVR Agent, shall give notice of each resignation and each removal of the CVR Agent and each appointment of such successor CVR Agent by Making Available notice of such event to the Holders. Failure to Make Available any such notice to the Holders, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CVR Agent or the appointment of a successor CVR Agent, as the case may be.

(e)            Any such successor to the CVR Agent shall agree to be bound by the terms of this Agreement and shall become the CVR Agent hereunder. The CVR Agent shall deliver all of the relevant books and records to the successor CVR Agent.

Section 3.4.            Acceptance of Appointment by Successor. Every successor CVR Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and the retiring CVR Agent shall execute and deliver such documentation in connection therewith as the Company may reasonably request, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent.

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Article 4
OTHER COVENANTS

Section 4.1.            Certain Transactions.

(a)            The Company shall not cause or permit the CVR Holding Company and its Subsidiaries to enter into or engage in any transactions with an Affiliate or a Related Party except for transactions entered into on an arm’s-length basis on terms that are no less favorable to the Company or the applicable Subsidiary thereof than those that can be obtained from an unaffiliated third party.

(b)            The Company shall not, and it shall not cause or permit its Subsidiaries to, enter into or engage in any transactions with an Affiliate or a Related Party (i) with respect to the sale or other disposition of a Hotel Property, (ii) that is a Change-of-Control Monetization Event (except for a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined in good faith by the Supporting Stockholder) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof)) or (iii) that relates to fees, reimbursements, costs or expenses the payment of which may be funded out of Permitted Distributions, except, in each case, for transactions entered into on an arm’s-length basis on terms that are no less favorable to the Company or the applicable Subsidiary thereof than those that can be obtained from an unaffiliated third party.

Section 4.2.            Certain Actions.

(a)            The Company shall not, and shall not cause or permit the CVR Holding Company and its Subsidiaries to, amend their respective charter, bylaws, limited liability company agreement, shareholders agreement, or other constitutive document, other than the adoption of any amendment or articles supplementary with respect to a class of preferred stock and preferred units by the Company and the CVR Holding Company intended to enable the Company to satisfy the closely held requirements applicable to real estate investment trusts under Section 856(a)(6) of the Code, or enter into or undergo any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or take any other voluntary action, which, (i) in the case of each of the foregoing, is for the primary purpose of causing the requirements for payment of the Contingent Value Rights not to be satisfied, or (ii) with respect to amendments to the Company’s charter, amends Section 7.1(b) or Section 7.2 of the Company’s charter.

(b)            Without the prior approval of the Independent Director(s) or if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof), the Company shall not, and shall not cause or permit the CVR Holding Company and its Subsidiaries to take any action or enter into any agreement that is disproportionately adverse to the economic interests of the Holders as compared to the economic interests of the shareholders of the Company.

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(c)            The Company agrees that at least one member of the Board of Directors must be an Independent Director, except for a period of up to sixty (60) days after the death, removal or resignation of any director, pending the election or appointment of such director’s successor.

(d)            For the avoidance of doubt, any decision by the Board of Directors to extend or not to extend the Maturity Date pursuant to Section 2.7 or any amendment of this Agreement pursuant to Section 5.1(a)(v) shall not be deemed to be (i) for the primary purpose of causing the requirements for payment of the Contingent Value Rights not to be satisfied, or (ii) disproportionately adverse to the economic interests of the Holders as compared to the economic interests of the shareholders of the Company.

Section 4.3.            Reporting; Confidentiality.

(a)            The Company shall provide periodic reporting during the term of this Agreement with respect to the CVR Asset Pool to the CVR Agent (for the benefit of, and distribution to, the Holders pursuant to Section 4.3(b)) as follows:

(i)           Annually, within ninety (90) days following the end of each calendar year during the Measurement Period, a consolidated balance sheet of the CVR Holding Company as of the end of such calendar year, together with related consolidated statements of income, cash flow, and changes in financial position for such calendar year, all in reasonable detail and, beginning with financial information for the year ending December 31, 2022, stating in comparative form the respective figures for the corresponding date and period in the prior calendar year and all prepared in accordance with GAAP; provided, however, if such financial information has been audited by an independent certified public accountant acceptable to the Board of Directors, and has been prepared and is available in a form that, in the Company’s sole discretion, is appropriate to be provided to Holders pursuant to this Section 4.3, such financial information, in the form provided to the CVR Agent, shall be audited; provided, further, that if such financial information is not provided to the CVR Agent audited pursuant to the preceding proviso, such financial information shall be unaudited and shall be accompanied by an Officer’s Certificate by the chief financial officer of the Company on behalf of the Company (which certificate shall state that it is being delivered in such person’s capacity as an officer and not in such person’s individual capacity and that such person shall have no personal liability) certifying to the Holders that such financial information is unaudited but fairly presents, in all material respects, the financial condition and results of operations of the CVR Asset Pool on a combined basis for the applicable periods in conformity with GAAP; and

(ii)          Quarterly, within forty-five (45) days following the end of the first, second and third calendar quarter of each fiscal year during the Measurement Period, an unaudited consolidated balance sheet of the CVR Holding Company as of the end of such calendar quarter, together with related statements of income, cash flow, and changes in financial position for such calendar quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior calendar quarter, all prepared in accordance with GAAP.

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(b)            The CVR Agent shall, pursuant to a confidential, password-protected website that shall be established and administered by the CVR Agent, make the information furnished by the Company pursuant to Section 4.3(a) available to each Holder that agrees, as a condition to receiving a password to access such website, that:

(i)           Any financial information furnished by the Company pursuant to Section 4.3(a) and the password or other information that could be used to access the website contemplated by this Section 4.3(b), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Holder or any of its respective representatives containing or based in whole or in part on any such furnished information (“Confidential Information”) may not be divulged or communicated to any Person, or, other than to evaluate such Holder’s interest in the Contingent Value Rights, used for any purpose, in whole or in part, without the prior written consent of the Company; provided that notwithstanding the foregoing, information shall not be Confidential Information and subject to the restrictions set forth in this Section 4.3(b) if such information (1) was, is or becomes generally available to the public other than as a result of the Holder’s or one of its representatives’ material breach of this Agreement; (2) was, is or becomes available to a Holder or its representatives on a non-confidential basis from a source that was not known by the Holder or its representatives to be bound by a confidentiality agreement with respect to such information or otherwise prohibited from furnishing or making available the information to the Holder or such Holder’s representatives by a contractual, legal or fiduciary obligation; or (3) was, is or becomes independently developed by the Holder or its representatives without directly using any Confidential Information; provided further that (A) subject to Section 4.3(b)(ii), Confidential Information may be disclosed if legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or in response to a request from a regulatory or self-regulatory or supervisory authority having or asserting jurisdiction over the applicable Holder (collectively, “Compelled”), and (B) each Holder may disclose Confidential Information to its officers, employees, agents, accountants, attorneys, and advisors but such Holder shall be responsible for any breach of the agreement set forth in this Section 4.3(b) by any such officer, employee, agent, accountant, attorney, or advisor as if such Persons were subject thereto.

(ii)          If any Holder or representative thereof becomes Compelled to disclose any of the Confidential Information, such Holder shall, to the extent legally permitted, provide the Company with reasonably prompt and, if possible, prior written notice of such requirement to disclose such Confidential Information. Upon receipt of such notice, the Company may seek a protective order or other appropriate remedy at its sole expense. If such protective order or other remedy is not obtained, such Holder and its representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by counsel to such Holder) and shall, at the request and sole expense of the Company, take all reasonable steps to preserve the confidentiality of the Confidential Information. In addition, neither such Holder nor any of its representatives will oppose any judicial, administrative, arbitral or other legal action, suit, hearing, inquiry, order, audit, arbitration, mediation, claim, investigation or other proceeding (whether federal, state, local or foreign or public or private) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and such Holder and its representatives will, if and to the extent requested by the Company and legally permissible to do so, cooperate with and assist the Company, at the Company’s expense and on a reasonable basis, in connection therewith.

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(iii)         Each Holder hereby agrees (on behalf of itself and its representatives) that money damages would not be a sufficient remedy for any breach of its obligations contemplated by this Section 4.3(b), and that in addition to all other remedies, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach to the extent provided by law. Each Holder hereby agrees (on behalf of itself and its representatives) to waive any requirement for the securing or posting of any bond in connection with such remedy.

(iv)         Unless extended in writing by mutual agreement of the parties, the obligations under this Section 4.3(b) shall terminate upon the second anniversary of the Final Payment Date, without any further action by any party.

(c)            The Company shall Make Available to the Holders, within ninety (90) days after the end of each calendar year beginning with the calendar year ending [December 31, 2021], an Officer’s Certificate on behalf of the Company (which certificate shall state that it is being delivered in such person’s capacity as an officer and not in such person’s individual capacity and that such person shall have no personal liability) stating that to the Company’s knowledge, each entity has kept, observed, performed and fulfilled the covenants and agreements contained in this Agreement in all material respects and is not in default in the performance or observance in any material respect of the terms, provisions and conditions of this Agreement (or, if a default shall have occurred, describing all such defaults of which he or she may have knowledge) and what action the Company is taking or proposes to take with respect thereto).

Section 4.4.            Payment to Holders by the CVR Agent. Upon receipt by the CVR Agent of any amount paid to it pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable, for payment to the Holders in accordance with the terms of this Agreement, the CVR Agent shall promptly pay such amounts to the Holders in the manner provided for in Section 2.5 and in accordance with the terms of this Agreement. The CVR Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives an amount paid to it pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable.

 34

Section 4.5.            Assignment. Except for assignments occurring through operation of law, neither the Company nor the CVR Agent shall, in whole or in part, assign any of its rights or obligations under this Agreement; provided that the Company may assign any of its obligations hereunder to an Affiliate of the Company as long as the Company causes such Affiliate to perform the Company’s obligations hereunder and remains responsible for any breach of this Agreement by such Affiliate. In the event an assignment by the Company to an Affiliate pursuant to the preceding sentence occurs, the Company shall deliver to the CVR Agent an Officer’s Certificate stating that such assignment complies with this Section 4.5. Any Person into which the CVR Agent or any successor CVR Agent may be merged or with which it may be consolidated, or any Person to which the CVR Agent shall sell all or substantially all of its assets, or any Person resulting from any merger or consolidation to which the CVR Agent or any successor CVR Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the CVR Agent or any successor CVR Agent, shall be the successor to the CVR Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, but only if such Person would be eligible for appointment as a successor CVR Agent under the provisions of Section 3.4 hereof. Without limiting the generality of the foregoing, the CVR Agent agrees to use reasonable best efforts to provide the Company with written notice of any such event. No Holder shall, in whole or in part, assign any of its rights or obligations under this Agreement except in accordance with a Permitted Transfer in accordance with Section 2.3(b)-(c). Any purported assignment that is not permitted by this Section 4.3 shall be null and void and of no effect.

Section 4.6.            No Obligation to Pursue or Consummate Monetization Event. Notwithstanding anything in this Agreement to the contrary, none of the Company, the CVR Holding Company or any of their Subsidiaries or Affiliates (including the Supporting Stockholder or any of its Affiliates) shall be in any way obligated or required to pursue, discuss, negotiate or consummate any Monetization Event or any transactions or series of transactions that is intended to or likely to lead to a Monetization Event.

Article 5
AMENDMENTS

Section 5.1.            Amendments Without Consent of Holders.

(a)            Without the consent of any Holders, the Company and the CVR Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)           to evidence the succession of another Person to the Company and the assumption of any such successor of the rights and obligations of the Company herein if such succession and assumption is in accordance with the terms of this Agreement;

(ii)          to evidence the succession of another Person selected in accordance with the terms hereof as a successor CVR Agent and the assumption by any successor of the covenants and obligations of the CVR Agent herein if such succession and assumption is in accordance with the terms of this Agreement;

(iii)         to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the CVR Agent shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

 35

(iv)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect; or

(v)         as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or result in the Company or the Contingent Value Rights being required to register under the Exchange Act or any other applicable law.

(b)           Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall prepare and Make Available a notice thereof to the Holders setting forth in general terms the substance of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.2.            Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Majority of Holders, the Company and the CVR Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. It shall not be necessary for any written consent of the Majority of Holders under this Section 5.2(a) to approve the particular form of any proposed amendment, but shall be sufficient if such written consent approves the substance thereof.

(b)           Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall Make Available a notice thereof to the Holders, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.3.            Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the CVR Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. The CVR Agent shall execute any amendment authorized pursuant to this Article 5 if the amendment does not materially and adversely affect the CVR Agent’s own rights or duties under this Agreement or otherwise. Otherwise, the CVR Agent may, but need not, execute such amendment. No amendment to this Agreement shall be effective unless executed by the CVR Agent. The CVR Agent agrees that time is of the essence in connection with any amendment to this Agreement that it is directed to execute by the Company in accordance with this Section 5.

 36

Section 5.4.            Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article 6
CONSOLIDATION, MERGER, SALE, CONVEYANCE OR CONVERSION

Section 6.1.            No Prohibitions on the Company.

(a)            Subject to Section 4.2, nothing in this Agreement shall prohibit or prevent the Company or any of its Subsidiaries from consolidating with or merging into any other Person or conveying, transferring or leasing its properties and assets, in whole or in part, to any Person or from converting from a corporation to another business entity, including a limited liability company, organized in another jurisdiction.

(b)            Nothing in this Agreement shall prohibit or prevent the Company or any of its Subsidiaries from selling any of its rights, in whole or in part, to any or all of the assets of the CVR Asset Pool.

Article 7
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.           Notices to the CVR Agent, the Company and the Holders.

(a)          Unless otherwise indicated, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier:

(i)          If to the Company:

Hospitality Investors Trust, Inc.
Park Avenue Tower
65 East 55th St. | Suite 801
New York, NY 10022
Attention: Paul C. Hughes, Esq.
Email: phughes@hitreit.com

with a copy (which shall not constitute notice) to:

Brookfield Property Group
250 Vesey Street, 11th Floor
New York, NY 10281
Attention: BPG Transactions Legal
Email: realestatenotices@brookfield.com

 37

(ii)          If to the CVR Agent:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Corporate Actions Relationship Manager

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful receipt if sent by electronic mail (the receiving party shall confirm receipt of any notice received by electronic mail reasonably promptly following its receipt; provided that if a notice is given by electronic mail and such confirmation of successful receipt is not confirmed by the receiving party within two (2) Business Days after the transmission of such notice, such notice, request, instruction or other document shall be followed up within one (1) Business Day after the expiration of such two (2) Business Day period by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; provided, however, that for any information or notices that the Company is required to Make Available pursuant to this Agreement, such information or notices shall be validly delivered to the applicable recipients thereof if delivered in accordance with the term “Make Available” pursuant to this Agreement.

(b)           Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and Made Available, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.2.            Effect of Headings; Construction. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 7.3.            Benefits of Agreement; Holders are Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement. The Holders will have no rights hereunder or with respect to the matters contemplated hereby except as are expressly set forth in this Agreement. Except for the rights of and exercisable by the CVR Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

 38

Section 7.4.           Governing Law and Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Commercial Division of the Supreme Court of the State of New York and the federal courts of the United States of America located in the Southern District of New York (and any appellate courts therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (subject to Section 2.4(e), Section 2.5(b) and Section 2.6), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

Section 7.5.           Severability Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Company and the CVR Agent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to such end that the transactions contemplated by this Agreement are fulfilled to the extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction; provided, however, that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the CVR Agent, the CVR Agent shall be entitled to resign immediately upon written notice to the Company.

 39

Section 7.6.            Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.7.           Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, (a) automatically, following the completion of the payments required to occur on the CVR Payment Date pursuant to Section 2.5(c) or, if a payment is required to occur pursuant to Section 2.5(d) or Section 2.5(e), as applicable, following the completion of any and all payments required to be made in accordance with Section 2.5(d) or Section 2.5(e), as applicable, or (b) by the Company, if there shall be any judgment, injunction or order enacted, issued, promulgated, enforced or entered into by any court or other Governmental Entity of competent jurisdiction that permanently restrains, enjoins or otherwise prohibits the payment of any Total Distributable Amount and such judgment, injunction or order shall have become final and non-appealable, upon written notice of the same to the CVR Agent; provided that Article 1, Section 2.4(h), the last sentence of Section 2.5(b), Section 2.6, Section 2.8, Article 3, Article 6 and this Article 7 shall survive the termination of this Agreement, in each case, to the extent applicable.

Section 7.8.           Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. As it relates to the CVR Agent, this Agreement represents the entire understanding of the CVR Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. With regard to the Company and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Plan Documents, this Agreement shall govern and be controlling (except as may be otherwise required by applicable law), and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article 5. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank]

 40

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:
Name:
Title:

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

Schedule I

Adjusted EBITDA Thresholds

[Attached]

 I-1

Schedule II

Excluded Assets

1.	Hilton-Blacksburg

2.	VA Beach Westin

 II-1

Schedule III

Total Distributable Amount Calculation Example

[Attached]

 III-1

Exhibit B

DIP Credit Agreement

SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

dated as of May [25], 2021

among

HOSPITALITY INVESTORS TRUST, INC. and HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.,
each a debtor-in-possession, collectively, jointly and severally, as Borrower,

the LENDERS PARTY HERETO,

and

TRIMONT REAL ESTATE ADVISORS, LLC,

as Administrative Agent and Collateral Agent

US$65,000,000 Super-priority Senior Secured Debtor-in-Possession Term Loan Facility

Page

SECTION 1. DEFINITIONS AND INTERPRETATION		2
1.1	Definitions	2
1.2	Accounting Terms, Financials Statements, Calculations, Etc.	29
1.3	Interpretation, Etc.	30
SECTION 2. LOANS		31
2.1	Loans	31
2.2	Pro Rata Share; Availability of Funds	32
2.3	Use of Proceeds	33
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Notes	34
2.5	Interest on Loans	35
2.6	[Reserved]	35
2.7	Default Interest	35
2.8	Agent Fee	36
2.9	Repayments	36
2.10	Voluntary Prepayments	36
2.11	Mandatory Prepayments	37
2.12	Make-Whole Payment	38
2.13	Application of Prepayments	38
2.14	General Provisions Regarding Payments	39
2.15	Ratable Sharing	40
2.16	Increased Costs; Capital Adequacy	41
2.17	Taxes; Withholding, Etc.	42
2.18	Obligation to Mitigate	45
2.19	Security and Priority	45
SECTION 3. CONDITIONS PRECEDENT		46
3.1	Conditions to Credit Extension on Closing Date	46
3.2	Conditions to Each Credit Extension	49
SECTION 4. REPRESENTATIONS AND WARRANTIES		50
4.1	Organization; Requisite Power and Authority; Qualification	50
4.2	Power; Authorization; Enforceable Obligations	50

i

(continued)

Page

4.3	No Conflict; Governmental Consents, etc.	51
4.4	Adverse Proceedings, etc.	51
4.5	Payment of Taxes	51
4.6	Properties	52
4.7	Environmental Matters	52
4.8	No Defaults	53
4.9	Governmental Regulation	53
4.10	Federal Reserve Regulations; Exchange Act	53
4.11	Employee Matters	53
4.12	ERISA	54
4.13	Plan Assets; Prohibited Transactions	54
4.14	Compliance with Statutes, Etc.	55
4.15	Disclosure	55
4.16	Sanctions; Anticorruption Laws; AML Laws; Etc.	55
4.17	Use of Proceeds	55
4.18	Security Interest	56
4.19	U.S. Person	56
4.20	DIP Orders	56
4.21	Appointment of Trustee or Examiner; Liquidation	56
4.22	No Other Insolvency Proceeding	57
4.23	Super-priority Claims; Liens	57
4.24	Real Estate	57
4.25	Material Property Agreements; Subsidiary Indebtedness	57
4.26	REIT Status	57
4.27	Insurance	57
SECTION 5. AFFIRMATIVE COVENANTS		58
5.1	Financial Statements and Other Reports	58
5.2	Existence	61
5.3	Payment of Taxes and Claims	61
5.4	Maintenance of Properties	62

(continued)

Page

5.5	Insurance	62
5.6	Books and Records; Inspections	62
5.7	Lender Meetings	62
5.8	Compliance with Laws; Sanctions and Contractual Obligations	62
5.9	Environmental	63
5.10	Plan Assets	64
5.11	Further Assurances	64
5.12	Non-Consolidation	64
5.13	Cash Management	64
5.14	Intellectual Property	65
5.15	Debtor-in-Possession Obligations	65
5.16	DIP Budget	65
5.17	Use of Proceeds	65
5.18	Consultants	65
5.19	Bankruptcy Milestones	66
5.20	Post-Closing Matters	66
5.21	REIT Status	66
5.22	Material Property Agreements	66
SECTION 6. NEGATIVE COVENANTS		67
6.1	Indebtedness	67
6.2	Liens	69
6.3	Restricted Payments	70
6.4	Contributions	71
6.5	Investments	71
6.6	Material Property Agreements	72
6.7	Fundamental Changes; Disposition of Assets	72
6.8	Subsidiary Bankruptcies	73
6.9	Sales and Lease-Backs	73
6.10	Transactions with Shareholders and Affiliates	73
6.11	Conduct of Business	74

(continued)

Page

6.12	Payment and Prepayment of Indebtedness	74
6.13	Fiscal Year; Accounting Policies	74
6.14	Deposit Accounts and Securities Accounts	74
6.15	Amendments to Organizational Agreements	74
6.16	Other Super-priority Claims	74
6.17	Equity Issuances	74
6.18	ERISA	74
6.19	Alterations and Expansions	75
6.20	Zoning and Uses	75
6.21	Waste	75
6.22	Intellectual Property	75
6.23	Capital Expenditures	76
6.24	Change of Control	76
6.25	REIT Status	76
SECTION 7. JOINT AND SEVERAL LIABILITY		76
SECTION 8. EVENTS OF DEFAULT		76
8.1	Events of Default	76
8.2	Remedies	82
SECTION 9. AGENTS		82
9.1	Appointment of Agents	82
9.2	Powers and Duties	83
9.3	General Immunity	83
9.4	Lenders’ Representations, Warranties and Acknowledgment	85
9.5	Indemnity	85
9.6	Successor Administrative Agent and Collateral Agent	86
9.7	Collateral Documents	88
9.8	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	89
SECTION 10. MISCELLANEOUS		91
10.1	Notices	91

(continued)

Page

10.2	Expenses	93
10.3	Indemnity and Related Reimbursement	93
10.4	Set-Off	95
10.5	Amendments and Waivers	95
10.6	Successors and Assigns; Participations	97
10.7	[Reserved]	101
10.8	Liens on After-Acquired Property	101
10.9	Independence of Covenants	101
10.10	Survival of Representations, Warranties and Agreements	102
10.11	No Waiver; Remedies Cumulative	102
10.12	Marshaling; Payments Set Aside	102
10.13	Severability	102
10.14	Obligations Several; Actions in Concert	102
10.15	Headings	103
10.16	APPLICABLE LAW	103
10.17	CONSENT TO JURISDICTION	103
10.18	WAIVER OF JURY TRIAL	104
10.19	Confidentiality	105
10.20	Usury Savings Clause	106
10.21	Effectiveness; Counterparts	106
10.22	Entire Agreement	106
10.23	PATRIOT Act	106
10.24	Electronic Execution of Assignments and Loan Documents	106
10.25	No Fiduciary Duty	107
10.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	107

v

APPENDICES:	A	Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(c)	Organizational Structure
	3.1(w)	Franchise and Management Agreement Consents
	4.4	Adverse Proceedings
	4.7	Environmental Matters
	4.8	No Defaults
	4.11	Employee Matters
	4.12	ERISA
	4.24	Real Estate Assets
	5.20	Post-Closing Matters
	6.1(c)	Certain Indebtedness
	6.2	Certain Liens
	6.6	Amendments and Replacements of Material Property Agreements
	6.10	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B	Note
	C	Reserved
	D	Assignment Agreement
	E	Closing Date Certificate
	F	Tax Forms
	G	Form of Hilton Franchise Agreement

SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

This SUPER-PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT (as amended, supplemented, modified or restated from time to time in accordance with the terms hereof, this “Agreement”), dated as of May [25], 2021, is entered into by and among Hospitality Investors Trust, Inc., a Maryland corporation (“HIT”), Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership (“HITOP”), each a Chapter 11 debtor-in-possession, as borrower (HIT and HITOP, individually or collectively, as the context may require, jointly and severally, the “Borrower” or the “Borrowers”), BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC, a Delaware limited liability company (the “Initial Lender”), and the other lenders party hereto from time to time (collectively, together with the Initial Lender, the “Lenders”), and TRIMONT REAL ESTATE ADVISORS, LLC, a Georgia limited liability company, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”) for the Lenders. Capitalized terms used but not otherwise defined in the recitals below shall have the meanings ascribed to them in Section 1.1.

RECITALS:

WHEREAS, on the Petition Date, HIT and HITOP filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (each a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over any of the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”), as Case Number [_____];

WHEREAS, the Borrowers are continuing to operate their business and manage their property as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, in connection with the filing of the Chapter 11 Cases, the Borrowers have requested that the Initial Lender provide a delayed draw term loan facility in an aggregate principal amount of US$65 million, of which up to US$30 million (the “Interim Funding Amount”) will be made available to the Borrowers as new-money loans upon the entry of the Interim DIP Financing Order and the satisfaction of the conditions precedent set forth herein;

WHEREAS, on May [__], 2021, the Bankruptcy Court entered an order authorizing the Borrowers to, among other things, obtain senior secured, super-priority, post-petition financing, and grant liens and super-priority, post-petition claims, pursuant to Bankruptcy Code Sections 105, 362, 363, 364 and 507, Bankruptcy Rules 2002, 4001, 6004 and 9014 and Local Rule 4001-2 (the “Interim DIP Financing Order”);

WHEREAS, upon satisfaction of the conditions set forth in Section 3, the Initial Lender has agreed to extend such credit to the Borrowers upon the terms and conditions set forth herein, the proceeds of which will be used exclusively for the purposes set forth in Section 2.3 to the extent permitted hereunder; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1         Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” has the meaning set forth in the preamble.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative or judicial), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower or any Subsidiary Owner or any property of such entity.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person specified. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 51% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether by exercising voting power, by contract or otherwise.

“Agent” means each of Administrative Agent, Collateral Agent and any other Person appointed as an agent or similar title or capacity under or otherwise in connection with the Loan Documents and “Agents” mean collectively all such Agents.

“Agent Fee Letter” means that certain letter agreement dated March 12, 2021, among the Agents and the Lenders.

“Aggregate Amounts Due” has the meaning set forth in Section 2.15.

“Agreement” has the meaning set forth in the preamble.

“Agent Indemnitee” has the meaning set forth in Section 9.5(a).

“Agent Affiliates” has the meaning set forth in Section 10.1(b)(iii).

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any Real Estate Asset, including any Hotel Property, or any portion thereof.

“AML Laws” means any and all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries or Affiliates from time to time concerning or relating to terrorism financing, money laundering or any predicate crime to money laundering, including, without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anticorruption Laws” means all applicable anti-corruption and antibribery laws, rules and regulations of any jurisdiction from time to time, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Borrower provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Approved Plan” has the meaning set forth in Section 5.19(b).

“Approved Disclosure Statement” has the meaning set forth in Section 5.19(b).

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D, or (b) an Affiliate Assignment Agreement.

“Assignment Effective Date” has the meaning set forth in Section 10.6(b).

“Authorized Officer” means with respect to (a) delivering any Funding Notice and similar notices, the chief executive officer, chief financial officer, treasurer, or chief operating officer of the Borrower or any person or persons that are designated in writing by one or more Authorized Officers described above to Administrative Agent as being authorized by the Borrower to deliver such notices and (b) any other matter in connection with this Agreement or any other Loan Document, the chief executive officer, the chief financial officer, the treasurer, the principal accounting officer, the president or other similar officer of the Borrower.

“Avoidance Actions” has the meaning set forth in the DIP Financing Orders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company, or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Borrowers’ Professional Fees” means the fees and reimbursable expenses of Professional Persons retained pursuant to clause (a) of the definition thereof.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or the State of Delaware, or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“California Wage/Hour Dispute” means that certain “wage/hour” class action complaint filed by a former employee of the Courtyard Carlsbad located at 5835 Owens Avenue, Carlsbad, CA 92008, captioned Leticia Limon v. Crestline Hotels & Resorts, LLC; Barcelo Crestline Corporation; and Does 1 through 10 and filed on September 30, 2020 in the Superior Court of the State of California, County of Los Angeles as Case No. 20STCV37266.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person, or (b) as lessee under a Synthetic Lease.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest and profits interests, participations or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“Carve-Out” shall have the meaning set forth in the DIP Financing Orders.

“Carve-Out Notice” shall have the meaning set forth in the DIP Financing Orders.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral” has the meaning set forth in the DIP Financing Order.

“Cash Equivalents” means any of the following, to the extent having a maturity of not greater than ninety (90) days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chapter 11 Case” or “Chapter 11 Cases” have the meaning specified in the recitals hereto.

“Chapter 11 Plan” means a plan of reorganization filed in any of the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.

“Citi Rate Cap Collateral” means HITOP’s right, title, interest, claim and demand, in to and under that certain Rate Cap Transaction with SMBC Capital Markets, Inc. dated as of April 19, 2021 with unique swap identifier 1030443023 PRISM000000000000000000C1B747800.

“Closing Date” means the later of the date hereof and the first date on which all of the conditions set forth in Section 3.1 and Section 3.2 have been fulfilled or waived in writing by the Initial Lender.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit E.

“Collateral” means all “Collateral” as defined in any Collateral Document, and shall include all Property that is subject to any Lien in favor of Collateral Agent or any agent or sub-agent appointed by it for the benefit of the DIP Secured Parties pursuant to any Collateral Document; provided that “Collateral” shall not include any Excluded Assets or any other assets excluded under Section 2.2 of the Pledge and Security Agreement.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Collateral Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, grant of an exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with a Borrower), in one transaction or a series of transactions, of all or any part of the Collateral. For purposes of clarification, “Collateral Asset Sale” shall include (x) the sale or other disposition for value of any contracts and (y) the early termination or modification of any contract resulting in the receipt by any Borrower of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto).

“Collateral Documents” means the Interim DIP Financing Order, the Final DIP Financing Order, the Pledge and Security Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement and all other instruments, documents and agreements now or at any time hereafter delivered by or on behalf of any Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect a security interest in the Collateral in favor of Collateral Agent, for the benefit of DIP Secured Parties, as security for the Obligations.

“Combined Hearing” has the meaning set forth in the Restructuring Support Agreement.

“Commitment” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment as of the Closing Date is set forth on Appendix A, subject to any increase or reduction pursuant to the terms of this Agreement and subject to the Final Advance Cap. The maximum aggregate amount of the Commitments is US$65,000,000.

“Common Stock Conversion” has the meaning set forth in Section 2.9.

“Confirmation Order” has the meaning set forth in Section 5.19(f).

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including, without limitation, any Material Property Agreement.

“Controlled Account” means (a) any Deposit Account of a Borrower that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Borrower that is subject to a Securities Account Control Agreement.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Creditors’ Committee” means any official committee of unsecured creditors appointed in any of the Chapter 11 Cases.

“Creditors’ Committee Professional Fees” means the fees and reimbursable expenses of Professional Persons retained pursuant to clause (b) of the definition thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrowers’ operations and not for speculative purposes.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.7.

“Deposit Account” means any “deposit account,” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (a) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained and the Borrower maintaining such Deposit Account, and (b) is effective for Collateral Agent to obtain “control” (within the meaning of Article 9 of the UCC) of such Deposit Account.

“DIP Budget” means (a) the initial thirteen week cash flow forecast setting forth the projected cash receipts and cash operating disbursements for the Borrowers and the Subsidiary Owners on a line-item basis as attached to the Interim DIP Financing Order (the “Initial DIP Budget”), and (b) the most recently approved at such time updated DIP Budget delivered in connection with Section 5.1(e), which shall, in each case, include detailed line item receipts and expenditures, including the amount of Creditors’ Committee Professional Fees, Borrowers’ Professional Fees, expenses for each such Professional Person and amounts due from the Borrowers under Section 10.2, together with appropriate supporting schedules and information and an explanation of any change from the DIP Budget then in effect (each, an “Updated DIP Budget”). The DIP Budget (including, for the avoidance of doubt, the Initial DIP Budget and each Updated DIP Budget) shall be in form and substance acceptable to the Requisite Lenders. For avoidance of doubt, until the Requisite Lenders consent to any Updated DIP Budget, it shall not become a “DIP Budget” and the Borrowers shall continue to comply with the then-operative DIP Budget.

“DIP Budget Variance Report” has the meaning set forth in Section 5.1(f).

“DIP Facility” means the credit facility established under the DIP Financing Orders and this Agreement in favor of the Borrower in accordance with their terms and pursuant to which the Commitments are established.

“DIP Financing Orders” means, collectively, the Interim DIP Financing Order and the Final DIP Financing Order.

“DIP Liens” means the Liens on and security interests in the Collateral securing the Obligations.

“DIP Loan Proceeds” has the meaning set forth in Section 2.3(a).

“DIP Protections” has the meaning set forth in Section 2.19(b).

“DIP Secured Parties” means, collectively, the Agents and each Lender.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Disbursement Account” has the meaning set forth in Section 2.1(c).

“Disclosure Statement” has the meaning set forth in Section 5.19(b).

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments for previously accrued and unpaid amounts due through the date of termination or modification), or (c) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)). “Disposition” as a noun shall have the corresponding meaning.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends, distributions or other Restricted Payments in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (a), (b), or (c) of this definition, in each case prior to the date that is 180 calendar days after the Latest Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by such Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and the sign “US$” mean the lawful money of the U.S.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) that is controlled by, controls, or is under common control with a Lender; (b) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (e) the central bank of any country that is a member of the OECD; or (f) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; provided that no Borrower nor any Affiliate of any Borrower (other than Initial Lender and any Affiliate of Initial Lender) shall, in any event, be an Eligible Assignee.

“Environmental Claim” means any notice, claim, proceeding, notice of proceeding, investigation, demand, information request, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to the Borrowers, Subsidiary Owners or the Hotel Properties, as the case may be, arising out of, based on, in connection with or resulting from (a) the actual or alleged presence, Use or Release of any Hazardous Substance, (b) any actual or alleged violation of or non-compliance with any Environmental Law, or (c) any actual or alleged injury or threat of injury to property, human health or safety, natural resources or the environment caused by Hazardous Substances.

“Environmental Laws” means any applicable federal, state and local laws, statutes, ordinances, orders, rules and regulations, as well as common law, any final and binding judicial or administrative orders, decrees or judgments thereunder and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (a) the pollution, protection or cleanup of the environment, (b) the impact of Hazardous Substances on property, human health or safety, (c) the Use or Release of Hazardous Substances, (d) occupational safety and health, industrial hygiene or the protection of human health or welfare as a result of exposure to Hazardous Substances, or (e) the liability for, or costs of, other actual or threatened harm to the environment.

“Environmental Permits” means all permits, licenses, variances and certificates required by applicable Environmental Laws for the Borrowers’ or Subsidiary Owner’s use or ownership of the Hotel Properties, as the case may be, or of the Borrowers’ or Subsidiary Owners’ operations conducted thereat.

“Equity Interests” means, with respect to any Person, any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalent interests in (however designated) equity or ownership of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) any Reportable Event, (b) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived, pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA or an application for a waiver of the minimum funding standard with respect to any Pension Plan, (c) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan, (d) the failure by any Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan, (e) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including, but not limited to, the imposition of any Lien in favor of the PBGC or any Pension Plan, (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA), (g) the receipt by any Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, (h) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA)) or from any Multiemployer Plan, and (i) the receipt by any Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“Estate” means, for each Borrower, the estate created in such Borrower’s Chapter 11 Case pursuant to Section 541(a) of the Bankruptcy Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (a) any Equity Interests in a Borrower or any Subsidiary of the Borrowers, (b) any Avoidance Actions and (c) the Citi Rate Cap Collateral.

“Excluded Hotel Sales” means the sale of (i) the Hampton Inn Albany-Wolf Road (Airport), as contemplated by that certain Purchase and Sale Agreement with Joint Closing Instructions dated December 16, 2019, as amended, modified or supplemented between HIT Portfolio I Owner, LLC, a subsidiary of the Borrowers, and Capitol Hospitality LLC, and (ii) the Courtyard By Marriott Athens Downtown, as contemplated by that certain Agreement for Sale and Purchase effective February 12, 2021, between HIT Portfolio I Owner, LLC, a subsidiary of the Borrowers, and Lincoln Ventures LLC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent, as applicable, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.17(b), and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and, in each case, any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such agreements.

“Final Advance” has the meaning set forth in Section 2.1(c)(i).

“Final Advance Cap” has the meaning set forth in Section 2.1(c)(i).

“Final Advance Cap Amount” means the lesser of (i) an amount that, when added to any cash held by the Borrowers immediately prior to the making of the Final Advance by the Lenders, would result in the Borrowers in the aggregate holding no more than $18,800,000 in unrestricted cash as of the Plan Effective Date (exclusive of any amounts in the Professional Fee Trust Account that are payable to Professional Persons in accordance with the DIP Financing Orders), as reasonably determined by the Initial Lender, based on the then-current DIP Budget in effect as of the date of the Final Advance, and (ii) the amount of any remaining unfunded Commitments hereunder.

“Final DIP Financing Order” means a final order of the Bankruptcy Court approving the Loans, the Facility and the Loan Documents on a final basis, in form and substance satisfactory to the Administrative Agent and the Initial Lender in their sole discretion (as amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereto), which Final DIP Financing Order shall be in full force and effect.

“Final Order” means an order or judgment of the Bankruptcy Court as entered on its docket that has not, in whole or in part, been reversed, vacated, modified, amended or stayed pursuant to any applicable Bankruptcy Rule or any other applicable rule of civil or appellate procedure, and as to which the time to appeal, petition for certiorari or seek re-argument or rehearing has expired, or as to which any right to appeal, petition for certiorari or seek re-argument or rehearing has been waived in writing in a manner satisfactory to the parties in interest, or if a notice of appeal, petition for certiorari or motion for re-argument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the re-argument or rehearing was sought, or a certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further re-argument has expired.

“First Day Orders” has the meaning set forth in Section 3.1(g).

“Fiscal Year” means the fiscal year of the Borrowers, ending on December 31 of each calendar year.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GA Tech Owner” means, collectively, HIT GA Tech Holding, LLC, a Delaware limited liability company, HIT TRS GA Tech, LLC, a Delaware limited liability company and IT TRS GA Tech Holding, LLC, a Delaware limited liability company.

“GA Tech Property” means that certain Hotel Property commonly known as Georgia Tech Hotel & Conference Center, located at 800 Spring St NW, Atlanta, GA 30308.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied and as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) that are regulated or otherwise classified, defined or listed as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any applicable Environmental Laws, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and lead-based paint, radon, pesticides and radioactive materials, flammables and explosives and compounds containing them.

“Hazardous Substances Activity” means any activity, event or occurrence involving any Hazardous Substances, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Substances, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any Interest Rate Agreement, any Currency Agreement and any other derivative or hedging contract, agreement, confirmation or other similar transaction or arrangement that is entered into by any Borrower or any Subsidiary, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

“Hilton Franchise Agreements” means, with respect to the Real Estate Assets, each franchise agreement entered into by the Borrowers or any of their Subsidiaries in respect of any Doubletree, Embassy Suites, Hampton Inn, Hampton Inn & Suites, Hilton Garden Inn or Homewood Suites hotel.

“HIT” has the meaning set forth in the recitals hereto.

“HITOP” has the meaning set forth in the recitals hereto.

“Hotel EBITDA” means, with respect to any Hotel Property, net loss (income) and comprehensive loss (income) (calculated in accordance with GAAP) of such Hotel Property, excluding (a) the effect of expenses not related to operating such Hotel Property, (b) non-cash charges that are not indicative of the operating performance of such Hotel Property, and (c) any effects on net loss (income) and comprehensive loss (income) due to (1) a casualty or condemnation of the Hotel Property, strike or other labor dispute, fire, war, insurrection, act of God, governmental intervention, terrorism or pandemic or (2) any other event that is reasonably beyond the control of the Borrowers other than to the extent the principal cause of such event is the Borrowers’ or the applicable Subsidiary Owner’s gross negligence or willful misconduct. To the extent attributable to such Hotel Property, exclusions made for purposes of this calculation shall include: (i) depreciation and amortization; (ii) impairment of goodwill and long-lived assets; (iii) interest expense; (iv) transaction related costs; (v) other loss (income); (vi) gain (loss) on sale of assets; (vii) equity in loss (earnings) of unconsolidated entities; (viii) general and administrative expense; and (ix) income tax (benefit) expense.

“Hotel Property” means each “Property” or “Collateral Asset” (as each term is defined in each applicable Subsidiary Loan Agreement) as of the Petition Date, together with all other non-Cash real and personal property collateral that secures the obligations of the Subsidiary Owners under the Subsidiary Loan Agreements.

“Indebtedness” as applied to any Person, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) obligations under Capital Leases, (c) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade accounts payable in the ordinary course of business), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor, (g) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock), (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (i) any obligation of such Person, the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under this clause (j), the primary purpose or intent thereof is as described in clause (i) above, and (k) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, in each case whether entered into for hedging or speculative purposes or otherwise.

“Indemnitee” means each of any Agent and any Lender, and each of their respective Related Parties.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Substances Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees, charges and disbursements of one firm as general outside counsel (and any one local counsel in each relevant jurisdiction) for any Indemnitee and excluding taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim), and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any Related Matter, but excluding any losses, liabilities, claims, damages or expenses to the extent (x) found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnitee to be indemnified or (y) relating to any dispute solely among the Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lender” has the meaning set forth in the preamble.

“Insolvency Proceeding” means, with respect to any Borrower, any (a) case, action or proceeding before any court or Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or (c) similar arrangement in respect of creditors generally or any substantial portion of applicable creditors, in any case, undertaken under U.S. Federal, state or foreign law.

“Insurance Policies” has the meaning in Section 5.5.

“Intellectual Property” means all intellectual property and other similar proprietary rights worldwide, whether registered or unregistered, including in and to the following: (a) trade names, trademarks and service marks, domain names, trade dress and similar rights, together with the goodwill symbolized by or associated with any of the foregoing; (b) patents and patent applications (including divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions); (c) inventions and invention disclosures (whether or not patentable); (d) copyrights and copyrightable works; (e) software and technology; (f) trade secrets, know-how, inventions, discoveries, methods, processes and other proprietary or confidential information and (g) any applications, registrations or issuances for any of the foregoing.

“Interest Accrual Period” has the meaning set forth in Section 2.5(b).

“Interest Payment Date” means (a) the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and (b) the Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrowers’ operations, (b) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interim DIP Financing Order” has the meaning set forth in the recitals.

“Interim Funding Amount” has the meaning set forth in the recitals.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value by any Borrower or Subsidiary of Borrower from any Person of any Capital Stock of such Person, and (c) any direct or indirect loan, advance (other than advances to employees, officers or directors for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of inventory to that other Person in the ordinary course of business.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Loan or unfunded Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, as the case may be.

“Legal Requirements” means, collectively, all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and zoning restrictions) affecting the Borrowers, the Property or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force) and all permits, licenses and authorizations and regulations relating thereto.

“Lender” means the Initial Lender and any Person that becomes a “Lender” hereunder pursuant to Section 10.6, in each case, for so long as such Person holds Loans or Commitments hereunder.

“Lender Indemnitee” means each of the Lenders, and each of their respective Related Parties.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge, license, sublicense or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means each loan outstanding hereunder made by a Lender to the Borrower pursuant to Section 2.1(a).

“Loan Commitment” means the commitment of a Lender to fund Loans.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Agent Fee Letter and all other documents, certificates, instruments or agreements executed and delivered by a Borrower (or officer or director thereof) or on behalf of a Borrower for the benefit of any Agent or any Lender in connection herewith.

“Loan Exposure” means, with respect to any Lender, as of any time of determination, the outstanding principal amount of the Loans of such Lender.

“Make-Whole Amount” means, in respect of any repayment of Loans or reduction of Commitments (other than any limitation on available Commitments pursuant to the Final Advance Cap), the greater of (x) 2.0% of the amount of such repayment or commitment reduction and (y) an amount equal to the difference between (A) the aggregate amount of interest which would have otherwise been payable on the amount of the repayment or commitment reduction (assuming the full amount of such reduced Commitments had been drawn) from the date of repayment or reduction until the Scheduled Maturity Date, minus (B) the aggregate amount of interest the Lenders would earn if the prepaid or reduced amount were reinvested for the period from the date of repayment or reduction until the Scheduled Maturity Date at the Treasury Rate plus 50 basis points.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means any event, condition circumstance or contingency that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on: (a) the business, financial condition or results of operations of the Borrowers and their Subsidiaries taken as a whole, other than as a result of or any effect of (i) the general conditions or trends in the hospitality industry or business, including competition in geographic, product or service areas, (ii) the filing, announcement or pendency of the Chapter 11 Cases, including the impact thereof on the relationships of the business of the Borrowers and their Subsidiaries (including, without limitation, those with the franchisors and the hotel management companies, but specifically excluding such impact on those franchisors, hotel management companies or other Persons with whom agreements have been reached in advance of the Chapter 11 Cases), (iii) changes in or the condition of financial, banking or securities markets (including interest rates, exchange rates, tariffs, trade wars and credit markets), (iv) military action, acts of civil unrest, civil disobedience, war or any act of terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an escalation of hostilities or worsening of any such conditions threatened or existing on the date of this Agreement, (v) a Change in Law or a change in GAAP after the date of this Agreement, (vi) actions taken that are expressly required by the Restructuring Support Agreement, (vii) the failure of the Borrowers or any of their Subsidiaries to meet or achieve the results set forth in any internal, analyst, published or other projection (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect if such change or effect is not otherwise excluded from determining whether there is a Material Adverse Effect) or (viii) any action taken or omitted from being taken at the written request of the Initial Lender, the Agent or the Requisite Lenders or that is required by the Restructuring Support Agreement or the DIP Facility; except in the case of clauses (i), (iii), (iv) and (v) above, to the extent that such effect has a disproportionate and adverse impact on the Borrowers and their Subsidiaries, taken as a whole, relative to other participants in the hospitality industry, then the disproportionate adverse effect of such matter on the business of the Borrowers and/or their Subsidiaries (to the extent not otherwise excluded by the definition of a Material Adverse Effect) may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring; (b) the ability of the Borrowers to perform their obligations under the Loan Documents; or (c) the validity or enforceability of the Loan Documents or the rights and remedies of the Agent, or the Lenders under any Loan Document (including, but not limited to, the enforceability or priority of any liens granted to the Agent under the Loan Documents).

“Material Alteration” means any Alteration to be performed by or on behalf of a Borrower or Subsidiary Owner at any Hotel Property that is reasonably expected to materially and adversely affect the operations thereof.

“Material Property Agreement” means, with respect to each Real Estate Asset, each hotel management agreement, property management agreement, franchise agreement (including any so-called “manchise” agreements), operating lease, ground lease, Subsidiary Loan Agreement and each applicable loan document and security instrument (including, relating to any mezzanine loans) related to the applicable Subsidiary Loan Agreements.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” means a Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA, to which any Borrower or any ERISA Affiliate had an obligation to contribute over the five preceding calendar years.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Collateral Asset Sale, an amount equal to: (a) Cash payments actually received by or on behalf of any Borrower from such Collateral Asset Sale (including any Cash actually received by way of deferred payment pursuant to, or by monetization of, a note, receivable or otherwise (including by way of a milestone payment, as applicable), but, in each case, only as and when received), minus (b) (i) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Collateral Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any claim allowed by the Bankruptcy Court in the Chapter 11 Cases relating to Indebtedness or any other obligation (other than the Loans) that is secured by a Lien on the stock or assets in question, that is senior to the DIP Liens, and that is required to be repaid under the terms thereof as a result of such Collateral Asset Sale and (iii) any direct, bona fide, out-of-pocket transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT, transfer and similar taxes arising therefrom) incurred in connection with any sale of such assets to the extent paid or payable to non-Affiliates.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, a Borrower, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, in each case solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds actually received by a Borrower (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of the Borrower by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by the Borrower in connection with the adjustment or settlement of any claims of such Borrower in respect thereof, (ii) income or gains taxes, if any, payable by the Borrower as a result of any gain recognized in connection with the receipt of any such proceeds and (iii) required payments of Indebtedness that are secured by a Lien on the assets subject to such loss or condemnation on a senior basis relative to the Obligations.

“Note” means a promissory note in the form of Exhibit B.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Borrower from time to time owed to Agents (including any former Agent), the Lenders or any of them, in each case, under any Loan Document, whether for principal, interest, fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, articles supplementary, memorandum or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its certificate or articles of organization or formation and its operating agreement, and (e) with respect to any other entity, its functionally equivalent charter and organizational documents. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or other similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations that either (1) a Common Stock Conversion has occurred and all unfunded Commitments have terminated therewith (for avoidance of doubt, in accordance with the Approved Plan) and all accrued and unpaid costs and expenses payable by Borrower to any Agent or Lender pursuant to any Loan Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, have been indefeasibly paid in full, or (2) each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Loans, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Loan or unfunded Commitment or otherwise under any Loan Document, including the Make-Whole Amount (if applicable), and (iii) all accrued and unpaid costs and expenses payable by any Borrower to any Agent or Lender pursuant to any Loan Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time; (b) the indefeasible payment or repayment in full in immediately available funds of all other outstanding Obligations, other than unasserted contingent indemnification and contingent reimbursement obligations; and (c) the termination of all unfunded Commitments.

“Participant Register” has the meaning set forth in Section 10.6(h)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation, referred to and defined in ERISA, or any successor thereto performing similar functions.

“Pension Plan” means any Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 and 430 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Priority Liens” has the meaning set forth in Section 2.19(a)(i).

“Permitted Variances” means, for any Testing Period, a variance for disbursements from the DIP Budget not exceeding 105% on a line-item basis of the projected disbursements for the corresponding period set forth in the DIP Budget; provided, that in the event that the disbursements for any line-item in the most recent Testing Period is less than the amount projected in the DIP Budget for such line-item for such disbursements during such Testing Period (the amount by which such disbursements are less than the amount projected being a “Disbursement Carryover Amount”), such Disbursement Carryover Amount shall be included as an additional Permitted Variance for such line-item for any subsequent Testing Period. For the avoidance of doubt, the Borrowers’ Professional Fees and amounts due from the Borrowers under Section 10.2 shall not be limited to the line-item amount set forth in the DIP Budget and any variance of the actual Borrowers’ Professional Fees from the projected disbursement amount in the DIP Budget shall not be tested under Section 5.16.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” means the date on which the Borrowers commenced their Chapter 11 Cases.

“Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, which is (currently or hereafter), or within the prior six years was, maintained or contributed to by any Borrower or, with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any of their ERISA Affiliates, or with respect to which any Borrower or any of their ERISA Affiliates, has any liability.

“Plan Effective Date” has the meaning set forth in Section 5.19(g).

“Pledge and Security Agreement” means that certain pledge and security agreement among the Borrowers and the Collateral Agent, dated as of May [__], 2021, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Post-Petition” means any date or time after the Petition Date.

“Pre-Petition Indebtedness” has the meaning set forth in Section 6.1(c).

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Loan Document, the Principal Office of Administrative Agent shall be Trimont Real Estate Advisors, LLC; One Alliance Center; 3500 Lenox Road, Suite G1; Atlanta, Georgia 30326 (Attn: Servicing Department) (or such other location as Administrative Agent may from time to time designate in writing to the Borrower and each Lender).

“Pro Rata Share” means with respect to all payments and computations relating to the Loans of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender, by (b) the aggregate Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Loan Exposure and unfunded Commitments of that Lender, by (B) an amount equal to the sum of the aggregate Loan Exposure and unfunded Commitments of all Lenders.

“Professional Fee Trust Account” has the meaning set forth in the DIP Financing Orders.

“Professional Person” means a Person who is an attorney, financial advisor, accountant, appraiser, monitor, auctioneer or other professional person and who is retained, with Bankruptcy Court approval, by (a) the Borrowers pursuant to any one or more of Sections 327, 328(a) and 363 of the Bankruptcy Code or (b) any Creditors’ Committee pursuant to Section 1103(a) of the Bankruptcy Code.

“Prohibited Change of Control” means (a) a change in the majority of the board of directors of HIT, (b) any termination of the Redeemable Preferred Share, (c) the failure of HITOP to be Wholly-Owned by HIT (other than any interest of Initial Lender therein in its capacity as a preferred equity investor therein), (d) the failure of each Subsidiary Owner (other than BSE/AH Blacksburg Hotel, L.L.C., BSE/AH Blacksburg Hotel Operator, L.L.C. and TCA Block 7 Hotel, L.L.C.) to be directly or indirectly Wholly-Owned by HIT and HITOP, (e) the failure of BSE/AH Blacksburg Hotel, L.L.C. or BSE/AH Blacksburg Hotel Operator, L.L.C. to be indirectly owned 56.6% by HIT and HITOP or (f) the failure of TCA Block 7 Hotel, L.L.C. to be indirectly owned 30.5323% by HIT and HITOP.

“Property” means with respect to any Person, all real and personal property of such Person, including: (a) all cash, money, cash equivalents, Deposit Accounts, Securities Accounts, accounts, other receivables, chattel paper, contract rights, goods and inventory (wherever located), instruments, documents, securities (whether or not marketable) and investment property (including all of the issued and outstanding Capital Stock of each of its Subsidiaries), equity interests, furniture, fixtures, equipment, franchise rights, Intellectual Property, general intangibles of any kind, rights to the payment of money (including tax refunds and any other extraordinary payments , supporting obligations, guarantees, letter of credit rights, commercial tort claims, causes of action and all substitutions, books and records related to the foregoing, and accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds; (b) all owned real property, all leased real property, all rents and leases from any real property interests, and all other proceeds of real property; (c) subject to the entry of a Final DIP Financing Order, the proceeds of any avoidance actions brought pursuant to sections 502(d), 544, 545, 547, 548, 549 (except as set forth in clause (d) below), 551, 553(b), 732(2) or 742(2) of the Bankruptcy Code; (d) the proceeds of any avoidance actions brought pursuant to section 549 of the Bankruptcy Code to recover any Post-Petition transfer of the Collateral or Post-Petition transfer of proceeds of the Loans; and (e) subject to the entry of a Final DIP Financing Order, the Borrowers’ rights under section 506(c) of the Bankruptcy Code and the proceeds thereof. For the avoidance of doubt, the Collateral shall include all the foregoing rights, property, claims and interests (other than, for the avoidance of doubt, Excluded Assets and other assets excluded under Section 2.2 of the Pledge and Security Agreement), without regard as to whether such rights, property, claims and interests came into the Borrowers’ Estates, or otherwise arose, after the Petition Date.

“Real Estate Asset” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by any Borrower or any Subsidiary Owner, including the Hotel Properties.

“Redeemable Preferred Share” means the sole authorized and outstanding share of the series of preferred stock of HIT issued pursuant to HIT’s Organizational Documents.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Internal Revenue Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Internal Revenue Code.

“Register” has the meaning set forth in Section 2.4(b).

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund that is managed, advised or administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or affiliate of an entity that manages, administers or advises a Lender.

“Related Matter” means (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or any syndication of the DIP Facility, or the use or intended use of the proceeds thereof), any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from or other realization upon any of the Collateral) or any other act or omission or event occurring in connection therewith, (b) any Loan or the use or proposed use of the DIP Loan Proceeds; (c) any Environmental Claim or any Hazardous Substances Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of any Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (a)–(c), whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower and regardless of whether any Indemnitee is a party thereto.

“Related Parties” means, in respect of any Person, any of the officers, directors, employees, agents, attorneys, representatives, subsidiaries, Affiliates or shareholders of such Person.

“Release” means, with respect to any Hazardous Substance, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or through the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing regulated amounts of any Hazardous Substance).

“Remediation” means any response, remedial removal or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to remedy or mitigate any Release of any Hazardous Substance; and any action to comply with any Environmental Laws or with the terms and conditions of any Environmental Permits.

“Reorganized Company” means “Reorganized HIT” as defined in and as effectuated in accordance with the Approved Plan.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Representative Borrower” has the meaning set forth in Section 10.1(d).

“Requisite Lenders” means, at any time, Lenders having or holding Loans and unfunded Commitments representing in the aggregate more than 50% of the sum of all Loan Exposure and unfunded Commitments at such time; provided that, for so long as the Initial Lender holds any Loans or undrawn Commitment, Requisite Lenders shall mean the Initial Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any dividend, other distribution or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of the Borrowers or any Subsidiary of Borrower now or hereafter outstanding, to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any of the Borrowers (or any direct or indirect parent thereof) or any Subsidiary of Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any of the Borrowers (or any direct or indirect parent thereof) or of any Subsidiary of Borrower now or hereafter outstanding.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated May 19, 2021, by and among the Borrowers and the Initial Lender (as amended, restated, supplemented or otherwise modified from time to time).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means a country or territory with which dealings are broadly and comprehensively prohibited under any Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted, prohibited or sanctionable under any Sanctions, including (a) any Person listed in any Sanctions related list of designated Persons maintained by the United States (including OFAC, the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled, directly or indirectly, by any Person described in clause (a) or (b) of this definition.

“Sanctions” means economic, financial or trade sanctions, laws, regulations or restrictive measures, or trade embargoes, imposed, administered or enforced by the United States Government (including without limitation, sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, including any other governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions laws, regulations, trade embargoes or restrictive measures applicable to any Borrower or any of its Subsidiaries, any Lender or the Agents.

“Second Day Orders” means orders in the Chapter 11 Cases approving relief requested by the Borrowers in “second day” pleadings.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (a) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained and the Borrower having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (b) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Scheduled Maturity Date” shall mean November 25, 20211.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) directly or indirectly, of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether Directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that for the purposes hereof, BSE/AH Blacksburg Hotel, L.L.C., BSE/AH Blacksburg Hotel Operator, L.L.C. and TCA Block 7 Hotel, L.L.C. shall be deemed Subsidiaries of Borrower.

1 NTD: Insert 6 month anniversary of the Closing Date

“Subsidiary Loan Agreements” means collectively, (a) that certain Loan Agreement, dated as of May 1, 2019, between certain of the Borrowers’ subsidiaries, as borrower, and Wells Fargo Bank, National Association, as trustee for the benefit of the certificate holders of HPLY Trust 2019-HIT, Commercial Mortgage Pass-Through Certificates, Series 2019-HIT and the RR Interest Owners, and with the Borrowers as guarantors, as amended, assigned and otherwise modified to date; (b) that certain Mezzanine A Loan Agreement, dated as of May 1, 2019, between certain of the Borrowers’ subsidiaries, as borrower, and Nonghyup Bank, as trustee of Meritz Private Real Estate Fund 20, and with the Borrowers as guarantors, as amended, assigned and otherwise modified to date; (c) that certain Mezzanine B Loan Agreement, dated May 1, 2019, between certain of the Borrowers’ subsidiaries, as borrower, and CC6 Investments Ltd. and NC Garnet Fund, L.P., as amended, assigned and otherwise modified to date; (d) that certain Loan Agreement, dated as of October 6, 2015, entered into by and between certain subsidiaries of the Borrowers as borrowers, and Wilmington Trust, National Association, as trustee for the benefit of the holders of COMM 2015-LC23 Mortgage Trust Commercial Mortgage Pass-Through Certificates, in such capacity, and on behalf of any related serviced companion loan noteholders, as lender, and HIT as guarantor, as amended, assigned and otherwise modified to date; (e) that certain Second Amended and Restated Term Loan Agreement, dated as of April 27, 2017, entered into by and between certain subsidiaries of the Borrowers, as borrowers, Citibank, as administrative agent and collateral agent, the lenders party thereto from time to time, and the Borrowers as guarantors, as amended, assigned and otherwise modified to date; (f) that certain Loan Agreement, dated as of May 20, 2015, entered into by and among BSE/AH Blacksburg Hotel, L.L.C., BSE/AH Blacksburg Hotel Operator, L.L.C., subsidiaries of the Borrowers, as borrowers, Wilmington Trust, National Association, as Trustee, for the benefit of the holders of COMM 2015-CCRE24 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, and HIT as guarantor, as amended, assigned and otherwise modified to date; and (g) that certain Loan Agreement, dated as of April 8, 2014, entered into by and between TCA Block 7 Hotel, L.L.C., a less than majority-owned subsidiary of the Borrowers, as borrower, U.S. Bank National Association, as Trustee, for the benefit of the holders of COMM 2014-CCRE17 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, and HIT and certain other parties as guarantors, as amended, assigned and otherwise modified to date.

“Subsidiary Owner” means each Person that is a “Borrower”, “Individual Borrower”, “Operating Lessee”, “TRS Lessee”, “Pledgor” or “Leasehold Pledgor”, in each case, as defined in the Subsidiary Loan Agreements, and any other owner or operator of any Hotel Property that is a Subsidiary or the Borrowers.

“Subsidiary Owner Indebtedness” shall have the meaning set forth in Section 6.1(d).

“Super-priority Claim” means a claim against a Borrower in any of the Chapter 11 Cases, which is an administrative expense claim having priority and right to payment over all other administrative expenses and unsecured claims against such Borrower of any kind or nature, whether now existing or hereafter arising, including all administrative expenses of the kind specified in or arising or ordered under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

“Synthetic Lease” means, as applied to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property by that Person as lessee (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, and (b) any (i) synthetic, off-balance sheet or tax retention lease, or (ii) agreement for the use or possession of property, in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but that, upon the application of any Debtor Relief Laws to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) in the nature of a tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Termination Date” means the earliest date to occur of: (a) the Scheduled Maturity Date, (b) the date the DIP Facility is accelerated upon the occurrence of an Event of Default or otherwise, (c) the first Business Day on which the Interim DIP Financing Order expires by its terms or is terminated, unless the Final DIP Financing Order has been entered and becomes effective prior thereto; (d) the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Agent and the Requisite Lenders; (e) dismissal of any of the Chapter 11 Cases, unless otherwise consented to in writing by the Agent and the Requisite Lenders; (f) the date on which a sale of all or substantially all of the assets of the Borrowers is consummated, pursuant to section 363 of the Bankruptcy Code or otherwise (unless done pursuant to an Approved Plan); (g) the date of repayment in cash in full by the Borrowers of all Obligations and termination of the unfunded Commitments in accordance with the terms hereof; and (h) the effective date of any Borrower’s plan of reorganization confirmed in the Chapter 11 Cases.

“Testing Period” means, with respect to each DIP Budget Variance Report required to be delivered on a Variance Report Date, the prior two-week period ending immediately prior to such Variance Report Date; provided that, the Testing Period for the initial DIP Budget Variance Report shall commence on the Petition Date.

“Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to such date) of the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such date of determination to the date that is six (6) months following the Closing Date; provided, however, that if the period from such date of determination to the date that is six (6) months following the Closing Date is not equal to the constant maturity of a United States Treasury Security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the date of determination to the date that is six (6) months following the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“U.S.” means the United States of America.

“UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it governs the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Updated DIP Budget” has the meaning set forth in the definition of “DIP Budget”.

“Use” means, with respect to any Hazardous Substance, generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, transportation, disposition, removal, abatement, recycling or storage.

“Variance Report Date” has the meaning set forth in Section 5.1(f).

“WARN” has the meaning set forth in Section 4.11.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2       Accounting Terms, Financials Statements, Calculations, Etc.   Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, incremental feature, test or condition under any provision of this Agreement or any other Loan Document, no Borrower may retroactively divide, classify, re-classify or otherwise deem or treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Whenever the term “the Borrower” is used in respect of a financial covenant or a related definition, they shall be construed to mean “the Borrower and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Loan Document as if fully set forth therein, mutatis mutandis.

1.3         Interpretation, Etc.   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be “substantially” in the form of an Appendix, Schedule or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule or Exhibit with such modifications to such form as are approved by Administrative Agent, and, in the case of any Collateral Document, Collateral Agent, in each case in such Agent’s sole discretion. The words “hereof,” “hereunder,” “hereby” and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the words “continuing,” “continuance,” “existing” or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived. The word “will” shall be construed as having the same meaning and effect as the word “shall.” The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. The terms lease and license shall be construed to include sub-lease and sub-license. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations and rules shall be deemed to refer to such statutes, acts, laws, regulations and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement, any other Loan Document, or any other agreement, instrument or other document shall be construed to refer to the referenced agreement, instrument or document as assigned, amended, restated, supplemented or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Loan Document unless such reference is expressly limited to refer to such agreement, instrument or other document “as in effect on” a specified date. If any payment to be made or action to be taken by a Borrower shall fall due or shall be required to be taken, as applicable, on a day that is not a Business Day, such payment shall be due or such action shall be taken, as applicable, on the next succeeding Business Day. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Loan Document as if fully set forth therein, mutatis mutandis.

SECTION 2. LOANS

2.1         Loans.

(a)        Loan Commitments. Subject to the terms and conditions of this Agreement, including the entry and terms of the DIP Financing Orders and the satisfaction of the other applicable conditions precedent set forth in Section 3, the Lenders agree to make available to the Borrower Loans in an amount not to exceed each Lender’s Pro Rata Share of the applicable Commitment from time to time during the term of this Agreement as described in this Section 2.1(a), subject to the Final Advance Cap. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9, 2.10, and 2.11, all amounts owed hereunder with respect to the Loans shall be Paid in Full no later than the Termination Date. Each Lender’s Loan Commitment shall be (A) permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any Loans made by such Lender in accordance with this Section 2.1(a), (B) terminated in full upon the Termination Date and (C) terminated in full to the extent done so pursuant to Section 8.2.

(i)         Interim Availability. Upon the occurrence of the Closing Date, and subject to the satisfaction of the conditions precedent set forth in Section 3, the Initial Lender agrees to make Loans to the Borrowers to be used in accordance with Section 2.3, in an amount not to exceed the Interim Funding Amount.

(ii)       Final Availability. Upon entry of the Final DIP Financing Order and subject to the satisfaction of the other applicable conditions precedent set forth in Section 3.2, the Lenders severally agree to make additional Loans to the Borrowers to be used in accordance with Section 2.3, in an amount not to exceed such Lenders’ respective Pro Rata Share of any amount of the then-remaining unfunded Commitments, subject to the Final Advance Cap.

(b)          Reserved.

(c)          Borrowing Mechanics for Loans.

(i)           Loans shall be made in an aggregate minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess of that amount. Subject to the terms hereof, the Lenders shall not be obligated to make any more than three (3) advances as follows: (A) a maximum of two (2) advances in the aggregate principal amount of the Interim Funding Amount, during the period from and after the Closing Date and prior to the date on which the Final DIP Financing Order is entered and (B) a maximum of one (1) advance from and after the date that the Final DIP Financing Order is entered and prior to the Termination Date up to an amount equal to the amount of the remaining unfunded Commitments, provided, that the advance made pursuant to this clause (B) (the “Final Advance”), shall not exceed the Final Advance Cap Amount (the “Final Advance Cap”). Notwithstanding the foregoing, and so long as no Default or Event of Default has occurred and is continuing and the conditions in Section 3.2 are satisfied, Borrower may request advances hereunder to the extent required to fund the Professional Fee Trust Account in accordance with the DIP Financing Orders to the extent of any unfunded Commitments up to the Interim Funding Amount prior to the entry of the Final DIP Financing Order, and to the extent of the remaining unfunded Commitments thereafter.

(ii)                 The Representative Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) within the time periods set forth in Section 3.2(a)(i) (or such later date as the Administrative Agent and Lenders funding Loans on such Credit Date may agree). Promptly upon receipt by Administrative Agent of any Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(iii)         Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s clearing account at Wells Fargo Bank, National Association, Account No. 2000025192043. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders (less any agreed upon amounts to be retained for payments allocable under Section 2.3(a)(iv) and 2.3(a)(v)) to be credited to the account of the Borrower in accordance with Section 2.1(d), provided that the Administrative Agent may assume such satisfaction or waiver unless otherwise advised by a Lender prior to making such proceeds available.

(d)         Deposit of Loan Proceeds. All DIP Loan Proceeds (less any agreed upon amounts to be retained for payments allocable under Section 2.3(a)(iv) and 2.3(a)(v)) shall be deposited into a Controlled Account in the name of Representative Borrower located at Wells Fargo Bank, National Association, Account No. 4143384733 (the “Disbursement Account”) on the applicable Credit Date. Amounts in the Disbursement Account shall only be withdrawn to fund amounts in accordance with the DIP Budget and in accordance with the use of proceeds restrictions set forth in Section 2.3.

2.2         Pro Rata Share; Availability of Funds.

(a)          Pro Rata Share. All Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Share, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder. Each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans.

(b)          Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to the Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to Administrative Agent. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3         Use of Proceeds.

(a)          Loan Proceeds. The Borrowers shall use the proceeds from the Loans (the “DIP Loan Proceeds”) and the Cash Collateral for only the following purposes, in each case subject to the DIP Budget and the DIP Financing Orders:

(i)          for working capital and general corporate purposes of the Borrowers;

(ii)        contributions to the Subsidiary Owners in aggregate amount not to exceed US$10,000,000 (the “Subsidiary Contribution Funds”), provided, that (A) such Subsidiary Contribution Funds shall be used in accordance with, and for the specific purposes set forth in, the DIP Budget (which DIP Budget shall reflect the amounts and dates when due of any expenses paid using Subsidiary Contribution Funds), (B) such Subsidiary Contribution Funds shall be used for such specified purposes within two (2) Business Days of contribution to any Subsidiary of Borrower and (C) Borrower shall certify to the Lenders in the relevant DIP Budget Variance Report that such Subsidiary Contribution Funds were used to pay such specified expenses;

(iii)        pay interest, premiums and fees payable hereunder and under the other Loan Documents;

(iv)        to pay costs, fees and expenses incurred by the Agents and the Lenders, in each case, in connection with the Loan Documents and the Restructuring Support Agreement as provided herein, including as provided in Section 10.2;

(v)        to make payments in respect of the Creditors’ Committee Professional Fees;

(vi)       to pay restructuring costs and Borrowers’ Professional Fees relating solely to the Borrowers’ Chapter 11 Cases; and

(vii)      to fund the Professional Fee Trust Account.

(b)         Notwithstanding anything to the contrary in this Agreement, no DIP Loan Proceeds, Cash Collateral nor fees, costs and expenses in respect of the Carve-Out may be used in any manner to:

(i)          make contributions or loans to any Subsidiary of the Borrowers or to pay for any expenses, debt service, loans or other liabilities or obligations of any Person, including any Subsidiary of the Borrowers, in each case, except in accordance with Section 2.3(a)(ii);

(ii)         object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under, or the Liens or security interests granted under, the Loan Documents;

(iii)        investigate, initiate, assert or prosecute any claims or defenses or commence any cause of action against any Agent or any Lender, or any of each of their Related Parties under or relating to this Agreement or any other Loan Document; or

(iv)       prevent, hinder or delay, whether directly or indirectly, Collateral Agent’s assertion or enforcement of its Liens on the Collateral, or its efforts to realize upon any Collateral under the Loan Documents or exercise any other rights and remedies under the Loan Documents or applicable law.

2.4          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordation in the Register shall govern.

(b)          Register. Administrative Agent (or its agent or sub agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates Administrative Agent to serve as such Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4 and Section 10.6, and such Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, Directors, employees, agents, sub-agents, and affiliates shall constitute “Indemnitees.”

(c)          Notes. At the request of any Lender at any time, the Borrowers shall execute and deliver a Note or Notes to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) to evidence such Lender’s Loans.

2.5         Interest on Loans.

(a)         Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the applicable Credit Date until the maturity (whether by acceleration or otherwise) thereof at a rate per annum equal to 15.00%.

(b)         Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 365/366-day year, for the actual number of days elapsed from (and including) the last occurring Interest Payment Date (or if no Interest Payment Date has yet occurred, the Closing Date) to, but excluding, the immediately succeeding Interest Payment Date (the “Interest Accrual Period”). In computing interest on any Loan, the date of the making of such Loan and the last Interest Payment Date with respect to such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)         Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable (i) in kind in arrears on each Interest Payment Date, and such interest shall be capitalized and added to the principal amount of such Loan on such date; (ii) in cash upon any prepayment of such Loan, whether voluntary or mandatory, in accordance with Section 2.13(a)(iii); and (iii) in cash at the maturity of the Loans (other than with respect to a Common Stock Conversion). From and after each applicable Interest Payment Date, any and all interest paid in kind shall constitute and increase the outstanding principal amount of the Loans for all purposes under this Agreement, and shall bear interest in accordance with the provisions of this Agreement applicable to the Loans.

2.6         [Reserved].

2.7         Default Interest.   Upon the occurrence of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including Post-Petition interest in any proceeding under any Debtor Relief Laws) at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans (the “Default Rate”) and shall be payable (i) in kind in arrears on each Interest Payment Date, and such interest shall be capitalized and added to the principal amount of such Loan on such date; (ii) in cash upon any prepayment of such Loan, whether voluntary or mandatory, in accordance with Section 2.13(a)(ii); and (iii) in cash at the maturity of the Loans (other than with respect to a Common Stock Conversion).

2.8              Agent Fee. The Borrowers shall pay to the Agent the fees as set forth on Exhibit B to the Agent Fee Letter on the following dates: (i) on the Closing Date, the one-time set-up fee in the amount of $3,000 and the first installment of the monthly fee, in the amount of $6,000 and (ii) on the dates commencing each thirty (30) day period after the Closing Date, an amount equal to $6,000 in respect of the monthly fee. Such fees shall in all respects be fully earned when paid and non-refundable and non-creditable thereafter.

2.9         Repayments. To the extent not previously repaid, the Borrower shall repay to the Lenders on the Termination Date in cash the aggregate principal amount of all Loans and all other Obligations outstanding on such date, including all accrued and unpaid interest thereon and any outstanding fees; provided, that the Obligations will be deemed satisfied in full and discharged in the event that the Obligations are converted into common stock of the Reorganized Company in accordance with the Approved Plan (the “Common Stock Conversion”). Except in connection with a Common Stock Conversion, any confirmation order entered in the Chapter 11 Cases will not discharge or otherwise affect in any way any of the obligations of the Borrowers to pay the Obligations in accordance with the Loan Documents.

2.10        Voluntary Prepayments.

(a)       At any time and from time to time the Borrower shall have the right to prepay the Loans on any Business Day in whole or in part and, if in part, in an aggregate minimum amount of US$1,000,000 and integral multiples of US$100,000 in excess thereof, plus the Make-Whole Amount (if applicable), fees and compensation otherwise owing to Lenders under this Agreement.

(b)      All such voluntary prepayments shall be made upon not less than two (2) Business Days’ prior written notice (or such shorter period as is otherwise agreed to by Administrative Agent), given to Administrative Agent by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.13(a) with respect to Loans. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing may be, if expressly so stated to be, contingent upon the consummation of such refinancing and may be revoked by the Borrower in the event such refinancing is not consummated.

2.11       Mandatory Prepayments.

(a)          Asset Sales.

(i)          No later than the third Business Day following the date of receipt by any Borrower of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), such Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to such Net Asset Sale Proceeds.

(ii)         No later than the third Business Day following the date of receipt by any Borrower of any net cash proceeds of sales or other dispositions of any Property or any assets of any Subsidiary of such Borrower to the extent such proceeds are permitted to be distributed to such Borrower under the applicable Subsidiary Loan Agreements, such Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to the amount of such net cash proceeds received (it being understood that, to the extent such proceeds are permitted under the applicable Subsidiary Loan Agreement to be distributed to the equity holders of the Subsidiary Owners, then such Borrower shall cause the applicable Subsidiaries to so distribute such amounts to such Borrower);

(b)          Insurance/Condemnation Proceeds.

(i)          No later than the third Business Day following the date of receipt by any Borrower of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), such Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(ii)         No later than the third Business Day following the date of receipt by any Borrower of any insurance proceeds or the cash proceeds of any condemnation award paid on an account of any loss or condemnation of any Property or any assets of any Subsidiary of Borrower, to the extent such proceeds are permitted to be distributed to the Borrowers under the applicable Subsidiary Loan Agreements, such Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to the amount of such proceeds received (it being understood that, to the extent such proceeds are permitted to be distributed under the applicable Material Property Agreements to the equity holders of the Subsidiary Owners, then such Borrower shall cause the applicable Subsidiaries to so distribute such amounts to Borrower).

(c)         Issuance of Equity Securities. On the date of receipt by any Borrower of any Net Equity Proceeds (it being understood that any such Net Equity Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), excluding any such Net Equity Proceeds used for purposes approved in writing by the Lenders in their sole discretion, the Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to 100% of such Net Equity Proceeds.

(d)        Incurrence of Debt. On the date of receipt by any Borrower of any Cash proceeds (it being understood that any such Cash proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof) from the incurrence of any Indebtedness by any Borrower, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, such Borrower shall prepay the Obligations as set forth in Section 2.13(a) in an aggregate amount equal to 100% of such Cash proceeds, net of underwriting discounts, accounting, investment banking or broker fees and sales commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)        Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through (d), the Borrowers shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, Make-Whole Amount (with respect to Section 2.11(d)) fees and compensation otherwise owing to Lenders under this Agreement, if any, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12       Make-Whole Payment. In the event that (a) all or any portion of the Loans are repaid (or repriced or effectively refinanced through any amendment to the DIP Facility) other than in connection with a mandatory repayment under Section 2.11(b) or (b) all or any portion of the Commitments are voluntarily reduced or terminated, in each case (i) prior to the Scheduled Maturity Date (except in connection with an Approved Plan) and (ii) in connection with (A) any financing or refinancing of the Loans provided by any Person who is not Lender or an Affiliate of Lender or an acquisition by any Person who is not Lender or an Affiliate of Lender of any direct or indirect interest in any Borrower or any Subsidiaries of any Borrower, or (B) the exercise by any Borrower of its right to terminate the Restructuring Support Agreement under Section 11.1(a)(iii) thereof, then such prepayment of the Loans and/or reduction or termination of the Commitments shall be accompanied by the payment of the Make-Whole Amount.

2.13       Application of Prepayments.

(a)          Prepayments. Any prepayments of Loans pursuant to Sections 2.10 or 2.11 shall be applied, subject to any obligation to fund the Professional Fee Trust Account pursuant to the DIP Financing Orders, as follows:

(i)           first, to the payment of that portion of the Obligations constituting fees, indemnities and all expenses specified in Section 10.2, in each case to the full extent thereof, payable in accordance with the Loan Documents to the Agent in its capacity as such and to the Lenders, in accordance with their respective Pro Rata Share in proportion to respective amounts described in this clause first payable to them;

(ii)          second, to the payment of that portion of the Obligations constituting any accrued and unpaid interest on the Loans payable at the Default Rate, if any, to the Lenders in accordance with their respective Pro Rata Share in proportion to respective amounts described in this clause second payable to them;

(iii)       third, to the payment of that portion of the Obligations constituting any accrued and unpaid interest (other than Default Rate interest payable pursuant to clause second) on the Loans to the Lenders in accordance with their respective Pro Rata Share in proportion to respective amounts described in this clause third payable to them;

(iv)       fourth, to the payment of the Make-Whole Amount, if applicable;

(v)        fifth, to the payment of that portion of the Obligations constituting unpaid principal in respect of the Loans to the Lenders in accordance with their respective Pro Rata Share (in accordance with the respective outstanding principal amounts thereof); and

(vi)       sixth, to the payment of any other outstanding Obligations.

2.14       General Provisions Regarding Payments.

(a)           Except as otherwise provided herein, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars (other than in the event of the Common Stock Conversion) in immediately available funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due by wire transfer to an account designated by Administrative Agent from time to time that is maintained by Administrative Agent or its Affiliates for the account of the Lenders or Administrative Agent. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued, uncapitalized interest, if applicable, and the Make-Whole Amount (to the extent applicable) on any principal amount being repaid or prepaid, and all such payments shall be applied in accordance with Sections 2.13(a)(i) through 2.13(a)(vi).

(c)           Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest made hereunder, together with all other amounts due thereto (including such Lender’s Pro Rata Share of the Make-Whole Amount, if applicable), including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)          Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)           Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt written notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made at the Default Rate from the date such amount was due and payable until the date such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day).

(f)         If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied, subject to Section 10.7, in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender), and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the grantor of the Collateral or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.15       Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and any other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower with respect to that participation as fully as if that holder were a direct creditor of Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by any Borrower pursuant to and in accordance with the express terms of any Loan Document or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.16       Increased Costs; Capital Adequacy.

(a)          Compensation for Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender to any additional Taxes (other than (1) any Taxes imposed on or measured by net income of such Lender or that are franchise Taxes or branch profits Taxes, (2) Indemnified Taxes or (3) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its Obligations hereunder or thereunder or any payments to such Lender of principal, interest, fees or other amount payable hereunder; (ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or (iii) imposes on such Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount); then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)            Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error be final and conclusive and binding upon all parties hereto) that (i) any Change in Law regarding capital adequacy or liquidity, or (ii) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company for such reduction. Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.17       Taxes; Withholding, Etc.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder and under the other Loan Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or the Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Evidence of Exemption From U.S. Withholding Tax. Any Lender that is entitled to an exemption from or reduction of U.S. withholding Tax with respect to payments made under this Agreement or under the other Loan Documents shall deliver to Borrower and Administrative Agent prior to funding or otherwise acquiring an interest in any Loan, and at the time or times thereafter upon reasonable request of Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, including Internal Revenue Service Forms W-8 or W-9 and customary certificates (each, a “U.S. Tax Compliance Certificate”) to establish an exemption under the “portfolio interest exemption” substantially in the form of Exhibit F-1, F-2, F-3, or F-4, as applicable. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the applicable Internal Revenue Service Form W-8 or W-9 or U.S. Tax Compliance Certificate) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(c)        FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (c), “FATCA” shall include any amendments made to FATCA after the date hereof.

(d)        Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 2.17(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)         Indemnification by Borrowers. Without duplication of any amounts paid pursuant to Section 2.17(a), the Borrowers shall indemnify Administrative Agent and any Lender, within 10 calendar days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid or payable by Administrative Agent or Lender or any of their respective Affiliates, as applicable, or required to be withheld or deducted from a payment to Administrative Agent or Lender or any of their respective Affiliates, as applicable, (in each case, excluding penalties and interest attributable solely to the gross negligence or willful misconduct of the applicable recipient) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower (with a copy to Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(f)          Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 calendar days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent therefor and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this paragraph (f).

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(i)           Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(j)         Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.18       Obligation to Mitigate. Each Lender agrees that, if such Lender requests payment under Section 2.16 or 2.17, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, fund or maintain its Credit Extensions, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.16 or 2.17, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrowers agree to pay all reasonable and documented incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such incremental expenses payable by the Borrowers pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19       Security and Priority. The Payment in Full of all Obligations, will be secured as provided in the Collateral Documents. Each DIP Secured Party, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents as the same may be in effect or may be amended from time to time in accordance with their respective terms. Each of the Borrowers consents and agrees to be bound by the terms of the Collateral Documents, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith. Each of the Borrowers will take any and all actions required by the Collateral Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Agent for the benefit of the DIP Secured Parties with the Lien priority required below.

(a)           The Liens on the Collateral (for the avoidance of doubt, the Collateral shall not include any Excluded Assets or other assets excluded under Section 2.2 of the Pledge and Security Agreement) consist of:

(i)        pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected first priority security interest and Lien on all Collateral that, as of the Petition Date, was not subject to a valid, perfected and non-avoidable Lien (including valid liens in existence on the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the “Permitted Priority Liens”)) and the proceeds (as defined under the UCC) thereof; and

(ii)       pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected junior security interest and Lien on all Collateral, which shall be junior to any Permitted Priority Liens.

(b)          Pursuant to the terms of the DIP Financing Orders, all Obligations under this Agreement shall (i) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to Super-priority Claim status in the Chapter 11 Case of each Borrower (together with the Liens on the Collateral, the “DIP Protections”), which shall be senior to all other administrative expense claims and unsecured claims now existing or hereafter arising under the Bankruptcy Code, subject only to the terms of the DIP Financing Orders and subject and subordinate in priority of payment only to prior payment of the Carve-Out and (ii) not be subject to the equitable doctrine of marshaling.

(c)       Subject to the entry of the Final DIP Financing Order, the DIP Protections shall not be subject to any rights, claims, charges or Liens arising under section 506(c) of the Bankruptcy Code. The DIP Protections shall survive any conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases.

(d)       The Administrative Agent (at the direction of the Lenders) shall be entitled to challenge the amount, validity and perfection of any Lien or security interest filed against any Borrower that relates to the Collateral that purports to be senior to any Lien thereon, including, but not limited to, any Lien or security interest that, if found to be valid, enforceable, non-revocable and perfected, would constitute a Permitted Priority Lien.

SECTION 3. CONDITIONS PRECEDENT

3.1         Conditions to Credit Extension on Closing Date. The obligation of the Initial Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions, on or before the Closing Date:

(a)       Loan Documents. Administrative Agent and the Initial Lender shall have each received copies of each Loan Document, in each case executed and delivered by the Borrower and each other Person party thereto and in form and substance satisfactory to the Initial Lender and Administrative Agent.

(b)       Organizational Documents; Incumbency. Administrative Agent shall have received from each Borrower: (i) copies of its Organizational Documents and, to the extent applicable, certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, and certified by an Authorized Officer of such Borrower to be true and correct as of the Closing Date; (ii) incumbency certificates of the Authorized Officers of such Borrower who execute the Loan Documents to which the Borrowers are a party; (iii) resolutions of the board of directors (or similar governing body) of each Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Borrower’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), each dated a recent date prior to the Closing Date.

(c)       Organizational Structure. The organizational structure and capital structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 3.1(c).

(d)       Opinions of Counsel to Borrowers. The Agents and the Initial Lender shall have received executed copies of the favorable written and customary opinions of counsel for Borrowers as to authority, authorization, execution and delivery of the Loan Documents, no conflicts with respect to Organizational Documents and applicable law (subject to entry of the Interim DIP Financing Order), pledge and perfection of Liens on the Collateral in favor of the Collateral Agent for the benefit of the DIP Secured Parties, and other customary matters, in each case, dated as of the Closing Date and in form and substance reasonably satisfactory to the Agents and the Initial Lender.

(e)       Interim DIP Order. (i) The Bankruptcy Court shall have entered the Interim DIP Financing Order within five (5) days following the Petition Date, which Interim DIP Financing Order (1) shall be in full force and effect and in form and substance satisfactory to Administrative Agent and Initial Lender in their sole discretion, and (2) shall not have been reversed, modified, amended, stayed, vacated or subject to a stay pending appeal, without the prior written consent of Administrative Agent and Initial Lender and each Borrower shall be in compliance with such order.

(f)        Compliance With Order. The Borrowers shall be in compliance in all material respects with the Interim DIP Financing Order.

(g)       First Day Motions and Proposed Orders. No later than two (2) days prior to the Petition Date, Administrative Agent and Initial Lender shall have received copies of all proposed “first day” pleadings and proposed orders in the Chapter 11 Cases (such proposed orders, the “First Day Orders”), including cash management, wages, insurance, taxes, schedule and ordinary course trade payments to be filed with the Bankruptcy Court in connection with the commencement of the Chapter 11 Cases. The cash management order and all other orders approving material “first day” motions entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lender and the relief requested by the Borrowers in the First Day Orders and related pleadings shall be reasonably acceptable in form and substance to the Initial Lender.

(h)       Orders Regarding Other First Day Motions. Orders approving all other non-material “first day” motions shall have been approved by the Bankruptcy Court and entered in form and substance reasonably acceptable to the Administrative Agent and the Initial Lender.

(i)        Fees and Expenses. The Borrower shall have paid all fees payable on or before the Closing Date referred to in Section 2.8 and all costs and expenses payable pursuant to Section 10.2 or otherwise required to be paid or reimbursed to Agents and the Initial Lender, including all reasonable and documented out-of-pocket fees of legal counsel, financial advisors and other professionals to the Agents and the Initial Lender.

(j)        Collateral. Collateral Agent and the Initial Lender shall have received, in each case, in form and substance satisfactory to Collateral Agent and the Initial Lender, (i) executed copies of any Deposit Account Control Agreements reasonably requested by the Initial Lender and (ii) each other Collateral Document required for perfection of the Liens on the Collateral reasonably requested by the Initial Lender.

(k)       Perfected Liens. Upon the entry of the Interim DIP Financing Order, the Collateral Agent shall, for the benefit of the DIP Secured Parties, have valid, perfected and enforceable liens on, and security interests in, the Collateral, in each case having the priorities set forth in the Interim DIP Financing Order, subject only to the Carve-Out and the Liens permitted by the Loan Documents;

(l)        DIP Budget. No later than five (5) days prior to the Petition Date, the Administrative Agent and the Initial Lender shall have received, in form and substance acceptable to each in its sole discretion, the DIP Budget.

(m)      Closing Date Certificate. Administrative Agent and the Initial Lender shall have received a certificate executed by an Authorized Officer of each Borrower dated the Closing Date, in the form attached hereto as Exhibit E certifying that each condition under Sections 3.1 and 3.2 have been satisfied as of the date thereof.

(n)       No Litigation. Other than the Chapter 11 Cases, there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court (including the Bankruptcy Court) or before any arbitrator or Governmental Authority, which matter is not subject to the automatic stay in the Chapter 11 Cases and that, in the reasonable opinion of Administrative Agent, individually or in the aggregate, could be reasonably likely to result in a Material Adverse Effect.

(o)       No Material Adverse Effect. Since the Petition Date, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency that, individually or in the aggregate, has had or could reasonably be excepted to have a Material Adverse Effect.

(p)       Bankruptcy Plan. Neither the Borrowers shall have executed, entered into or otherwise committed to any “Alternative Transaction” (as defined in the Restructuring Support Agreement) without the prior written consent of Administrative Agent and Lenders. None of the Subsidiary Owners shall have executed, entered into or otherwise committed to any “Alternative Transaction” (as defined in the Restructuring Support Agreement, giving effect to such term. mutadis mutandis, as if it were applicable to the Subsidiary Owners and the Subsidiary Owners were party to the Restructuring Support Agreement), without the prior written consent of Administrative Agent and Lenders.

(q)       Restructuring Support Agreement. The Restructuring Support Agreement shall have been executed and delivered by all parties thereto and shall remain in full force and effect.

(r)        Representations and Warranties. The representations and warranties of the Borrowers contained in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date).

(s)        [Reserved].

(t)        Searches. Administrative Agent shall have received Uniform Commercial Code and litigation searches from each Borrower.

(u)       Insurance. The Administrative Agent shall have received certificates of insurance evidencing all Insurance Policies of the Borrowers and their Subsidiaries.

(v)          AML; KYC. Administrative Agent and the Initial Lender shall have received at least three (3) business days prior to the Closing Date information regarding the Borrower with respect to “know your customer” laws and policies and AML Laws, including the Patriot Act, beneficial ownership and other similar information, as each shall reasonably request.

(w)         Consents. Borrower and the applicable Subsidiary Owners shall have received the consent of each applicable franchisor and each hotel property manager for each Hotel Property whose consent is required for the commencement of the Chapter 11 Cases and the consummation of the transactions contemplated by the Loan Documents (including, without limitation, the realization upon any Collateral by Agent or any Lender and the consummation of the Common Stock Conversion), as applicable, as set forth on Schedule 3.1(w).

3.2         Conditions to Each Credit Extension.

(a)          Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)                 Funding Notice. At least (A) three (3) Business Days prior to the initial funding hereunder, and (B) five (5) Business Days prior to each other Credit Date (or, in each case, such later date as the Administrative Agent and the Lenders funding Loans on such Credit Date may agree), Administrative Agent shall have received a duly executed Funding Notice, in accordance with Section 2.1(c)(ii).

(ii)       Representations and Warranties. The representations and warranties made by the Borrowers herein and in the other Loan Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, representations and warranties that already are qualified or modified by materiality in the text thereof shall be true and correct in all respects.

(iii)      No Trustee Appointed. No trustee or examiner having enlarged powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed with respect to any Borrower or their respective properties in the Chapter 11 Cases.

(iv)      No Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(v)       Chapter 11 Cases. The Chapter 11 Cases shall not have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code with respect to any Borrower.

(vi)      DIP Financing Orders. (1) The Interim DIP Financing Order or the Final DIP Financing Order, as applicable, shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to a stay pending appeal and (2) the Borrowers shall be in compliance in all respects with the applicable DIP Financing Order.

(vii)     Updated DIP Budget. The Requisite Lenders and Agent shall have received the most recent Updated DIP Budget in accordance with Section 5.1(e).

(viii)    Payment of Fees. The Borrower shall have paid, without duplication all fees due and payable on or before such Credit Date referred to in Section 2.8 and all costs and expenses due and payable for which invoices have been presented pursuant to Section 10.2 or otherwise required by the Loan Documents and the DIP Financing Orders to be paid or reimbursed to the Agents and the Lenders, including all reasonable and documented out-of-pocket fees of legal counsel to the Agents and the Lenders.

(ix)      Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and no “Termination Event” (as defined in the Restructuring Support Agreement) shall have occurred.

(x)       Termination Date. The Termination Date shall not have occurred.

(b)          Each request for a borrowing of a Loan by any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the applicable Credit Date that the applicable conditions contained in Section 3 have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Administrative Agent, on behalf of itself and on behalf of its Subsidiaries, as applicable, the Collateral Agent, the Initial Lenders on the Closing Date and to the Lenders upon each Credit Date thereafter that:

4.1         Organization; Requisite Power and Authority; Qualification. Each Borrower (a) is duly incorporated or organized, validly existing and in good standing under the laws of incorporation or organization, as the case may be; (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby; and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except for failures to be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2         Power; Authorization; Enforceable Obligations. Each Borrower has the power and authority to execute, deliver and perform under the Loan Documents to which it is a party and to obtain or guarantee (as applicable) extensions of credit hereunder or thereunder. Each Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions or guarantees (as applicable) of credit on the terms and conditions set forth under the Loan Documents to which it is a party. Subject to the entry of the DIP Financing Orders, each Loan Document to which any Borrower is a party on the Closing Date has been duly executed and delivered on behalf of such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

4.3         No Conflict; Governmental Consents, etc. Subject to approval of the Bankruptcy Court pursuant to the DIP Financing Orders, the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not: (a) violate any (i) provision of any law or any governmental rule or regulation applicable to such Borrower, (ii) provision of the Organizational Documents of the applicable Borrower, or (iii) order, judgment or decree of any court or other agency of government binding on the applicable Borrower, except with respect to any violation in clause (i) and (iii) to the extent that such violation could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect; (b) conflict with, result in a breach of or constitute a default under (i) any Contractual Obligation (other than Contractual Obligations arising in connection with the Material Property Agreements) of the applicable Borrower or any Subsidiary Owner, except where the direct or indirect consequences of such breach or default, if any, would not reasonably be expected to result in a Material Adverse Effect or (ii) any Material Property Agreement; (c) require any approval of stockholders, members or partners of the applicable Borrower, except for such approvals which have been obtained on or before the Closing Date, (d) require any approval or consent of any Person under any Contractual Obligation of the applicable Borrower or any Subsidiary Owner, except for such approvals or consents that will be obtained on or before the Closing Date; or (e) require any registration with, consent or approval of, or notice, or other action, to, with or by any Governmental Authority, except for the entry of the DIP Financing Orders and filings and recordings with respect to the Chapter 11 Cases or the Collateral to be made, or otherwise delivered, to the Administrative Agent for filing and/or recordation, on the Closing Date.

4.4         Adverse Proceedings, etc. Other than (a) the Chapter 11 Cases, (b) any matter set forth in Schedule 4.4 or (c) as stayed upon commencement of the Chapter 11 Cases, there are no Adverse Proceedings pending or, to the knowledge of any Borrower, threatened in writing against any Borrower, the Subsidiary Owners or any of their respective properties or revenues that, in each case, could reasonably be expected to (i) render invalid or void the Loan Documents or the transactions contemplated thereby, (ii) have a Material Adverse Effect or (iii) result in a breach by Borrower or any Subsidiary Owner of any obligations under any Material Property Agreement.

4.5         Payment of Taxes. Each Borrower, and each Subsidiary of Borrower, has: (a) timely filed, or caused to be timely filed, all income and other material tax returns that are required to be filed (taking into account all proper extensions) by it and (b) timely paid, or caused to be paid, all income and other material Taxes required to be paid to any Governmental Authority, except (a) for any Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which such Borrower has provided reserves for on its books in conformity with GAAP, (b) to the extent that the failure to make the payment could not reasonably be expected to result in a Material Adverse Effect or (c) Taxes the payment of which is prohibited, stayed or excused by the Bankruptcy Code or Bankruptcy Court.

4.6         Properties.

(a)          Title. Each of the Borrowers and the Subsidiary Owners have, in each applicable case, (i) good record and marketable title to (in the case of fee interests in real property) and (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), all material properties and assets owned by or leased to the Borrowers and/or the Subsidiary Owners (as applicable), subject only to Liens permitted by Section 6.2.

(b)          Intellectual Property. (i) Each of the Borrowers, to the knowledge of such Borrower, owns, or has a valid and enforceable right, whether express or implied, to use, all Intellectual Property material to the conduct of their respective businesses as currently conducted; (ii) no material Adverse Proceeding is pending or has been asserted (or, to the knowledge of any Borrower, threatened in writing), nor does any Borrower know of any valid basis for any such Adverse Proceeding, by any Person (1) challenging the right of a Borrower to use any Intellectual Property owned by or licensed to such Borrower, (2) challenging the validity of any Intellectual Property owned or purported to be owned by a Borrower or (3) claiming infringement, misappropriation or any other violation by a Borrower of any right in Intellectual Property of any Person, and (iii) to the knowledge of the Borrowers, the operation of the business of each Borrower during the past five years has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any rights in Intellectual Property of any Person.

4.7         Environmental Matters. Except for any matters set forth in Schedule 4.7 or that could not reasonably be expected to have a Material Adverse Effect:

(a)          all uses and operations on the Real Estate Assets, as applicable, by or on behalf of the Borrowers and each Subsidiary of Borrower, as applicable, comply and have complied in the preceding five (5) year period with all applicable Environmental Laws and Environmental Permits, including the possession of any Environmental Permits required to operate such Real Estate Assets, as applicable;

(b)          there are no outstanding or pending or, to the knowledge of the Borrower, threatened Environmental Claims;

(c)          there have not been any Releases or presence of, or exposure to any Hazardous Substance (i) from, on, under or at any Real Estate Asset or (ii) to the knowledge of the Borrowers, migrating toward any Real Estate Asset, that are reasonably likely to form the basis of any Environmental Claim against Borrowers or any Subsidiary of the Borrowers (or for which Borrowers or any Subsidiary of the Borrowers are liable) or a requirement for Remediation by Borrowers or any Subsidiary of the Borrowers pursuant to Environmental Law;

(d)          no Liens are presently recorded pursuant to any Environmental Law with respect to any Real Estate Asset and, to the Borrower’s knowledge, no Governmental Authority has taken, is taking, or has threatened to take any action to subject the Real Estate Assets of any Borrower or any Hotel Property to Liens under any Environmental Law;

(e)          there are no planned or anticipated material changes to the uses or operations of any Real Estate Asset by the Borrowers or any Subsidiary of the Borrowers or of which either Borrower is otherwise aware that are reasonably likely to give rise to material liabilities or additional obligations pursuant to Environmental Law; and

(f)           there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by, or that are in the possession of, any Borrower or any Subsidiary Owner in relation to the Real Estate Assets that have not been made available to the Lenders.

4.8         No Defaults. Except as set forth in Schedule 4.8, neither the Borrowers nor any Subsidiary Owner is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, nor, to any Borrower’s knowledge, is any counterparty to such Contractual Obligation in default, except for those defaults arising from or related to the filing of the Chapter 11 Cases for which the Borrowers and/or the applicable Subsidiary Owner(s) have received satisfactory forbearances or waivers, those defaults for which a Borrower or the applicable Subsidiary Owner, as the case may be, has received written waivers from the applicable counterparty (with respect to any Material Property Agreement) and otherwise where such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default (which has not been waived) has occurred and is continuing.

4.9         Governmental Regulation. No Borrower is subject to regulation under the Investment Company Act of 1940. No Borrower is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company,” as such terms are defined in the Investment Company Act of 1940. Other than the DIP Financing Orders, no Borrower nor Subsidiary Owner is subject to any decree, order, judgment or other constraint restricting its use or disposition of its assets, or its operations, except such constraints as are imposed by the Subsidiary Loan Documents.

4.10       Federal Reserve Regulations; Exchange Act.

(a)           No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)          No portion of the DIP Loan Proceeds has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.11       Employee Matters.

Except for any matters set forth in Schedule 4.11 or that could not reasonably be expected to have a Material Adverse Effect,

(a)           The Borrowers and Subsidiary Owners are not engaged in any unfair labor practice, and there is: (i) no unfair labor practice complaint pending against any Borrower or any Subsidiary Owner, or to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower or any Subsidiary Owner, or, to the best knowledge of the Borrowers, threatened against any of them and (ii) no strike or concerted work stoppage in existence or threatened involving any Borrower or Subsidiary Owner.

(b)           (i) hours worked by and payments made to employees of any Borrower and any Subsidiary Owner have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters; (ii) all payments due from the Borrowers and the Subsidiary Owners on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the corresponding Borrower or Subsidiary Owner and (iii) no Borrower nor any Subsidiary Owner is party to a collective bargaining agreement, no union representation question exists with respect to the employees of any Borrower or any Subsidiary Owner and, to the knowledge of the Borrowers, no union organization activity is taking place.

(c)           No Borrower or Subsidiary Owner has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied.

4.12       ERISA.

Except for any matters set forth in Schedule 4.12 or that could not reasonably be expected to have a Material Adverse Effect:

(a)           Each Borrower represents as follows: (i) each Borrower and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Internal Revenue Code relating to Plans and the regulations and published interpretations thereunder, and have performed all their obligations under each Plan; (ii) each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified and, to the knowledge of the Borrowers, nothing has occurred subsequent to the issuance of such determination letter that would cause such Plan to lose its qualified status; (iii) no ERISA Event has occurred during the five-year period (or, if shorter, for the period during which the Plan in question has been in existence) prior to the date on which this representation is made or deemed made and, as the date on which this representation is made or deemed to be made, no ERISA Event is reasonably expected to occur; and (iv) except (A) to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or (B) benefits provided through the end of the month of termination or retirement, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower or any of its ERISA Affiliates.

(b)           Neither any Borrower nor any ERISA Affiliate sponsors, maintains or has any obligation to contribute to: (i) a Multiemployer Plan or (ii) a Pension Plan.

4.13       Plan Assets; Prohibited Transactions. No Borrower nor any Subsidiary Owner is an entity deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA. The execution and delivery of this Agreement and any other Loan Document will not give rise to any transaction that is subject to the prohibitions of Section 406 of ERISA or Sections 4975(c)(1)(A)-(D) of the Internal Revenue Code that could subject Administrative Agent or any Lender, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

4.14       Compliance with Statutes, Etc. Each Borrower and each Subsidiary Owner is in compliance with in all material respects with all applicable Legal Requirements, except in such instances in which (a) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.15       Disclosure. No representation or warranty of any Borrower contained in any Loan Document or in any other documents, certificates or written statement furnished to the Administrative Agent or any Lender by or on behalf of a Borrower for use in connection with any Loan Document or the transactions contemplated hereby contains any material misstatement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein taken as a whole not materially misleading in light of the circumstances in which the same were made. There are no facts known (or that should upon the reasonable exercise of diligence be known) by any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with any Loan Document or the transactions contemplated hereby.

4.16       Sanctions; Anticorruption Laws; AML Laws; Etc.

(a)           Neither the Borrowers, any of their Subsidiaries, nor any of the directors, officers or senior management of the Borrowers or their Subsidiaries, nor, to the knowledge of the Borrowers, any affiliates, agents, employees or representatives acting for or on behalf of the Borrowers or their Subsidiaries is (i) a Sanctioned Person or (ii) organized, based or resident in a Sanctioned Country. No Borrower or Subsidiary shall directly or indirectly request an extension of credit under or use the proceeds of the offering of the DIP Facility, or lend, contribute or otherwise make available such proceeds (i) to or for the benefit of any joint venture partner or other person or entity, for the purpose of financing the activities or business of, other transactions with or investments in, any individual or entity that is a Sanctioned Person or that is located, organized or resident in a Sanctioned Country or (ii) in a manner that would cause a violation of, or constitute sanctionable conduct under, applicable Sanctions, including any such a violation by any party to this agreement. The Borrowers will comply in all material respects with Sanctions.

(b)           Neither the Borrowers, any of their respective Subsidiaries, any of their directors, officers or employees, nor, to the knowledge of the Borrowers, any affiliates, agents or representatives acting for or on behalf of the Borrowers or their Subsidiaries has violated or will violate the U.S. Foreign Corrupt Practices Act, as amended, the U.K. Bribery Act, any laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials or has made or will make a material violation of any other Anticorruption Laws or the AML Laws.

(c)           Each Borrower has established and currently maintains and will maintain policies, procedures and controls that are reasonably designed (and otherwise comply with applicable law) to promote compliance by each Borrower and their Subsidiaries with the Anticorruption Laws, Sanctions and the AML Laws.

4.17       Use of Proceeds. The proceeds of the Loans extended under the DIP Facility shall be exclusively used as set forth under Section 2.3.

4.18       Security Interest. Upon entry of each of the Interim DIP Financing Order and the Final DIP Financing Order, as applicable, each such DIP Financing Order shall be effective to create in favor of the Collateral Agent, for the benefit of the DIP Secured Parties, a legal, valid, enforceable and properly perfected security interest in all right, title and interest of the Borrowers in the Collateral and proceeds thereof, as and to the extent contemplated by each such DIP Financing Order and the Collateral Documents.

4.19       U.S. Person. For U.S. federal income tax purposes, as of the date hereof, the Borrower is either (i) a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) that is not a disregarded entity or (ii) is a disregarded entity and is owned, directly or indirectly through one or more disregarded entities, by a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code).

4.20       DIP Orders.

(a)           Each of the Interim DIP Financing Order or, at all times after its entry by the Bankruptcy Court, the Final DIP Financing Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed, modified or amended in any manner without the written consent of the Requisite Lenders.

(b)           Upon the occurrence of the Termination Date (whether by acceleration or otherwise), the Lenders shall, subject to Section 8 and the applicable provisions of the relevant DIP Financing Order, be entitled to immediate payment of the Borrower’s Obligations, and to enforcement of the remedies provided for under the Loan Documents in accordance with the terms thereof and such DIP Financing Order, as applicable, without further application to or order by the Bankruptcy Court.

(c)           If either the Interim DIP Financing Order or the Final DIP Financing Order is the subject of a pending appeal in any respect, none of such DIP Financing Order, any Credit Extension by the Lenders or the performance by any Borrower of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal. The Borrowers, the Agents and the Lenders shall be entitled to rely in good faith upon the DIP Financing Orders, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrowers, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with the Loan Documents notwithstanding any such objection or appeal, unless the relevant DIP Financing Order has been stayed by a court of competent jurisdiction.

4.21       Appointment of Trustee or Examiner; Liquidation. No order has been entered in either of the Borrowers’ Chapter 11 Cases (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of a responsible officer or examiner (other than a fee examiner) having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (c) to convert either of the Borrowers’ Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Borrowers’ Chapter 11 Cases.

4.22       No Other Insolvency Proceeding. Other than the Chapter 11 Cases, no Borrower is engaged as a debtor party in any Insolvency Proceeding. No Subsidiary of HITOP is engaged as a debtor party in any Insolvency Proceeding nor contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Borrower has not received any written notice or threat of any Person contemplating the filing of any such petition against it or any of its Subsidiaries.

4.23       Super-priority Claims; Liens. Upon the entry of each of the Interim DIP Financing Order and the Final DIP Financing Order, each such DIP Financing Order and the Loan Documents is sufficient to provide the Super-priority Claims and Liens on the Collateral described in, and with the priority provided in, Section 2.19.

4.24       Real Estate. As of the Closing Date, Schedule 4.24 contains a true, accurate and complete list of all Real Estate Assets owned or leased by the Borrowers and the Subsidiary Owners and the nature of the interest therein; provided that nothing herein shall prejudice any Borrower’s right to reject or assume and assign its interest in any lease, sublease, or assignment of leases.

4.25       Material Property Agreements; Subsidiary Indebtedness. Each Material Property Agreement is in full force and effect, and no Subsidiary Owner is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Material Property Agreement other than those defaults arising from or related to the filing of the Chapter 11 Cases for which the Borrowers and/or the applicable Subsidiary Owner(s) have received satisfactory forbearances or waivers or such other defaults that have been waived in writing by the applicable counterparty as of the Petition Date). Neither Borrower nor any Subsidiary Borrower is an obligor under any Indebtedness other than (a) the Obligations under the Loan Documents, (b) the Subsidiary Owner Indebtedness and (c) the Indebtedness of the Subsidiary Owners with respect to the ordinary course operation of their respective Hotel Properties and which is permitted under the applicable Subsidiary Loan Agreements.

4.26       REIT Status. HIT is organized and operated in a manner that allows it to qualify for REIT Status.

4.27       Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies are in full force and effect and neither the Borrower nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such Insurance Policy nor, except as would not be materially adverse to the Borrower and its Subsidiaries, taken as a whole, has the Borrower or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received written notice of any intent of an insurer to either claim any default on the part of the Borrower or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

Notwithstanding anything herein to the contrary, the representations and warranties contained in Sections 4.3, 4.4, 4.6, 4.7(a), 4.8, 4.22 and 4.25 shall not apply to the GA Tech Owner or the GA Tech Property to the extent that GA Tech Owner has received satisfactory forbearances and/or waivers from the lenders and administrative agents under the applicable Subsidiary Loan Agreement such that violations under such Sections do not result in a default under such Subsidiary Loan Agreement.

SECTION 5. AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that until Payment in Full of all Obligations, it shall perform, and shall cause each of its Subsidiaries to perform, all applicable covenants in this Section 5.

5.1         Financial Statements and Other Reports. Unless otherwise provided below, the Borrower will deliver to Administrative Agent and Lenders:

(a)           Notice of Event of Default; Material Adverse Effect. Promptly and in any event within two (2) Business Days after any officer of any Borrower obtains knowledge thereof, notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to such Borrower with respect thereto, (ii) that any Borrower or any Subsidiary Owner has received a notice of default under any Material Property Agreement or (iii) of the occurrence of any event, circumstance or change that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change and the nature of such claimed Event of Default, Default, event, circumstance or condition, and what action the Borrowers have taken, is taking and proposes to take with respect thereto;

(b)           Notice of Insolvency Proceeding. Promptly and in any event within one (1) Business Day after any officer, director or senior management employee of a Borrower obtains knowledge thereof, written notice of the commencement of any Insolvency Proceeding by any Borrower or any Subsidiary Owner, other than the Chapter 11 Cases;

(c)           Notice of Litigation. Promptly and in any event within three (3) Business Days after any officer of any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrowers to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), (1) would reasonably be expected to result in liability of any Borrower or any one or more Subsidiary Owner in excess of US$500,000, which amount would not be covered by insurance, (2) in which material injunctive or similar relieve is sought or (3) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or is otherwise related to any Loan Document, written notice thereof together with such other information as may be reasonably available to the Borrowers to enable Lenders and their counsel to evaluate such matters;

(d)           ERISA and Employment Matters. (i) As soon as possible and in any event within five (5) Business Days after any officer, director or senior management employee of a Borrower obtains knowledge of the occurrence of any ERISA Event, written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) promptly and in any event within ten (10) calendar days after the same is available to any Borrower, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each Pension Plan; and (iii) promptly and in any event within ten (10) calendar days after any Borrower sends notice of a mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Borrower;

(e)           Updated DIP Budget. At the end of each four-week period commencing on the Petition Date, the Borrower shall deliver to Administrative Agent and the Lenders an Updated DIP Budget for the current week and the immediately subsequent 12 week period, in substantially the same form as the Initial DIP Budget (or such other form acceptable to the Lenders). Such Updated DIP Budget shall be in substance reasonably satisfactory to the Requisite Lenders and shall reconcile the prior calendar month’s actual results with the period to be covered in the Updated DIP Budget.

(f)           Bi-Weekly Reporting. On the Wednesday of every second calendar week, commencing on the first Wednesday following the Petition Date (each such Wednesday, a “Variance Report Date”), the Borrowers shall deliver to Administrative Agent and the Lenders (i) a variance report for the applicable Testing Period certified by the Chief Financial Officer (each, a “DIP Budget Variance Report”) setting forth any differences between the actual cash receipts and disbursements of the Borrowers and its Subsidiaries for such Testing Period, on a line-item basis, compared to the projected cash receipts and disbursements set forth for such period in the applicable DIP Budget, and including explanations for all material variances (such explanations shall include, the degree to which the variance is a permanent variance from the DIP Budget (if known), the cause of the variance, how the source of such variance will be addressed in subsequent forecasts (if appropriate) and whether such variance is expected to impact the DIP Budget), (ii) for informational purposes only, and not for purposes of approval or variance testing required by Section 5.16 hereof, an update of the DIP Budget to reflect the prior week’s actual cash receipts and disbursements of the Borrowers and Subsidiary Owners, and, as appropriate, an update to the remaining weeks under the then-current 13-week period. In addition, with respect to the Subsidiary Owners, the Borrowers shall use best efforts to obtain and deliver to Lender an aged report listing current accounts receivable and current accounts payable on each Variance Report Date, and in any event the Borrowers shall deliver to Lender (or cause to be delivered to Lender) such aged report listing current accounts receivable and current accounts payable no less often than once per calendar month.

(g)           Notice of Change in Board of Directors. With reasonable promptness and in any event within three (3) calendar days after such change, written notice of any change in the Board of Directors of the Borrower;

(h)           Insurance Report. If any material diminution in coverage has occurred or is expected to occur to the insurance maintained by the Borrowers as required by Section 5.5, then as soon as practicable, one or more certificates from the Borrowers’ insurance broker(s), in each case in form and substance reasonably satisfactory to the Lenders, outlining all insurance coverage maintained pursuant to Section 5.5 as of the date of such report by the Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries pursuant to Section 5.5;

(i)           Information Regarding Change in Collateral. The Borrower will furnish to Collateral Agent and the Lenders prior written notice of any change (1) in any Borrower’s corporate name, (2) in any Borrower’s identity or corporate structure, (3) in any Borrower’s jurisdiction of organization or formation or (4) in any Borrower’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(j)           Defaults Under Contractual Obligations and Subsidiary Owner Indebtedness. Promptly and in any event within three Business Days after any officer of any Borrower obtaining knowledge (i) of any (x) default by any Borrower or any Subsidiary of any Borrower in the payment of any Subsidiary Owner Indebtedness occurring after the Petition Date, (y) any condition or event that constitutes a default or an event of default under any Contractual Obligation occurring after the Petition Date that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect or (z) any condition or event that constitutes a default or an event of default under any Material Property Agreement or (ii) that written notice has been given to any Borrower asserting that any such condition or event has occurred, notice from an Authorized Officer of such Borrower specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Borrower has taken, is taking and proposes to take with respect thereto;

(k)          Compliance with Laws. Promptly and in any event within five (5) calendar days after any officer of any Borrower obtaining knowledge of a material violation of any applicable law, rule, regulation or order of any Governmental Authority (including all Environmental Laws), notice from an Authorized Officer of such Borrower specifying the nature of such violation and what action such Borrower or the applicable Subsidiary Owner has taken, is taking and proposes to take with respect thereto;

(l)           Bankruptcy Matters.

(i)        As soon as practicable in advance of, and (1) in any event no less than five (5) Business Days in advance, prior written notice of any assumption or rejection of any Borrower’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code and (2) in any event no less than three (3) Business Days in advance of filing, copies of all of the Borrower’s proposed material pleadings and orders in the Chapter 11 Cases affecting the DIP Facility (which pleadings and proposed orders must be reasonably satisfactory to the Agent and Initial Lender); and

(ii)       promptly after filing or distribution thereof, copies of all other pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Borrowers with the Bankruptcy Court, or distributed by or on behalf of any Borrower to any Creditors’ Committee or other statutory committee appointed in the Chapter 11 Cases or any other ad hoc committee,

(m)          Other Information. (i) Promptly and in any event within three (3) calendar days of their becoming available, copies of all press releases and other written statements made available by any Borrower to the public concerning material developments in the business of the Borrowers or their Subsidiaries, (ii) concurrently with any delivery of financial statements and related information by any Borrower or any Subsidiary to any creditor (including with respect of the Pre-Petition Indebtedness) that is not otherwise required to be delivered hereunder, copies of such financial statements and related information, (iii) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the documentation for the Pre-Petition Indebtedness, and (iv) promptly after any request, such other information and data with respect to any Borrower or any Subsidiary Owner as from time to time may be reasonably requested by Administrative Agent or any Lender.

(n)           Subsidiary-Level Reporting. Promptly and in any event within five (5) calendar days of their becoming available, copies of all notices (other than non-substantive, administrative, and non-material notices), financial information and other related financial and operational reporting applicable to the Subsidiary Owners and the Hotel Properties (A) provided by any Borrower or any Subsidiary Owner to any lender, servicer or administrative agent under any Subsidiary Loan Agreement after the date hereof, (B) provided by any Borrower or any Subsidiary Owner to any franchisor, hotel manager, property manager or lessor under any other Material Property Agreement after the date hereof or (C) received by any Borrower or Subsidiary Owner from any lender, servicer, administrative agent, franchisor, hotel manager, property manager or lessor under any Material Property Agreement after the date hereof.

(o)           Other Reporting. Borrower shall provide to Lender all reports required to be delivered by HITOP to its limited partners and general partners (including special general partner) pursuant to the limited partnership agreement of HITOP as in effect on the Petition Date. In addition, Borrower shall provide to Lender so-called “Daily Flash Reports” in form and substance substantially similar to such reports as were customarily delivered to Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC prior to the date hereof.

5.2         Existence. Subject to the Chapter 11 Cases and except as otherwise permitted under Section 6.7, each Borrower will, and will cause each Subsidiary Owner to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits necessary to carry out its business and for continuation of its trade or business.

5.3         Payment of Taxes and Claims. Each Borrower will, and will cause each Subsidiary Owner to, pay, discharge or otherwise satisfy all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that payment of such Tax or claim is not prohibited, stayed or excused by the Bankruptcy Code or Bankruptcy Court; except, that no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor or (b) the failure to make the payment could not reasonably be expected to result in a Material Adverse Effect.

5.4         Maintenance of Properties. Each Borrower will, and will cause each Subsidiary Owner to, maintain or cause to be maintained in good repair, working order and condition, if applicable, ordinary wear and tear excepted, all material properties necessary in the business of the Borrower, including all Hotel Properties.

5.5         Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Borrower reasonably believes is adequate and customary for its business which are commercially available at customary rates (the “Insurance Policies”), including insurance covering all Real Estate Assets and personal Property owned or leased by the Borrower and the Borrower’s Subsidiaries against theft, damage, destruction, flood and other natural catastrophes as applicable, acts of vandalism, liability insurance and such other risks that may be required by Legal Requirements or Contractual Obligations (including, without limitation, the Subsidiary Loan Agreements), with such deductibles as are customary for companies in the same or similar business.

5.6         Books and Records; Inspections. Each Borrower will keep, and will cause its Subsidiaries to keep, proper books of record and accounts in conformity with GAAP. Each Borrower will permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Borrower to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7         Lender Meetings. The Borrowers will and will cause the Chief Financial Officer and other relevant members of management, upon the reasonable request of any Lender or any of its advisors to participate in a meeting with the Administrative Agent and the Lenders to be held at such location as may be agreed to by the Borrowers and the Lenders or via conference call, at such time as may be agreed to by the Borrowers and the Lenders, to discuss the transactions contemplated under the Loan Documents, the DIP Budget Variance Report, the Chapter 11 Cases, the financial and operational performance of the Borrower, the Subsidiary Owners and the Hotel Properties and such other related matters as may be reasonably requested with reasonable advance notice by the Requisite Lenders.

5.8         Compliance with Laws; Sanctions and Contractual Obligations. Each Borrower shall, and shall cause each Subsidiary Owner to, comply in all material respects, and shall use (or cause to be used) commercially reasonable efforts to cause all other Persons, if any, on or occupying any Real Estate Asset to comply in all material respects, with (a) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) (it being understood, in the case of any laws, rules, regulations and orders specifically referred to in any other provision of this Agreement, the Borrowers shall also be required to represent and/or comply with, as applicable, the express terms of such provision); and (b) the provisions of all Contractual Obligations. With respect to Sanctions, Anticorruption Laws and AML Laws, each Borrower shall comply with the covenants set forth in Section 4.16. In addition, no Borrowers, any of their Subsidiaries, nor any director or officer of any Borrower or their Subsidiaries shall be a Sanctioned Person or organized, based or resident in a Sanctioned Country.

5.9         Environmental.

(a)          Environmental Disclosure. The Borrowers will deliver to Administrative Agent and Lenders:

(i)        as soon as practicable following receipt thereof, copies of all material environmental written notices, audits, investigations, studies, reviews, analyses and reports of any kind or character, whether prepared by personnel of the Borrowers or by independent consultants, Governmental Authorities or any other Persons, with respect to any Environmental Claims, Hazardous Substances Activity, Remediation, or actual or alleged violations or noncompliance with of Environmental Laws at or affecting any Real Estate Asset, any of which would reasonably be expected to result in a Material Adverse Effect;

(ii)       promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any Remediation required to be undertaken by the Borrowers or any other Person in response to (x) any Hazardous Substances Activities the existence of which has a reasonable likelihood to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, (y) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, and (z) the Borrowers’ actual knowledge of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that would reasonably be expected to cause such Real Estate Asset or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws;

(iii)      as soon as practicable following the sending or receipt thereof by any Borrower, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority and (3) any written request for information from any Governmental Authority that evidences that such Governmental Authority is investigating whether any Borrower may be potentially responsible for any Hazardous Substances Activity;

(iv)      prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Borrower that would reasonably be expected to (x) expose a Borrower or Subsidiary Owner to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (y) affect the ability of any Borrower or Subsidiary Owner to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for its respective operations; and (2) any proposed action to be taken by any Borrower or Subsidiary Owner materially to modify current operations in a manner that would reasonably be expected to subject a Borrower or Subsidiary Owner to any additional material obligations or requirements under any Environmental Laws; and

(v)       with reasonable promptness, such other material documents and information as from time to time reasonably may be requested by Administrative Agent or any Lender in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)          Hazardous Substances Activities, Etc. Each Borrower shall, and shall cause each Subsidiary Owner promptly to, take such commercially reasonable actions required under applicable Environmental Laws to (i) cure any violation of, or non-compliance with, applicable Environmental Laws by it that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Borrower or Subsidiary Owner and discharge any obligations it may have to any Person thereunder, in each case where failure to respond or to discharge any obligations could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10       Plan Assets. The Borrowers shall not take any action, or omit to take any action, which would cause the assets of the Borrowers to become “plan assets” within the meaning of Section 3(42) of ERISA at any time.

5.11       Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent, Collateral Agent or any Lender may reasonably request in order to perfect, establish Control, ensure the priorities, rights and remedies or renew the rights of Collateral Agent for the benefit of DIP Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property hereafter acquired by any Borrower that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Borrower shall take such actions as any Agent or any Lender may reasonably request from time to time to ensure that the Obligations are secured by the Collateral.

5.12       Non-Consolidation. Each Borrower shall: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity; and (c) provide that its Board of Directors will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities. Borrower shall cause each Subsidiary Owner to comply with all single-purpose entity or special-purpose entity requirements under each of the applicable Subsidiary Loan Agreements.

5.13       Cash Management. Each Borrower shall: (a) maintain cash management systems acceptable to the Lenders and in accordance with the DIP Financing Orders and the Collateral Documents, and (b) agrees to promptly execute and deliver to Administrative Agent and Collateral Agent a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, with respect to any Security Account or Deposit Account to the extent required under the Pledge and Security Agreement.

5.14       Intellectual Property. With respect to any Contractual Obligation under which a Borrower or any Subsidiary Owner receives a license or other rights (including by means of a covenant not to sue, release or non-assertion agreement) with respect to any Intellectual Property, each Borrower shall, and shall cause each Subsidiary Owner to, as applicable, (a) renew or to not terminate, cancel, surrender or release its rights under any such Contractual Obligation, or amend any such Contractual Obligation or related arrangements to limit the scope of the right of such Borrower or Subsidiary Owner to use the Intellectual Property subject to such Contractual Obligation, either with respect to product, territory, term or otherwise, or to not increase the amounts to be paid by such Borrower or Subsidiary Owner thereunder or in connection therewith, without the prior written consent of Collateral Agent (in consultation with the Requisite Lenders); and (b) give Collateral Agent and the Lenders prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by such Borrower or Subsidiary Owner that is the licensee or any other party under such Contractual Obligation, and deliver to Collateral Agent (promptly upon the receipt thereof by such Borrower or Subsidiary Owner in the case of a notice to such person and concurrently with the sending thereof in the case of a notice from person) a copy of each notice of default and any other notice received or delivered by such Borrower or Subsidiary Owner in connection with any such Contractual Obligation.

5.15       Debtor-in-Possession Obligations. Each Borrower shall comply in a timely manner with its obligations and responsibilities as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court (including, for the avoidance of doubt, the DIP Financing Orders and any First Day Order or Second Day Order), as each such order is amended and in effect from time to time in accordance with the Loan Documents.

5.16       DIP Budget; Variance Covenant.

(a)           For any Testing Period, aggregate disbursements by the Borrowers (for the avoidance of doubt, excluding the line-item for Borrowers’ Professional Fees or amounts due to the Agent and/or Lender under Section 9.5, Section 10.2 and/or Section 10.3) shall not exceed the amounts set forth in the DIP Budget, subject to any Permitted Variances;

(b)           The Borrowers shall, and shall cause their Subsidiaries with respect to any Contribution Funds received by such Subsidiary to, comply with the terms of the DIP Budget, subject to any Permitted Variances.

5.17       Use of Proceeds. The proceeds of each Loan and the Cash Collateral shall be used by the Borrowers during the Chapter 11 Cases exclusively as provided in Section 2.3, in each case, in accordance with the DIP Budget.

5.18       Consultants.

(a)           The Borrowers shall provide the Agents and Lenders with reasonable access to any consultant, turnaround management firm, broker or financial advisory firm retained by any Borrower in any of the Chapter 11 Cases; and

(b)           The Borrowers shall retain the financial advisor in effect as of the Petition Date; provided, that if the Borrowers’ financial advisor resigns or is replaced for any reason, any new financial advisor shall be reasonably satisfactory to the Lenders.

5.19       Bankruptcy Milestones. The Borrowers shall comply with the following milestones:

(a)          [reserved];

(b)         the Borrowers shall file a Chapter 11 Plan and a disclosure statement for the Chapter 11 Plan (a “Disclosure Statement”) that provides for treatment acceptable to the Administrative Agent and the Lenders (for the avoidance of doubt, any Chapter 11 Plan that provides for conversion of the Obligations into common stock of the Reorganized Company on the Plan Effective Date as described in the Restructuring Support Agreement shall be acceptable to the Administrative Agent and the Lenders) (such Chapter 11 Plan, an “Approved Plan” and such related Disclosure Statement, an “Approved Disclosure Statement”), in each case, on the Petition Date;

(c)          [reserved];

(d)          the Bankruptcy Court shall have entered the Interim DIP Financing Order, subject to Bankruptcy Court availability, no later than five (5) Business Days after the Petition Date;

(e)          the Bankruptcy Court shall have entered the Final DIP Financing Order, subject to Bankruptcy Court availability, no later than thirty (30) days after the Petition Date;

(f)           the Bankruptcy Court shall have entered an order confirming the Approved Plan and the Approved Disclosure Statement (the “Confirmation Order”) by the date that is no later than thirty-five (35) days after the Petition Date, subject to extension based on the Bankruptcy Court’s calendar in completing the Combined Hearing; and

(g)          the effective date of the Approved Plan (the “Plan Effective Date”) shall have occurred by the date that is no later than ten (10) days after the Confirmation Order entered by the Bankruptcy Court becomes a Final Order.

5.20       Post-Closing Matters. The Borrowers shall execute and deliver the documents and complete the tasks set forth on Schedule 5.20, in each case within the time limits specified therein. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that, at all times prior to the applicable time limits specified on such Schedule 5.20, all conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.20 within the time periods required thereon, rather than as elsewhere provided in the Loan Documents).

5.21       REIT Status. The Borrowers shall at all times continue to be organized and operated in a manner that will allow HIT to qualify for REIT Status through the Plan Effective Date, unless failure to maintain REIT Status is caused by transfers made directly or indirectly by the Initial Lender or any of its Affiliates.

5.22       Material Property Agreements. The Borrowers shall cause each Subsidiary Owner to (i) comply in all material respects with all covenants and obligations of the Subsidiary Owners under the applicable Material Property Agreements, in each case, as in effect as of the Petition Date (other than covenants that would be violated by the Borrowers filing the Chapter 11 Cases or except with the prior written consent of the Requisite Lenders), and (ii) cause all Material Property Agreements to be maintained in full force and effect, unless otherwise consented to in advance in writing by the Requisite Lenders. Notwithstanding the foregoing, this Section 5.22 shall not apply to the GA Tech Owner or the GA Tech Property to the extent that the GA Tech Owner has received satisfactory forbearances and/or waivers from the lenders and administrative agents under the applicable Subsidiary Loan Agreement such that violations under this Section do not result in a default under such Subsidiary Loan Agreement.

SECTION 6. NEGATIVE COVENANTS

Each Borrower covenants and agrees that until Payment in Full of all Obligations, such Borrower shall perform, and shall cause its Subsidiaries to perform, all covenants in this Section 6.

6.1         Indebtedness. Each Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (including with respect to or under any Hedge Agreement), except:

(a)          the Obligations;

(b)          [reserved];

(c)           Indebtedness of the Borrowers existing on the Closing Date described in Schedule 6.1(c) (the “Pre-Petition Indebtedness”), but not any extensions, renewals or replacements of such Indebtedness except with the express written approval of the Requisite Lenders;

(d)          Indebtedness of the Subsidiary Owners existing on the Closing Date, including the Subsidiary Loan Agreements (the “Subsidiary Owner Indebtedness”), but not any extensions (other than the exercise of extension options existing under Subsidiary Loan Agreements as in effect on the date hereof), renewals or refinancings of such Indebtedness except with the express written approval of the Requisite Lenders;

(e)          Indebtedness related to the matters described in Sections 6.5(b), 6.5(c) and 6.5(d) as and to the extent so characterized;

(f)           Hedge Agreements entered into prior to the date hereof (or in connection with any extension of any Subsidiary Loan Agreement or in connection with any replacement of the London Interbank Offered Rate with a replacement or fallback rate, in each case as expressly contemplated by the Subsidiary Loan Documents as in effect as of the date hereof);

(g)          trade payables not represented by a note, customarily paid by Borrower within ninety (90) days of incurrence and in fact not more than ninety (90) days outstanding, that are incurred in the ordinary course of Borrower’s business, in amounts reasonable and customary for such business and not exceeding 4.0% of the outstanding principal amount of the Loans in the aggregate;

(h)           Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business;

(i)            Indebtedness of the Subsidiary Owners in respect of any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(j)            Indebtedness of the Subsidiary Owners with respect to performance bonds, surety bonds, appeal bonds, customs bonds, worker’s compensation claims and similar obligations, required in the ordinary course of business or in connection with the enforcement of rights or claims of such party or in connection with judgments that do not result in a Default or an Event of Default (including guarantees or obligations of the Subsidiary Owners with respect to letters of credit supporting such performance, appeal, customs or surety bonds or workers’ compensation claims);

(k)           Indebtedness of the Subsidiary Owners existing on the Closing Date representing deferred payment of franchise fees, amendment fees and/or consent fees payable under the Material Property Agreements;

(l)            the incurrence by any Subsidiary Owner of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any assets, so long as the principal amount does not exceed the Net Asset Sale Proceeds actually received by such Subsidiary Owner in connection with such disposition, solely to the extent such disposition is permitted hereunder; and

(m)          the incurrence by Borrower or its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days.

Notwithstanding anything in this Section 6.1 to the contrary, the incurrence of Indebtedness described in the foregoing clauses (a) through (g) shall not be permitted hereunder if the same shall constitute a default under the Subsidiary Loan Agreements (as in effect on the date hereof).

6.2         Liens. Each Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Property, any Equity Interests in any Borrower or any Subsidiary of Borrower, any Hotel Property or any other asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Borrower or any Subsidiary of Borrower, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such Property, Hotel Property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)          Liens in favor of Collateral Agent for the benefit of DIP Secured Parties granted pursuant to any Loan Document;

(b)          [reserved];

(c)          Liens granted in favor of the lenders and administrative agents under the Subsidiary Loan Agreements;

(d)          Liens existing on the Closing Date described in Schedule 6.2; provided, that (i) the property covered thereby is not changed, (ii) the principal amount secured or benefited thereby incurred prior to the Petition Date is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(e)          Liens for Taxes (i) not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP or (ii) the payment of which is prohibited, stayed or excused by the Bankruptcy Code or Bankruptcy Court;

(f)           statutory Liens of landlords, of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business, provided, that such Liens are not in imminent danger of foreclosure and would not otherwise reasonably be expected to have a Material Adverse Effect;

(g)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or imposed by ERISA;

(h)          easements, rights-of-way, restrictions, encroachments, covenants, additions, restrictions, encroachments and other similar matters, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrowers and its Subsidiaries taken as a whole;

(i)           customary rights of set-off, banker’s liens and other similar Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the ordinary maintenance and administration of Deposit Accounts or Securities Accounts, provided, that such Liens are not in imminent danger of foreclosure and would not otherwise reasonably be expected to have a Material Adverse Effect;

(j)           non-exclusive licenses, whether written, oral or implied, in effect as of the Petition Date to such Borrower’s Intellectual Property used or required by other Borrowers or Borrowers’ Subsidiaries in their respective businesses as conducted or contemplated to be conducted, including such licenses as memorialized in writing after the Closing Date;

(k)          Liens securing judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 8.1(e), so long as such Liens (i) are adequately bonded and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made or (ii) are stayed by the Bankruptcy Court;

(l)           (i) licenses, sublicenses, leases or subleases granted by any Subsidiary Owner to other Persons not materially interfering with the conduct of the business of any Subsidiary Owner and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement and the Subsidiary Loan Agreements to which any Subsidiary Owner is a party;

(m)         with respect to any Subsidiary Owner and its Property, Liens securing the performance of bids, tenders, leases, contracts and purchases from vendors and suppliers in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), to the extent permitted under the applicable Subsidiary Loan Agreement(s);

(n)          Liens on pledges or deposits in the ordinary course securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit and bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries, to the extent permitted under this Agreement and under the applicable Subsidiary Loan Agreement(s); and

(o)          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings permitted under Section 6.1(h).

For the avoidance of doubt, and notwithstanding anything to the contrary herein or in any other Loan Document, no Borrower shall, and each Borrower shall cause each of its Subsidiaries to not, grant or permit to occur any Lien on any Equity Interests in any Borrower or any Subsidiary of Borrower, other than those Liens existing as of the Petition Date in respect of liens granted to lenders under the Subsidiary Loan Agreements.

6.3         Restricted Payments. No Borrower shall, and Borrower shall cause its Subsidiaries to not, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:

(a)          each Subsidiary may make Restricted Payments to any Borrower;

(b)          each of HITOP and each Subsidiary of HITOP may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c)          HITOP and each other Subsidiary may make Restricted Payments (directly or indirectly) to its parents and/or to HIT and HITOP, solely in the amount required for such entity to, if applicable, pay amounts equal to the fees and expenses (including franchise or similar taxes, fees and payments) required to maintain the corporate existence of any direct or indirect parent of such entity and is otherwise consistent with the DIP Budget; provided that, for the avoidance of doubt, no ordinary course fees, expenses, salaries, bonuses, benefits and indemnities or general administrative, corporate operating, overhead and other customary and ordinary course fees and expenses not directly attributable to the Borrower and its Subsidiaries may be paid under this clause (c); and provided, further, that notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Borrower may use any Cash Collateral to make dividends to any equityholders of HIT;

(d)           as permitted in Section 6.5(f);

(e)           the Borrower and each Subsidiary shall be permitted to make the minimum amount of Restricted Payments required to be made in order to maintain HIT’s status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Sections 857(b)(1) or 4981 of the Code.

6.4         Contributions. Except in connection with the contribution of Subsidiary Contribution Funds to a Subsidiary Owner in accordance with Section 2.3 or as otherwise permitted under Section 6.5, no Borrower shall contribute, lend, pay to or otherwise transfer to or contract to transfer to any Subsidiary of any Borrower any Property or Cash.

6.5         Investments. Each Borrower shall not, and shall cause its Subsidiary Owners to not, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           Investments owned as of the Petition Date by (i) any Borrower in any other Borrower, (ii) any Borrower in any Subsidiary of a Borrower or (iii) any Subsidiary of Borrower in another Subsidiary of Borrower;

(c)           Investments (i) constituting deposits, prepayments and other credits to suppliers, and/or (ii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices of the Borrowers and, in the case of clause (ii), to the extent necessary to maintain the ordinary course of supplies; provided that any Investment made under this subsection (c) shall be in accordance with the DIP Budget;

(d)           intercompany loans to non-debtor Subsidiaries of any Borrower in accordance with the DIP Budget, to the extent approved by the Bankruptcy Court and the Requisite Lenders and subject to documentation satisfactory to the Initial Lender in its sole discretion;

(e)           Contributions necessary to cause Subsidiary Contribution funds to be used by Subsidiary Owners for the purposes expressly permitted therefor under the DIP Budget;

(f)            Distributions of Cash from Subsidiaries of HIT to HIT and/or HITOP (or to any joint venture partner under the operating agreements of BSE/AH Blacksburg Hotel, L.L.C., BSE/AH Blacksburg Hotel Operator, L.L.C. and TCA Block 7 Hotel, L.L.C., to the extent required thereunder);

(g)           Investments held by any Borrower as of the Petition Date; and

(h)           Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of any Borrower or any of its Subsidiaries.

Notwithstanding anything in this Section 6.5 to the contrary, in no event shall any Borrower make any Investment that results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.3 or that is otherwise in any manner inconsistent with the DIP Budget.

6.6         Material Property Agreements. Other than any amendments to, or terminations and replacements of, the Hilton Franchise Agreements, which amendments and replacements shall be in substantially the form of Exhibit G, each Borrower shall not, and shall cause its Subsidiary Owners to not, amend, modify, terminate or waive any material rights or obligations under, any Material Property Agreement, without the prior written consent of the Requisite Lenders or as contemplated in the Restructuring Support Agreement.

6.7         Fundamental Changes; Disposition of Assets. Each Borrower shall not, and shall cause its Subsidiaries to not, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, without limitation, the granting of any interest in the direct or indirect equity of the Borrowers, any Subsidiary Owners, or any other Subsidiary of Borrower), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee) or licensed (as licensee), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business) the business, a substantial portion of the property or assets of, or any portion of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business or any other business unit of any Person, except:

(a)           a disposition of a Hotel Property pursuant to an Excluded Hotel Sale;

(b)           disposals of surplus, obsolete or worn out property in the ordinary course of business;

(c)           Investments made in accordance with Section 6.5 and Restricted Payments made in accordance with Section 6.3;

(d)           Liens may be granted to the extent permitted by Section 6.2;

(e)           any involuntary loss, damage or destruction of property and the disposition of the assets so damaged or destroyed shall be permitted, provided that such loss, damage or destruction is not caused by the gross negligence or permissive waste of any Borrower, Subsidiary Owner or any Affiliate thereof;

(f)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property shall be permitted; and

(g)          the lapse, abandonment or cancellation of registered patents, trademarks and other Intellectual Property of any Borrower that (x) is not material to the intellectual property portfolio of the Borrower and its Subsidiaries, taken as a whole and (y) in the reasonable business judgment of the Borrower, is no longer economically desirable to maintain in the conduct of its business.

6.8         Subsidiary Bankruptcies. Each Borrower shall not, and shall cause its Subsidiaries to not, file any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to the Bankruptcy Code or any similar federal or state law (or the filing of any involuntary petition if Borrower or any of its Affiliates colluded with, solicited, caused to be solicited or joined other creditors in such filing).

6.9         Sales and Lease-Backs. Following the Petition Date, each Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Borrower or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Borrower or Subsidiary Owner to any Person in connection with such lease.

6.10       Transactions with Shareholders and Affiliates. No Borrower shall, and shall cause its Subsidiaries to not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of any Borrower or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of any such Borrower or holder; provided, however, that the Borrowers may enter into or permit to exist any such transaction if both (a) the Lenders have consented thereto in writing prior to the consummation thereof and (b) the terms of such transaction are not less favorable to the Borrower, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, further, that the foregoing restrictions shall not apply to the following:

(a)           Investments existing on the Closing Date described in Schedule 6.10;

(b)           Restricted Payments paid to the extent expressly permitted under Section 6.3;

(c)           Investments expressly permitted by Section 6.5;

(d)           Investments or other transactions entered into between a Borrower and Initial Lender;

(e)           customary fees, indemnities and reimbursements paid to directors of the Borrowers and its Subsidiaries in accordance with the DIP Budget; and

(f)            the Borrower entering into, and making payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business and in accordance with the DIP Budget.

6.11       Conduct of Business. From and after the Closing Date, each Borrower shall not, and shall cause its Subsidiaries to not, engage in (a) any business other than the businesses engaged in by such Borrower or Subsidiary on the Petition Date or (b) any business or activities that conflict with the requirements of Section 4.16.

6.12       Payment and Prepayment of Indebtedness. From and after the Closing Date, no Borrower shall make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Pre-Petition Indebtedness, except as provided hereunder.

6.13       Fiscal Year; Accounting Policies. Each Borrower shall not, and shall cause its Subsidiaries to not, change its Fiscal Year end from December 31 or make any change in its accounting policies that is not required under GAAP.

6.14       Deposit Accounts and Securities Accounts. No Borrower shall deposit funds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account other than deposits into the Professional Fee Trust Account in accordance with the DIP Finance Orders, provided that nothing herein shall prohibit any Borrower from maintaining or using any Deposit Account that is not a Controlled Account in accordance with the Pledge and Security Agreement.

6.15       Amendments to Organizational Agreements. Except as contemplated by the Approved Plan, each Borrower shall not, and shall cause its Subsidiaries to not, amend or permit any amendments to any Borrower’s or such Subsidiary’s Organizational Documents, in each case, without the prior written consent of the Requisite Lenders.

6.16       Other Super-priority Claims. No Borrower shall incur, create, assume, suffer to exist or permit any other Super-priority Claim which is pari passu with or senior to the claims of the Agents and the Lenders against the Borrowers hereunder, except for the Carve-Out.

6.17       Equity Issuances. Each Borrower shall not, and shall cause its Subsidiaries to not issue any Capital Stock except as otherwise provided for in the Restructuring Support Agreement.

6.18       ERISA. No Borrower nor any of its ERISA Affiliates shall, nor shall it permit any of its Subsidiaries to take any action or omit to take any action which would cause the transaction contemplated hereby to constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by any Agent or Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under such provisions.

6.19       Alterations and Expansions. Other than in connection with a casualty or in response to an unforeseen or emergency situation or as required by a Material Property Agreement, the Borrowers shall not, and shall not permit any Subsidiary Owner to, perform, undertake or contract to perform any Material Alteration without the prior written consent of the Requisite Lenders, which may be granted or withheld in such Lenders’ sole discretion. If the Requisite Lenders’ consent is requested hereunder with respect to a Material Alteration, the Lenders may retain a construction consultant to review such request and, if such request is granted, the Lenders may retain a construction consultant to inspect the work from time to time. The Borrowers shall, on demand by the Lenders, reimburse the Lenders for the reasonable fees and disbursements of such consultant.

6.20       Zoning and Uses. No Borrower shall, and shall cause each Subsidiary Owner to not, do or permit any of the following without the prior written consent of the Requisite Lenders:

(a)           initiate or support any limiting change in the permitted uses of any Hotel Property (or, to the extent applicable, zoning reclassification of any Hotel Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Hotel Property, or use or permit the use of any Hotel Property in a manner that would result in the use of such Hotel Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Contractual Obligation or applicable law (and if under applicable zoning ordinances the use of all or any portion of any Hotel Property is a nonconforming use, the Borrowers shall not cause or permit such nonconforming use to be discontinued or abandoned);

(b)           impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon any Hotel Property, not already in effect, in any manner that would be reasonably likely to have a Material Adverse Effect;

(c)           execute or file any subdivision plat affecting Hotel Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising any Hotel Property; or

(d)           permit or consent to any Hotel Property being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

6.21       Waste. No Borrower shall, and shall cause each Subsidiary Owner to not, or permit any material physical waste of any Hotel Property, nor take any actions that might invalidate any insurance carried on any Hotel Property (and the Borrowers shall promptly correct any such actions of which the Borrowers become aware).

6.22       Intellectual Property. No Borrower shall do any act or omit to do any act that may result in the lapse, abandonment, cancellation, dedication to the public, forfeiture or other impairment of, any of its Intellectual Property.

6.23       Capital Expenditures. Except as permitted by this Section 6.23, no Borrower shall make any capital expenditures (including expenditures for maintenance, repair or improvement of any Real Estate Asset or other existing properties and assets). Borrower shall cause its Subsidiaries to not make any capital expenditures (including expenditures for maintenance, repair or improvement of any Hotel Property or other existing properties and assets) other than capital expenditures (i) required and necessary for the usual and customary maintenance and safety of such Hotel Property, (ii) required to be made under a Material Property Agreement or (iii) as approved by the Requisite Lenders in their sole discretion.

6.24       Change of Control. No Prohibited Change of Control shall occur.

6.25       REIT Status. Except as caused by the Initial Lender or an Affiliate thereof as a result of direct or indirect transfers of Equity Interests in the Borrowers, HIT shall maintain its REIT Status at all times prior to the Plan Effective Date, and the Borrowers shall not, and shall not permit to be done, anything that would be reasonably likely to prevent HIT (or any parent thereof, as applicable) to qualify for REIT Status after the Plan Effective Date.

SECTION 7. JOINT AND SEVERAL LIABILITY

The representations, covenants, warranties and obligations of each Borrower hereunder shall be joint and several.

SECTION 8. EVENTS OF DEFAULT

8.1          Events of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (and any Event of Default that has occurred shall continue unless and until waived by the Administrative Agent and the Requisite Lenders in writing in their sole discretion):

(a)   Failure to Make Payments When Due. The failure by any Borrower to pay when due (i) the principal of and premium, if any, on any Loan whether at the Termination Date or, when due, any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) any interest on any Loan when due; or (iii) any fees or any other amounts due hereunder;

(b)    Default Under Subsidiary Loan Agreements. Other than any defaults under Subsidiary Loan Agreements with respect to which the applicable Subsidiary Owner has received forbearances and/or waivers from the lenders and administrative agents thereunder as of the date hereof, the (i) failure of any Borrower or Subsidiary Owner to pay when due any principal of, interest on or any other amount, including any payment in settlement, in respect of the Subsidiary Owner Indebtedness, in each case, beyond the grace period, if any, provided therefor or (ii) breach or default by any Borrower or Subsidiary Owner with respect to any other term of any Subsidiary Loan Agreement or any other agreement, note, mortgage, pledge or indenture relating to the Subsidiary Owner Indebtedness, in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Subsidiary Owner Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Subsidiary Owner Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

(c)     Breach of Certain Covenants. Other than with respect to Section 8.1(a), any Borrower defaults in the observance or performance of any covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of ten (10) calendar days, or five (5) calendar days with respect to the obligations and covenants under Section 5.19 other than Section 5.19(e) (Bankruptcy Milestones), in each case, after the earlier of (x) written notice thereof to the Borrower from the Administrative Agent or any Lender or (y) any such Person’s knowledge thereof; provided, that no such grace period shall apply with respect to defaults in the performance of the following obligations and covenants: (i) Section 2.3 (Use of Proceeds), (ii) Section 5.8 (Compliance with Laws; Sanctions and Contractual Obligations), (iii) Sections 5.1(a), 5.1(c), 5.1(e), 5.1(f), and 5.1(k) (Financial Statements and Other Reports) (iv) Section 5.13 (Cash Management), (v) Section 5.15 (Debtor-in-Possession Obligations), (vi) Section 5.16 (DIP Budget), (vii) Section 5.19(e) (Entry of Final DIP Financing Order) and (vii) any negative covenant under Section 6;

(d)     Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Borrower in any Loan Document or in any statement or certificate at any time given by any Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made;

(e)     Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process arising after the Petition Date and involving, individually or in the aggregate at any time, an amount in excess of US$500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower or any Subsidiary Owner or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) calendar days (or in any event later than five calendar days prior to the date of any proposed sale thereunder); provided, that it shall not be a Default hereunder if any of the events described in this Section 8.1(e) shall occur with respect to (i) the GA Tech Owner or the GA Tech Property (but not, for avoidance of doubt, any Borrower in connection therewith) unless any such money judgment, writ or warrant of attachment or similar process, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) the California Wage/Hour Dispute;

(f)      Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate results in or reasonably could be expected to result in a Material Adverse Effect;

(g)     Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof: (i) this Agreement or any Collateral Document ceases to be in full force and effect, legal, valid and binding (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority set forth in Section 2.19, in each case for any reason other than the failure of Collateral Agent or any DIP Secured Party to take any action within its control or (ii) (A) any Loan Document shall cease to be, or shall be asserted in writing by any Borrower or their Affiliate not to be, valid or enforceable or (B) any Borrower or Affiliate shall contest or deny in writing any further liability of a Borrower, including with respect to future advances by Lenders, under any Loan Document;

(h)	Chapter 11 Cases.

(i)      the entry of an order dismissing any of the Chapter 11 Cases of the Borrowers or converting either of the Chapter 11 Cases of the Borrowers to a case under chapter 7 of the Bankruptcy Code, or any filing by any Borrower of a motion or other pleading seeking entry of such an order or supports or fails to timely oppose such dismissal or conversion;

(ii)     a trustee, responsible officer or an examiner having enlarged powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code (other than a fee examiner) is appointed or elected in either of the Chapter 11 Cases of the Borrowers, any Borrower applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Requisite Lenders in their sole discretion;

(iii)    the entry of an order staying, reversing, vacating or otherwise amending or modifying the Interim DIP Financing Order or the Final DIP Financing Order, whether by appeal or otherwise, or the filing by any Borrower of an application, motion or other pleading seeking entry of such an order, without the prior written consent of the Requisite Lenders and the Agent;

(iv)    the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including the automatic stay) so as to allow a third party to proceed with foreclosure against any assets of either Borrower without the prior written consent of the Requisite Lenders and the Agent;

(v)     (a) the entry of a Final Order in the Chapter 11 Cases (1) charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders, (2) avoiding or requiring disgorgement by any of the Lenders of any amounts received in respect of the Obligations under the DIP Facility or (3) resulting in the marshaling of any Collateral or (b) the commencement of other actions by the Borrowers that challenge the validity, extent or priority of any Liens on the Collateral or the rights and remedies of the Agents or the Lenders under the DIP Facility in either of the Chapter 11 Cases of the Borrowers;

(vi)    without the consent of the Agent and the Requisite Lenders, the entry of an order in either of the Chapter 11 Cases of the Borrowers seeking authority (1) to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility), unless such financing would repay in full in Cash all obligations under the DIP Facility upon consummation thereof, or (2) to use any Cash proceeds of any of the Collateral without the Lenders’ consent;

(vii)   without the consent of the Lenders, the entry of an order in any of the Chapter 11 Cases terminating any Borrower’s exclusive period to file a Chapter 11 Plan, the filing of a pleading by any Borrower requesting, consenting to or supporting such relief, or the failure of any Borrower to timely object to any motion requesting such relief;

(viii)  the filing or support of any pleading by any Borrower (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above;

(ix)     the confirmation of a Chapter 11 Plan other than an Approved Plan;

(x)      the entry of an order by the Bankruptcy Court in favor of any Creditors’ Committee appointed in the Chapter 11 Cases, any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the Agent or any of the Lenders or (ii) avoiding any Liens held by the Agent or any of the Lenders;

(xi)     the entry of an order by the Bankruptcy Court preventing any Borrower from fulfilling its obligations under the Restructuring Support Agreement, or any Borrower files or support the filing of any pleadings seeking such relief; or

(xii)    the commencement of any Insolvency Proceeding by a Borrower or any Subsidiary of a Borrower other than the Chapter 11 Cases;

(i)             Payment of Pre-Petition Indebtedness. The making of any material payments in respect of Pre-Petition Indebtedness other than (i) as permitted by the DIP Financing Orders, (ii) as permitted by any orders pursuant to “first day” or “second day” motions, in each case, reasonably satisfactory to the Lenders, (iii) [reserved], (iv) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Requisite Lenders or (v) as otherwise agreed to by the Requisite Lenders;

(j)             [Reserved];

(k)            Super-priority Claims. An order of the Bankruptcy Court granting, other than in respect of the DIP Facility and the Carve-Out or as otherwise expressly permitted under the Loan Documents, (i) a priority of any Lien against the Borrowers that is equal to or senior to the priority of the Liens on the Collateral granted in favor of the Collateral Agent, for the benefit of the DIP Secured Parties, or (ii) any other super-priority administrative expense claim in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code that is pari passu with or senior to the claims of the Agents and the Lenders under the DIP Facility, or the filing by any of the Borrowers of a motion or application seeking entry of such an order;

(l)             Compliance with DIP Financing Orders. Failure of any Borrower to comply in all material respects with the terms and conditions of the Interim DIP Financing Order or the Final DIP Financing Order, as applicable;

(m)    Cash Management. The use of any Cash Collateral in any manner not expressly permitted under the terms of the Interim DIP Financing Order or Final DIP Financing Order, as applicable;

(n)     [Reserved].

(o)    Adverse Proceeding. Any Borrower or any Affiliate of any Borrower shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other Adverse Proceeding against any Agent or Lender regarding the DIP Facility or the Restructuring Support Agreement;

(p)    Certain Orders. An order is entered approving the solicitation of votes on a Chapter 11 Plan in any of the Chapter 11 Cases of the Borrowers that is not an Approved Plan, or an order approving a sale under section 363 of the Bankruptcy Code or any order relating to such sale (including, but not limited to an order approving sale procedures) shall be entered that does not provide for Payment in Full of the Obligations in Cash on the effective date of such sale or is otherwise not satisfactory to Administrative Agent and the Requisite Lenders, or any order shall be entered that dismisses either of the Chapter 11 Cases of the Borrowers and that does not provide for Payment in Full in Cash on the effective date of such dismissal of the relevant Borrowers’ obligations under the DIP Facility or is not otherwise satisfactory to Administrative Agent and the Requisite Lenders, or any of the Borrowers or any Affiliate of any Borrower shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order, in each case without the prior written consent of the Requisite Lenders and the Agent;

(q)    Other Bankruptcy Filings. Except as explicitly provided for in the Loan Documents, any Borrower petitions the Bankruptcy Court, or an order is entered by the Bankruptcy Court in the Cases, to use Cash Collateral under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Requisite Lenders;

(r)     [Reserved];

(s)     Termination Event. The occurrence of a “Termination Event” under and as defined in the Restructuring Support Agreement;

(t)     Environmental Matters. (i) Any Environmental Claim against or liability of any Borrower or any Subsidiary Owner under Environmental Laws shall arise that would reasonably be expected to have a Material Adverse Effect or (ii) any claim against or liability of any Borrower or Subsidiary Owner shall arise that would reasonably be expected to have a Material Adverse Effect on the rights and interests of the Lenders under the Loan Documents, in each case of the foregoing clauses (i) and (ii), in connection with the uses and operations on or of the Real Estate Assets by or on behalf of the Borrowers or any Subsidiary of Borrower, as applicable, based on a failure to comply with any applicable Environmental Laws and Environmental Permits or (iii) any Borrower obtaining knowledge of any material environmental investigations, studies, audits, reviews or other analyses conducted by, or that are in the possession of, any Borrower in relation to the Real Estate Assets that have not previously been made available or disclosed to the Lenders and the subsequent failure thereby to promptly notify or deliver same to the Lenders, any of which would reasonably be expected to result in a Material Adverse Effect;

(u)    Modification of Material Property Agreements. Any Borrower amends or modifies, or waives any material rights or obligations (or causes or permits any Subsidiary to amend, modify or waive any material rights or obligations) under, any Material Property Agreement, in each case, except as expressly permitted in the Restructuring Support Agreement or with the prior written consent of the Requisite Lenders;

(v)    Termination, Default Under Material Property Agreements. If there occurs (1) any termination or cancellation of any Material Property Agreement without the prior written consent of the Requisite Lenders (other than any amendments or terminations and replacements of the Hilton Franchise Agreements, which amendments and replacements shall be substantially in the form of Exhibit G); or (2) any default by a Borrower or any Subsidiary Owner (or any Affiliate thereof) under any Material Property Agreement (other than defaults under the Subsidiary Loan Agreements described in Section 8.1(b) above, and in each case, as in effect on the Petition Date) (other than covenants not to file for bankruptcy proceedings with respect to the Borrower’s filing of the Chapter 11 Cases, or except with the prior written consent of the Requisite Lenders); provided, that it shall not be a Default hereunder if any of the events described in clauses (1) or (2) of this sentence shall occur with respect to the GA Tech Owner or the GA Tech Property, to the extent that the GA Tech Owner has received satisfactory forbearances and/or waivers from the lenders and administrative agents under the applicable Subsidiary Loan Agreement such that the occurrence of such events do not result in a default under such Subsidiary Loan Agreement; provided further, that it shall not be a Default hereunder if any of the events described in clauses (1) or (2) of this sentence occur with respect to hotel management agreements or franchise agreements (including any so-called “manchise” agreements) (x) in connection with the Excluded Hotel Sales or (y) that are not voluntary or consensual and that individually or in the aggregate, impact Hotel Properties having trailing twelve month Hotel EBITDA not exceeding 5% of Hotel EBITDA for all Hotel Properties, measured in each case by reference to Hotel EBITDA for the calendar year ended December 31, 2019;

(w)   Acceleration of Liens. (1) There occurs any acceleration of any obligation that is secured by a Lien on (or an assessment constituting a Lien on, as applicable) any Hotel Property or on the direct or indirect equity interests in any Subsidiary Owner or (2) the commencement of foreclosure proceedings against any Hotel Property or the direct or indirect equity interests in any Subsidiary Owner (or the giving of a deed-in-lieu or other transfer in lieu thereof);

(x)     REIT Status. If at any time HIT fails to maintain and to qualify for REIT Status, unless such failure is caused or directed by the Initial Lender;

(y)    Restructuring Support Agreement. There occurs a default under the Restructuring Support Agreement beyond all applicable notice and/or grace periods; or

(z)     California Wage/Hour Case. If after the Petition Date, Borrower or any Subsidiary of Borrower enters into, or becomes liable, directly or indirectly (by law, contract, indemnification, or otherwise) under, any settlement agreement, with respect to the California Wage/Hour Dispute without the prior written consent of the Requisite Lenders.

8.2          Remedies. Upon the occurrence of an Event of Default, Borrower’s right to access and to use the DIP Loan Proceeds and any Cash Collateral for any purpose shall automatically terminate, and the Administrative Agent, on behalf of and at the direction of the Requisite Lenders, shall exercise all rights and remedies provided for under this Agreement and any other Loan Document and may declare (a) the termination, reduction or restriction of any further Commitment to the extent any such Commitment remain unfunded, (b) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrowers, and (c) the termination of the Loan Documents as to any future liability or obligation of the Administrative Agent, the Collateral Agent or any Lender, but without affecting any of the Liens on the Collateral or the Obligations of any Borrower; provided that, with respect to the enforcement of the Liens on the Collateral or exercise of any other rights or remedies with respect to the Collateral (including rights to set-off or to apply any amounts in any bank accounts that are a part of the Collateral), the Collateral Agent shall provide at least five (5) Business Days’ prior written notice thereof to the Borrowers and file such notice on the docket in the Chapter 11 Cases; provided, further, that no notice shall be required for any exercise of rights or remedies (x) to block or limit withdrawals from any bank accounts that are part of the Collateral (including by sending any control activation notices to depositary banks pursuant to any Deposit Account Control Agreement or Securities Account Control Agreement) and (y) in the event the Obligations under the DIP Facility have not been Paid in Full in Cash on the Termination Date or satisfied by Common Stock Conversion in connection with an Approved Plan; provided further that the foregoing rights and remedies shall be subject to Sections 10.7(a) and 10.7(b) herein. Each Borrower hereby grants to the Collateral Agent, effective upon an Event of Default, an irrevocable, non-exclusive, worldwide, fully assignable and sublicenseable, license, under all applicable Intellectual Property rights, to commercialize and exploit any Intellectual Property that is part of the Collateral, for the purpose of enabling the Collateral Agent to exercise all rights and remedies provided for it herein and in the other Loan Documents.

SECTION 9. AGENTS

9.1          Appointment of Agents. Trimont Real Estate Advisors, LLC is hereby appointed Administrative Agent and Collateral Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes Trimont Real Estate Advisors, LLC, in such capacity, to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and Lenders and no Borrower shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any of its Subsidiaries. Each Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2         Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Lender authorizes Administrative Agent and Collateral Agent, as applicable, to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Administrative Agent and Collateral Agent, in their respective sole discretion, as applicable. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.3         General Immunity.

(a)     No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of any Borrower or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent (i) under or in connection with any of the Loan Documents, or (ii) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), in each case except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, is contrary to any Loan Document or applicable law or may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (1) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrowers), accountants, experts and other professional advisors selected by it; and (2) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)     Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.5 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Borrowers and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Borrower, Lender or any other Person and no Borrower, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d)     Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Borrower or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent will endeavor to give notice thereof to the Lenders; provided that failure to give such notice shall not result in any liability on the part of Administrative Agent.

9.4          Lenders’ Representations, Warranties and Acknowledgment.

(a)     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders as of such date.

9.5          Indemnity.

(a)     The Borrowers shall indemnify the Agents (and any sub-agent thereof and its Related Parties) (each such person being called an “Agent Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket fees and expenses (including for each Indemnitee the reasonable documented out-of-pocket fees, charges and disbursements of one firm as general outside counsel (and any one local counsel in each relevant jurisdiction) for all Agent Indemnitees and excluding taxes other than any taxes that represent losses, claims, damages, etc., arising from any non-tax claim), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any subsidiary thereof arising out of, in connection with, or as a result of (a) the execution or delivery of the Restructuring Support Agreement, Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the administration and enforcement of the Loan Documents; (b) any Loan or the use or proposed use of the proceeds therefrom and (c) any actual or prospective claim, litigation, investigation or proceeding relating to or arising out of any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for material breach of such Indemnitee’s obligations under the Loan Documents or (ii) result from a dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Loan Documents or any claims arising out of any act or omission of the Borrower or any of its Affiliates).

(b)    To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required to be paid by them to any Agent (or any such sub-agent or its Related Party), each Lender severally agrees to pay to such Agent (or any such sub-agent or its Related Party) such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed fee, expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed fee, expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent or its Related Party).

9.6         Successor Administrative Agent and Collateral Agent.

(a)     Administrative Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to Lenders and the Borrower. Administrative Agent shall have the right to appoint a financial institution to act as successor Administrative Agent hereunder in such notice, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) calendar days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, then the Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent and Collateral Agent. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent automatically upon the effectiveness of such resignation; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall be made by or to the successor Administrative Agent. Except as provided above, any resignation of Trimont Real Estate Advisors, LLC or its successor as Administrative Agent pursuant to this Section 9.6 shall also constitute the resignation of Trimont Real Estate Advisors, LLC or its successor as Collateral Agent. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.6 shall, automatically upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)     In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders. Collateral Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 calendar days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Collateral Agent has not already been appointed by the resigning Administrative Agent, then Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent for the benefit of the Lenders under any of the Loan Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (1) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents and (2) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)     Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of Trimont Real Estate Advisors, LLC without the prior written consent of, or prior written notice to, the Borrower or the Lenders; provided that the Borrower and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents.

(d)    Notwithstanding anything contained herein to the contrary, in the event Trimont Real Estate Advisors, LLC resigns or is replaced as Administrative Agent or Collateral Agent, each of the provisions contained herein for the benefit and protection of any Agent, including but not limited to, indemnification, exculpation, releases and waivers shall continue and remain in full force and effect in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent was acting as Administrative Agent or Collateral Agent, respectively.

9.7         Collateral Documents.

(a)     Agents under Collateral Documents. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of DIP Secured Parties, to be the agent for and representative of the DIP Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any DIP Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to, in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of Collateral.

(b)     Right to Realize on Collateral. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Administrative Agent, Collateral Agent and each DIP Secured Party hereby agree that (i) no DIP Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Loan Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the DIP Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of DIP Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of DIP Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)     Release of Collateral, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been Paid in Full, upon request of the Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral.

(d)    No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e)    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a DIP Secured Party with possession or control has priority over the security interest of another DIP Secured Party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other DIP Secured Parties, except as otherwise expressly provided in this Agreement. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

9.8          Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Borrower, including the Chapter 11 Cases, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file a verified statement pursuant to rule 2019 of the Bankruptcy Rules that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due to the Lenders and Administrative Agent under Sections 2.8, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3.

Nothing contained in this Section 9.8 shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The DIP Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the DIP Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any DIP Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any DIP Secured Party or any acquisition vehicle to take any further action.

SECTION 10.     MISCELLANEOUS

10.1       Notices.

(a)            Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Borrower, Collateral Agent or Administrative Agent shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the mailing address as indicated on Appendix B or otherwise indicated to Administrative Agent and the Borrower in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to any Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to any Agent in its capacity as such shall be effective until received by such Agent; provided, further, any such notice or other communication shall, at the request of Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(b) as designated by Administrative Agent from time to time.

(b)            Electronic Communications.

(i)       Notices and other communications to any Agent, Lenders, and any Borrower hereunder may be delivered or furnished by other electronic communication (including e-mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent in its sole discretion; provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to any Agent or any Lender pursuant to Section 2 if any such Person has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. Any Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless Administrative Agent otherwise prescribes, (1) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, local time at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (2) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)      Each Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available.” None of the Agents or any of their Related Parties (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or Administrative Agent’s transmission of communications through the Platform. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)    Each Borrower, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)     All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(c)            Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)            Representative Borrower. The Borrowers hereby appoint HIT (in such capacity, the “Representative Borrower”) to serve as agent on behalf of all Borrowers to receive any notices required to be delivered to any or all Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Borrowers hereunder and under each of the other Loan Documents. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Borrowers.

10.2       Expenses. The Borrowers agree, severally and jointly, promptly to pay or reimburse the Agents and the Lenders and each of their respective Affiliates for their respective reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’, financial advisors’ and other professionals’ fees and expenses incurred in connection with (a) the preparation, negotiation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and in connection with any transaction contemplated thereby, including the Restructuring Support Agreement and related transactions and documents, (b) creating, perfecting, recording, maintaining, and preserving Liens under the Loan Documents, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums; (c) the on-going administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); (d) the custody or preservation of any of the Collateral (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel); (e) the Chapter 11 Cases, (f) the enforcement or preservation of any rights under the Loan Documents, (g) after the occurrence of a Default or an Event of Default, enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Borrower hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral) and (h) in connection with any structuring, planning, preparation, negotiation, or execution of any standstill, forbearance or work-out arrangements involving the Borrower or any actual or prospective refinancing, recapitalization or restructuring of the Borrower, whether or not pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings.

10.3        Indemnity and Related Reimbursement.

(a)     The Borrowers shall indemnify the Lenders and their Related Parties (each such person being called an “Lender Indemnitee”) against, and hold each Lender Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Lender Indemnitee and excluding taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim), incurred by any Lender Indemnitee or asserted against any Lender Indemnitee by any third party or by any Borrower or any Subsidiary thereof arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby and the enforcement of the Loan Documents; (ii) any Loan or the use or proposed use of the DIP Loan Proceeds and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Lender Indemnitee is a party thereto; provided that such indemnity shall not, as to any Lender Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Lender Indemnitee or (y) result from a claim brought by any Borrower against a Lender Indemnitee for material breach of such Lender Indemnitee’s obligations under this Agreement or under any other Loan Document or (2) result from a dispute solely among the Lender Indemnitee.

(b)     In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees that on demand it will reimburse such Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(c)     To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of any Related Matter. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnitee results from such Indemnitee’s willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)     Each Borrower also agrees that no Indemnitee will have any liability to any Borrower or any Person asserting claims on behalf of or in right of any Borrower or any other Person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by such Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of such Lender, or Agent in performing its funding obligations under this Agreement; provided, however, that in no event will any such Lender or Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to or arising from any Related Matter.

(e)     Each Borrower, for itself and on behalf of its Subsidiaries, successors and assigns (collectively, “Releasors” and, individually, a “Releasor”), hereby RELEASES, ACQUITS AND FOREVER DISCHARGES each of the Lenders, Agents and any of their respective officers, directors, employees, agents, attorneys, representatives, Subsidiaries, Affiliates or shareholders (the “Releasees”) from any and all liabilities, claims, demands, actions or causes of action of every kind or nature (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any Releasor now has, ever had or hereafter may have against the Releasees based on acts, transactions or circumstances that have occurred or been consummated on or before the date of the Closing Date and that arise out of or relate to (i) the DIP Facility or any other extension of credit by the Lenders to the Borrowers and their Affiliates; (ii) any Loan Document or Collateral; (iii) any transaction, act or omission contemplated by or described in or concluded under any Loan Document; or (iv) any aspect of the dealings or relationships between or among the Releasors, on the one hand, and the Releasees on the other hand, under or in connection with any Loan Document or any transaction, act or omission contemplated by or described in or concluded under any Loan Document (collectively, the “Claims”). The provisions of this paragraph shall survive the termination of the DIP Facility and any other Loan Document and Payment in Full of any Obligations thereunder. Each Borrower, for itself and on behalf of their successors, assigns and other legal representatives, hereby unconditionally and irrevocably agrees that such Releasor shall not sue any Releasee on the basis of any Claim released, remised and discharged pursuant to the foregoing provisions of this paragraph, and if any Releasor violates the foregoing covenant, such Releasor, for itself and its successors and assigns, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and cost incurred by any Releasee as a result of such violation.

10.4      Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender, and its respective Affiliates is hereby authorized by each Borrower at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Borrower or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Borrower against and on account of the Obligations of any Borrower to such Lender hereunder, and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such Obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender, and its respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may otherwise have.

10.5        Amendments and Waivers.

(a)     Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c) or as otherwise provided in this Agreement, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Borrower therefrom, shall in any event be effective unless in writing signed by the Requisite Lenders and the Borrower and acknowledged by Administrative Agent; provided that Administrative Agent may, with the consent of the Borrower (and without any requirement for consent from any other Person), amend, modify, or supplement this Agreement or any other Loan Document to cure any obvious typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity (in each case, as concluded by Administrative Agent in its sole discretion), so long as the Lenders and the Borrower have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent has not received, within five (5) Business Days after delivery of such notice, a written notice from Requisite Lenders and the Borrower stating that the Requisite Lenders and the Borrower object to such amendment.

(b)            Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective with respect to any Loan Document if the effect thereof would:

(i)       increase or extend the expiration date of any Commitment hereunder without the written consent of such Lender;

(ii)      reduce the principal amount of, or premium, if any, of any Loan or reduce the interest rate thereon (other than a waiver of Default Rate);

(iii)     postpone or extend the maturity of the DIP Facility or any Loan, or any date for the payment of interest, premium or fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment (other than a waiver of Default Rate);

(iv)    alter any provision relating to the pro rata sharing of payments or set-offs required thereby; or

(v)     except as expressly permitted under the Loan Documents (including in the context of a credit bid), release all or substantially all of the Collateral from the Liens created under the Collateral Documents, or alter the priorities of the obligations secured thereby as set forth in Section 2.19.

(c)            Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Borrower therefrom, shall:

(i)      amend the definition of “Requisite Lenders” without the consent of each directly and adversely affected Lender; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the “Requisite Lenders” on substantially the same basis as the Loan Commitments and the Loans are included on the Closing Date; or

(ii)     amend, modify, terminate or waive any provision of Section 9 as the same directly applies to any Agent, or any other provision hereof as the same directly applies to the rights or obligations of any Agent, in each case in any manner adverse to such Agent without the consent of such Agent.

(d)            Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender, each Borrower, and each future Borrower.

(e)     Compensation for Amendments. Notwithstanding anything to the contrary in any Loan Document no Borrower may directly or indirectly pay or otherwise transfer any consideration, whether by way of interest, fee, or otherwise, to or for the benefit of any current or prospective Lender or any of its Affiliates (other than any customary fees paid to Administrative Agent or any of its Affiliates as consideration for arranging, structuring, or providing other services in connection therewith) for or as an inducement to any action or inaction by such Lender or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Loan Document or any provision thereof unless such consideration is first offered to all then existing Lenders in accordance with their respective Pro Rata Share and is paid to any such Lenders that act in accordance with such offer.

(f)      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by the Borrower, Administrative Agent and such Lender.

10.6        Successors and Assigns; Participations.

(a)     Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, and Lenders, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. The Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding unfunded Commitments and Loans (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such unfunded Commitment or Loan (including any Note) shall be effective, in each case, unless and until recorded in the Register following Administrative Agent’s acceptance of a fully executed Assignment Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(e). Each assignment shall be recorded in the Register promptly following acceptance by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent is listed in the Register as a Lender, shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding unfunded Commitments or Loans. It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.

(c)           Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its unfunded Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignment shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower; provided that, the prior written consent of the Borrower shall not be required for any assignment:

(i)       to any Person meeting the criteria of clause (a) of the definition of “Eligible Assignee” upon the giving of notice to Administrative Agent;

(ii)      to any Person otherwise constituting an Eligible Assignee; and

(iii)    if an Event of Default has occurred and is continuing; provided, each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than US$5,000,000 (or such lesser amount (x) as may be agreed to by the Borrower and Administrative Agent, (y) as shall constitute the aggregate amount of the Loans or unfunded Commitments of the assigning Lender or (z) as is assigned by an assigning Lender to an Affiliate or Related Fund of such Lender).

(d)           Mechanics. Assignments and assumptions of Loans and unfunded Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(b), together with payment to Administrative Agent of a registration and processing fee of US$3,500 (except that no such registration and processing fee shall be payable in connection with an assignment to an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)           Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(f)         Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the unfunded Commitments and/or Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable unfunded Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its unfunded Commitments or Loans for its own account in the ordinary course and without a view to distribution of such unfunded Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such unfunded Commitments or Loans or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Lender to any Borrower or any of its Affiliates; and (v) neither such Lender nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Borrower or any Capital Stock of any Borrower.

(g)         Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and unfunded Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.10) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the involvement of such assigning Lender as a Lender hereunder prior to the Assignment Effective Date); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any unfunded Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new or unfunded Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

  (h)         Participations.

(i)      Each Lender shall have the right at any time to sell one or more participations to any Person (other than to a Borrower, any of their Subsidiaries or any of its Affiliates or any Natural Person) in all or any part of its unfunded Commitments, Loans or in any other Obligation; provided that such Lender shall remain a “Lender” for all purposes hereunder, the participant shall not constitute a “Lender” hereunder, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any unfunded Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such unfunded Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)      Unless otherwise agreed to by Administrative Agent, the holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (1) extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (2) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, or (3) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, except as otherwise set forth below in this Section 10.6(h)(iii), the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(iii)    Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation, and (y) a participant that is not a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes shall not be entitled to the benefits of Section 2.17 unless such Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though such participant were a Lender; provided that such participant agrees to be subject to Section 2.15 as though it were a Lender.

(i)      Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered substituted as a “Lender” hereto or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7       [Reserved].

10.8       Liens on After-Acquired Property. Effective as of the entry of the Final DIP Financing Order, the Agent and the Lenders shall be entitled to all of the rights and benefits of Section 552(b) of the Bankruptcy Code, the “equities of the case” exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their Collateral, and no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the Collateral under Section 552(b) of the Bankruptcy Code (subject to any provisions of the Final DIP Financing Order with respect to costs or expenses incurred after entry of such Final DIP Financing Order). Furthermore, the Borrowers and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of the DIP Liens, on any Property acquired by any of the Borrowers or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by the Administrative Agent, Collateral Agent or the Lenders upon the Collateral.

10.9       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not preclude the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.10     Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Borrower set forth in Sections 2.16, 2.17, 10.2, 10.3, 10.4, and 10.12, and the agreements of Lenders set forth in Sections 2.15, 9.3(b) and 9.5 shall survive the Payment in Full of the Obligations.

10.11     No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.12     Marshaling; Payments Set Aside.  Subject to entry of the Final DIP Financing Order, neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to Administrative Agent, or Lenders (or to Administrative Agent, for the benefit of Lenders), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.13     Severability.  In case any provision in or under this Agreement or any Loan Document shall be held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement and the other Loan Documents, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.14     Obligations Several; Actions in Concert.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or any other Loan Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.15     Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.16   APPLICABLE LAW.  EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO THE MORTGAGE, WHICH SHALL HAVE THE GOVERNING LAW AS PROVIDED FOR THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.17     CONSENT TO JURISDICTION.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER OR ANY RELATED PARTY OF ANY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN A FORUM OTHER THAN THE BANKRUPTCY COURT (OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.18     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED HEREUPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19     Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding the Borrowers and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Borrower that, in any event, Administrative Agent may disclose any such information to the Lenders and other Agents, and any Agent or Lender may make (a) disclosures of such information to Affiliates of such Lender or such Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.19), to the extent such Lender in its sole discretion determines that any such party needs and should have access to such information, (b) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.19 or other substantially similar confidentiality restrictions), (c) disclosure on a confidential basis to any rating agency when required by it, (d) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (g) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates and (viii) disclosures with the consent of the relevant Borrower. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and all of their respective Directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Borrowers) (collectively, “Trade Announcements”). No Lender or Borrower shall (i) issue any Trade Announcement, (ii) use or reference in advertising, publicity, or otherwise the name of any Lender or any of their respective Affiliates, or any partner or employee of any Lender or any of their respective Affiliates or (iii) represent that any product or any service provided has been approved or endorsed by any Lender, or any of their respective Affiliates, except (1) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (2) with the prior approval of Administrative Agent (upon consultation with the Requisite Lenders).

10.20     Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if, when the Obligations hereunder are Paid in Full, the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.21     Effectiveness; Counterparts.  This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto and receipt by the Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.22     Entire Agreement.  This Agreement, together with the other Loan Documents (including any such other Loan Document entered into prior to the date hereof), reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.23     PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender, or Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.

10.24     Electronic Execution of Assignments and Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or any other Loan Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent or Collateral Agent may request, and upon any such request the Borrowers shall be obligated to provide, manually executed “wet ink” signatures to any Loan Document.

10.25     No Fiduciary Duty.  Each Agent, Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their equity holders and/or their affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its equity holders or its affiliates, on the other. The Borrowers acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its equity holders or its Affiliates on other matters) or any other obligation to any Borrower, except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

10.26     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank]

INITIAL LENDER:

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC, a Delaware limited liability company

By:
Name:
Title:

BORROWERS:

HOSPITALITY INVESTORS TRUST, INC., a Maryland corporation

By:
Name:
Title:

HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	HOSPITALITY INVESTORS TRUST, INC., a Maryland corporation, its general partner

By:
Name:
Title:

ADMINISTRATIVE AGENT:

TRIMONT REAL ESTATE ADVISORS, LLC, a Georgia limited liability company

By:
Name:
Title:

COLLATERAL AGENT:

TRIMONT REAL ESTATE ADVISORS, LLC, a Georgia limited liability company

By:
Name:
Title:

APPENDIX A

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC	$65,000,000	100%
Total	$65,000,000	100%

APPENDIX A-1

APPENDIX B

Notice Addresses

if to the Borrowers:

c/o Hospitality Investors Trust, Inc.
Park Avenue Tower, Suite 801
65 East 55th Street
New York, NY 10022
Attn: Paul Hughes and Bruce Riggins
Email: phughes@hitreit.com; briggins@hitreit.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
11 Times Square
New York, NY 10036-8299
Attn: Steven L. Lichtenfeld, Jeff J. Marwil & Paul V. Possinger
Email: slichtenfeld@proskauer.com, jmarwil@proskauer.com & ppossinger@proskauer.com if to Lender:

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
250 Vesey Street, 11th Floor
New York, NY 10004
Attn: BPG Transactions Legal
Email: realestatenotices@brookfield.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:        Steven L. Wilner, Esq.

                Sean A. O’Neal, Esq.

Email:     swilner@cgsh.com

                soneal@cgsh.com

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if to Agent:

Trimont Real Estate Advisors, LLC

One Alliance Center

3500 Lenox Road NE, Suite G1

Atlanta, Georgia 30326

Attention: Chris Cummings

Email: ccummings@trimontrea.com

With a copy to: servicernotice@trimontrea.com and

legaldepartment@trimontrea.com

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Schedule 3.1(c)

Organizational Structure

1

Schedule 3.1(w)

Franchise and Management Agreement Consents

1

Schedule 4.4

Adverse Proceedings

1

Schedule 4.7

Environmental Matters

1

Schedule 4.8

No Defaults

1

Schedule 4.11

Employee Matters

1

Schedule 4.12

ERISA

1

Schedule 4.24

Real Estate Assets

1

Schedule 5.20

Post-Closing Matters

1

Schedule 6.1(c)

Certain Indebtedness

1

Schedule 6.2

Certain Liens

1

Schedule 6.10

Certain Affiliate Transactions

1

Exhibit A

Funding Notice

1

Exhibit B

Note

1

Exhibit C

Reserved

1

Exhibit D

Assignment Agreement

1

Exhibit E

Closing Date Certificate

1

Exhibit F-1

1

Exhibit F-2

1

Exhibit F-3

3

Exhibit F-4

Exhibit C

Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re HOSPITALITY INVESTORS TRUST, INC., et al., [1] Debtors.	Chapter 11 Case No. 21-_____(___) (Jointly Administered) Re: Docket No. ___

INTERIM ORDER (I) AUTHORIZING THE
DEBTORS TO (A) OBTAIN POSTPETITION FINANCING,
(B) USE CASH COLLATERAL, AND (C) GRANT LIENS AND
SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS; (II) MODIFYING

 THE AUTOMATIC STAY; (III) SCHEDULING A FINAL HEARING; AND

(IV) GRANTING RELATED RELIEF

Upon the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Secured Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expenses Claims; (II) Modifying the Automatic Stay; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief (the “Motion”),2 seeking entry of (i) an interim order (this “Interim Order”); (ii) a final order (the “Final Order”); and (iii) requesting related relief (collectively, the “Requested Relief”) and the Debtors having requested on the record at the interim hearing on the Motion (the “Interim Hearing”) that the Court enter an Interim Order, inter alia:

(a) authorizing Hospitality Investors Trust, Inc. (“HIT”) and Hospitality Investors Trust Operating Partnership, L.P. (“HITOP,” and together with HIT, the “Debtors”) to obtain secured postpetition financing on a superpriority basis pursuant to the terms and conditions of that certain “Super-Priority Senior Secured Debtor-in-Possession Term Loan Agreement,” in substantially the form attached hereto (without exhibits or schedules) as Exhibit A (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, and including the exhibits and schedules, the “DIP Credit Agreement”), by and among the Debtors (each a “Co-Borrower” and collectively, the “Borrowers”), Trimont Real Estate Advisors, LLC as Administrative Agent and Collateral Agent (in such capacities, the “DIP Agent”), and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Brookfield Investor”) as the initial lender (the “Initial DIP Lender”) and any other entity that becomes a lender under the DIP Facility in accordance therewith (collectively, the “DIP Lenders”, and together with the DIP Agent, the “DIP Secured Parties”) in an aggregate principal amount not to exceed $65,000,000, consisting of a term loan facility in the aggregate principal amount of $65,000,000 (the “DIP Facility”, and any draws on the DIP Facility, the “DIP Loans”), of which up to $30,000,000 will be available immediately upon entry of this Interim Order;

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Hospitality Investors Trust, Inc. (3668) and Hospitality Investors Trust Operating Partnership, L.P. (0136).  The Debtors’ executive offices are located at Park Avenue Tower, 65 East 55th Street, Suite 801, New York, NY 10022.

2 Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Motion or the DIP Credit Agreement (as defined below).

(b) authorizing the Debtors to execute the DIP Credit Agreement, a definitive pledge and security agreement (the “Pledge and Security Agreement”), and all other documents, agreements and instruments delivered pursuant thereto or executed or filed in furtherance or in connection therewith, all of which will be in form and substance customary for transactions of this type, and acceptable to the Initial DIP Lender in its sole discretion (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms, and, collectively with the DIP Credit Agreement, the “DIP Loan Documents”);

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(c) authorizing the Debtors to use the proceeds from the DIP Facility as permitted in the DIP Loan Documents and in accordance with this Interim Order, the Final Order, and the DIP Budget (as defined below);

(d) granting to the DIP Agent, for itself and for the benefit of the DIP Lenders, superpriority security interests in and liens on all assets that constitute the DIP Collateral (as defined below) to secure the DIP Facility and all obligations owing and outstanding thereunder and under the DIP Loan Documents, as applicable, this Interim Order, and the Final Order, as applicable (collectively, and including all “Obligations” as described in the DIP Credit Agreement, the “DIP Obligations”), which shall rank senior in priority to all other liens other than Permitted Priority Liens (as defined below) as described herein and payment of the Carve-Out (as defined below);

(e) granting superpriority administrative expense claims against each Debtor’s estate to the DIP Secured Parties with respect to the DIP Obligations in accordance with section 364(c)(1) of the Bankruptcy Code (as defined below) over any and all administrative expenses of any kind or nature subject and subordinate only to the payment of the Carve-Out;

(f)  authorizing the Debtors to use Cash Collateral (as defined below);

(g)  vacating and modifying the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Automatic Stay”) to the extent necessary to implement and effectuate the terms and provisions of the Interim Order, the Final Order and the DIP Loan Documents;

(h)  waiving any applicable stay with respect to the effectiveness and enforceability of the Interim Order (including under Rule 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”));

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(i)  scheduling a hearing (the “Final Hearing”), pursuant to Bankruptcy Rule 4001(c)(2), to consider final approval of the DIP Facility, use of Cash Collateral and other Requested Relief pursuant to a proposed final order, as set forth in the Motion and the DIP Loan Documents filed with this Court; and the Interim Hearing having been held on [•];

The Court having considered the interim relief requested in the Motion, the exhibits attached thereto, the Declaration of Bruce A. Riggins in Support of Chapter 11 Filing and First Day Pleadings (the “First Day Declaration”), the Declaration of Robert J. White in Support of the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Secured Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expenses Claims; (II) Modifying the Automatic Stay; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief (the “Jefferies Declaration”), and upon all of the pleadings filed with the Court and the evidence proffered or adduced at the Interim Hearing; and the Court having heard and resolved or overruled any and all objections to the Requested Relief; and it appearing that the approval of the Requested Relief is in the best interests of the Debtors, their estates, and creditors and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Loan Documents is a sound and prudent exercise of the Debtors’ business judgment; and upon the record herein and after due deliberation thereon, and good and sufficient cause appearing therefor:

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IT IS HEREBY FOUND AND DETERMINED THAT:3

A.           Petition Date. On May 19, 2021 (the “Petition Date”), the Debtors commenced their chapter 11 cases (these “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Debtors are operating their businesses and managing their affairs as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. As of the date hereof, no trustee, examiner or official committee of creditors holding unsecured claims (a “Creditors’ Committee”) has been appointed in any of these Chapter 11 Cases.

B.            Jurisdiction; Venue. The Court has jurisdiction over these Chapter 11 Cases, the parties and the Debtors’ property pursuant to 28 U.S.C. § 1334. This is a core proceeding pursuant to 28 U.S.C. §157(b)(2)(D). The Court is a proper venue of these Chapter 11 Cases and the Requested Relief under 28 U.S.C. §§ 1408 and 1409.

C.            Notice. Proper, timely, adequate and sufficient notice under the circumstances of the Motion and the Interim Hearing has been provided in accordance with the Bankruptcy Code, Bankruptcy Rules 2002, 4001(b), (c), and (d), and 9014, and the Local Rules of Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and no other or further notice of the Motion with respect to the relief requested at the Interim Hearing or the entry of this Interim Order shall be required.

3 Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, as applicable, pursuant to Bankruptcy Rule 7052.

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D.            Debtors’ Acknowledgments and Stipulations. The Debtors acknowledge, represent, stipulate, and agree:

(i)           Necessary Approvals. Upon approval of this Interim Order by the Court, the Debtors have obtained all authorizations, consents and approvals required to be obtained from, and have made all filings with and given all notices required to be given to, all federal, state and local governmental agencies, authorities and instrumentalities in connection with the execution, delivery, validity and enforceability of the DIP Loan Documents to which any Debtor is a party and the use of Cash Collateral as provided herein;

(ii)           DIP Liens and Obligations. Until such time as all DIP Obligations are indefeasibly paid in full in cash, the Debtors shall not in any way prime or seek to prime (or otherwise cause to be subordinated in any way) the liens and security interests provided to the DIP Lenders by offering a subsequent lender or any party-in-interest a superior or pari passu lien or claim pursuant to section 364(d) of the Bankruptcy Code, or otherwise, except with respect to (a) prior payment of the Carve-Out and (b) the Permitted Prior Liens. Until such time as all DIP Obligations are indefeasibly paid in full in cash, the Debtors shall not in any way or at any time permit to exist an administrative expense claim against the Debtors of any kind or nature whatsoever, including, without limitation, claims for any administrative expenses of the kind specified in, or arising or ordered under sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code, that is superior to or pari passu with the DIP Superpriority Claim (as defined below) provided herein, except with respect to prior payment of the Carve-Out.

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E.            Cash Collateral. For purposes of this Interim Order, the term “Cash Collateral” shall mean and include all cash and cash equivalents of the Debtors, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP Agent constitute cash collateral, as contemplated by section 363 of the Bankruptcy Code, in or on which the DIP Agent has, for the benefit of the DIP Lenders, a lien, security interest or other interest whether existing on the Petition Date, arising pursuant to this Interim Order or otherwise and shall include, without limitation:

(i)           all cash proceeds arising from the collection, sale, lease or other disposition, use or conversion of any real or personal property, including insurance policies, in or on which the DIP Lenders have a lien, whether as part of the DIP Collateral or pursuant to an order of the Court or applicable law or otherwise, and whether such property has been converted to cash, existed as of the commencement of these Chapter 11 Cases, or arose or was generated thereafter;

(ii)           all of the respective deposits, refund claims and rights in retainers of the Debtors on which the DIP Secured Parties hold a lien, whether as part of the DIP Collateral or pursuant to an order of the Court or applicable law or otherwise; and

(iii)          the proceeds of any sale of DIP Collateral, including any Collateral Asset Sale.

F.            Purpose and Necessity of Financing. The Debtors require the financing described in the Requested Relief (i) for working capital and general corporate purposes, (ii) to pay fees and expenses incurred by the DIP Lenders in connection with the DIP Loan Documents as provided therein, (iii) to pay restructuring costs and Professional Fees of the Debtors relating solely to these Chapter 11 Cases, and (iv) for other purposes as provided in and subject to the terms of the DIP Credit Agreement, and subject to compliance with the DIP Budget and the Permitted Variances, as provided in the DIP Credit Agreement. If the Debtors do not obtain authorization to borrow under the DIP Credit Agreement, they will suffer immediate and irreparable harm. The Debtors are unable to obtain adequate unsecured credit allowable as an administrative expense under section 503 of the Bankruptcy Code, or other sufficient financing under sections 364(c) of the Bankruptcy Code, on more favorable terms than those set forth in the DIP Loan Documents, based on the totality of the circumstances, as set forth in the First Day Declaration and the Jefferies Declaration. A loan facility in the amount provided by the DIP Loan Documents is not available to the Debtors without granting the DIP Agent, for the benefit of the DIP Lenders, superpriority claims, liens, and security interests, pursuant to sections 364(c)(1), 364(c)(2), and 364(c)(3) of the Bankruptcy Code, as provided in this Interim Order and the DIP Loan Documents. As set forth in the First Day Declaration and the Jefferies Declaration, after considering all alternatives, the Debtors have concluded, in the exercise of their sound business judgment, that the DIP Facility represents the best financing available to them at this time.

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G.            Good Cause Shown. Good cause has been shown for entry of this Interim Order. The ability of the Debtors to obtain sufficient working capital and liquidity under the DIP Loan Documents is vital to the Debtors’ estates and creditors. The liquidity to be provided under the DIP Loan Documents will enable the Debtors to continue to operate their businesses in the ordinary course and preserve the value of the Debtors’ assets. Among other things, entry of this Interim Order is necessary to maximize the value of the Debtors’ assets and to avoid immediate and irreparable harm to the Debtors and their estates, and, accordingly, is in the best interests of the Debtors, their estates and their stakeholders. Based on this Motion, the First Day Declaration, the Jefferies Declaration, and the record presented to the Court at the Interim Hearing, the terms of the DIP Credit Agreement pursuant to this Interim Order and the DIP Loan Documents are fair and reasonable, reflect the Debtors’ exercise of their prudent business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration.

H.            Section 506(c) Waiver. In light of (i) the DIP Agent’s and the DIP Lenders’ agreement to permit their DIP Liens and DIP Superpriority Claim (as defined below) to be subject to prior payment of the Carve-Out, and in exchange for and as a material inducement to the DIP Agent and DIP Lenders to agree to provide the DIP Facility, the DIP Agent and the DIP Lenders are each entitled to, subject to entry of the Final Order, a waiver of the provisions of section 506(c) of the Bankruptcy Code.

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I.             Good Faith.

(i)           The DIP Lenders have indicated a willingness to provide financing to the Debtors subject to: (a) entry of this Interim Order and the Final Order; (b) approval of the terms and conditions of the DIP Facility and the DIP Loan Documents; (c) satisfaction of the closing conditions set forth in the DIP Loan Documents; and (d) findings by this Court that the DIP Facility and the Debtors’ use of Cash Collateral as provided for herein are essential to the Debtors’ estates, that the DIP Secured Parties are extending credit to the Debtors pursuant to the DIP Loan Documents and this Interim Order in good faith, and that the DIP Agent’s and DIP Lenders’ claims, superpriority claims, security interests and liens and other protections granted pursuant to this Interim Order and the DIP Documents will have the protections provided by section 364(e) of the Bankruptcy Code.

(ii)           The terms of the DIP Loan Documents, including, without limitation, the interest rates and fees applicable, and intangible factors relevant thereto, are more favorable to the Debtors than any available from alternative sources. Based upon the record before the Court, the DIP Loan Documents have been negotiated in good faith and at arm’s-length among the Debtors, the DIP Lenders and the DIP Agent. Any DIP Loans and other financial accommodations made to the Debtors by the DIP Agent and the DIP Lenders pursuant to the DIP Loan Documents and this Interim Order shall be deemed to have been extended by the DIP Agent and the DIP Lenders in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and the DIP Agent and the DIP Lenders shall be entitled to all protections afforded thereby.

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J.             Fair Consideration and Reasonably Equivalent Value. Each of the Debtors has received and will receive fair and reasonable consideration in exchange for access to the DIP Loans and all other financial accommodations provided under the DIP Loan Documents and this Interim Order. The terms of the DIP Loan Documents are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration.

K.           Immediate Entry of Interim Order. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(c)(2). The permission granted herein to enter into the DIP Loan Documents and to obtain funds thereunder is necessary to avoid immediate and irreparable harm to the Debtors. This Court concludes that entry of this Interim Order is in the best interests of the Debtors’ respective estates and creditors as its implementation will, among other things, allow for access to the financing necessary for the continued operations of the Debtors’ existing businesses and further enhance the Debtors’ prospects for a successful reorganization. Based upon the foregoing findings, acknowledgements and conclusions, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.            Motion Approved. The Motion is granted on an interim basis as set forth herein, and the Debtors’ incurrence of the DIP Facility and use of Cash Collateral on an interim basis is authorized, subject to the terms of this Interim Order.

2.            Objections Overruled. Any objections, reservations of rights or other statements with respect to the Motion and entry of the Interim Order, to the extent not withdrawn or resolved, are overruled on the merits. This Interim Order shall become effective immediately upon its entry.

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AUTHORIZATION FOR DIP FINANCING AND USE OF CASH COLLATERAL

3.             Authorization for DIP Financing and Use of Cash Collateral Pursuant to DIP Budget.

(a)           The Debtors are hereby authorized, on an interim basis, to incur DIP Obligations on a joint and several basis immediately subject to the terms of this Interim Order, the DIP Budget (subject to the Permitted Variances) and the DIP Loan Documents, in the aggregate principal amount of up to $30,000,000 (the “Interim Funding Amount”). The Debtors are hereby authorized to borrow money pursuant to the DIP Credit Agreement, subject to any limitations on and conditions precedent to borrowing under the DIP Loan Documents, and to use the proceeds of such borrowings for working capital and general corporate purposes of the Debtors and for other uses permitted under the DIP Credit Agreement, bankruptcy-related costs and expenses, and any other amounts required or allowed to be paid in accordance with this Interim Order, but only as and to the extent authorized by the DIP Budget (subject to the Permitted Variances) and the DIP Loan Documents.

(b)           Prior to the Termination Date, the Debtors are authorized to use Cash Collateral subject to and in accordance with the terms, conditions, and limitations set forth in this Interim Order, the DIP Budget (subject to the Permitted Variances) and the DIP Loan Documents, without further approval by the Court.

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(c)           The Debtors have delivered to the DIP Secured Parties a rolling cash forecast, in form, scope and substance consistent with historical operating practice and acceptable to the DIP Secured Parties in their sole discretion, for a period of thirteen (13) weeks beginning on the Petition Date and updated every four (4) weeks thereafter in accordance with the terms of the DIP Credit Agreement, setting forth projected cash flows and disbursements, a copy of which is attached hereto as Exhibit B (the “DIP Budget”). The DIP Budget shall at all times be in form and substance acceptable to, and as approved by, the Requisite Lenders, in their respective sole discretion, in accordance with the DIP Credit Agreement. The Debtors shall provide updates to the DIP Budget at least once every four (4) weeks with respect to the Debtors, in accordance with the terms of the DIP Loan Documents, in form and substance satisfactory to the Requisite Lenders. The Debtors shall also provide (i) a DIP Budget Variance Report to the DIP Agent and the DIP Lenders certified by the chief financial officer of the Borrowers containing a report showing actual cash receipts and disbursements for the immediately two (2) preceding weeks, noting all variances on a line item basis from amounts set forth in the DIP Budget for such period, and explanations for all material variances and (ii) additional customary reporting to be agreed among the Borrowers and the Initial DIP Lender. Funds borrowed under the DIP Credit Agreement and Cash Collateral used under this Interim Order, as well as other cash held by the Debtors, shall be used by the Debtors in accordance with the DIP Budget (subject to the Permitted Variances), the DIP Loan Documents and this Interim Order. The consent of the Requisite Lenders to any DIP Budget shall not be construed as a commitment to provide DIP Loans or to permit the use of Cash Collateral (subject to the Carve-Out) after the occurrence of the Termination Date, regardless of whether the aggregate funds shown on the DIP Budget have been expended.

(d)          Any amendments, supplements or modifications to the DIP Budget must be consented to in writing by the Requisite Lenders, in their sole discretion in accordance with the DIP Credit Agreement, prior to the implementation thereof and shall not require further notice, hearing, or court order; provided, however, that the Debtors will provide written notice of any such amendment, supplement or modification to the Creditors’ Committee (if any).

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(e)           The DIP Secured Parties (i) may assume the Debtors will comply with the DIP Budget (subject to the Permitted Variances), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the DIP Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any DIP Budget. All advances and extensions of credit shall be based upon the terms and conditions of the DIP Loan Documents, as the same may be adjusted from time to time.

(f)           Notwithstanding anything in this Interim Order to the contrary, the DIP Loan Documents shall expire, and the DIP Loans made pursuant to this Interim Order and the DIP Loan Documents will mature, and together with all interest thereon and any other obligations accruing under the DIP Loan Documents, will become due and payable (unless such obligations become due and payable earlier pursuant to the terms of the DIP Loan Documents and this Interim Order by way of acceleration or otherwise) on the Termination Date.

4.             Authority to Execute and Deliver Necessary Documents.

(a)           Each of the Debtors is authorized to negotiate, prepare, enter into, and deliver the DIP Loan Documents, in each case including any amendments thereto. Each of the Debtors is further authorized to negotiate, prepare, enter into and deliver any UCC financing statements, pledge and security agreements, deposit account control agreements, mortgages or deeds of trust, or similar documents or agreements encumbering all of the DIP Collateral and securing all of the Debtors’ Obligations under the DIP Loan Documents, each as may be provided for under the DIP Credit Agreement or as otherwise reasonably requested by the DIP Secured Parties.

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(b)          Each of the Debtors is further authorized to (i) perform all of its Obligations under the DIP Loan Documents, and such other agreements as may be required by the DIP Loan Documents to give effect to the terms of the financing provided for therein and in this Interim Order, and (ii) perform all acts required under the DIP Loan Documents and this Interim Order.

5.             Valid and Binding Obligations. All Obligations under the DIP Loan Documents shall constitute valid, binding, and nonavoidable Obligations of each of the Debtors, enforceable against each of them and each of their successors and assigns, in accordance with their terms and the terms of this Interim Order, and no obligation, payment, transfer, or grant of a lien or security interest under the DIP Loan Documents or this Interim Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under section 502(d) of the Bankruptcy Code) or subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, or any other challenges under the Bankruptcy Code or any applicable law or regulation by any person or entity.

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6.            Authorization for Payment of DIP Financing Fees and Expenses. All fees paid and payable, including any make-whole fees, and all costs and/or expenses reimbursed or reimbursable (including, costs and expenses referred to in the DIP Loan Documents and the DIP Agent’s and DIP Lenders’ and each of their respective Affiliates’ attorneys’ fees and expenses), under the DIP Loan Documents, by the Debtors to the DIP Secured Parties are hereby approved and shall not be subject to disgorgement by any party for any reason. Subject to the notice provision below, the Debtors are hereby authorized to pay all such fees, costs and expenses in accordance with the terms of the DIP Loan Documents and this Interim Order, without any requirement that the Debtors, the DIP Agent, the DIP Lenders or any of their respective counsel file any further application or other pleading, notice, or document with the Court for approval or payment of such fees, costs, or expenses. Subject to the notice provision below, the Debtors agree to pay promptly (without further order of or application to the Court) all the reasonable, documented out-of-pocket fees, costs and expenses incurred by the DIP Agent, DIP Lenders, the Brookfield Investor, and each of their Affiliates (the foregoing to include all unpaid prepetition fees, costs and expenses incurred by the DIP Agent, the DIP Lenders, the Brookfield Investor, and each of their Affiliates in connection with the DIP Facility, the Restructuring Support Agreement and the restructuring transactions related thereto), in connection with (a) the preparation, negotiation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and in connection with any transaction contemplated thereby, including the Restructuring Support Agreement and related transactions and documents, (b) creating, perfecting, recording, maintaining, and preserving Liens under the DIP Loan Documents, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums, (c) the on-going administration of the DIP Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto), (d) the custody or preservation of any of the Collateral (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel), (e) any and all aspects of the Chapter 11 Cases, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of the Brookfield Investor and Initial DIP Lender’s legal counsel (Cleary Gottlieb Steen & Hamilton LLP and Young Conaway Stargatt & Taylor, LLP), the DIP Agent’s legal counsel (Thompson & Knight), and other professionals, hired by or on behalf of Brookfield Investor (including in its capacity as the Initial DIP Lender) and the DIP Agent, (f) the enforcement or preservation of any rights under the DIP Loan Documents, (g) after the occurrence of a Default or an Event of Default, enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Borrower under the DIP Credit Agreement or under the other Loan Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral), (h) in connection with any structuring, planning, preparation, negotiation, or execution of any standstill, forbearance or work-out arrangements involving the Borrower or any actual or prospective refinancing, recapitalization or restructuring of the Borrower, whether or not pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, and (i) any and all other costs and expenses payable under Section 10.2 of the DIP Credit Agreement. Subject to the notice provision below, the foregoing fees, costs, and expenses of the DIP Agent, the DIP Lenders and Brookfield Investor authorized by this Interim Order, whether incurred prior to or after the Petition Date, including, without limitation, all fees referred to in the DIP Loan Documents and the Restructuring Support Agreement, shall be deemed fully earned, non-refundable and irrevocable as of the date of this Interim Order. None of the DIP Agent’s, DIP Lenders’ or Brookfield Investor’s attorneys, financial advisors and accountants’ fees and disbursements shall be subject to the prior approval of this Court or the guidelines of the Office of the United States Trustee for this region (the “U.S. Trustee”), and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. Other than with respect to any fees, costs and expenses payable on the Closing Date or as otherwise provided by an order of the Court, any such fees, costs and expenses shall be evidenced by a summary invoice (redacted, as necessary, to protect any applicable privilege) and delivered to the Debtors, the U.S. Trustee, and the Creditors’ Committee (if any). The U.S. Trustee and the Creditors’ Committee (if any) shall have ten (10) Business Days from the date of such delivery (the “Professional Fee Review Period”) within which to object in writing to such payment. In the absence of any objection by the U.S. Trustee or any Creditors’ Committee following the expiration of the Professional Fee Review Period, the Debtors shall pay such invoice promptly, and in any event within five (5) calendar days, without the need for further application to or order of the Court. In the event that, within such period, the U.S. Trustee or the Creditors’ Committee (if any) raises an objection to a particular invoice, the applicable counsel shall notify the Debtors in writing of the objection and the Debtors shall pay the fees and expenses not subject to the objection within three (3) Business Days following the expiration of the Professional Fee Review Period, without the need for further application to or order of the Court.

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7.             Amendments, Consents, Waivers, and Modifications. The Debtors, with the express written consent of the DIP Agent and Requisite Lenders (or all affected DIP Lenders, as required in accordance with the DIP Credit Agreement) in accordance with the DIP Credit Agreement, may enter into any non-material amendments, consents, waivers, or modifications to the DIP Loan Documents without the need for further notice and hearing or any order of this Court.

DIP LIENS AND DIP SUPERPRIORITY CLAIMS

8.             DIP Liens

(a)           To secure the DIP Obligations, the DIP Agent is hereby granted for the benefit of the DIP Secured Parties (i) pursuant to section 364(c)(2), a perfected first-priority lien on the DIP Collateral (as defined below) to the extent that such DIP Collateral was not subject to Permitted Priority Liens4; and (ii) pursuant to section 364(c)(3), a perfected lien on the DIP Collateral junior to any Permitted Priority Liens on such DIP Collateral, in each case subject to the Carve-Out ((i) and (ii) collectively, the “DIP Liens”).

4 “Permitted Priority Liens” means valid, enforceable, non-avoidable and perfected liens in existence on the Petition Date (including valid liens in existence on the Petition Date that are perfected after the Petition Date as permitted by § 546(b) of the Bankruptcy Code).

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(b)          The DIP Liens shall attach to all of the property, assets or interests in property or assets of each Debtor, and all “property of the estate” (within the meaning of the Bankruptcy Code) of each Debtor, of any kind or nature whatsoever, real or personal, tangible or intangible or mixed, now existing or hereafter acquired or created, including, without limitation, all of each Debtor’s now owned or hereafter acquired right, title, and interest in and to: (i) all of the property, assets or interests in property or assets of each Debtor and all “property of the estate” (other than Excluded Assets, including claims and causes of action under sections 502(d), 544, 545, 547, 548, 550, and 553 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”), or any other assets excluded under Section 2.2 of the Pledge and Security Agreement) and, to the extent any property, assets or interests of any Debtor are excluded from the DIP Collateral, the proceeds of such property, assets or interests; (ii) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any money or other tangible or intangible property resulting from the sale, exchange, collection or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; (iii) all other property and assets including, without limitation, Cash Collateral and all cash and non-cash proceeds, rents, products, substitutions, accessions, offspring and profits of any of the collateral described above; and (iv) subject to the entry of the Final Order, any proceeds or property recovered, unencumbered or otherwise, from Avoidance Actions (“Avoidance Action Proceeds”) (collectively with (i)-(iv), the “DIP Collateral”); subject only to (1) the Permitted Priority Liens, and (2) prior payment of the Carve-Out.

(c)           The DIP Liens shall be effective immediately upon the entry of this Interim Order and shall not at any time be made subject or subordinated to, or made pari passu with, any other lien, security interest or claim existing as of the Petition Date, or created under sections 363 or 364 of the Bankruptcy Code or otherwise, other than (i) the Permitted Priority Liens as provided herein, and (ii) prior payment of the Carve-Out.

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(d)          The DIP Liens shall be and hereby are deemed fully perfected liens and security interests, effective and perfected upon the date of this Interim Order, without the necessity of execution by the Debtors of mortgages, control agreements, security agreements, pledge agreements, financing agreements, financing statements or any other agreements or instruments, such that no additional actions need be taken by the DIP Secured Parties to perfect such interests.

9.             DIP Lenders’ Superpriority Claim. The DIP Agent, for the benefit of the DIP Secured Parties, is hereby granted an allowed superpriority administrative expense claim (the “DIP Superpriority Claim”) pursuant to section 364(c)(1) of the Bankruptcy Code in each of the Debtors’ Chapter 11 Cases and in any successor case(s) under the Bankruptcy Code (including any case or cases under chapter 7 of the Bankruptcy Code, the “Successor Case(s)”) for all DIP Obligations, having priority over any and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kinds specified in or arising or ordered under sections 105(a), 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 and any other provision of the Bankruptcy Code or otherwise, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed DIP Superpriority Claim shall be payable from and have recourse to all pre- and postpetition property of the Debtors, including all cash and cash equivalents, and all proceeds thereof including, without limitation but subject to entry of a Final Order, any Avoidance Actions Proceeds. The DIP Superpriority Claim granted in this paragraph shall be subject and subordinate in priority of payment only to prior payment of the Carve-Out. Except as referenced in this Interim Order, no other superpriority claims shall be granted or allowed in these Chapter 11 Cases or in any Successor Case(s). The DIP Superpriority Claim shall be senior in all respects to any superpriority claims granted in these Chapter 11 Cases including, without limitation, on account of any break-up fee or expense reimbursement that may be granted by the Court in connection with any sale of the Debtors’ assets.

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10.          Survival of DIP Liens and DIP Superpriority Claim. The DIP Liens, DIP Superpriority Claim and other rights and remedies granted under this Interim Order to the DIP Agent, for the benefit of itself and the DIP Lenders, shall continue in this and any Successor Case(s) and shall be valid and enforceable against any trustee appointed in any or all of the Debtors’ Chapter 11 Cases and/or upon the dismissal of any or all of the Debtors’ Chapter 11 Cases or any Successor Case(s) and such liens and security interests shall maintain their priority as provided in this Interim Order until all the DIP Obligations have been indefeasibly paid in full in cash and the DIP Lenders’ commitments have been terminated in accordance with the DIP Loan Documents.

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CARVE-OUT; RESTRICTIONS ON USE OF FUNDS

11.          Carve-Out.

(a)           The DIP Liens and the DIP Superpriority Claim shall be subject and subordinate only to prior payment of: (i) fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) or to the Clerk of the Court (the “Case Administration Fees”), (ii) all reasonable fees and expenses up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (iii) unpaid professional fees and expenses payable to any Professional Person5 (collectively, the “Professional Fees”), that are incurred or accrued prior to the date on which the DIP Agent provides written notice to the Debtors and the Creditors’ Committee (if any) of the occurrence of either an Event of Default or the Termination Date (such notice, the “Carve-Out Notice”, and the date of a delivery of such notice to the Debtors and the Creditors’ Committee (if any), the “Carve-Out Effective Date”), but solely if, as and to the extent such Professional Fees (whenever incurred prior to the Carve-Out Effective Date) are ultimately allowed by the Court pursuant to section 330 of the Bankruptcy Code, and, with respect to any Professional Fees incurred by any Professional Person retained by the Creditors’ Committee (if any), have been provided for in, and are consistent with, the DIP Budget (subject to the Permitted Variances), and (iv) unpaid Debtors’ Professional Fees and Creditors’ Committee’s Professional Fees, in each case incurred or accrued on or after the Carve-Out Effective Date in an aggregate amount not to exceed $250,000, to the extent allowed at any time, whether by interim order, procedural order or otherwise (clauses (i)–(iv), collectively, the “Carve-Out”, and clause (iv) alone, the “Capped Carve-Out”). Subject to the immediately preceding sentence, so long as the Carve-Out Effective Date has not occurred, the Debtors shall be permitted to pay Case Administration Fees and Professional Fees allowed and payable under Bankruptcy Code sections 330, 331, and 503, as provided in the DIP Loan Documents and, with respect to any Professional Fees incurred by any Professional Person retained by the Creditors’ Committee (if any), the DIP Budget (subject to the Permitted Variances), provided that, as described below, the Debtors shall pay all Professional Fees allowed by the Court first from the Professional Fee Trust Account (as defined below). Any payment of Carve-Out expenses incurred after the occurrence of the Carve-Out Effective Date, including any payment of Professional Fees, shall permanently reduce the Capped Carve-Out on a dollar-for-dollar basis. Without limiting the generality of the foregoing, the Carve-Out shall not include, apply to or be available for any success fee or similar payment to any professionals or other persons, including, without limitation, any such fee payable in connection with a restructuring or asset disposition with respect to any of the Debtors or otherwise unless consistent with the Restructuring Support Agreement or otherwise agreed to in writing by the DIP Agent and the Requisite Lenders (or all affected Lenders, as applicable) in accordance with the DIP Credit Agreement.

5 Professional Person means any attorney, financial advisor, accountant, appraiser, monitor, auctioneer or other professional person and who is retained, with Court approval, by (a) the Debtors pursuant to any one or more of Sections 327, 328(a), and 363 of the Bankruptcy Code or (b) any Creditors’ Committee pursuant to Section 1103(a) of the Bankruptcy Code.

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(b)          Prior to the Carve-Out Effective Date: (i) the Debtors shall establish and fund an account (the “Professional Fee Trust Account”) for purposes of funding the Carve Out; (ii) commencing upon the first [•] after the Closing Date, the Debtors shall deposit in the Professional Fee Trust Account an amount equal to the aggregate amount sufficient to pay the Professional Fees set forth in paragraph 11(a)(iii) above (excluding any success fees) in the amount projected in the DIP Budget (without taking into consideration any Permitted Variances) for such week (the “Professional Fee Trust Weekly Amounts”); (iii) prior to the Carve-Out Effective Date, to the extent that there are insufficient funds in the Debtors’ operating accounts, the Debtors shall be permitted to borrow under the DIP Credit Agreement to fund the Professional Fee Trust Weekly Amounts subject to the terms of this Interim Order and the DIP Credit Agreement; and (iv) the Debtors shall pay any and all Professional Fees allowed by the Court first from the Professional Fee Trust Account (excluding restructuring, sale, financing, or other success fees).

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(c)           Every Thursday beginning with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a good-faith estimate of (i) the cumulative total amount of unreimbursed fees and expenses incurred in the preceding two-week period and (ii) the total amount of fees and expenses that have been paid to date by the Debtors to such Professional Person (each such statement, a “Fee Statement”); provided, that within one business day of the occurrence of the Carve-Out Effective Date, each Professional Person shall deliver one additional statement setting forth a good-faith estimate of the amount of unreimbursed fees and expenses incurred during the period commencing on the calendar day after delivery of the most recent Fee Statement and concluding on the Carve-Out Effective Date. To the extent the amount of Professional Fees accrued and claimed in a Fee Statement exceeds the Professional Fee Trust Weekly Amounts for the applicable periods, respectively, and such fees and expenses have otherwise not been paid by the Debtors, the Debtors shall, within two (2) Business Days, fund additional amounts into the Professional Fee Trust Account equal to the difference between the Professional Fee Trust Weekly Amounts and the amount accrued and claimed in the applicable Fee Statement (each, a “Top Off Amount”). For the avoidance of doubt, after the Carve-Out Effective Date, the Debtors shall fund the Top Off Amount only from the funds in the Debtors’ operating accounts, and the Debtors shall not be permitted to borrow under the DIP Credit Agreement to fund the Top Off Amount.

(d)          The Professional Fee Trust Account shall be maintained, and the funds therein (the “Funded Reserve Amount”) shall be held in trust, for the benefit of Professionals. Any and all amounts in the Professional Fee Trust Account shall not be subject to any cash sweep and/or foreclosure provisions in the DIP Loan Documents, and neither the DIP Lenders nor the DIP Agent shall be entitled to sweep or foreclose on such amounts notwithstanding any provision to the contrary in the DIP Loan Documents. Immediately following the Carve-Out Effective Date, the Debtors shall transfer (i) an amount equal to the Capped Carve-Out and (ii) an amount equal to all unpaid Professional Fees set forth in clauses (a)(ii) and (a)(iii) of this paragraph 11 to the extent not previously funded, into the Professional Fee Trust Account from their operating accounts. Any excess amounts remaining in the Professional Fee Trust Account after payment of the Professional Fees shall be refunded to the Debtors and transferred to a Controlled Account and shall remain DIP Collateral.

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(e)           Nothing contained in this Interim Order shall be construed: (i) to exempt those persons hereafter receiving interim compensation payments or reimbursement of expenses pursuant to any such Court-approved procedure from the applicable provisions of bankruptcy law, including the requirements that such compensation or reimbursement be allowed on a final basis after the filing of appropriate fee applications, and, if applicable, any subsequent order of this Court requiring that such payments be disgorged, and/or (ii) as consent to the allowance of any fees and expenses referred to above, and shall not affect any right of the DIP Agent, the DIP Lenders, the United States Trustee or the Creditors’ Committee (if any) to object to the reasonableness of such amounts.

(f)           Notwithstanding anything to the contrary in this Interim Order or the DIP Loan Documents, under no circumstances (which, for the avoidance of doubt, includes, but is not limited to, an Event of Default or a termination of the DIP Loan Documents) shall the Debtors be prohibited in any way from accessing or drawing upon their operating accounts for the purpose of funding the Professional Fee Trust Account in accordance with this Interim Order.

(g)          None of the DIP Agent or the DIP Lenders shall be responsible for the payment or reimbursement of any fees or disbursements of any Debtor Professionals incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent or the DIP Lenders in any way, to pay compensation to, or to reimburse expenses of, any Debtor Professional or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

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12.           Restrictions on Use of Funds. Notwithstanding anything in this Interim Order or the DIP Loan Documents to the contrary, no proceeds of the DIP Facility or any DIP Collateral (including, without limitation, Cash Collateral) or any portion of the Carve-Out may be used in any manner to (a) request authorization to obtain postpetition loans or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code or otherwise, other than from the DIP Agent or DIP Lenders, unless the proceeds of such loans or accommodations are or will be sufficient, and will be used, to indefeasibly pay in full in cash all DIP Obligations, (b) pay any amount for any use not provided for under Section 2.3 of the DIP Credit Agreement and as set forth in the DIP Budget (subject to the Permitted Variances), (c) investigate, assert, join, commence, support or prosecute any cause of action or claim, counter-claim, action, proceeding, application, motion, objection, defense or other contested matter seeking any order, judgment, determination or similar relief against the DIP Agent or the DIP Lenders, or any of their respective Related Parties (in their respective capacities as such), with respect to any transaction, occurrence, omission, or action related to the Debtors, including, without limitation, (i) any Avoidance Actions or other actions arising under chapter 5 of the Bankruptcy Code; (ii) any action relating to any act or omission related to, or aspect of, the relationship between or among any of the DIP Agent or the DIP Lenders, (in their respective capacities as such), on the one hand, and the Debtors or any of their Affiliates, on the other; (iii) any action with respect to the validity and extent of the DIP Obligations or the validity, perfection, extent, enforceability and/or priority of the DIP Liens; (iv) any action seeking to invalidate, set aside, avoid or subordinate, in whole or in part, the DIP Liens; or (v) any action that has the effect of preventing, hindering or delaying, whether directly or indirectly, the DIP Agent or the DIP Lenders, in respect of the enforcement of their liens and security interests in the DIP Collateral or Cash Collateral; (vi) pay any Claim of a Creditor (as such terms are defined in the Bankruptcy Code) without the prior written consent of the DIP Agent and the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement) unless otherwise approved by the Court; and/or (vii) use or seek to use Cash Collateral or sell or otherwise dispose of DIP Collateral, unless otherwise permitted hereby or by the DIP Loan Documents, without the consent of the DIP Agent and the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement).

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13.          Prohibition on Granting of Additional Liens and Interests. No liens, claims, interests or priority status, other than the Carve-Out or Permitted Priority Liens, if any, having a lien or administrative priority superior to, pari passu with, or junior to that of the DIP Liens or the DIP Superpriority Claim granted by this Interim Order, shall be granted while any portion of the DIP Obligations remain outstanding, or any commitment under the DIP Loan Documents remains in effect, without the prior written consent of the DIP Agent and the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement).

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14.           Release. The release, discharge, waivers, settlements, compromises, and agreements set forth in this paragraph 14 shall be deemed effective upon entry of the Interim Order. Each Borrower, for itself and on behalf of its Subsidiaries, successors and assigns (collectively, “Releasors” and, individually, a “Releasor”), hereby (a) releases, acquits, and forever discharges each of the DIP Lenders, the DIP Agent, and any of their respective officers, directors, employees, agents, attorneys, representatives, Subsidiaries, Affiliates or shareholders (the “Releasees”) from any and all liabilities, claims, demands, actions or causes of action of every kind or nature (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any Releasor now has, ever had or hereafter may have against the Releasees based on acts, transactions or circumstances that have occurred or been consummated on or before the date of the Closing Date and that arise out of or relate to (i) the DIP Facility or any other extension of credit by the DIP Lenders to the Borrowers and their Affiliates including any equitable subordination or recharacterization claims or defenses; (ii) any of the DIP Loan Documents or DIP Collateral; (iii) any transaction, act or omission contemplated by or described in or concluded under any of the DIP Loan Documents; or (iv) any aspect of the dealings or relationships between or among the Releasors, on the one hand, and the Releasees on the other hand, under or in connection with any of the DIP Loan Documents or any transaction, act or omission contemplated by or described in or concluded under any of the DIP Loan Documents (collectively, the “Claims”); and (b) waive any and all defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability and non-avoidability of the DIP Obligations and the DIP Liens. The provisions of this paragraph shall survive the termination of the DIP Facility and any other DIP Loan Documents and payment in full of any Obligations thereunder. Each Borrower, for itself and on behalf of its successors, assigns and other legal representatives, hereby unconditionally and irrevocably agrees that such Releasor shall not sue any Releasee on the basis of any Claim released, remised and discharged pursuant to the foregoing provisions of this paragraph, and if any Releasor violates the foregoing covenant, such Releasor, for itself and its successors and assigns, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

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REMEDIES; MODIFICATION OF AUTOMATIC STAY

15.          Remedies and Stay Modification.

(a)           The occurrence of any of the following events, unless waived by the DIP Agent in writing and in accordance with the terms of the DIP Loan Documents, shall constitute an event of default (an “Event of Default”) of this Interim Order: (i) the failure of the Debtors to perform, in any respect, any of the terms, provisions, covenants, or obligations under this Interim Order, or (ii) the occurrence of an “Event of Default” under the DIP Credit Agreement.

(b)          The automatic stay provisions of section 362 of the Bankruptcy Code are, to the extent applicable, vacated and modified without further application or motion to, or order from, the Court, to the extent necessary so as to permit the following, and neither section 105 of the Bankruptcy Code nor any other provision of the Bankruptcy Code or applicable law shall be utilized to prohibit the exercise, enjoyment and enforcement of any of such rights, benefits, privileges and remedies regardless of any change in circumstances (whether or not foreseeable), whether or not a Default or an Event of Default under the DIP Loan Documents or a default by any of the Debtors of any of their obligations under this Interim Order has occurred, including without limitation: (i) to require all cash, checks or other collections or proceeds from DIP Collateral received by any of the Debtors to be deposited in accordance with the requirements of the DIP Loan Documents, and to apply any amounts so deposited and other amounts paid to or received by the DIP Secured Parties under the DIP Loan Documents in accordance with any requirements of the DIP Loan Documents; (ii) the right to file or record any financing statements, mortgages or other instruments or other documents to evidence the security interests in and liens upon the DIP Collateral; (iii) the right to charge and collect any interest, fees, costs and other expenses accruing at any time under the DIP Loan Documents as provided therein; (iv) the right to give the Debtors any notice provided for in any of the DIP Loan Documents or this Interim Order; and (v) the right to declare (1) the termination, reduction or restriction of any further commitment under the DIP Loan Documents to the extent any such commitment remain unfunded; (2) all DIP Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and/or (3) the termination of the DIP Loan Documents as to any future liability or obligation of the DIP Agent or any DIP Lender, but without affecting any of the Liens on the Collateral or the Obligations of any Borrower; provided that with respect to the enforcement of the Liens on the Collateral or the exercise of any other rights or remedies with respect to the Collateral (including rights to set-off or to apply any amounts in any bank accounts that are a part of the Collateral), the DIP Agent shall file a written notice with the Court, which notice can be the same as the Carve-Out Notice (the “Default Notice”) setting forth the Events of Default and, if a Default Notice is filed, shall serve such Default Notice upon the Debtors, their counsel, counsel to the Creditors’ Committee (if any) and the U.S. Trustee, effective five (5) Business Days after the Default Notice (the “Enforcement Notice Period”) is filed, the DIP Agent, for itself and on behalf of the Requisite Lenders, shall be deemed to have received complete relief from the automatic stay imposed by section 362(a) of the Bankruptcy Code and shall be authorized, without further notice to the Borrower or any other interested party, to enforce the Liens on the Collateral or exercise any other rights or remedies with respect to the Collateral (including rights to set-off or to apply any amounts in any bank accounts that are a part of the Collateral).

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(c)           During the Enforcement Notice Period, (i) the Debtors shall be prohibited from requesting any further draws under the DIP Facility and (ii) the only basis on which the Debtors shall be entitled to seek an emergency hearing within the Enforcement Notice Period with the Court shall be to contest whether an Event of Default has occurred and/or is continuing and the DIP Agent and the DIP Lenders shall consent to such emergency hearing. The Enforcement Notice Period shall run concurrently with any notice period provided for under the DIP Loan Documents.

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(d)          The automatic stay of section 362(a) of the Bankruptcy Code, to the extent applicable, shall be deemed terminated without the necessity of any further action by the Court in the event that the Debtors, the Creditors’ Committee (if any), any other party in interest and/or the U.S. Trustee have not obtained an order from this Court to the contrary prior to the expiration of the Enforcement Notice Period.

(e)           If the DIP Lenders are entitled, and have elected in accordance with the provisions hereof, to direct the DIP Agent to enforce the DIP Liens or exercise any other default-related remedies following expiration of the Enforcement Notice Period, the Debtors shall cooperate with the DIP Agent and the DIP Lenders in connection with such enforcement by, among other things, (i) providing at all reasonable times access to the Debtors’ premises to representatives or agents of the DIP Agent or the DIP Lenders (including any collateral liquidator or consultant), (ii) providing the DIP Agent and the DIP Lenders and their representatives or agents, at all reasonable times access to the Debtors’ books and records and any information or documents requested by the DIP Agent or the DIP Lenders or their respective representatives, (iii) performing all other obligations set forth in the DIP Loan Documents, and (iv) taking reasonable steps to safeguard and protect the DIP Collateral, and the Debtors shall not otherwise interfere with or actively encourage others to interfere with the DIP Agent’s or the DIP Lenders’ enforcement of rights.

(f)           Upon the occurrence of the Termination Date, the DIP Agent, at the direction of the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement), shall have no further obligation to provide financing under the DIP Loan Documents.

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(g)          This Court shall retain exclusive jurisdiction to hear and resolve any disputes and enter any orders required by the provisions of this Interim Order and relating to the application, re-imposition or continuance of the automatic stay of section 362(a) of the Bankruptcy Code or other injunctive relief requested.

MISCELLANEOUS

16.           Limitation on Section 506(c) Claims. Subject to entry of the Final Order, no costs or expenses of administration which have been or may be incurred in these Chapter 11 Cases or any Successor Case(s) at any time shall be surcharged against, and no person may seek to surcharge any costs or expenses of administration against, the DIP Lenders or any of their respective claims, the Carve-Out or the DIP Collateral, pursuant to sections 105 or 506(c) of the Bankruptcy Code or otherwise, without the prior written consent, as applicable, of the DIP Agent and the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement). No action, inaction, or acquiescence by the DIP Lenders shall be deemed to be or shall be considered evidence of any alleged consent to a surcharge against the DIP Lenders, any of their respective claims, the Carve-Out or the DIP Collateral.

17.          No Marshaling. Subject to entry of the Final Order, the DIP Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral. Without limiting the generality of the immediately preceding sentence, no party shall be entitled, directly or indirectly, to direct the exercise of remedies or seek (whether by order of this Court or otherwise) to marshal or otherwise control the disposition of the DIP Collateral after an Event of Default under the DIP Loan Documents or termination or breach under the DIP Loan Documents.

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18.           Payments Free and Clear. Any and all payments or proceeds remitted to, by or through the DIP Agent on behalf of the DIP Secured Parties or to the DIP Lenders or their counsel pursuant to the provisions of this Interim Order, the DIP Loan Documents or any subsequent order of the Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including, without limitation, any claim or charge arising out of or based on, directly or indirectly, section 506(c) of the Bankruptcy Code, whether asserted or assessed by, through, or on behalf of the Debtors.

19.           Additional Perfection Measures. The DIP Liens shall be perfected by operation of law immediately upon entry of this Interim Order. None of the Debtors, the DIP Agent or the DIP Lenders shall be required to enter into or obtain landlord waivers, mortgagee waivers, bailee waivers, warehouseman waivers or any other waiver or consent, or to file or record financing statements, mortgages, deeds of trust, leasehold mortgages, notices of lien or similar instruments in any jurisdiction (including, trademark, copyright, trade name or patent assignment filings with the United States Patent and Trademark Office, Copyright Office or any similar agency with respect to intellectual property or filings with any other federal agencies/authorities), or obtain consents from any licensor or similarly situated party-in-interest, or take any other action in order to validate and to perfect the DIP Liens.

(a)           If the DIP Agent (including at the direction of the Requisite Lenders in accordance with the DIP Credit Agreement (or all affected Lenders to the extent required by the DIP Credit Agreement)), chooses to take any action to obtain consents from any landlord, licensor or other party in interest, to file mortgages, financing statements, notices of lien or similar instruments or to otherwise record or perfect such security interests and liens, the DIP Agent is hereby authorized, but not directed, to take such action or to request that the Debtors take such action on its behalf (and the Debtors are hereby authorized and directed to take such action), and no defect in any such act shall affect or impair the validity, perfection and enforceability of the liens granted hereunder.

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(b)           In lieu of obtaining such consents or filing any such mortgages, financing statements, notices of lien or similar instruments, the DIP Agent may choose to file a true and complete copy of this Interim Order in any place at which any such instruments would or could be filed, together with a description of the Collateral, and such filing by the DIP Agent shall have the same effect as if such mortgages, deeds of trust, financing statements, notices of lien or similar instruments had been filed or recorded at the time and on the date of entry of this Interim Order.

20.           Application of Collateral Proceeds. To the extent required by this Interim Order and the DIP Loan Documents, after an Event of Default, the Debtors are hereby authorized and directed to remit to the DIP Agent, subject to the payment of or reserve for the Carve-Out and allowed claims secured by Permitted Priority Liens as described herein, one-hundred percent (100%) of all collections on, and proceeds of, the DIP Collateral, and the automatic stay provisions of section 362 of the Bankruptcy Code are hereby modified to permit the DIP Agent or the DIP Lenders to retain and apply all collections, remittances, and proceeds of the DIP Collateral in accordance with the DIP Loan Documents. In furtherance of the foregoing:

(a)           all cash, securities, investment property and other items of any Debtor deposited with any bank or other financial institution, other than any Excluded Deposit Account (as defined in the Pledge and Security Agreement), shall be subject to a perfected, first priority security interest in favor of the DIP Agent (or its designee);

(b)          upon the occurrence of the Termination Date and the expiration of the Enforcement Notice Period, each bank or other financial institution with an account of any Debtor is hereby authorized and instructed to (i) comply at all times with any instructions originated by the DIP Agent (or its designee) to such bank or financial institution directing the disposition of cash, securities, investment property and other items from time to time credited to such account, without further consent of any Debtor, including, without limitation, any instruction to send to the DIP Agent (or its designee) by wire transfer (to such account as the DIP Agent (or its designee) shall specify, or in such other manner as the DIP Agent (or its designee) shall direct) all such cash, securities, investment property and other items held by it and (ii) subject to entry of the Final Order, waive any right of set off, banker’s lien or other similar lien, security interest or encumbrance as against the DIP Agent (or its designee); and

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(c)           any deposit account control agreement executed and delivered by any bank or other financial institution, any Debtor and the DIP Agent in connection with the DIP Loan Documents shall establish control in favor of the DIP Agent of any and all accounts subject thereto and any and all cash, securities, investment property and other items of any Debtor deposited therein to secure the DIP Obligations.

21.          Delivery of Documentation. The Debtors (and/or their legal or financial advisors) shall deliver to the DIP Agent and counsel to the DIP Lenders, all financial reports, budgets, forecasts, and all other legal or financial documentation, pleadings and/or filings that are either (a) required to be provided (by the Debtors and/or their legal or financial advisors) to the DIP Agent and/or the DIP Lenders pursuant to the DIP Loan Documents or (b) reasonably requested by the DIP Agent and/or the DIP Lenders (or their legal and financial advisors), as the case may be.

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22.           Access to Books and Records. The Debtors (and/or their legal and financial advisors) will (a) keep proper books, records and accounts in accordance with GAAP in which full, true, and correct entries shall be made of all dealings and transactions in relation to their business and activities, (b) cooperate, consult with and provide to the DIP Secured Parties all such information as required or allowed under the DIP Loan Documents or the provisions of this Interim Order or that is afforded to the Creditors’ Committee (if any) and/or the Creditors’ Committee’s respective legal or financial advisors (if any), (c) permit, consistent with the DIP Loan Documents, representatives of the DIP Secured Parties to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective inventory and accounts, to tour the Debtors’ business premises and other properties, and to discuss, and provide advice with respect to, their respective affairs, finances, properties, business operations and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired, and (d) permit, consistent with the DIP Loan Documents, representatives of the DIP Secured Parties to consult with and advise the Debtors’ management on matters concerning the general status of the Debtors’ business, financial condition and operations.

23.           Lenders Not Responsible Persons; No Control. In (a) making the decision to make the DIP Loans; (b) administering the DIP Loans; (c) extending other financial accommodations to the Debtors under the DIP Loan Documents; and (d) making the decision to collect the indebtedness and obligations of the Debtors, none of the DIP Secured Parties shall be considered to (i) owe any fiduciary obligation to the Debtors or any other party with respect to their exercise of any consent rights afforded them under the DIP Loan Documents or this Interim Order or (ii) be exercising control over the Debtors or their operations, have authority to determine the manner in which any of the Debtors’ operations are conducted, or acting in any way as a responsible person, a control person, insider or as an owner or operator of the Debtors or any of their Affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, and/or the DIP Loan Documents, under any applicable law.

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24.           Successors and Assigns. The DIP Loan Documents and the provisions of this Interim Order shall be binding upon the Debtors, the DIP Agent, the DIP Lenders, and each of their respective successors and assigns, and shall inure to the benefit of the Debtors, the DIP Agent, the DIP Lenders, and each of their respective successors and assigns including, without limitation, any trustee, examiner with expanded powers, responsible officer, estate administrator or representative or similar person appointed in a case for any Debtor under any chapter of the Bankruptcy Code. The terms and provisions of this Interim Order shall also be binding on all of the Debtors’ creditors, equity holders and all other parties in interest, including, but not limited to a trustee appointed under chapter 7 or chapter 11 of the Bankruptcy Code.

25.           Debtors Will Not Challenge Credit Bid Rights. No Debtor shall object to any DIP Lender credit bidding up to the full amount of its outstanding DIP Obligations, including, without limitation, any accrued interest and expenses, in any sale of any DIP Collateral whether such sale is effectuated through section 363 of the Bankruptcy Code in a chapter 11 or chapter 7 proceeding, under section 1129 in a chapter 11 proceeding, by a chapter 7 trustee in a chapter 7 proceeding or otherwise. The DIP Lenders expressly reserve the right to credit bid up to the full amount of their outstanding DIP Obligations including, without limitation, all principal, interest, fees, expenses, call and make-whole premiums, yield maintenance premiums and other fees and charges.

26.           Binding Nature of Agreement. Each of the DIP Loan Documents to which any of the Debtors are or will become a party shall constitute legal, valid and binding obligations of the Debtors party thereto, enforceable in accordance with their terms. Unless otherwise consented to in writing, the rights, remedies, powers, privileges, liens and priorities of the DIP Agent, and the DIP Lenders provided for in this Interim Order, the DIP Loan Documents or otherwise shall not be modified, altered or impaired in any manner by any subsequent order (including a confirmation or sale order), by any plan of reorganization or liquidation in these Chapter 11 Cases, by the dismissal or conversion of these Chapter 11 Cases or in any subsequent case under the Bankruptcy Code.

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27.           Subsequent Reversal or Modification. This Interim Order is entered pursuant to section 364 of the Bankruptcy Code, and Bankruptcy Rules 4001(b) and (c), granting the DIP Lenders all protections afforded by section 364(e) of the Bankruptcy Code.

28.           Collateral Rights. If any party who holds a lien or security interest in DIP Collateral that is junior and/or subordinate to the DIP Liens in such DIP Collateral receives or is paid the proceeds of such DIP Collateral prior to the indefeasible payment in full in cash and the complete satisfaction of all DIP Obligations under the DIP Loan Documents and termination of the commitment in accordance with the DIP Loan Documents, such junior or subordinate lienholder shall be deemed to have received, and shall hold, the proceeds of any such DIP Collateral in trust for the DIP Lenders and shall immediately turn over such proceeds for application by the DIP Agent to repay the DIP Obligations in accordance with the DIP Loan Documents, and this Interim Order until indefeasibly paid in full in cash.

29.           No Waiver. This Interim Order shall not be construed in any way as a waiver or relinquishment of any rights that the DIP Agent, DIP Lenders, may have to bring or be heard on any matter brought before this Court.

30.           Sale/Conversion/Dismissal. If an order dismissing or converting any of these Chapter 11 Cases under sections 305 or 1112 of the Bankruptcy Code or otherwise, or appointing a chapter 11 trustee or a responsible officer or examiner with expanded powers, is at any time entered, such order shall provide that (a) the DIP Liens, and the DIP Superpriority Claim granted hereunder and in the DIP Loan Documents shall continue in full force and effect, remain binding on all parties-in-interest, and maintain their priorities as provided in this Interim Order and the DIP Loan Documents until all DIP Obligations are indefeasibly paid in full in cash and completely satisfied and the commitments under the DIP Loan Documents are terminated in accordance with the DIP Loan Documents and (b) this Court shall retain jurisdiction, notwithstanding such dismissal, for purposes of enforcing the DIP Liens and the DIP Superpriority Claim set forth in paragraphs 7–9 hereof.

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31.           Limits on Lenders’ Liability. Nothing in this Interim Order or in any of the DIP Loan Documents or any other documents related thereto shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties of any liability for any claims arising from any and all activities by the Debtors or any of their subsidiaries or Affiliates in the operation of their businesses or in connection with their restructuring efforts. So long as the DIP Secured Parties comply with their Obligations under the DIP Loan Documents and their obligations, if any, under applicable law (including the Bankruptcy Code), (a) the DIP Secured Parties shall not, in any way or manner, be liable or responsible for (i) the safekeeping of the DIP Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency or other person; and (b) all risk of loss, damage or destruction of the DIP Collateral shall be borne by the Debtors.

32.           Priority of Terms. To the extent of any conflict between or among (a) the express terms or provisions of any of the DIP Loan Documents, the Motion, the Requested Relief, any other order of this Court or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “as defined in” “as set forth in” or “as more fully described in” the DIP Loan Documents (or words of similar import), the terms and provisions of this Interim Order shall govern.

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33.           No Third Party Beneficiary. Except as explicitly set forth herein, no rights are created hereunder for the benefit of any third party, any creditor or any direct, indirect or incidental beneficiary.

34.           Survival.

(a)           Upon the occurrence of any Event of Default, interest, including, where applicable, default interest, shall accrue and be paid as set forth in the DIP Credit Agreement. Notwithstanding any order that may be entered dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code: (i) the DIP Superpriority Claim, the DIP Liens, and any claims related to the foregoing, shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations shall have been paid in full (and that such DIP Superpriority Claim and DIP Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (ii) the other rights granted by this Interim Order shall not be affected; and (iii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in this paragraph and otherwise in this Interim Order.

(b)           If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacatur or stay shall not affect: (i) the validity, priority or enforceability of any DIP Obligations incurred prior to the actual receipt of written notice by the DIP Agent, as applicable, of the effective date of such reversal, modification, vacatur or stay; or (ii) the validity, priority or enforceability of the DIP Liens. Notwithstanding any reversal, modification, vacatur or stay of any use of Cash Collateral, any DIP Obligations, DIP Liens, incurred by the Debtors to the DIP Agent, the DIP Lenders, as the case may be, prior to the actual receipt of written notice by the DIP Agent as applicable, of the effective date of such reversal, modification, vacatur or stay shall be governed in all respects by the original provisions of this Interim Order, and the DIP Agent, the DIP Lenders, shall be entitled to all the rights, remedies, privileges and benefits granted in sections 364(e) and 363(m) of the Bankruptcy Code, this Interim Order and the DIP Loan Documents with respect DIP Obligations and to all uses of Cash Collateral.

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(c)           Except as otherwise provided herein, (i) the protections afforded under this Interim Order, and any actions taken pursuant thereto, shall survive the entry of an order (1) dismissing any of these Chapter 11 Cases or (2) converting any of these Chapter 11 Cases into a case pursuant to chapter 7 of the Bankruptcy Code; and (ii) the DIP Liens and the DIP Superpriority Claim shall continue in these Chapter 11 Cases, in any such successor case or after any such dismissal. Except as otherwise provided herein, the DIP Liens and the DIP Superpriority Claim shall maintain their priorities as provided in this Interim Order, the Final Order and the DIP Loan Documents, and not be modified, altered or impaired in any way by any other financing, extension of credit, incurrence of indebtedness (except with respect to any additional financing to be provided by the DIP Agent or the DIP Lenders in accordance with the Final Order), or any conversion of any of these Chapter 11 Cases into a case pursuant to chapter 7 of the Bankruptcy Code or dismissal of any of these Chapter 11 Cases or by any other act or omission until all DIP Obligations are indefeasibly paid in full in cash and completely satisfied and the commitments under the DIP Loan Documents are terminated in accordance therewith.

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35.           Adequate Notice/Scheduling of Final Hearing. The notice given by the Debtors of the Interim Hearing was given in accordance with Bankruptcy Rules and the Local Rules, such notice was sufficient under the particular circumstances and no other or further notice of the request for relief granted at the Interim Hearing is required. The Debtors shall promptly mail copies of this Interim Order and notice of the Final Hearing to any known party affected by the terms of this Interim Order and/or Final Order and any other party requesting notice after the entry of this Interim Order. Any objection to the relief sought at the Final Hearing shall be made in writing setting forth with particularity the grounds thereof, and filed with the Court and served so as to be actually received no later than seven (7) days prior to the Final Hearing at 4:00 p.m. (Eastern) by the following: (a) proposed counsel to the Debtors, Proskauer Rose LLP, 70 West Madison, Suite 3800, Chicago, IL 60602, Attn: Jeff J. Marwil and Paul V. Possinger (jmarwil@proskauer.com and ppossinger@proskauer.com); (b) counsel to Brookfield Investor, (i) Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, Attn: Sean O’Neal and Kara A. Hailey (soneal@cgsh.com, and khailey@cgsh.com) and (ii) Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 King Street, Wilmington, DE 19801, Attn: Pauline K. Morgan (pmorgan@ycst.com); (d) counsel to the DIP Agent, ThompsonKnight, 900 Third Avenue, 20th Floor, New York, NY 10022, Attn: Michael V. Blumenthal (michael.blumenthal@tklaw.com); (e) the Office of the United States Trustee, 844 King Street, Suite 2207, Wilmington, DE 19801, Attn: Joseph J. McMahon, Jr. (joseph.mcmahon@usdoj.gov); and (f) any Creditors’ Committee appointed in these cases. The Court shall conduct a Final Hearing on the Requested Relief commencing on [•], 2021 at [•] p.m. (Eastern).

36.           Immediate Binding Effect; Entry of Interim Order. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable immediately upon entry. Notwithstanding the possible application of Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, and 9014, or, Rule 62(a) of the Federal Rules of Civil Procedure, or otherwise, and the Clerk of the Court is hereby directed to enter this Interim Order on the Court’s docket in these Chapter 11 Cases; there shall be no stay of execution or effectiveness of this Interim Order and any stay of the effectiveness of this Interim Order that might otherwise apply is hereby waived for cause shown.

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37.           Inconsistencies. To the extent that any provisions in the DIP Loan Documents are expressly inconsistent with any of the provisions of this Interim Order, the provisions of this Interim Order shall govern and control.

38.           Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

39.           Proofs of Claim. Notwithstanding any order of this Court to the contrary, DIP Agent and DIP Lenders hereby are relieved of any obligation or requirement to file proofs of claim in these Chapter 11 Cases with respect to any DIP Obligations and any other claims or liens granted hereunder or created hereby.

40.           Retention of Jurisdiction. This Court shall retain exclusive jurisdiction over all matters pertaining to the implementation, interpretation, and enforcement of this Interim Order.

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EXHIBIT A

DIP CREDIT AGREEMENT

(without exhibits or schedules)

[see attached]

EXHIBIT B

BUDGET

[see attached]

Exhibit D

Form of Transfer Agreement

EXHIBIT D

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of May 19, 2021 (the “Agreement”),1 by and among Hospitality Investors Trust, Inc. (“HIT” and together with its subsidiaries, the “Company”), Hospitality Investors Trust Operating Partnership, L.P. (“HITOP,” and together with HIT, the “Debtors”) and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC and certain of its Affiliated entities (collectively, “Brookfield Investor”), and agrees to be bound by the terms and conditions thereof to the extent the Brookfield Investor was thereby bound, and shall be deemed a “Brookfield Investor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Brookfield Investor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts of Existing Preferred Interest Transferred by Brookfield Investor to Transferee	Brookfield Investor Entity from Whom the Existing Preferred Interest Was Purchased

Aggregate Amounts of DIP Loan Transferred by Brookfield Investor to Transferee	Brookfield Investor Entity from Whom the DIP Loan Was Purchased

1       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.